MEMBERSHIP INTEREST
PURCHASE AGREEMENT
AMONG

LEUCADIA NATIONAL CORPORATION

NATIONAL BEEF PACKING COMPANY, LLC

U.S. PREMIUM BEEF, LLC

NBPCO HOLDINGS, LLC

TKK INVESTMENTS, LLC

TMKCO, LLC

AND

TMK HOLDINGS, LLC

DATED AS OF

December 5, 2011

Page

ARTICLE I	THE TRANSACTIONS	2
1.1	Basic Transaction	2
1.2	Purchase Price	2
1.3	Time and Place of Closing	3
1.4	Deliveries at the Closing	4
1.5	Mechanics of Payments	4
1.6	Obligations of Sellers	4
1.7	Supporting Agreements	4
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLERS AND NEW KLEINCO	5
2.1	Authorization of Sellers and New Kleinco	5
2.2	Ownership of National Interests	6
2.3	No Knowledge of Misrepresentations or Omissions	6
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF NATIONAL	7
3.1	Organization and Qualification	7
3.2	Authorization of Transaction	7
3.3	Capital Structure of National	8
3.4	Capital Structure of Subsidiaries	9
3.5	Non-Contravention	9
3.6	Financial Statements	10
3.7	Certain Developments	11
3.8	Real and Personal Property	11
3.9	Taxes	14
3.10	Contracts and Commitments	17
3.11	Proprietary Rights	17
3.12	Litigation; Proceedings	19
3.13	Employee Benefits	19
3.14	Securities Laws	22
3.15	Compliance with Laws	23
3.16	Environmental Matters	23
3.17	Employees	25
3.18	No Brokers	26
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1	Organization and Power	27
4.2	Authorization of Transaction	27
4.3	Absence of Conflicts	27
4.4	No Consents	28
4.5	Litigation	28
4.6	Financial Ability	28
4.7	No Knowledge of Misrepresentations or Omissions	28

(continued)
Page

ARTICLE V	COVENANTS	29
5.1	Conduct of Business	29
5.2	Information	31
5.3	Consents	32
5.4	Notification by National of Certain Matters	32
5.5	Notification by Buyer of Certain Matters	33
5.6	Other Agreements	34
5.7	Access to Information	34
5.8	Governmental Consents	34
5.9	Antitrust Laws; Commercially Reasonable Efforts; Further Assurances	35
5.10	Investigation and Agreement by Buyer; No Other Representation or Warranties	36
5.11	Other Acquisition Proposals	37
5.12	Member Approval	40
5.13	Non-Competition Agreement	41
5.14	No Exercise of Transfer Rights	43
ARTICLE VI	CONDITIONS PRECEDENT	43
6.1	Conditions to Each Party's Obligation	43
6.2	Conditions to Obligation of Buyer	43
6.3	Conditions to Obligations of Sellers	46
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	47
7.1	Termination	47
7.2	Effect of Termination	49
7.3	Return of Documentation	51
ARTICLE VIII	MISCELLANEOUS	52
8.1	Indemnification	52
8.2	Limited Survival of Representation, Warranties	56
8.3	Amendment and Waiver	57
8.4	Notices	58
8.5	Binding Agreement; Assignment	60
8.6	Severability	60
8.7	Other Definitional Provisions	60
8.8	Captions	60
8.9	Entire Agreement	60
8.10	Counterparts and Facsimile Signatures	61
8.11	Waiver of Jury Trial	61
8.12	Public Announcements	61
8.13	Jurisdiction	61
8.14	Governing Law	62

(continued)
Page

8.15	Attorney's Fees	62
8.16	Parties in Interest	62
8.17	Expenses	62
8.18	Rules of Construction	63
8.19	Enforcement	64
8.20	Tax Matters	64
ARTICLE IX	NEW KLEINCO Guarantee	67
9.1	New Kleinco Guarantee	67

SCHEDULES
Schedule 1.2(d)
Sellers Disclosure Schedule
National Disclosure Schedule
EXHIBITS

Exhibit A	Defined Terms

Exhibit B	Sellers’ National Interests

Exhibit C	Individuals and Entities Party to Non-Competition Agreements

Exhibit D	Escrow Agreement

Exhibit E	Tax Reporting Allocations

Exhibit F	Assignment of Membership Interests

Exhibit G	First Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC

Exhibit H	Cattle Purchase and Sale Agreement

Exhibit I	USPB Pledge Agreement

Exhibit J	Klein Pledge Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT
INTRODUCTION
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 5, 2011, by and among Leucadia National Corporation, a New York corporation (“Buyer”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”), TKK Investments, LLC, a Missouri limited liability company (“TKK”), TMKCo, LLC, a Missouri limited liability company (“TMK”), and TMK Holdings, LLC, a Missouri limited liability company (“New Kleinco”). USPB, NBPCo, TKK and TMK are each at times referred to in this Agreement as a “Seller,” and collectively as the “Sellers”. Buyer, each Seller and New Kleinco are referred to individually as a “Party” and collectively herein as the “Parties”. Unless defined in this Agreement, capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
WHEREAS, Sellers in the aggregate own all of the membership interests in National (as to each Seller, its “National Interest” and collectively the “National Interests”);
WHEREAS, this Agreement contemplates a transaction among National, Buyer, Sellers and New Kleinco, in which (i) USPB and NBPCo will sell to Buyer the National Interests set forth opposite their respective names on Part I of Exhibit B in return for cash (the “Sale”), (ii) TKK and TMK both of which are controlled by Timothy M. Klein (“Klein”) will sell to National the National Interests set forth opposite their respective names on Part II of Exhibit B in return for cash and such National Interests shall thereafter be cancelled (the “Put”) and (iii) Buyer will sell to New Kleinco, which is controlled by Klein, a portion of the National Interests acquired in the Sale set forth opposite its name on Part III of Exhibit B in return for cash (the “Klein Purchase”). The National Interests sold, purchased and retained after the consummation of each of the Sale, Put and Klein Purchase are shown on Exhibit B;
WHEREAS, concurrently with the execution of this Agreement Klein has entered into an employment agreement with National (“Klein Employment Agreement”) to be effective upon the Closing;
WHEREAS, concurrently with the execution of this Agreement each of the individuals and entities set forth on Exhibit C has entered into a non-competition agreement with National (each, a “Non-Competition Agreement” and collectively, the “Non-Competition Agreements”); and
WHEREAS, concurrently with the execution of this Agreement, National, certain of its Subsidiaries and the lender parties thereto have entered into the Third Amendment to Amended and Restated Credit Agreement and Limited Consent (the “Credit Agreement Consent”).
NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, and in order to set forth the terms and conditions of the transactions contemplated by this Agreement and the mode of carrying the same into effect, the Parties agree as follows:
ARTICLE I

THE TRANSACTIONS
1.1    Basic Transaction.
(a)    Sale. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from USPB and NBPCo, and each of USPB and NBPCo agrees to sell to Buyer, its respective National Interests listed in Part I of Exhibit B, free and clear of all Liens, for the consideration specified below in Section 1.2.
(b)    Put. Immediately after the consummation of the Sale, on and subject to the terms and conditions of this Agreement, National agrees to purchase from TKK and TMK, and each of TKK and TMK agrees to sell to National, its respective National Interests listed in Part II of Exhibit B, free and clear of all Liens, for the consideration specified below in Section 1.2 and such National Interests shall thereafter be cancelled.
(c)    Klein Purchase. Immediately after the consummation of the Put, on and subject to the terms and conditions of this Agreement, New Kleinco agrees to purchase from Buyer, and Buyer agrees to sell to New Kleinco, a portion of the National Interests acquired in the Sale listed in Part III of Exhibit B, free and clear of all Liens, for the consideration specified below in Section 1.2.
1.2    Purchase Price.
(a)    Purchase Price.
(1)    Sale. Buyer agrees to pay to each of USPB and NBPCo at the Closing the purchase price reflected on Part I of Exhibit B for the issued and outstanding National Interests owned by each such Seller reflected on Part I of Exhibit B (the aggregate amount payable to USPB and NBPCo is referred to as the “Purchase Price”). USPB and NBPCo will each sell its National Interests to Buyer for the portion of the Purchase Price set forth in Part I of Exhibit B, to be paid in cash.
(2)    Put. National agrees to pay to each of TKK and TMK at the Closing the purchase price reflected on Part II of Exhibit B for the issued and outstanding National Interests owned by each such Seller reflected on Part II of Exhibit B (the aggregate amount payable to TKK and TMK is referred to as the “Put Price”). TKK and TMK will each sell its National Interests to National for the portion of the Put Price set forth in Part II of Exhibit B, to be paid in cash.
(3)    Klein Purchase. New Kleinco agrees to pay to Buyer at the Closing the purchase price reflected on Part III of Exhibit B for the issued and outstanding National Interests owned by Buyer reflected on Part III of Exhibit B (the aggregate amount payable to Buyer is referred to as the “Klein Purchase Price”). Buyer will sell its National Interests to New Kleinco for the Klein Purchase Price set forth in Part III of Exhibit B, to be paid in cash.
(b)    Escrow. As set forth in Section 8.1(h) below, $50 million of the Purchase Price to be paid to USPB and NBPCo as set forth on Exhibit B (“Escrow Fund”) shall be deposited in an escrow account with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit D.
(c)    Tax Reporting Allocations. The Parties agree that, for tax purposes, including for purposes of determining the amount of money or the fair market value of property received by Sellers that is attributable to unrealized receivables of National or inventory of items of National pursuant to Code section 751(a) and for purposes of determining the new tax basis of National’s assets resulting from the transactions contemplated by this Agreement, the allocation principles and parameters set forth in Exhibit E shall be determinative, and that such allocation resulting therefrom will reflect the amount that National would have received for each of its assets had it sold all of its assets in a fully taxable transaction to an unrelated third party for cash in an amount equal to the fair market value of such assets immediately prior to the transfer by Sellers of their interests in National. For all tax purposes, the Parties agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the allocation principles and parameters set forth in Exhibit E, and that, except as otherwise required by Applicable Law none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.
(d)    Agreement to Make Separate Purchases. Buyer, Sellers and New Kleinco may enter agreements to purchase and/or restructure their ownership interests in (directly or through one or more designated wholly-owned Subsidiaries of Buyer) one or more Subsidiaries of National or assets of National in separate purchases or transactions to be effected as part of this Agreement, which transactions shall be set forth on Schedule 1.2(d) to this Agreement (the “Schedule 1.2(d) Transactions”). In such event, the Purchase Price, the Put Price and the Klein Purchase Price shall be adjusted to take into account the purchase price for any such Schedule 1.2(d) Transaction, so that in total, the economics of the transactions contemplated by this Agreement are preserved, and further, in all cases, the operations of National are continued, regardless of any change in operating structure and Sellers retain an interest in those assets and Subsidiaries which maintain the same financial and governance rights of Sellers, reflecting their percentage ownership of the total value of the National Interests following the Sale, as if such Subsidiaries or assets (as applicable) had not been purchased separately or were not the subject of any restructuring transaction. At Buyer’s election, some or all of the Schedule 1.2(d) Transactions may be effected after the Closing. Sellers and New Kleinco shall cooperate with Buyer to implement such Schedule 1.2(d) Transactions.
1.3    Time and Place of Closing. Unless otherwise agreed to by the Parties, the Closing will occur at 11 a.m. local time on the third Business Day after the date on which the conditions to Closing are satisfied or waived by the Party entitled to do so (other than conditions the fulfillment of which are to occur at the Closing but subject to the satisfaction or waiver of such conditions). Each of Buyer, Sellers and New Kleinco shall notify the other Parties when all of their respective conditions to Closing are satisfied or waived. The Closing shall take place at a location mutually agreed to by the Parties, but if there is no agreement, then at the offices of Stoel Rives, LLP, Salt Lake City, Utah. The date upon which the Closing actually occurs is referred to as the “Closing Date”.
1.4    Deliveries at the Closing. At the Closing:
(a)    Each Seller will deliver to Buyer a duly executed assignment of its National Interests, free and clear of all Liens, in the form set forth in Exhibit F, and each of Sellers, New Kleinco and National will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.2 to be delivered at the Closing;
(b)    Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 6.3 to be delivered at the Closing; and
(c)    Buyer will deliver to each of USPB and NBPCo the payment specified in Section 1.2(a)(1).
(d)    National will deliver to each of TKK and TMK the payment specified in Section 1.2(a)(2).
(e)    New Kleinco will deliver to Buyer the payment specified in Section 1.2(a)(3).
(f)    Buyer will deliver to New Kleinco a duly executed assignment of its National Interests, free and clear of all Liens, in the form set forth in Exhibit F.
1.5    Mechanics of Payments. The cash payments under or pursuant to this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the payee not less than three (3) Business Days prior to the Closing. The cash payments as contemplated by Section 1.2 shall be made only after delivery to the payor of an assignment of the applicable National Interests as contemplated by Section 1.4.
1.6    Obligations of Sellers. Unless expressly stated otherwise, any liability or obligation of the Sellers collectively arising out of this Agreement (including pursuant to Section 8.1) shall be several, not joint, and apportioned to each Seller according to the Seller’s Portion.
1.7    Supporting Agreements. Contemporaneously with the execution of this Agreement, (i) the members of National shall approve the Restated LLC Agreement, which shall also be approved by Buyer as a condition to the Closing and which shall provide for, among other things, the reclassification of the Class A units and Class B units of National into one class, (ii) each of National and USPB shall approve the Cattle Purchase and Sale Agreement in the form attached hereto as Exhibit H (“Cattle Purchase and Sale Agreement”), (iii) each of National and USPB shall approve the Pledge Agreement in the form attached hereto as Exhibit I (“USPB Pledge Agreement”) pursuant to which USPB shall grant to National a perfected security interest in its National Interests in order to support the Cattle Purchase and Sale Agreement and (iv) each of New Kleinco and Buyer shall approve the Pledge Agreement in the form attached hereto as Exhibit J

(“Klein Pledge Agreement”) pursuant to which New Kleinco shall grant to Buyer a perfected first priority security interest in its National Interests in order to support the indemnification obligations of TKK, TMK and New Kleinco hereunder; provided, however, that the Restated LLC Agreement, the Cattle Purchase and Sale Agreement, the USPB Pledge Agreement and the Klein Pledge Agreement referenced in this Section 1.7 shall not be effective until the Closing.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS AND NEW KLEINCO
Except as set forth in the Sellers Disclosure Schedule, which may address and supplement any item in this Article II (subject to Section 8.18(b)), each Seller and New Kleinco separately represents and warrants to Buyer, severally and not jointly, that the representations and warranties contained in this Article II are true and correct as to that Seller or New Kleinco, respectively, as of the date of this Agreement and as of the Closing Time.
2.1    Authorization of Sellers and New Kleinco.
(a)    Seller and New Kleinco Authorization. Such Seller or New Kleinco, respectively, has full power and authority to:
(1)    execute and deliver this Agreement;
(2)    execute and deliver all other Transaction Documents to which such Seller or New Kleinco, respectively, is or will be a party; and
(3)    perform such Seller’s or New Kleinco’s respective obligations under this Agreement and the Transaction Documents.
(b)    Execution and Performance of Transaction Documents. The execution, delivery and performance by such Seller or New Kleinco, respectively, of the Transaction Documents to which such Seller or New Kleinco, respectively, is a party, do not, and the consummation of the transactions contemplated by this Agreement will not, subject to obtaining the Consents, approvals, authorizations and permits and making the filings described in Section 3.5 conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a Lien or right of modification, termination, cancellation or acceleration of any obligation or loss of a benefit under, or require that any Consent be obtained or any notice be given with respect to:
(1)    such Seller’s or New Kleinco’s respective certificate of formation or operating agreement;
(2)    any contract of such Seller or New Kleinco, respectively, in existence as of the date of this Agreement; or
(3)    any order, writ, judgment, injunction, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to such Seller or New Kleinco, respectively,

or by which or to which any portion of its respective properties or assets is bound or subject.
(c)    Other Seller or New Kleinco Action Not Necessary. Each of NBPCo, TKK, TMK and New Kleinco represents that it has obtained approval by the requisite number of its members of this Agreement and the Transaction Documents, and no additional Consent is required by its member(s) in order to complete the transactions contemplated by this Agreement. Each Seller represents that, except as provided in Section 2.1(d), no other proceeding or action on the part of such Seller is necessary to approve and authorize, and New Kleinco represents that no other proceeding or action on its part is necessary to approve and authorize:
(1)    such Seller’s or New Kleinco’s execution and delivery of any other Transaction Document to which such Seller or New Kleinco, respectively, is or will be a party; or
(2)    the performance of such Seller’s or New Kleinco’s respective obligations under this Agreement or the Transaction Documents.
(d)    USPB Member Approval. USPB represents that (i) subject to Section 5.11(b) and the provisions of Section 5.11, the Board of Directors of USPB has unanimously approved this Agreement and will unanimously recommend approval of the transactions in this Agreement to the members of USPB and (ii) the approval by the members of USPB of this Agreement and the contemplated transactions has not been obtained as of the date on which this Agreement is executed and will be sought by USPB in accordance with Section 5.12.
(e)    Binding and Enforceable Agreement of Seller or New Kleinco. Except as provided in Section 2.1(d), this Agreement and all other Transaction Documents to which such Seller or New Kleinco, respectively, is a party have been, or will be at Closing, duly executed and delivered by such Seller or New Kleinco, respectively, and will constitute the valid and binding agreements of such Seller or New Kleinco, respectively, enforceable against such Seller or New Kleinco, respectively, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
2.2    Ownership of National Interests. Such Seller is the beneficial and record owner of the National Interests to be transferred by such Seller pursuant to the Sale or the Put, as the case may be, and such Seller’s ownership is, and immediately prior to the Closing Time will be, free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions, other than as expressly provided in the National Limited Liability Company Agreement.
2.3    No Knowledge of Misrepresentations or Omissions.
(a)    Each of the Sellers (other than NBPCo) represents that, as of the date of this Agreement and at Closing, to such Seller’s Knowledge, the representations and warranties or certificates of such Seller or National in this Agreement, the Sellers Disclosure Schedule and the National Disclosure Schedule (including updated schedules to the extent delivered hereunder) are not untrue or incorrect, individually or in the aggregate, in any material respect, and do not, individually or in the aggregate, contain material errors in, or material omissions from, the Sellers

Disclosure Schedule or the National Disclosure Schedule to this Agreement which would result in a material misrepresentation to the Buyer.
(b)    New Kleinco represents that, as of the date of this Agreement and at Closing, to New Kleinco’s Knowledge, the representations and warranties of New Kleinco in this Agreement and the Sellers Disclosure Schedule are not untrue or incorrect, individually or in the aggregate, in any material respect, and do not, individually or in the aggregate, contain material errors in, or material omissions from, the Sellers Disclosure Schedule to this Agreement which would result in a material misrepresentation to the Buyer.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NATIONAL
Except as set forth in the National Disclosure Schedule, which may address and supplement any item in this Article III (subject to Section 8.18(b)) National represents and warrants to Buyer that the representations and warranties contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Time.
3.1    Organization and Qualification.
(a)    Organization. National and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, organization or formation as set forth on National Disclosure Schedule 3.1, and has all requisite limited liability company, corporate, partnership, trust or similar power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.
(b)    Qualified, Good Standing. National and each of its Subsidiaries is duly qualified or licensed as a foreign limited liability company or corporation, as the case may be, to transact business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Data Room contains correct and complete copies of the certificate of formation, limited liability company agreement, operating agreement, certificate of incorporation, articles of incorporation, articles of organization, by-laws or other comparable organizational documents (“Organizational Documents”), as applicable, of National and each of its Subsidiaries as in effect on the date of this Agreement.
3.2    Authorization of Transaction. National has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents. No other proceedings or actions on the part of National are necessary to approve and authorize National’s execution and delivery of this Agreement or any other Transaction Documents to which it is or will be a party or the performance of its obligations under this Agreement or the Transaction Documents. This Agreement constitutes, and each of the other Transaction Documents to which National is or will be a party will when executed constitute, a valid and binding obligation of National, enforceable against National in the United States in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
3.3    Capital Structure of National.
(a)    Set forth on National Disclosure Schedule 3.3(a) is a true and correct list of all issued and outstanding units representing National Interests as of the date of this Agreement and the owners of such units.
(b)    No Other Voting Rights. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of National Interests may vote are issued or outstanding.
(c)    Valid National Interests. All outstanding National Interests have been duly authorized and validly issued, and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights. There:
(1)    are no ownership interests or other voting or equity securities of National, issued or outstanding, or other contractual or other rights entitling any party to any form of equity, ownership, participation or beneficial interest in National;
(2)    are no securities of National or any Subsidiary of National convertible into, or exchangeable or exercisable for, ownership interests of National or other voting or equity securities of National or any Subsidiary of National;
(3)    are no voting trusts or similar agreements to which National or any Subsidiary of National is a party with respect to the voting of equity interests in National or any Subsidiary of National;
(4)    is no option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued ownership interests of National or any Subsidiary of National other than in the National Limited Liability Company Agreement obligating National or any Subsidiary of National to issue, transfer or sell or cause to be issued, transferred or sold any ownership interests or other equity interest in National or any Subsidiary of National, or securities convertible into or exchangeable for the interests, or obligating National or any Subsidiary of National to grant, extend or enter into any option, warrant, call, subscription or other right, commitment, arrangement or agreement; and
(5)    is no contractual obligation of National or any Subsidiary of National to repurchase, redeem or otherwise acquire any ownership interests of National or other equity interests in National or any Subsidiary or Affiliate of National or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of National or any other Person other than as provided in the National Limited Liability Company Agreement.

3.4    Capital Structure of Subsidiaries.
(a)    Capital Structure. Each of National’s Subsidiaries is listed on National Disclosure Schedule 3.4(a), which contains a true and correct list of each Subsidiary of National and all of the issued and outstanding equity of each such Subsidiary.
(b)    National Is Owner of All Subsidiaries’ Equity.
(1)    National directly or indirectly is the beneficial and record owner of all issued and outstanding equity of each Subsidiary and National’s ownership is free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions;
(2)    all equity of each Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable;
(3)    no equity of any Subsidiary has been issued in violation of any preemptive or other similar rights;
(4)    no amounts of equity of any Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any Subsidiary to offer, sell, issue or grant any equity of, or any options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, to acquire any equity of, or any securities that are convertible into or exchangeable or exercisable for any ownership interest of any Subsidiary or other voting or equity securities of such Subsidiary; and
(5)    National does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.
3.5    Non-Contravention.
(a)    Execution and Performance of Transaction Documents. The execution, delivery and performance by National of the Transaction Documents to which National is a party do not, and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement will not, subject to obtaining the Consents, approvals, authorizations and permits and making the filings described in this Section 3.5 conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a Lien or right of modification, termination, cancellation or acceleration of any obligation or loss of a benefit under, or require that any Consent be obtained or any notice be given with respect to:
(1)    any of the Organizational Documents, as applicable, of National and each of its Subsidiaries as in effect on the date of this Agreement;
(2)    except for the Material Contracts set forth on National Disclosure Schedule 3.10 with an asterisk, if any, any Material Contract or Permit applicable to National or any of its Subsidiaries or their respective properties or assets;
(3)    any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to National or any of its Subsidiaries or by which or to which any portion of their respective properties or assets is bound or subject; or
(4)    any properties or assets of National or any Subsidiary of National except, with respect to each of clauses (2) and (3), the violations, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.
(b)    Governmental Consents. No Consent of, or registration, declaration or filing with any Governmental Entity is required by National or any of its Subsidiaries in connection with the execution, delivery and performance by National of this Agreement and the other Transaction Documents to which it is a party or the consummation by National of the transactions contemplated by this Agreement, except:
(1)    the filing of a notification and report form by USPB under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the expiration or termination of the applicable waiting period thereunder, and to the extent that the Antitrust Laws of applicable foreign jurisdictions may be applicable to the transactions contemplated by this Agreement, clearances, approvals, Consents or the expiration of a waiting period under such Antitrust Laws;
(2)    the other Consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected have a Material Adverse Effect; and
(3)    as set forth on National Disclosure Schedule 3.5(b).
3.6    Financial Statements.
(a)    Delivery. National has delivered to Buyer or otherwise made available to Buyer through filings with the SEC true, correct and complete copies of the audited consolidated balance sheets and the related consolidated statements of earnings, of member’s equity and of cash flows of National and its consolidated Subsidiaries for the fiscal years ended 2008, 2009, 2010 and 2011 and the notes thereto, accompanied by the audit opinion of KPMG, independent registered public accounting firm of National, for the fiscal years ended 2008, 2009, 2010 and 2011 (collectively, the “Financial Statements”).
(b)    Prepared In Accordance With GAAP. The Financial Statements (in each case including the notes thereto) were prepared from the books and records of National and in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein or set forth on National Disclosure Schedule 3.6(b). The Financial Statements fairly present, in all material respects, the consolidated financial position and consolidated results of operations, cash flows and changes in financial position of National and its consolidated Subsidiaries as of the respective dates of the Financial Statements and for the periods then ended (subject in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of complete footnotes).
(c)    No Unreported Liabilities. National and its consolidated Subsidiaries do not have any material liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto, except liabilities, obligations or contingencies that:
(1)    have been incurred in the ordinary course of business consistent with past practice since August 25, 2007;
(2)    are accrued or reserved against in the Latest Balance Sheet; or
(3)    as disclosed on National Disclosure Schedule 3.6(c).
3.7    Certain Developments. During the period from May 28, 2011 through the date hereof:
(a)    there has not occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such other events, changes, occurrences or circumstances, that to the Knowledge of National has had or would reasonably be expected to have a Material Adverse Effect;
(b)    the business of National and each of its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice; and
(c)    neither National nor any of its Subsidiaries has:
(1)    experienced any damage, destruction or loss, whether or not covered by insurance, with respect to the property or assets of National or any of its Subsidiaries having a replacement cost of more than $500,000 for any single loss or $1,000,000 for all losses; or
(2)    taken, authorized any of, or committed, resolved or agreed to take, any action that would have been prohibited by Section 5.1 had this Agreement been in effect on May 28, 2011.
3.8    Real and Personal Property.
(a)    Title and Encumbrances. National Disclosure Schedule 3.8(a) sets forth as of the date of this Agreement a list of all real property owned fee by National or its Subsidiaries (“Owned Real Properties”), all real property ground leased to National or its Subsidiaries (“Ground Leased Real Properties”; each Owned Real Property or Ground Leased Real Property sometimes is referred to as a “Property”; the Owned Real Properties and the Ground Leased Real Properties collectively are referred to as the “Properties”) and the existing title insurance policies and title reports given by a title insurance company for each Property (“Title Reports”). To

National’s Knowledge, National or a Subsidiary of National has, and will have on the Closing Date, the title in and to the Owned Real Properties, and a ground leasehold interest in and to the Ground Leased Real Properties together with an ownership interest in all improvements constructed thereon, as disclosed in the Title Reports, free and clear of all Liens other than Permitted Encumbrances.
(b)    Material Improvements. To the Knowledge of National:
(1)    the Leased Properties (as defined below) and the material improvements on the Properties have access to sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of National and each of its Subsidiaries operated on the Leased Properties and Properties, as applicable, to be operated in the ordinary course consistent with past practice as currently operated.
(2)    the material improvements located on the Properties are in sufficiently good condition (except for ordinary wear and tear) for all purposes for which they are presently being used, and to the Knowledge of National, they are in material compliance with all Applicable Laws.
(c)    Condemnation Proceedings. As of the date of this Agreement, no condemnation proceeding is pending against any of the Properties, or, to the Knowledge of National, threatened.
(d)    Restrictive Covenants Not Violated. To National’s Knowledge, the current use of the Properties by National and its Subsidiaries does not violate in any material respect any restrictive covenant identified in the Title Reports that affect any of the Properties.
(e)    Real Property Leases (Landlord or Sublandlord). National Disclosure Schedule 3.8(e) sets forth a list of all real property leases to which National or any of its Subsidiaries, as landlord or sublandlord, is a party as of the date of this Agreement. Each lease set forth on National Disclosure Schedule 3.8(e) is a valid and binding obligation of National or a Subsidiary of National (subject to any of such leases being terminated in the ordinary course of business consistent with past practice and in accordance with the terms of the leases) and is in full force and effect. To the Knowledge of National, neither National nor any of its Subsidiaries is, as of the date of this Agreement, in default in any material respect under any lease set forth on National Disclosure Schedule 3.8(e).
(f)    Real Property Leases (Ground Leases). National Disclosure Schedule 3.8(f) sets forth a list of all real property ground leases to which National or any of its Subsidiaries, as tenant, is a party as of the date of this Agreement, including all amendments thereto. Each ground lease set forth on National Disclosure Schedule 3.8(f) (each, a “Ground Lease”) is a valid and binding obligation of National or a Subsidiary of National and is in full force and effect. True, correct and complete copies of all Ground Leases (including all amendments thereto) have been made available to Buyer. To the Knowledge of National, neither National nor any of its Subsidiaries is, as of the date of this Agreement, in default in any material respect under any ground lease set forth on National Disclosure Schedule 3.8(f). There are no Material arrears of rent under any Ground Lease. To the Knowledge of National each of the Ground Leases is valid, binding, in full force and effect and is unmodified as against National or its Subsidiaries and, to the Knowledge of National, as against the landlord thereunder. National or a Subsidiary of National is in occupation of each of the Ground Leased Properties. None of the Ground Leases have been assigned by National or the Subsidiaries in favor of any Person. No rents have been paid more than one (1) month in advance.
(g)    Real Property Leases (Tenant or Subtenant). National Disclosure Schedule 3.8(g) sets forth a list of all real property leases (other than Ground Leases) to which National or any of its Subsidiaries, as tenant or subtenant, is a party as of the date of this Agreement, including all amendments thereto. All properties leased by National or any of its Subsidiaries, as tenant or subtenant, other than through Ground Leases, hereinafter are referred to as “Leased Properties”. To the Knowledge of National each lease set forth on National Disclosure Schedule 3.8(g) (each, a “Lease”) is a valid and binding obligation of National or a Subsidiary of National and is in full force and effect. True, correct and complete copies of all Leases (including all amendments thereto) have been made available to Buyer. To the Knowledge of National, neither National nor any of its Subsidiaries is, as of the date of this Agreement, in default in any material respect under any lease set forth on National Disclosure Schedule 3.8(g). There are no Material arrears of rent under any Lease. As of the date of this Agreement, no condemnation proceeding is pending or, to the Knowledge of National, threatened by any Governmental Entity in writing, which would preclude or materially impair the use of the leased premises under that certain Office Lease by and between Kansas City, Missouri, as landlord, and National, as tenant, dated March 4, 2008 (as amended by First Amendment to Office Lease dated as of June 1, 2010, the “Headquarters Lease”) for the uses for which it is intended. To the Knowledge of National, each of the Leases is valid, binding, in full force and effect and is unmodified as against National or its Subsidiaries and, to the Knowledge of National, as against the landlord thereunder. National or a Subsidiary is in occupation of each of the Leased Properties. None of the Leases have been assigned by National or the Subsidiaries in favor of any Person.
(h)    Personal Property. National or its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all the tangible properties and assets of National and its Subsidiaries (excluding Real Property) that are material to the conduct of the businesses of National and its Subsidiaries, with only the exceptions as constitute Permitted Encumbrances.
(i)    Taxes, Utility Bills. All real and personal property taxes and assessments and all utility bills pertaining to the Properties have been, and will continue to be until Closing, paid in full on or before the date that such bills fall due, and there are no currently existing delinquencies with respect thereto and neither National nor any of its Subsidiaries has received any notice of proposed local improvement changes or special levies. No real estate taxes are being contested.
(j)    Applicable Laws. To the Knowledge of National, the Properties and Leased Properties are, and the current use of them is, in material compliance with all Applicable Laws, including, without limitation, zoning laws. To the Knowledge of National, no written notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Properties or any part of them or with respect to the use or occupancy of the Properties or any part of them has been given by any Governmental Entity having jurisdiction over the Properties or by any other Person entitled to enforce the same.

(k)    No Encroachments. To the Knowledge of National, except as shown on the Title Reports and surveys provided as part of due diligence, the improvements on the lands on which the Properties are situated (the “Lands”) are located wholly within the boundaries of the Lands and do not encroach upon any registered or unregistered easement or right-of-way affecting the Lands. To the Knowledge of National, except as shown on the Title Reports and surveys provided as part of Due Diligence, there is no encroachment onto the Lands by buildings or improvements from any adjoining lands that would materially adversely affect the operations of National or its Subsidiaries at the Properties.
(l)    Access. To the Knowledge of National, the Properties have full access to and from public highways, which access is sufficient for the purposes of the operation of the businesses of National and its Subsidiaries, and neither National nor the Subsidiaries have Knowledge of any fact or condition that would result in the interruption or termination of such access.
3.9    Taxes. With respect to any and all tax years beginning on or after August 25, 2007:
(a)    Filed and Paid. All Tax Returns required to be filed by or with respect to National or any of its Subsidiaries have been filed when due. All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by National or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been timely paid. All Tax withholding and deposit requirements imposed on or with respect to National or any of its Subsidiaries have been satisfied in all material respects. There are no Liens on any of the assets of National or any of its Subsidiaries that arose in connection with any failure to pay any Tax other than Permitted Encumbrances. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of National and each of its Subsidiaries.
(b)    No Unpaid Taxes in Excess of Reserves. The unpaid Taxes of National or its Subsidiaries:
(1)    do not exceed the reserve for Tax liability for National or its Subsidiaries, as the case may be, on the Latest Balance Sheet included in the Financial Statements (exclusive of any reserve for deferred Taxes established to reflect timing differences between book and Tax income); and
(2)    will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of National or its Subsidiaries, as the case may be.
(c)    No Arrangement Not Deductible Under § 280G or 162(m). There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by National or any Subsidiary of National as the case may be, by reason of:
(1)    Section 280G of the Code (or any corresponding provision of state, local or foreign tax law); or

(2)    Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law).
(d)    No Waivers or Extensions of Filing. Neither National nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment, collection or payment of any Tax or the filing of any Tax Return.
(e)    No Unpaid Assessments. No material unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to National or any of its Subsidiaries by any Governmental Entity. No Tax Return concerning or relating to National or any of its Subsidiaries or their respective operations has been audited or examined by any Governmental Entity for any period beginning after August 25, 2007, nor is any audit, claim, suit, investigation or examination in process or pending, and neither National nor any of its Subsidiaries has been notified of any (i) request for such an audit or other examination, or (ii) request for any information related to Tax matters. Neither National nor any of its Subsidiaries reasonably expects any Governmental Entity to assess any additional Taxes for any period for which Tax Returns have been filed. Neither National nor any of its Subsidiaries is a party to any action or proceeding for the assessment or collection of Taxes. Each of National and its Subsidiaries has made available to Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by National or its Subsidiaries, as the case may be, since August 25, 2007.
(f)    Partnership Status. National and each of its Subsidiaries has at all times since its formation been treated and taxed as either a partnership or a disregarded entity for United States federal income tax purposes and neither National nor any of its Subsidiaries has ever been treated as a publicly traded partnership within the meaning of Section 7704 of the Code. National Disclosure Schedule 3.9(f) currently identifies the status, for federal income tax purposes, of National and each of its Subsidiaries.
(g)    No Tax Group. Neither National nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for any Tax purposes, other than, with respect to any of the Subsidiaries of National, the group of which it currently is a member.
(h)    Amounts Accounted For In Periods. Neither National nor any of its Subsidiaries has agreed to or will be required to include any amount in income for any taxable period ending after the Closing Date (i) as a result of a change in accounting method, whether pursuant to Section 481(a) of the Code or any similar provision of law or otherwise, for any taxable period ending on or before the Closing Date or (ii) pursuant to any agreement with any Governmental Entity with respect to any taxable period, and neither National nor any of its Subsidiaries will be required to make such an adjustment to its income as a result of the transactions contemplated by this Agreement. There is no application pending with any Governmental Entity by or on behalf of National or any of its Subsidiaries requesting permission for any change in any accounting methods for Tax purposes. Neither National nor any of its Subsidiaries will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting or otherwise, and no

Governmental Entity has proposed any such adjustment or change in accounting period.
(i)    No Unresolved Governmental Tax Claims. No written claim has ever been made by any Governmental Entity in any jurisdiction in which National or any of its Subsidiaries does not file Tax Returns that National or any of its Subsidiaries is or may be is subject to taxation by that jurisdiction and that has not been resolved.
(j)    No Tax Agreements. Neither National nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement (whether or not written).
(k)    No Closing Agreements, etc. National and its Subsidiaries will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (b) any installment sale or open transaction disposition made on or prior to the Closing Date, or (c) any prepaid amount received on or prior to the Closing Date, nor has National or any of its Subsidiaries granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(l)    No Tax Shelters or Reportable Transactions. Neither National nor any of its Subsidiaries has ever participated in a “potentially abusive tax shelter” transaction or a “reportable transaction” within the meaning of Treas. Reg. Section 1.6011 4 or any “tax shelter” within the meaning of Section 6662 of the Code.
(m)    No Code Section 355 or 361 Transactions. Neither National nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction (i) that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(n)    No CFC or PFIC Status. None of National’s Subsidiaries is, or has been since its incorporation, a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1297 of the Code.
(o)    No USRPHC. Neither National nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)    Section 754 Elections. A valid election under Section 754 of the Code has been made by or on behalf of National and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes.
3.10    Contracts and Commitments.
(a)    Material Contracts. National Disclosure Schedule 3.10(a) sets forth as of the date of this Agreement all Material Contracts to which either National or any of its Subsidiaries is a party or by which any of them or their assets or properties are otherwise bound. Each Material Contract is:
(1)    a legal, valid and binding obligation of National or its Subsidiaries and, to the Knowledge of National, a legal, valid and binding obligation of each other party thereto; and
(2)    in full force and effect and is enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies).
(b)    Parties Have Performed Contracts. Neither National nor any Subsidiary of National nor, to the Knowledge of National, any other party to the Material Contracts is in default under or in breach or violation of, nor in receipt of any claim of default or breach under, any Material Contract. No party to any Material Contract has given National or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under, or not renew, any Material Contract. Since May 26, 2010 as to each current Material Contract, there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a default by National or any of its Subsidiaries (or to National’s Knowledge a default by any other party thereto) thereunder, or permit the termination of, any such Material Contract.
3.11    Proprietary Rights.
(a)    Registered Rights. National Disclosure Schedule 3.11(a) sets forth all of the patents and patent applications, registered trademarks, and applications, material unregistered trademarks, and copyright registrations and applications owned by National and its Subsidiaries.
(b)    Rights To Use Intellectual Property. As used herein, the term “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections related to: (i) trademarks, service marks, domain names, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services and the goodwill associated therewith, whether registered, unregistered, or intent-to-use applications, and all issuances, extensions, renewals of such registrations and applications in the United States and any foreign country; (ii) all copyrights and copyrightable material fixed in a tangible medium whether or not formally registered or applied to be registered including advertisements, package designs, and software; (iii) confidential information, formulas, designs, devices, technology, know-how, research and development, methods, processes, customer lists, supplier lists, and other trade secrets whether or not patentable that are material to the operations of the business, of National and its Subsidiaries; and (iv) patents, pending patent applications, patentable subject matter whether or not included in a patent application, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, and renewals of such patents and applications both in the United States and in any foreign country as well as the rights to sue and enforce against third parties for infringement for any of the foregoing, and to collect for past and present damages. National Disclosure Schedule 3.11(a) denotes which registered (or pending applications for registration) Intellectual Property is owned by National and its Subsidiaries (“Owned Intellectual Property”) and which is licensed to

National and its Subsidiaries (excluding off-the shelf third-party software) (“Licensed Intellectual Property”) (collectively, the Owned Intellectual Property and the Licensed Intellectual Property constituting “National Intellectual Property”). National and its Subsidiaries have the right to enter into this Agreement to enable the National Intellectual Property to be used and owned after the Closing in the same manner as National did prior to the Closing.
(c)    Validity of Intellectual Property and Related Agreements. To the Knowledge of National, all Owned Intellectual Property that is registered or has pending applications is valid and subsisting, and any agreements relating to the Owned Intellectual Property or the Licensed Intellectual Property (“IP Agreements”) are valid, binding, and enforceable between the parties thereto, and National and, to its Knowledge, the other parties thereto are in material compliance with the terms and conditions of such IP Agreements. To the Knowledge of National, the execution and delivery or effectiveness of this Agreement or the performance or obligations under this Agreement will not cause National to be in breach of any IP Agreements and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such IP Agreements, or give any party to any IP Agreement the right to do any of the foregoing, except where such breach would not, individually or in the aggregate be reasonably expected to have a Material Adverse Effect.
(d)    No Infringement. To the Knowledge of National, the use of the National Intellectual Property by National and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property rights of any other Person and, since December 31, 2007, National has not received any demand, claim or notice from any Person with respect to the Intellectual Property which challenges the validity of any Owned Intellectual Property. To the Knowledge of National as of the date of this Agreement, no other Person is infringing upon or misappropriating any Owned Intellectual Property and to the Knowledge of National there is no reasonable basis for such claims. No registered trademark or service mark owned by National or its Subsidiaries is involved in the United States in any opposition, cancellation or equivalent proceeding, and, as of the date of this Agreement, to the Knowledge of National, no such action has been threatened. To the Knowledge of National, no patent owned by National is involved in the United States in any interference, reissue, reexamination or equivalent proceeding.
(e)    No Licenses Granted to Others. As of the date of this Agreement, National has not granted a license to any Person to use any Owned Intellectual Property other than such licenses granted to customers in the ordinary course of business.
(f)    Confidential Information. To the Knowledge of National, National has taken all reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information included in the National Intellectual Property that to the Knowledge of National would have a Material impact on the business of National. National has complied with all Applicable Laws and National’s internal privacy policies relating to the use, collection, storage, disclosure, and transfer of any personal information collected by National or by third parties having authorized access to the records of National. National and its Subsidiaries have not transferred ownership of any Intellectual Property to any third party, or knowingly permitted National’s rights in any

Intellectual Property to enter the public domain.
3.12    Litigation; Proceedings. To the Knowledge of National there is no material pending claim, charge, complaint, grievance, action, suit, proceeding, hearing, or arbitration threatened against or involving National or any of its Subsidiaries, whether at law or in equity, whether civil or criminal in nature, by any Person or Governmental Entity before any arbitrator or Governmental Entity. To the Knowledge of National as of the date of this Agreement, there are no material investigations relating to National or any of its Subsidiaries pending or threatened by or before any arbitrator or any Governmental Entity.
3.13    Employee Benefits.
(a)    As used herein, the term “Employee Benefit Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by National, or any of its affiliates, to the extent such affiliate is described in Code Section 414(b), (c) or (m) and corresponding Treasury Regulations (each a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound, or (iii) with respect to which any Controlled Group Member has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Controlled Group Member still maintains such Employee Benefit Plan). Each Employee Benefit Plan is listed on National Disclosure Schedule 3.13.
(b)    No Controlled Group Member sponsors, maintains or has established any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Code Section 4980B or Section 601 (et seq.) of ERISA (“COBRA”), or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.
(c)    Each Employee Benefit Plan sponsored by a Controlled Group Member complies in all material respects with the applicable requirements of ERISA, the Code and any other Applicable Law governing such Employee Benefit Plan, and each Employee Benefit Plan sponsored by a Controlled Group Member has at all times been properly administered in all material respects in accordance with all such requirements of Applicable Law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of Applicable Law. Each Employee Benefit Plan sponsored by a Controlled Group Member which is intended to be qualified is qualified under Code section 401(a), has received a favorable determination letter from the Internal Revenue Service (“IRS”) stating that such Employee Benefit Plan meets the requirements of Code section 401(a) and that the trust associated with such Employee Benefit Plan is tax-exempt under Code section 501(a) and to the Knowledge of National no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and 501(a) of the Code, respectively. To the Knowledge of National no lawsuits, claims or complaints to, or by, any person or governmental entity have been filed or are pending and, to the Knowledge of National, there are no facts or contemplated events which could be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Benefit Plan. There are, and have been, no audits by any governmental agency with respect to any Employee Benefit Plan. Without limiting the foregoing, the following are true with respect to each Employee Benefit Plan:
(1)    all Controlled Group Members have filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Benefit Plan (except where failure to file in combination with any other failures described in this Section 3.13(c) would not reasonably be expected to be Material), each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any liability in connection with such filings in all cases is a Member that would be Material;
(2)    all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all Material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both (except where failure to deliver in combination with any other failures described in this Section 3.13(c) would not reasonably be expected to be Material), and no Controlled Group Member has incurred any Material liability in connection with such requirements;
(3)    no Controlled Group Member is delinquent in making contributions or payments to or in respect of any such Employee Benefit Plan as to which such Controlled Group Member is obligated to make contributions or payments (without regard to any waiver granted by the IRS under Code section 412), nor has any Controlled Group Member failed to pay any assessments made with respect to any such Employee Benefit Plan (except where such delinquency or failure in combination with any other failures described in this Section 3.13(c) would not reasonably be expected to be Material). All contributions and payments (including salary deferral contributions elected by employees) with respect to such Employee Benefit Plans that are due and owing or required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing Date) have been, or will be, made before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and
(4)    with respect to each such Employee Benefit Plan, to the extent applicable, National has made available though the Data Room or otherwise to Buyer true and complete copies of (a) all plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (b) the most recent determination letter, if any, received from the IRS and the application filed with respect thereto, (c) the three (3) most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports, and (d) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Benefit Plan.
(d)    With respect to each Employee Benefit Plan sponsored by any Controlled Group Member, there has not occurred, and no person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA. Each Employee Benefit Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in material compliance with COBRA, the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law.
(e)    To the Knowledge of National there has not been any “Reportable Event,” as described in Section 4043 of ERISA, with respect to any Employee Benefit Plan sponsored by a Controlled Group Member (other than such events for which the thirty (30) day notification period has been waived by the Pension Benefit Guaranty Corporation (“PBGC”)) subject to Title IV of ERISA.
(f)    No Controlled Group Member has incurred: (i) any liability to the PBGC or to a trust (for plan terminations instituted prior to December 18, 1987) described in Section 4049 of ERISA (prior to its repeal), (ii) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”)) withdrawal liability (and no event has occurred which, with the giving of the notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA, respectively) from, or on behalf of, a Multiemployer Plan, or (iii) any other liability under Title IV of ERISA.
(g)    No Controlled Group Member or any organization which is a successor or parent corporation of such entities, within the meaning of ERISA Section 4069(b), has engaged in a transaction described in ERISA Section 4069.
(h)    With respect to each Employee Benefit Plan maintained by any Controlled Group Member, such plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the applicable requirements of ERISA and the Code for plan termination.
(i)    No assets of, and no assets managed by, National constitute “plan assets” as defined in 29 C.F.R. Section 2510.3-101, and none of the transactions contemplated by this Agreement (including those transactions occurring after the Closing) will constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.
(j)    The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of National to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of National;

or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280(G).
(k)    Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code.
(l)    No payments to be made to any executive or individual in connection with, or as a result of, the transactions contemplated by this Agreement will be non-deductible or result in an excise tax payment under Section 280G of the Code.
3.14    Securities Laws.
(a)    Each of the reports, schedules, forms, statements and other documents filed by National with the SEC in the last 12 months (“National SEC Documents”), as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such National SEC Documents, and none of the National SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such National SEC Documents;
(b)    National maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) to ensure that material information relating to National and its Subsidiaries is made known to its principal executive officer, principal financial officer and principal accounting officer. Each of the financial statements (including the related notes) of National included in the National SEC Documents complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing;
(c)    Neither National nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among National and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any Material transaction involving, or Material liabilities of, National or any of its Subsidiaries in National’s or such Subsidiary’s published financial statements or other National SEC Documents; and
(d)    None of the Subsidiaries of National are, or have at any time in the last 12 months been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

3.15    Compliance with Laws. Since August 25, 2007:
(a)    each of National and its Subsidiaries has complied with, is in compliance with and has operated its business and maintained its assets in compliance with, all Applicable Laws in all respects, except where such non-compliance would not, individually or in the aggregate be reasonably expected to have a material impact on the business of National and its Subsidiaries taken as a whole;
(b)    each of National and its Subsidiaries holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities used or necessary for the lawful conduct of its respective business as presently conducted, except for such permits, licenses, variances, exemptions, orders, franchises and approvals the failure of which to hold would not, individually or in the aggregate be reasonably expected to have a material impact on the business of National and its Subsidiaries (the “National Permits”). The National Permits are valid and in full force and effect, and National and each of its Subsidiaries are in all material respects in compliance with the terms of the National Permits. Set forth on National Disclosure Schedule 3.15(b) is a list of all Material National Permits; and
(c)    neither National nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity (i) claimed or alleged that National or any of its Subsidiaries was not in compliance with any Applicable Laws applicable to National or any Subsidiary of National or any of their respective assets or business operations, or (ii) was considering the amendment, termination, revocation or cancellation of any material National Permit except , in each case, where such notice would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not cause the revocation or cancellation of any National Permit.
3.16    Environmental Matters. The representations and warranties in this Section 3.16 are to the Knowledge of National.
(a)    The real property and facilities owned, leased or operated by National and its Subsidiaries and the operations of National and its Subsidiaries are and have been in compliance with applicable Environmental Laws, except where noncompliance would not result in National or any Subsidiary of National incurring Material liabilities.
(b)    No judicial or administrative proceeding has been instituted that is currently pending, nor has a Governmental Entity or any person threatened by written notice to bring a proceeding against National or any Subsidiary alleging the violation of, or liability under, any Environmental Law, that is reasonably likely to result in National or any Subsidiary of National incurring Material liabilities.
(c)    All permits required to conduct the operations of National pursuant to Environmental Laws have been duly obtained or an application has been made and the subject permit has been administratively extended pending the new permit issuance, and National and each of its Subsidiaries is in compliance with such permits except to the extent that failure to obtain a permit or comply with a permit would not reasonably be likely to result in National or any Subsidiary of National incurring Material liabilities.
(d)    Neither National nor any of its Subsidiaries has stored, disposed of, arranged for or allowed the disposal of, transported or handled any Hazardous Materials in a manner that would reasonably be likely to result in National or any Subsidiary of National incurring Material liabilities under applicable Environmental Laws.
(e)    Hazardous Materials are not present at any real property or facilities currently or formerly owned, leased or operated by National or any of its Subsidiaries in a condition that violates any applicable Environmental Law, and in a manner that would reasonably be likely to result in National or any Subsidiary of National incurring Material liabilities.
(f)    National has provided in the Data Room all material non-privileged documents in National’s or any of its Subsidiaries’ possession or reasonable control relating to (A) the environmental condition of real property currently or formerly owned, leased or operated by National or any of its Subsidiaries and (B) any actual or potential material liabilities or obligations of National or any of its Subsidiaries arising under or related to Environmental Laws.
(g)    Neither National nor any Subsidiary has received any written notification from any Governmental Entity directing National or such Subsidiary that:
(1)    it is a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sections 9601 et. seq.; and
(2)    any real property or facility currently or formerly owned, leased or operated by National or any Subsidiary is identified or proposed for listing as a federal National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.
(h)    Neither National nor any Subsidiary has been requested to share in the costs of upgrades or expansions of publicly-owned treatment works beyond fees charged to National or any Subsidiary by the publicly-owned treatment works, except as provided in National Disclosure Schedule 3.16(h).
(i)    Neither National nor any Subsidiary has expressly and contractually assumed the liabilities of any other Person that reasonably could result in National or any Subsidiary incurring material liabilities under or pursuant to any applicable Environmental Law.
(j)    The transactions contemplated by this Agreement do not require the consent of any Governmental Entity under or pursuant to any applicable Environmental Law, except as provided in National Disclosure Schedule 3.16(j).
(k)    National and each Subsidiary has obtained adequate supplies of water necessary to carry on its business as presently conducted, and as presently proposed to be conducted and there are no pending or threatened claims or proceedings seeking to curtail or revoke such rights.

(l)    “Environmental Laws” means: (i) all federal, state and local laws (including common law), statutes, codes, ordinances, rules, and regulations and (ii) all permits, orders, decrees, determinations, judgments or binding agreements issued, promulgated or entered into by or between National or a Subsidiary and any Governmental Entity or issued by any Governmental Entity to National or to any Subsidiary, in each case relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and natural resources, including laws and regulations relating to exposure to, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Material Transportation Act, the Toxic Substances Control Act, and the Federal Insecticide Fungicide and Rodenticide Act.
(m)    “Hazardous Materials” means any substance, material or waste defined as, or otherwise characterized as, “toxic,” “hazardous,” a “pollutant,” a “contaminant” or words of similar meaning or effect under any applicable Environmental Law, including, without limitation, petroleum or any fraction thereof.
(n)    “Release” means any release as that term is defined at 42 U.S.C. 9601(22).
3.17    Employees.
(a)    Wage and Employment Laws. To the Knowledge of National each of National and its Subsidiaries is in compliance in all material respects with all Applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other taxes, except where noncompliance with any Applicable Law by National or its Subsidiaries would not reasonably be expected to have a Material Adverse Effect.
(b)    Labor Unions. National Disclosure Schedule 3.17(b) lists each collective bargaining agreement or other collective labor contract or industrial instrument to which National or any Subsidiary is a party. To the Knowledge of National all of the collective bargaining agreements or other collective labor contracts or industrial instruments set forth on National Disclosure Schedule 3.17(b) have, since August 6, 2003, been duly ratified, certified or approved by the parties having authority to ratify, certify or approve of the collective agreements or other collective labor contracts or industrial instruments. To the Knowledge of National, except for those unions which are parties to one or more of the listed collective bargaining agreements:
(1)    neither National nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative; and
(2)    as of the date of this Agreement, no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of its employees.
All employees covered by the collective bargaining agreements or other collective labor contracts or industrial instruments listed on National Disclosure Schedule 3.17(b) are employees of National or its Subsidiaries as of the date of this Agreement.
(c)    No Strikes, Proceedings and Complaints. Except as set forth on National Disclosure Schedule 3.17(c), as of the date of this Agreement, to National’s Knowledge there are no pending (including current) or threatened in writing by a Governmental Entity against or affecting National or any Subsidiary:
(1)    labor strikes, slowdowns, lockouts, representation or certification campaigns, or work stoppages with respect to employees of National or any of its Subsidiaries;
(2)    material grievance or arbitration proceedings, written decisions, letter agreements or settlement agreements arising out of collective bargaining agreements to which National or any of its Subsidiaries is a party;
(3)    material unfair labor practices or unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Entity responsible for regulating labor relations; or
(4)    charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices that would reasonably be expected to have a Material Adverse Effect.
(d)    No Plant Closings and Layoffs. Since August 28, 2010, there have not been any plant closings, mass layoffs or other terminations of employees of National or any of its Subsidiaries which would create any liabilities for National or any of its Subsidiaries under the WARN Act or similar Applicable Laws.
3.18    No Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any investment banking, brokerage, finder’s, financial advisor’s or other similar payment in connection with the origination, negotiation or consummation of the transactions contemplated by this Agreement that will be the obligation of National or any of its Subsidiaries.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedule, which may address and supplement any item in this Article IV (subject to Section 8.18(e)) Buyer represents and warrants to Sellers and New Kleinco that the representations and warranties contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Time.
4.1    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and has all requisite power and authority to carry on its business as presently conducted and as presently proposed to be conducted by it. Buyer is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated under this Agreement or perform its obligations under this Agreement.
4.2    Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents. No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other Transaction Documents to which it is or will be a party or the performance of its obligations under this Agreement or the Transaction Documents. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is or will be a party will when executed constitute, a valid and binding obligation of Buyer, enforceable against Buyer in the United States in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.
4.3    Absence of Conflicts. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party do not, and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement will not, subject to obtaining the Consents, approvals, authorizations and permits and making the filings described in Section 4.4 conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a Lien or right of modification, termination, cancellation or acceleration of any obligation or loss of a benefit under, or require that any Consent be obtained or any notice be given with respect to:
(a)    any of the terms, conditions or provisions of Buyer’s certificate of incorporation or bylaws;
(b)    any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Buyer or by which or to which any portion of its respective properties or assets is bound or subject;
(c)    any material agreement of Buyer; or
(d)    any properties or assets of Buyer;
except, with respect to each of clauses (a), (b), (c) and (d), the violations, conflicts, breaches or defaults as would not reasonably be expected to materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated under this Agreement or perform its obligations under this Agreement.

4.4    No Consents. No Consent, registration, declaration, or filing with any Governmental Entity or any other Person is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which either of them is a party or the consummation by Buyer of the contemplated transactions, except for:
(a)    the filings required under the HSR Act and the Antitrust Laws of applicable foreign jurisdictions; and
(b)    other Consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected to materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated under this Agreement or perform its obligations under this Agreement.
4.5    Litigation. As of the date of this Agreement, there are no actions, suits, proceedings, orders or investigations pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated under this Agreement or perform its obligations under this Agreement.
4.6    Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement using Buyer’s financial resources without delay or restriction.
4.7    No Knowledge of Misrepresentations or Omissions. As of the date of this Agreement and at Closing, Buyer has had the opportunity and has reviewed all due diligence information of National, Sellers and New Kleinco in the Data Room and otherwise disclosed to Buyer and Buyer is not aware that any of the representations and warranties or certificates of Sellers, New Kleinco and National in this Agreement, Sellers Disclosure Schedule and National Disclosure Schedule (including updated schedules to the extent delivered hereunder) are untrue or incorrect, individually or in the aggregate, in any respect, and do, individually or in the aggregate, contain any material errors in, or material omissions from, the National Disclosure Schedule to this Agreement which would result in a material misrepresentation to Buyer; provided, however, that Buyer shall have no responsibility for the accuracy of such due diligence information, representations or warranties; and provided, further, that such due diligence information shall not affect Buyer’s right to terminate this Agreement pursuant to Section 7.1(c).
ARTICLE V

COVENANTS
5.1    Conduct of Business. Except as required by Applicable Laws or as contemplated by or otherwise permitted or required under this Agreement or in National Disclosure Schedule 5.1 or to the extent that Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the Closing, National shall not (and shall not permit any of its Subsidiaries to):
(a)    Ordinary Course of Business. Fail to act in the ordinary course of business consistent with past practice to:
(1)    preserve intact National’s and each of its Subsidiaries’ business organizations in all material respects; and
(2)    preserve each of its goodwill, relationships and rights with employees, agents, independent contractors, creditors, business partners, customers, suppliers and others dealings with it;
(b)    Maintenance of Assets. Fail to maintain the properties and assets of National and each of its Subsidiaries in good working condition except for ordinary wear and tear, or fail to maintain supplies in quantities consistent with historical practices;
(c)    Amendments of Material Contracts. Except for amendments, terminations or non-renewals in the ordinary course of business consistent with past practice, modify or amend in any material respect, terminate or fail to renew any Material Contract, or waive, release or assign any material rights or material claims thereunder or enter into any contract that would be a Material Contract if it were in effect on the date of this Agreement;
(d)    Restructuring Plans. Adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification or other reorganization of National or any of its material Subsidiaries;
(e)    Officer, Director, Employee Compensation. (i) Make or offer to make any change in the compensation (or benefits) payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing management services, other than with respect to non-officer employees in the ordinary course of business consistent with past practice; (ii) enter into, adopt, amend or terminate any employment, severance, Tax gross-up, consulting, termination, collective bargaining, bonus, profit-sharing, compensation, indemnification, stock option, pension, retirement, vacation, deferred compensation or other agreement or Employee Benefit Plan; (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Employee Benefit Plan or otherwise; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any Employee Benefit Plan;
(f)    Transfer of Assets. Sell, lease, license, exchange or otherwise transfer (by merger or otherwise) or dispose of, or voluntarily mortgage, pledge or subject to any Lien, other than Permitted Encumbrances, any of the properties or assets of National or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice;
(g)    Benefit Plans. Except pursuant to the terms of the Employee Benefit Plans or other agreement in effect as of the date of this Agreement: (i) pay any pension or retirement allowance to any officer, director, employee of National or any of its Subsidiaries or (ii) pay, offer to pay or agree to pay or make any arrangement for payment to any officers, directors or employees of National or any of its Subsidiaries of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice);
(h)    Intellectual Property Rights. (i) Transfer or grant any rights or licenses under, or (ii) enter into any settlement regarding the breach or infringement of, any United States or foreign license of any Intellectual Property, or (iii) modify any existing rights with respect thereto or (iv) enter into any licensing or similar agreements or arrangements other than with respect to clause (iv), in the ordinary course of business consistent with past practice;
(i)    Accounting Principles. Except as required by GAAP, change any of the accounting methods, principles or practices used by National or any of its Subsidiaries that would impact the financial statements of National or any of its Subsidiaries;
(j)    Billing and Collection Practices. Change, in any general way, any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, payment terms, cash collections, cash payments, or terms with vendors, which shall not restrict National’s ability to deal with any individual customer or vendor in the ordinary course of business consistent with past practice;
(k)    Claim Settlement. Pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (i) related to products, that individually exceeds $500,000, or in the aggregate exceed $7,000,000 or (ii) not related to products, that individually exceeds $750,000;
(l)    Distributions. Make any distributions to its Members, other than a distribution that is (i) required to be made pursuant to Section 5.2.1 (Tax Distributions) and Section 5.2.2 (Priority Return Distributions) of the National Limited Liability Company Agreement, which, in the case of any year end distribution or interim period true up distribution, shall be as determined from the taxable income calculation determined by National’s outside tax preparer, (ii) consistent with past practice, and (iii) permitted under the Credit Agreement;
(m)    Securities. (i) Offer, issue, sell, transfer, pledge, dispose of, encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any member interests of any class or any securities convertible into or exercisable or exchangeable for member interests of any class (except for pledges of capital stock or securities under the Credit Agreement and other than the issuance of certificates in replacement of lost certificates); (ii) adjust or reclassify any of its equity securities or issue new equity securities or any right, option, warrant or right of any kind to acquire any equity securities of National;
(n)    Redemptions. Other than the Put, redeem or otherwise acquire any of its respective ownership interests or securities, as applicable;
(o)    Organizational Documents. Change or amend its Organizational Documents; provided, that National may amend the National Limited Liability Company Agreement by the adoption of the Restated LLC Agreement;

(p)    Indebtedness. Except (i) under the Credit Agreement in the ordinary course of business consistent with past practice and (ii) for current liabilities within the meaning of GAAP incurred in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course of business consistent with past practice) or make any loans, advances or capital contributions to, or investments in, any Person (other than among National and its Subsidiaries and among such Subsidiaries, in the ordinary course of business consistent with past practice);
(q)    Tax Matters. Make any settlement of or compromise any Tax liability, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), change in any material respect any Tax election or Tax method of accounting, make any new Tax election (other than pursuant to Section 6.2(i)), or adopt any new Tax method of accounting;
(r)    Capital Expenditures. Make any capital expenditure or enter into any capital expenditure commitment other than (i) as set forth in the budget dated July 6, 2011 previously provided to Buyer and set forth on National Disclosure Schedule 5.1(r) (the “Capital Expenditure Budget”) or (ii) any commitment not reflected in the Capital Expenditure Budget and not in excess of (x) for maintenance purposes, $5,000,000 individually, (y) for regulatory purposes, $2,000,000 individually or (z) for growth or expansion purposes, $1,000,000 individually or $5,000,000 in the aggregate; and
(s)    Authorization of Above Actions. Authorize any of, or commit or agree to take any of, the foregoing actions.
5.2    Information.
(a)    Protected Information. National and the Sellers shall (i) afford to Buyer and its officers, directors and such of its employees, accountants, consultants, legal counsel, agents and other representatives as are assisting Buyer in connection with the transactions contemplated by this Agreement, reasonable access to the officers, employees, accountants, consultants, agents, representatives, properties, offices and facilities of National and its Subsidiaries and to their respective books and records all of which shall be subject to the approval of the CEO of National, which shall not be unreasonably withheld, (ii) permit Buyer, subject to the approval of the CEO of National, which shall not be unreasonably withheld, to make such inspections (including non-invasive environmental site assessments) as it may request and (iii) cooperate with Buyer and its representatives in connection therewith. Prior to the Closing Date, neither National nor any of its Subsidiaries shall be required to grant access or furnish information to Buyer, its Affiliates or any of their respective representatives to the extent that the access or the furnishing of the information is prohibited by Applicable Laws. Further access shall not be given to the proprietary business strategy and monitoring formula and process developed by the management of National.
(b)    All information provided pursuant to this Section 5.2 shall remain subject in all respects to the Confidentiality Agreement. The Confidentiality Agreement as to information of

National shall terminate upon Closing, provided that all information about the Sellers shall remain subject to the Confidentiality Agreement.
5.3    Consents. After the date of this Agreement and prior to the Closing, National shall use its reasonable best efforts, but excluding making any expenditures or payments to any third party, to obtain the Consent, in form and substance reasonably satisfactory to Buyer, from each party to a Material Contract to the extent that it is required to be obtained by National in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and transactions contemplated by the Transaction Documents in order for such Material Contracts to remain in full force and effect following the Closing.
5.4    Notification by National of Certain Matters.
(a)    Prompt Notice. National, each Seller and New Kleinco shall give prompt written notice to Buyer of:
(1)    the occurrence, or failure to occur, of any event of which it has Knowledge that would, individually or in the aggregate, be reasonably likely to cause any representation or warranty of National, such Seller or New Kleinco contained in this Agreement including any disclosures allowed under this Agreement, as provided under paragraph (b) below or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time or to such Seller’s, New Kleinco’s or National’s Knowledge, would give rise to the failure of a condition set forth in Section 6.2;
(2)    the failure of National, such Seller or New Kleinco to comply with or satisfy in any material respect any covenant or condition to be complied with by it hereunder;
(3)    any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(4)    any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(5)    any capital expenditure or capital expenditure commitment not reflected in the Capital Expenditure Budget that is in excess of $1,000,000 regardless of whether Buyer’s consent is required for such expenditure or commitment under Section 5.1.
(b)    Effect of Notification. No notification under paragraph (a) above, and no access, inspection or investigation, or information or notice received, pursuant to this Agreement, shall affect the representations or warranties of the Parties or the conditions to their respective obligations under this Agreement, except as specifically provided in this Agreement, including whether a party has Knowledge. Sellers, New Kleinco and National shall be entitled to make notification in the form of updates and/or modifications to Sellers’ Disclosure Schedule or National Disclosure Schedule and the notification shall amend and supplement the appropriate schedules previously delivered. The updated Sellers’ Disclosure Schedule and National Disclosure Schedule shall not affect the determination of satisfaction of the conditions to Closing set forth in Section 6.2(a) or 6.2(b), but is incorporated as part of Sellers’ Disclosure Schedule and the National Disclosure Schedule, as applicable, for purposes of Section 5.10(b) (Limitations of Representations and Warranties) and Section 8.1 (Indemnification) in the determination of whether there has been any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the variance or inaccuracy.
5.5    Notification by Buyer of Certain Matters. Buyer shall give to Sellers prompt written notice of:
(a)    the occurrence, or failure to occur, of any event of which Buyer has Knowledge that would be reasonably likely to cause any representation or warranty of Buyer contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time until the Closing determined as if such representation or warranty were made at that time or to Buyer’s Knowledge would give rise to the failure of a condition set forth in Section 6.3 or Buyer’s Knowledge of information for which Buyer would reasonably have a right to indemnification under Sections 8.1(a), 8.1(b), 8.1(c) or 8.1(d) and of which none of Sellers or National is not already aware;
(b)    the failure of Buyer to comply with or satisfy in any material respect any covenant or condition to Closing to be complied with by it hereunder;
(c)    any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(d)    any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(e)    any occurrence or event to Buyer’s Knowledge which would materially delay or prevent the Closing from occurring including Buyer’s Knowledge or determination of a condition or event that would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3 or be reasonably expected to give Buyer a right to terminate this Agreement under Article VII, in each case, of which none of Sellers or National is not already aware;
provided, however, that notification under this Section 5.5 shall not affect the representations or warranties of the Parties or the conditions to their respective obligations under this Agreement.
5.6    Other Agreements. Sellers, New Kleinco and National shall cause each of the Transaction Documents, which shall be mutually agreed to by Sellers, New Kleinco, National and Buyer, as applicable, to be executed and delivered by each Person contemplated to be party thereto (other than Buyer), and Buyer shall execute each of the Transaction Documents to which it is contemplated to be a party thereto, in each case, as of the Closing.
5.7    Access to Information. Following the Closing, National shall, and Buyer shall cause National to, hold, consistent with its past practice with respect to record retention, the books and records of National and each Subsidiary of National existing on the Closing Date and not destroy or dispose of any of such books or records for a period of seven (7) years from the Closing, and thereafter, if it desires to destroy or dispose of the books and records, offer first in writing the other Parties at least thirty (30) days prior to the destruction or disposal to surrender them to other Parties or their representatives. During that seven (7) year period, National shall, and Buyer shall cause National to, during normal business hours, and upon reasonable notice, and subject to Applicable Laws and reasonable requirements to confirm confidentiality and/or applicable legal privileges are maintained, make available to the Sellers, New Kleinco and their respective representatives (including counsel and independent auditors) access to the information, files, documents and records (written and computer) that are not otherwise protected by legal privilege relating to National and its Subsidiaries or any of their businesses or operations for any and all periods prior to the Closing Date that they may require with respect to any reasonable purpose not adverse to National (including, without limitation, any Tax matter) in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall cooperate reasonably with Sellers, New Kleinco and their respective representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of Sellers or New Kleinco, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of National and each of its Subsidiaries available to Sellers, New Kleinco and their respective representatives (including counsel and independent auditors), with regard to the reasonable purpose, during normal business hours and provided the foregoing does not interfere with business operations of National or its Subsidiaries.
5.8    Governmental Consents.
(a)    HSR Filing. Promptly following the execution of this Agreement, the Parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents.
(b)    Other Governmental Entities. In addition, the Parties shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required or, in the opinion of Buyer or Sellers, advisable, in connection with this Agreement including under the Antitrust Laws of applicable foreign jurisdictions.
(c)    Cooperation. With respect to each of the above filings, and any other requests from Governmental Entities, the Parties shall, subject to the other terms of this Agreement, diligently and expeditiously prosecute and use commercially reasonable efforts to obtain any clearance under the Antitrust Laws for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, and cooperate fully with each other in the prosecution of, such matters including, subject to Applicable Law, by permitting counsel for the other Party to review in advance (to the extent possible), and consider in good faith the views of the other Party in connection with, any such filing or any proposed oral or written communication with any Governmental Entity and by providing counsel for the other Party with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement. Any competitively sensitive information that is disclosed pursuant to this Section 5.8(c) will be limited to each of Buyer’s and National’s respective outside counsel and economists pursuant to a separate customary confidentiality agreement. Each of Buyer and National shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission.
(d)    Status. Buyer, National, New Kleinco and each Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, any other Governmental Entity or any third party with respect to the transactions contemplated by this Agreement.
(e)    Strategy. Buyer shall not require National or National’s parent, USPB, to, and USPB shall not be required to, take any action with respect to satisfying any Antitrust Laws that would bind National or its Subsidiaries in the event the Closing does not occur. Neither National, nor any Seller, nor New Kleinco, shall take any action with respect to satisfying any Antitrust Laws that would bind National or its Subsidiaries after the Closing without the prior written consent of Buyer.
5.9    Antitrust Laws; Commercially Reasonable Efforts; Further Assurances.
(a)    Subject to other terms of this Agreement, including Section 5.9(c), from the date of this Agreement through the date clearance is obtained from all of the relevant foreign and domestic antitrust authorities or the date of termination of the required waiting period under the HSR Act and the antitrust laws of applicable foreign jurisdictions, respectively, neither Buyer nor Sellers, New Kleinco or National shall take, or cause their respective Affiliates to take, any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law. Nothing in this Section 5.9(a) shall be understood to contradict the duties of the Parties outlined in Section 5.9(c).
(b)    Take Actions To Consummate Transaction. Subject to Section 5.9(c), upon the terms and subject to the conditions set forth in this Agreement, (i) Buyer, National, Sellers and New Kleinco shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the transactions contemplated by this Agreement and make effective the contemplated transactions as promptly as practicable, including all actions necessary to satisfy the conditions to Closing and (ii) no Party shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity necessary to be obtained prior to Closing.
(c)    Limitations. Notwithstanding any other provision of this Agreement, (i) without Buyer’s prior written consent, National shall not, and Sellers shall not permit National or any of its Subsidiaries to, commit to any divestiture transaction or agree to any restriction on the businesses of National or any of its Subsidiaries, and (ii) nothing in Section 5.8 or this Section 5.9 shall (A) limit any applicable rights a Party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under Section 5.8 and this Section 5.9, or (B) require Buyer to litigate or threaten any litigation or to offer, accept or agree to (1) dispose or hold separate any part of its, National’s or any of their respective Affiliate’s businesses, operations, assets or product lines, (2) not compete in any geographic area or line of business, (3) restrict the manner in which, or whether, Buyer, National or any of their respective Affiliates may carry on business in any part of the world, and/or (4) any limitations with respect to Buyer’s or its Affiliates’ ownership or voting of any equity interests in National or any of its Subsidiaries.
(d)    After the date hereof, National and Sellers shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to obtain all Consents necessary to provide Buyer with any collective bargaining agreement or other collective labor contract or industrial instrument referred to in National Disclosure Schedule 3.17(b) that has not previously been made available to Buyer. Sellers shall provide each such collective bargaining agreement or other collective labor contract or industrial instrument to Buyer as soon as reasonably practical after the date hereof.
5.10    Investigation and Agreement by Buyer; No Other Representations or Warranties.
(a)    Independent Investigation. Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based on its inquiry and investigation and the representations and warranties in this Agreement and the Transaction Documents, has formed an independent judgment concerning, National and its Subsidiaries and their businesses and operations, and Buyer has been furnished with or given access to the information about National and its Subsidiaries and their businesses and operations as it requested in determining whether to enter into this Agreement. Buyer acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from National in determining whether to enter into this Agreement. In connection with Buyer’s investigation of National and its Subsidiaries and their businesses and operations, Buyer and its respective representatives have received from National or its representatives certain projections and other forecasts for National and its Subsidiaries and certain estimates, plans and budget information, which National shall have prepared in good faith. Buyer acknowledges that: (1) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; and (2) Buyer has not been authorized by National to rely upon the estimates, projections, forecasts, plans and budgets as to future results so furnished to it or its representatives.
(b)    Limitation of Representations and Warranties. Buyer agrees that, except for the representations and warranties made by Sellers, New Kleinco and National that are expressly set forth in Article II and Article III of this Agreement and in the Sellers Disclosure Schedule (as amended and supplemented through Closing), the National Disclosure Schedule (as amended and supplemented through Closing) and the Transaction Documents, neither Seller nor New Kleinco nor National nor any of their respective Affiliates or representatives has made and shall not be deemed to have made to Buyer or to any of its representatives any representation or warranty of any kind. Except as expressly set forth in this Agreement, no Person has been authorized by any Seller or New Kleinco or by National to make any representation or warranty relating to National or any Subsidiary of National or their respective businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, the representation or warranty may not be relied upon. Without limiting the generality of the foregoing, except as set forth in Article II and Article III of this Agreement and in the Sellers Disclosure Schedule, National Disclosure Schedule and Transaction Documents, Buyer agrees that none of the Sellers, New Kleinco or National, any of their Affiliates or any other Person makes or has made any representation or warranty to Buyer or to any of its representatives with respect to:
(1)    any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of National or any of its Subsidiaries or the future business, operations or affairs of National or any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or its representatives; or
(2)    any other information, statements or documents heretofore or hereafter delivered to or made available to Buyer or its representatives, including the information in the on line Data Room with respect to National or any of its Subsidiaries or the business, operations or affairs of National or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty contained in Article II or Article III of this Agreement or the Sellers Disclosure Schedule, National Disclosure Schedule or Transaction Documents, which representations and warranties are the only representations and warranties that Buyer is relying on in connection with its execution of this Agreement (other than that any of the foregoing were prepared in good faith by Sellers, New Kleinco or National).
5.11    Other Acquisition Proposals.
(a)    No Solicitation. Subject to Section 5.11(b), neither any Seller, nor New Kleinco, nor National nor any of its Subsidiaries will, nor shall any Seller, New Kleinco or National authorize or encourage any investment bankers, consultants or other advisors to any Seller, New Kleinco, National or National Subsidiaries to, or permit any officer, director, employee, agent or other representative of any Seller, New Kleinco, National or any National Subsidiary to, solicit, initiate, or encourage (including by way of furnishing non-public information) the submission of any proposal or offer from any Person (or participate in any negotiations of any proposal or offer with any Person or group other than Buyer and its Affiliates) relating to any (i) acquisition of assets of National and its Subsidiaries (including securities of such Subsidiaries) equal to 15% or more of National’s consolidated assets or to which 15% or more of National’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of beneficial ownership of any National Interests or of 15% or more of the membership interests of National, any of its Subsidiaries or USPB or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving National, any of its Subsidiaries or USPB (any such proposal or offer an “Acquisition Proposal”). For purposes of clarity, in response to any inquiry or other communication regarding an Acquisition Proposal any Seller, New Kleinco or National may refer the Person making the Acquisition Proposal to this Section 5.11 and state that Sellers, New Kleinco and National are subject to the requirements of this Section 5.11, which referral shall not be a breach of this Section 5.11.
(b)    Superior Proposal. If, after the date of this Agreement, but prior to receipt of USPB Member Approval: (i) any Seller, New Kleinco or National receives a bona fide written Acquisition Proposal, which was unsolicited and not involving a breach of Section 5.11(a), and, in accordance with the provisions of Section 5.11, Sellers, New Kleinco or National, as applicable, shall promptly disclose to Buyer the material terms and conditions of the Acquisition Proposal and the identity of the Person making such Acquisition Proposal; and (ii) the Board of Directors of USPB, having received the advice of outside legal counsel and an outside financial advisor, reasonably determines in good faith that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal (after taking into account any written offer by Buyer to improve the terms of this Agreement in response to such Acquisition Proposal), Sellers, New Kleinco, National and their Representatives (after providing Buyer not less than 24 hours written notice of its intention to take the action in clauses (1) and (2) below and prior to receipt of USPB Member Approval) may:
(1)    furnish information (including non-public information) with respect to National and Sellers to the Person making the Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement (provided that (A) such confidentiality agreement shall not restrict Buyer’s rights to information under any provision of this Agreement and shall contain provisions that are no less restrictive with respect to the conduct of the Person to whom information is disclosed than those contained in the Confidentiality Agreement and the Indication of Interest (other than provisions relating to exclusivity), (B) USPB and National shall provide Buyer with a correct and complete copy of each such confidentiality agreement or other agreement providing access to information of National and Sellers within 24 hours of the execution thereof by both parties, and (C) all non-public information that is provided to such Person (and/or its representatives) shall concurrently also be provided, if not previously provided, to the Buyer);
(2)    participate in discussions or negotiations with the Person making the Acquisition Proposal (and its representatives) regarding the Acquisition Proposal; and
(3)    during the period when the Board of Directors is determining pursuant to clause (b)(ii) of this Section 5.11 if an Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal and during any period while Sellers, New Kleinco, National and their Representatives are participating in discussions or negotiations regarding an Acquisition Proposal pursuant to clause (b)(2) of this Section 5.11, postpone any meeting of the USPB Members for a period of time equal to the sum of the periods of time required to complete the activities contemplated by clauses (b)(ii) and (b)(2) of this Section 5.11 (the “Determination Period”); provided, that any such Determination Period shall not exceed ten (10) days, subject to any additional extension of up to twenty (20) days, with the total Determination Period not to exceed a total of thirty (30) days, and such extension only upon advice of outside legal counsel to USPB that such extension is necessary for the USPB Board to fulfill its fiduciary duties under Delaware law. USPB’s obligations to seek USPB Member Approval shall be tolled for the Determination Period. If, at the end of the Determination Period, this Agreement has not been terminated pursuant to Section 7.1(g), the time period for seeking USPB Member Approval specified in Section 5.12 shall resume and continue for the remainder of such period, without any portion of the Determination Period being considered a portion of the time periods specified in Section 5.12.
The Parties further acknowledge and agree that any activities of any Seller, New Kleinco, National, any of their Subsidiaries, investment bankers, consultants, other advisors, officers, directors, employees, agents or other representatives pursuant to this Section 5.11(b) or pursuant to Section 5.11(d) below shall not constitute, or be deemed to constitute a breach of this Section 5.11, or of any other provision of this Agreement.
(c)    Recommendation of this Agreement. Subject to Sections 5.11(b) and 5.11(d), USPB agrees that neither its Board of Directors nor any committee of the Board of Directions shall:
(1)    (i) withdraw (or modify in a manner adverse to Buyer), or propose to withdraw (or modify in a manner adverse to Buyer), the recommendation or declaration of advisability by the Board of Directors or any committee thereof of the Sale to Buyer and the other transactions contemplated by this Agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal; or
(2)    approve or recommend, or propose to approve or recommend, or execute or enter into, permit National or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.11(b)(1)) (a “Competing Transaction Agreement”).
(d)    Notwithstanding anything in Section 5.11(a) or Section 5.11(c) to the contrary, prior to the receipt of USPB Member Approval:
(1)    in order to comply with its fiduciary duties, the Board of Directors of USPB or any of its committees may withdraw or modify its recommendation of the Sale to Buyer and the other transactions contemplated by this Agreement (a “Change of Recommendation”), cancel or postpone any meeting of the USPB Members, and otherwise communicate with the USPB Members as the Board of Directors or any committee thereof deems necessary or appropriate in response to a material event or development with respect to National, other than any Acquisition Proposal, that was not known to the Board of Directors on the date of this Agreement, which event or development becomes known to such Board of Directors prior to receipt of USPB Member Approval, if such Board of Directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to make such Change of Recommendation would constitute a breach of the USPB directors’ fiduciary duties to the members of USPB under applicable Delaware law; and
(2)    in response to a Superior Proposal that did not result from a breach of any provision of this Section 5.11, the Board of Directors of USPB may make a Change of Recommendation with respect to such Superior Proposal, cancel or postpone any meeting of the USPB Members, and otherwise communicate with the USPB Members as the Board of Directors or any committee thereof deems necessary or appropriate and a Competing Transaction Agreement providing for such Superior Proposal may be entered into, executed and delivered, if, but only if, (A) USPB Member Approval had not yet been obtained, (B) the Termination Fee pursuant to Section 7.2(b)(1)(ii) is paid to Buyer and (C) this Agreement is terminated pursuant to Section 7.1(g);
provided, however, that no Change of Recommendation, entry into any Competing Transaction Agreement and/or termination of this Agreement pursuant to Section 7.1(g) shall be made until after the fifth Business Day following Buyer’s receipt of written notice from USPB (a “5.11 Notice”) advising Buyer that the Board of Directors of USPB intends to make such Change of Recommendation, or that such Competing Transaction Agreement and/or termination of this Agreement is proposed, and specifying either (i) in the case of clause (1) the material event or development giving rise to the Change of Recommendation or (ii) in the case of clause (2), the terms and conditions of (and the identity of the Person or group of Persons making) the Superior Proposal and including copies of all materials and forms of agreements relating thereto (it being understood and agreed that any amendment to the financial terms or other material terms or conditions of such Superior Proposal shall require a new 5.11 Notice and a new five (5) Business Day period whether in response to a written offer from Buyer or otherwise and any such five (5) Business Day period shall toll any other time periods requiring action by USPB or Sellers unless the five (5) Business Day time period is waived by Buyer in writing and delivered to Sellers); and during such period, if requested by Buyer, the Sellers shall engage in good faith negotiations with Buyer to amend this Agreement to make such Change of Recommendation, entry into any Competing Transaction Agreement and/or termination of this Agreement unnecessary.
(e)    Superior Proposal. “Superior Proposal” means a bona fide written Acquisition Proposal made by any Person or group other than Buyer and its Affiliates to USPB or National after the date of this Agreement and not involving a breach of this Section 5.11, and is otherwise on terms and conditions which the Board of Directors of USPB determines (after consultation with outside legal counsel and an outside financial advisor) in good faith are more favorable to Sellers than those set forth in this Agreement taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement offered in writing by Buyer and specifically the Board of Directors of USPB may consider whether Buyer’s written offer is binding or not in its determination).
5.12    Member Approval. USPB shall give all required notices and take all action necessary to notify its members of a meeting to seek approval of the Sale and consummation of the other transactions contemplated by this Agreement by the affirmative vote of the majority of voting power of each class of interests in USPB authorized to vote as provided in the Limited Liability Company Agreement of USPB (“USPB Member Approval”) and mail to its members information relevant to their vote and as required under Applicable Laws. The Board of Directors of USPB shall:
(a)    promptly and duly call, give notice of, convene and hold a meeting of its members within thirty (30) days after the date of this Agreement for the purpose of obtaining USPB Member Approval, subject to the tolling of such thirty (30) day period during any Determination Period arising pursuant to Section 5.11(b) and Section 5.11(d), during any period described in Section 5.11(d) and during any period (which shall not be more than ten (10) days) required for securities or other filings by USPB and distribution of modified disclosure to USPB’s Members as a result of any amendment or other modification of this Agreement;
(b)    recommend to its members that they grant USPB Member Approval (and include such recommendation in all materials disseminated to members, subject to any Change of Recommendation pursuant to Section 5.11(d));
(c)    pursuant to this Section 5.12, take all commercially reasonable action to solicit and use commercially reasonable efforts to obtain USPB Member Approval (including, without limitation, by providing on the proxy or similar card that a properly completed, signed and returned proxy or similar card that does not specify the USPB member’s vote when received by USPB will be voted in favor of USPB Member Approval), subject, however, to (i) Section 5.11(b) (including during any Determination Period described in that Section); (ii) Section 5.11(d); (iii) Section 5.12(a) (including during any period described in such Section); and (iv) Section 5.12(c); and
(d)    promptly notify Buyer of the results of the USPB member meeting held in accordance with this Section 5.12.
Without limiting the generality of the foregoing, USPB shall cause soliciting, proxy and recommendation materials contemplated by this Section 5.12 to be prepared, filed and disseminated in accordance with Applicable Laws. USPB shall (A) provide Buyer with a reasonable opportunity to review and comment on such documents and any amendments or supplements thereto prior to their dissemination recognizing that if Buyer has not commented on such documents, amendments or supplements within two (2) Business Days after receiving such documents, amendments or supplements, any additional time request by Buyer, if granted by USPB, shall further toll the 30-day period in Section 5.12(a) and (B) provide Buyer with such other reasonable information with respect to the solicitation of the approvals contemplated by this Section 5.12 as Buyer may reasonably request.
5.13    Non-Competition Agreement.
(a)    Commencing on the Closing Date and continuing for so long as USPB and its Affiliates own or Control any Ownership Interests of National but in any event not less than ten (10) years after the Closing Date, USPB shall not, directly or indirectly, singularly or in the aggregate, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(b)    NBPCo Holdings shall be subject to the non-competition and other restrictive covenants set forth in Section 6.7(b) of the Restated LLC Agreement in the form attached hereto as Exhibit G, which Section 6.7(b) is incorporated herein by reference.
(c)    Each Seller and New Kleinco shall not (and shall cause their respective Affiliates not to), directly or indirectly, cause, solicit, induce or encourage any officers or key employees of National to leave such employment or hire, employ or otherwise engage any such individual or cause, induce or encourage any material actual or prospective client, customer, supplier, landlord, lessor or licensor of National or any of its Subsidiaries to terminate or modify any such actual or prospective relationship; provided, however, that, with respect to NBPCo, (i) NBPCo and its Affiliates shall not be prohibited from hiring any such officers or key employees of National if such individual contacts NBPCo or its Affiliates on his or her own initiative or in response to a published general solicitation not specifically targeted at such individual, in each case, without any direct or indirect solicitation by NBPCo or its Affiliates, (ii) nothing in this Section 5.13(c) shall limit the right of NBPCo or its Affiliates to take any action that would otherwise be permitted under Section 6.7(b)(ii) of the Restated LLC Agreement in the form attached hereto as Exhibit G, which Section 6.7(b)(ii) is incorporated herein by reference, and (iii) NBPCo’s covenants and obligations under this Section 5.13(c) shall expire and be of no further force and effect at such time as NBPCo and its Affiliates cease to own or Control any Ownership Interests of National.
(d)    Each of the Sellers and New Kleinco agrees that such Seller or New Kleinco, as applicable, shall be liable for any breach or violation of the provisions of this Section 5.13 by any of Seller’s or New Kleinco’s respective Subsidiaries or any officer or director of any Seller or New Kleinco or any of such Party’s respective Subsidiaries. The covenants and undertakings contained in this Section 5.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.13 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.13 may be inadequate. Therefore, notwithstanding anything to the contrary, Buyer shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of this Section 5.13 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.13 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. In the event that Buyer were to seek damages for any breach of this Section 5.13, any portion of the Purchase Price which is allocated by the Parties to the foregoing covenants shall not be considered a measure of or limit on such damages. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.13 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
5.14    No Exercise of Transfer Rights. From the Signing Date until Closing or termination of this Agreement under Article VII, each of the Sellers agrees that such Seller shall not exercise any of the transfer rights set forth in any of Section 12.1, 12.2, 12.3, 12.5 or 12.6 of the National Limited Liability Company Agreement; provided, however, that this Section 5.14 shall not prohibit the Put by TKK and TMK.
ARTICLE VI

CONDITIONS PRECEDENT
6.1    Conditions to Each Party’s Obligation. The respective obligations of Sellers, New Kleinco and Buyer to effect the Closing contemplated under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
(a)    the waiting period (and any extension thereof) under any Antitrust Laws, including the HSR Act, applicable to the transactions contemplated under this Agreement shall have been terminated or shall have expired, and all clearances, approvals, or Consents under any Antitrust Laws, including under the Antitrust Laws of applicable foreign jurisdictions, shall have been obtained or expired, as the case may be;
(b)    no temporary restraining order, preliminary or permanent injunction or other order issued by any Government Entity preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect;
(c)    no action shall have been taken nor any statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the transactions contemplated by this Agreement; and
(d)    USPB Member Approval shall have been obtained.
6.2    Conditions to Obligation of Buyer. The obligation of Buyer to effect the Closing contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Buyer:
(a)    each of the representations and warranties of Sellers, New Kleinco and National (i) set forth in Sections 2.1, 2.2, 3.1, 3.2, 3.3, 3.4, 3.6(a) and 3.6(b) of this Agreement shall (without giving effect to any supplements to the Sellers Disclosure Schedule or the National Disclosure Schedule) be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on and as of such time (other than such representations and warranties that are expressly made as of another date, which shall be true and correct as of such date), (ii) set forth in Sections 3.6(c), 3.7, 3.9 and 3.18 of this Agreement (together with the representations set forth in clause (i), the “Specified Representations”) shall (without giving effect to any supplements to the Sellers Disclosure Schedule or the National Disclosure Schedule) be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of such time (other than such representations and warranties that are expressly made as of another date, which shall be true and correct as of such date) and (iii) set forth in this Agreement other than the Specified Representations (considered without regard to any qualification by or reference to materiality, Material or Material Adverse Effect set forth therein, and without giving effect to any supplements to the Sellers Disclosure Schedule or the National Disclosure Schedule), shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date, provided, however, that the condition in this clause (iii) (but not in clause (i) or clause (ii)) shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has or would reasonably be expected to have a Material Adverse Effect; and, if the condition in this clause (a) is satisfied, Buyer shall have received certificates signed on behalf of National by an executive officer of National, by each of the Sellers and by New Kleinco, as applicable to such respective party’s own representations and warranties, to the effect of this Section 6.2(a), which certificates shall be qualified by the Knowledge of such respective party;
(b)    National, the Sellers and New Kleinco shall (without giving effect to any supplements to the Sellers Disclosure Schedule or the National Disclosure Schedule) have performed and complied in all material respects with all their obligations and covenants under this Agreement and the other Transaction Documents; and, if the condition in this clause (b) is satisfied, Buyer shall have received a certificate signed on behalf of National by an executive officer of National, and by each of the Sellers and New Kleinco, as applicable to such respective party’s own representations and warranties, to the effect of this Section 6.2(b), which certificates shall be qualified by the Knowledge of such respective party;
(c)    each Seller shall have delivered to Buyer a duly executed and acknowledged certificate, in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the Seller’s sale of its National Interests and any other transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code;
(d)    all documents, instruments, certificates or other items required to be delivered at the Closing by National, Sellers or New Kleinco pursuant to this Agreement or otherwise reasonably requested by Buyer shall have been delivered (including evidence that all Liens related to the National Interests being delivered to Buyer have been released);
(e)    each Seller shall have executed and delivered an assignment of the applicable National Interests in the form attached hereto as Exhibit F;
(f)    the Consents listed on National Disclosure Schedule 6.2(f) shall have been obtained in a form reasonably satisfactory to Buyer; provided, however, that, for the avoidance of doubt, if National and Sellers have otherwise complied with their covenants and obligations under Sections 5.3 and 5.9(b), with respect to such Consents, the failure of National, Sellers or New Kleinco to obtain or cause the delivery to Buyer of such Consents shall not be considered a breach of this Agreement;
(g)    no action or proceeding shall have been instituted or overtly threatened, or claim or demand made or overtly threatened, in each case, by or before a Governmental Entity, with respect to which the Governmental Entity pursuing such action or proceeding or making such claim or demand is reasonably seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated by this Agreement or any Transaction Document;

(h)    there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect; and, if the condition in this clause (h) is satisfied, Buyer shall have received certificates signed on behalf of National by an executive officer of National, and by each of the Sellers, as applicable, to the effect of this Section 6.2(h), which certificates shall be qualified by the Knowledge of such respective party;
(i)    on or prior to the Closing Date, Sellers shall cause, or shall have caused, National and each of its Subsidiaries to, make a valid protective election under Section 754 of the Code for National and each of its Subsidiaries that is treated as a partnership for United States federal income tax purposes; and
(j)    there shall not have occurred any change in Applicable Laws or interpretation thereof by a Governmental Entity generally affecting the Industry that is or would reasonably be expected to be materially adverse to the business, operations or financial condition of National and its Subsidiaries, taken as a whole;
(k)    each of the following agreements shall have been executed by National, each Seller and New Kleinco to the extent a party thereto and shall be in full force and effect:
(1)    Restated LLC Agreement;
(2)    Escrow Agreement;
(3)    Cattle Purchase and Sale Agreement;
(4)    USPB Pledge Agreement; and
(5)    Klein Pledge Agreement.
(l)    The Schedule 1.2(d) Transactions shall have occurred or been provided for and Sellers and New Kleinco shall have consented thereto or agreed to cooperate in connection therewith; and
(m)    The Credit Agreement Consent shall be in full force and effect;
(n)    The Klein Employment Agreement and each of the Non-Competition Agreements are in full force and effect; and
(o)    Sellers shall have delivered to Buyer all collective bargaining agreements, other collective labor contracts and industrial instruments referenced on National Disclosure Schedule 3.17(b) that were not previously made available to Buyer prior to the Signing Date and Buyer, in its reasonable discretion, is satisfied with the terms and conditions of each such collective bargaining agreement, collective labor contract and industrial instrument; provided that, for the avoidance of doubt, if National and Sellers have otherwise complied with their covenants and obligations under Sections 5.9(b) and 5.9(d) with respect to such collective bargaining agreement, collective labor contract and industrial instrument, the failure of National or Sellers to cause the delivery to Buyer of such collective bargaining agreement, collective labor contract and industrial instrument shall not be considered a breach of this Agreement.
6.3    Conditions to Obligations of Sellers. The obligations of Sellers and New Kleinco to effect the Closing contemplated under this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Sellers and New Kleinco:
(a)    each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the time (other than the representations and warranties that are made as of another date, which shall be so true and correct as of that date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties materially adversely affect the ability of Buyer to timely consummate the Sale or any of the other transactions contemplated by this Agreement, and Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer acknowledging the condition in this clause (a) are true;
(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer, acknowledging the condition in this clause (b) is true;
(c)    all documents, instruments, certificates or other items (including, without limitation, the payments to be made at the Closing) required to be delivered at the Closing by Buyer pursuant to this Agreement or otherwise reasonably requested by Sellers shall have been delivered; and
(d)    the Restated LLC Agreement shall have been executed by the Buyer and shall be in full force and effect.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. This Agreement and the transactions contemplated by this Agreement may be terminated prior to the Closing and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Time:
(a)    Mutual Consent. By mutual written consent of Buyer and Sellers.
(b)    By Sellers: Breach. By Sellers, if there shall have been any breach by Buyer, of any covenant or agreement set forth in this Agreement, which breach:
(1)    would give rise to the failure of a condition to the Closing (testing each Closing condition as it pertains to the breach as if the date of termination were the Closing Date) in the favor of the terminating Party; and
(2)    cannot be cured by Buyer, or has not been cured by Buyer, within twenty (20) days following receipt by Buyer of written notice of such breach, or if there are less than twenty (20) days from the receipt of such written notice until the Termination Date, within such shorter period (“Cure Period”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(2) shall not be available to Sellers if any Seller or National shall have failed to perform or observe in any respect any covenant or obligation contained in this Agreement where such breach or failure to perform at the time of the exercise of the termination right would give rise to the failure of a condition set forth in Section 6.2 (testing the Closing condition as it pertains to the breach or failure to perform as if the date of the exercise of the termination right were the Closing Date).
(c)    By Buyer: Breach. By Buyer if there shall have been any breach by National, Sellers or New Kleinco of any covenant or agreement set forth in this Agreement, which breach:
(1)    (i) would give rise to the failure of a condition to the Closing (testing each such Closing condition as it pertains to such breach as if the date of termination were the Closing Date) in the favor of Buyer; and (ii) cannot be cured by National, Sellers or New Kleinco, or has not been cured by National, Sellers or New Kleinco, within the Cure Period following receipt by National of written notice of such breach, provided, however, that the right to terminate this Agreement under this Section 7.1(c)(1) shall not be available to Buyer if Buyer has failed to perform or observe in any respect any covenant or obligation contained in this Agreement where such breach or failure to perform at the time of the exercise of the termination right would give rise to the failure of a condition set forth in Section 6.3 (testing each such Closing condition as it pertains to such breach or failure to perform as if the date of the exercise of the termination right were the Closing Date); and
(2)    there is a an incorrect representation or warranty given by National, a Seller or New Kleinco under Article II or Article III which would give rise to the failure of a condition to the Closing (testing each such Closing condition as it pertains to such breach as if the date of termination were the Closing Date) in the favor of Buyer.
(d)    Either Party: Failure of USPB Member Approval. Buyer or Sellers may terminate this Agreement if a meeting is held in accordance with Section 5.12 for the purpose of obtaining such USPB Member Approval and such USPB Member Approval is not obtained and notice of the termination is given within five (5) Business Days after (i) in the case of Sellers, the meeting for USPB Member Approval has been held and (ii) in the case of Buyer, receipt of notice to Buyer from USPB that USPB Member Approval was not received at the meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Sellers if a Seller or National has failed to perform or observe in any material respect any covenant or obligation contained in Section 5.11 or 5.12.
(e)    Either Party: Court Order. By either Buyer or Sellers if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement or the Transaction Documents.
(f)    Either Party: Failure To Close Before Expiration. By either Buyer or Sellers if the Closing shall not have occurred for any reason on or before the date 90 days after the date of execution of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to Buyer if Buyer’s failure, or to Sellers if any Seller’s, New Kleinco’s or National’s failure, to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the Closing of the transactions contemplated by this Agreement to occur on or before the Termination Date and further provided that the Termination Date shall be extended to permit Sellers, New Kleinco, National and Buyer to comply with the provisions of Section 5.11.
(g)    Sellers’ Change of Recommendation. By Sellers, prior to receipt of USPB Member Approval, to the extent permitted by Section 5.11(d)(2), if at any time prior to the receipt of USPB Member Approval both of the following conditions are met:
(1)    (i) the Board of Directors of USPB makes a Change of Recommendation in compliance with Section 5.11(d), and (ii) Sellers notify Buyer in writing of the Change of Recommendation; and
(2)    concurrently with such termination, Sellers shall have paid (or caused to be paid) to Buyer the Termination Fee by wire transfer of immediately available funds to an account designated by Buyer.
(h)    Change of Recommendation; Breach of No Solicitation; Failure to Hold Meeting. By Buyer, if:
(1)    (i) a Change of Recommendation shall have occurred and (ii) Buyer notifies Sellers in writing of such termination within fifteen (15) days after receipt of written notice of such Change of Recommendation; or
(2)    Sellers or New Kleinco shall have breached their obligations under Section 5.11 in any material respect; or
(3)    USPB shall not have held the membership vote contemplated by Section 5.12(a) by the 75th day after the date hereof.
(i)    Either Party: Any Other Reason. By either Buyer or Sellers for any reason other than as set forth in Sections 7.1(a) through 7.1(h) above.
(j)    Notice of Termination. Any termination pursuant to this Section 7.1 (other than a termination pursuant to Section 7.1(a)) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section pursuant to which this Agreement is being terminated.
7.2    Effect of Termination.
(a)    Survival and Liability. In the event of the termination of this Agreement by either Buyer or Sellers as provided for in and in compliance with Section 7.1, this Agreement shall immediately become void and of no further force or effect with no liability or obligation under this Agreement on the part of Buyer, National, Sellers, New Kleinco or their respective Affiliates, officers, directors, employees, stockholders or members; provided, however, that this Section 7.2 and Articles VII and VIII (except Sections 8.1, 8.2, 8.12 and 8.20) and Exhibit A shall survive the termination; and
(b)    Certain Fees.
(1)    Upon termination of this Agreement, a fee of $35 million (the “Termination Fee”) may be due and payable in accordance with the provisions of this Section 7.2(b). Notwithstanding any other provisions of this Agreement, no Termination Fee shall be payable if:
(i)    this Agreement is terminated pursuant to Section 7.1(a) (Mutual Consent); or
(ii)    either Buyer or Sellers terminate this Agreement pursuant to Section 7.1(e) (Court Order).
(2)    Upon the termination of this Agreement, National shall pay the Termination Fee to Buyer if:
(i)    Buyer terminates this Agreement pursuant to Section 7.1(c) (Breach by Sellers or National); or
(ii)    Sellers terminate this Agreement pursuant to Section 7.1(f) (Failure to Close Before Expiration Date) and at the time of such termination Buyer could have terminated this Agreement pursuant to Section 7.1(c) (Breach by Sellers or National), and prior to Sellers’ termination of this Agreement, Buyer has notified Sellers of the breach or breaches giving rise to such termination right;
(iii)    Sellers terminate this Agreement pursuant to Section 7.1(g) (Sellers’ Change of Recommendation);
(iv)    Buyer terminates this Agreement pursuant to Section 7.1(h) (Change of Recommendation, Breach of No Solicitation; Failure to Hold Meeting); or
(v)    Sellers terminate this Agreement pursuant to Section 7.1(i) (Any Other Reason).

The payment of the Termination Fee shall be made (i) if such termination of the Agreement was by Buyer, within two (2) Business Days of such termination and (ii) if such termination of the Agreement was by Sellers, concurrently with, and as a condition precedent to, such termination.
(3)    Upon the termination of this Agreement, Buyer shall pay the Termination Fee to National if:
(i)    (A) all of Buyer’s conditions to Closing set forth in Section 6.1 and Section 6.2 of this Agreement have been satisfied or waived by Buyer, (B) Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.3 of this Agreement and (C) Sellers terminate this Agreement pursuant to Section 7.1(b) (Breach by Buyer); or
(ii)    Buyer terminates this Agreement pursuant to Section 7.1(i) (Any Other Reason).
The payment of the Termination Fee shall be made (i) if such termination of the Agreement was by Sellers, within two (2) Business Days of such termination and (ii) if such termination of the Agreement was by Buyer, concurrently with, and as a condition precedent to, such termination.
(4)    National shall pay the Termination Fee to Buyer if (A) either Buyer or Sellers terminate this Agreement pursuant to Section 7.1(d) (Failure of USPB Member Approval) or Section 7.1(f) (Failure to Close Before Expiration Date), (B) after the date hereof and prior to such termination, a Person or group other than Buyer and its Affiliates has made an Acquisition Proposal to National or Sellers or has otherwise publicly disclosed or proposed an Acquisition Proposal of which National or Sellers is aware or has been informed, and (C) within twelve (12) months following the date of such termination, National or Sellers announce or enter into a written agreement with respect to, or consummate a transaction relating to any Acquisition Proposal. Such payment shall be made within two (2) Business Days after the announcement of or entry into a written agreement with respect to, or if earlier, the consummation of such Acquisition Proposal. The Parties agree that (x) no Termination Fee shall be due under this Section 7.2(b)(4) if National has previously paid a Termination Fee to Buyer pursuant to Section 7.2(b)(2) and (y) if a Termination Fee is paid under this Section 7.2(b)(4), National shall be entitled to a credit against payment of such Termination Fee in respect of any fee previously paid pursuant to Section 7.2(b)(5) below. For the avoidance of doubt, for purposes of this Section 7.2(b)(4), Acquisition Proposal shall not include any initial public offering for the securities of National or any of its Subsidiaries so long as one or more third parties does not obtain Control of National or any of its Subsidiaries as a result of such initial public offering.
(5)    National shall pay Buyer an amount equal to Buyer’s reasonable costs related to the investigation, negotiation and implementation of the transactions under this Agreement, including costs of legal counsel, consultants, advisors, due diligence, and printing, such amount not to exceed $2,500,000, if either Buyer or Sellers terminate this Agreement pursuant to Section 7.1(d) (Failure of USPB Member Approval) and neither Buyer nor Sellers are receiving a

Termination Fee, such payment to be made (i) if such termination is by Sellers, concurrently with, and as a condition precedent to, such termination, or (ii) if such termination is by Buyer, within two (2) Business Days of such termination.
(6)    All amounts payable pursuant to this Section 7.2(b) shall be paid by wire transfer of immediately available funds to an account to be designated by the payee. If the amounts payable pursuant to this Section 7.2(b) shall not be received by the payee when due pursuant to this Agreement, such amounts shall accrue interest for the period commencing on the day next following the date when due any such amount became past due, at a rate equal to (x) the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus (y) 3%. In addition, if the amounts payable pursuant to this Section 7.2(b) shall not be received by the payee when due pursuant to this Agreement, the payor shall also pay to the payee all of such payee’s attorneys’ fees and other costs and expenses in connection with efforts to collect such amounts. Sellers shall guarantee all payments required to be made by National pursuant to this Section 7.2.
(7)    If this Agreement is terminated, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) for a Party for any breach, Loss or damage shall be to receive the amounts payable pursuant to this Section 7.2(b), if any, including the right to enforce payment of the fees under this Section 7.2(b) and upon payment of such amount, if any, no Person shall have any rights or claims against any Party or any of their Affiliates under this Agreement or otherwise, whether at law, in equity, in contract, in tort or otherwise, and no Party or any of their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In the event of a termination of this Agreement in accordance with Article VII, the provisions of this Section 7.2(b)(7) shall control, notwithstanding any other provision of this Agreement providing for any other remedies.
7.3    Return of Documentation. Following termination of this Agreement in accordance with Section 7.1, Buyer shall return or destroy all agreements, documents, contracts, instruments, books, records, materials and all other information regarding National or any of its Subsidiaries or other Affiliates provided to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Nothing in this Section 7.3 shall diminish any obligations of Buyer under the Confidentiality Agreement.
ARTICLE VIII

MISCELLANEOUS
8.1    Indemnification.
(a)    Indemnification for Breach of National Representation or Warranty. USPB and NBPCo hereby agree, severally and not jointly, to indemnify, hold harmless and defend Buyer and its Affiliates, successors and assigns (“Buyer Indemnified Persons”) from and against, and to reimburse the Buyer Indemnified Persons with respect to, any and all Losses incurred by a Buyer Indemnified Person by reason of or arising out of or in connection with (i) any breach or inaccuracy of any representation or warranty of National made in Article III of this Agreement or the Schedules or Exhibits to this Agreement or any certificate delivered by National pursuant to this Agreement (without giving effect to any materiality, Material or Material Adverse Effect qualifications in the representations and warranties in this Agreement other than in Section 3.7(a)) and (ii) any breach or failure of any covenant or agreement by National in this Agreement or the Schedules or Exhibits executed or provided by National under this Agreement.
(b)    Indemnification for Breach of Seller or New Kleinco Representation or Warranty. Each of Sellers and New Kleinco hereby agrees to indemnify, hold harmless and defend the Buyer Indemnified Persons from and against, and to reimburse the Buyer Indemnified Persons with respect to, any and all Losses incurred by a Buyer Indemnified Person by reason of or arising out of or in connection with (i) any breach or inaccuracy of any representation or warranty made by such Seller or New Kleinco in Article II of this Agreement or by such Seller in the Sellers Disclosure Schedule or any certificate delivered by such Seller or New Kleinco pursuant to this Agreement and (ii) any breach or failure of any covenant or agreement by such Seller or New Kleinco in this Agreement or the Schedules or Exhibits executed or provided by such Seller or New Kleinco under this Agreement.
(c)    Environmental Indemnification. Notwithstanding any other provision limiting USPB’s and NBPCo’s indemnification obligations, except the limitations set forth in Section 8.1(g)(i), USPB and NBPCo hereby agree to indemnify and reimburse National and/or the Buyer Indemnified Persons with respect to fifty percent (50%) of any and all Losses incurred by National and/or a Buyer Indemnified Person that are, in the aggregate, in excess of $1,000,000 and that arise out of or are in connection with the obligation to investigate, remediate, monitor or otherwise respond to the presence of the Hazardous Materials (“Remedial Activities”) at, on, under or migrating from the National facility all as set forth on National Disclosure Schedule 8.1(c) (the “Site”) discovered as a result of or in furtherance of bona fide construction activities currently scheduled to be undertaken at the Site; provided that such Seller shall have no obligations hereunder if Remedial Activities are not required by, or necessary to comply with, Environmental Laws. The specific Hazardous Materials site, discovery period, and scheduled construction activities shall be specified on National Disclosure Schedule 8.1(c).
(d)    Solicitation Materials Indemnification. Notwithstanding any other provision limiting USPB’s indemnification obligations, including the limitations set forth in Section 8.1(g), USPB hereby agrees to indemnify and reimburse National and/or the Buyer Indemnified Persons with respect to one hundred percent (100%) of any and all Losses incurred by National and/or a Buyer Indemnified Person that arise out of or are in connection with the obligation of USPB to prepare, file and disseminate the soliciting, proxy and recommendation materials in accordance with Applicable Laws as contemplated in Section 5.12; provided that USPB shall have no obligations hereunder with respect to information or statements made or incorporated by reference in such soliciting, proxy and recommendation materials that are provided by Buyer or its representatives for inclusion in such materials.
(e)    Definitions. As used in this Section 8.1, the term “Losses”:
(1)    Includes all losses, damages, diminution of value, lost profits, costs and expenses, including interest from the date of any such loss is actually incurred to the time of payment, and penalties reasonably relating to the claim;
(2)    Includes reasonable out-of-pocket costs relating to a valid claim including reasonable expenses of investigation relating to the claim, reasonable attorneys’ fees (at trial, on appeal, in connection with any petition for review and in any agency proceedings) and reasonable consulting, expert and accounting fees incurred in investigating, defending or prosecuting any claim;
(3)    Shall be calculated net of the amount of any insurance proceeds in respect of that loss and payment by National of any deductibles at the levels that are in place for both insurance and deductibles as of the date this Agreement is entered into; and
(4)    Shall be reduced by any amounts National failed to mitigate in a commercially reasonable manner after the Closing.
(f)    Reserves/Accruals. Notwithstanding anything in this Agreement to the contrary, in no event shall any Loss in respect of Taxes be offset or reduced by the amount of any reserve or accrual unless the Purchase Price has been reduced by such amount.
(g)    Limitations on Indemnification.
(1)    Notwithstanding the foregoing, (i) the maximum aggregate liability of USPB and NBPCo under Section 8.1(a)(i) and Section 8.1(c) together shall be limited to $50,000,000 (the “Cap”); (ii) USPB and NBPCo shall not be responsible for indemnification of Losses pursuant to Section 8.1(a)(i) until such time as all such Losses pursuant to Section 8.1(a) shall aggregate to more than $5,000,000 (the “Tipping Basket”), at which point USPB and NBPCo shall become liable for Losses back to the first dollar; and (iii) USPB and NBPCo shall not be responsible for indemnification of a Loss pursuant to Section 8.1(a)(i) if such Loss individually (or in the aggregate arising from the same factual circumstances) is less than $1,000,000 and such Loss shall not be included for purposes of determining whether the Tipping Basket has been reached. The limitation on liability in this Section 8.1(g)(1) shall not apply to any representation, warranty or schedule (x) that is a misrepresentation or omission by National, Seller or New Kleinco constituting actual and knowing fraud by National, Seller or New Kleinco in the context in which it was given, or (y) in respect of Sections 3.1, 3.2, 3.3, 3.4, and 3.18, and Section 3.9 for taxes to be paid by the members of National for profits and losses occurring prior to Closing.
(2)    In addition to Section 8.1(g)(1), (i) the maximum aggregate liability of NBPCo under (A) Section 8.1(a)(i), other than with respect to (x) Section 3.9 for taxes to be paid by the members of National for profits and losses occurring prior to Closing or (y) a misrepresentation or omission by NBPCo constituting actual and knowing fraud by NBPCo in the context in which it was given, (B) Section 8.1(a)(ii) and (C) Section 8.1(c), shall be limited to NBPCo’s portion of the Purchase Price and (ii) the maximum aggregate liability of TKK, TMK and New Kleinco under Section 8.1(b) shall be limited to the value of the National Interests owned by New Kleinco as set forth on Exhibit 3.1 of the Restated LLC Agreement. The limit of NBPCo’s indemnification obligation for those items described in the preceding sentence is referred to as the “NBPCo Limit.”
(h)    Escrow.

(1)    Any obligation of USPB and/or NBPCo pursuant to this Article VIII shall first be satisfied from the Escrow Fund, to the extent that there is any amount remaining in the Escrow Fund, by release of funds to the relevant Buyer Indemnified Person by the Escrow Agent.
(2)    If, on the one year anniversary of the Closing, there shall not have been any claims for indemnification pursuant to this Section 8.1 properly made on or prior to such one year anniversary, then $20 million of the Escrow Fund shall be released to USPB and NBPCo in accordance with the provisions of the Escrow Agreement.
(3)    On the two year anniversary of the Closing (“Release Date”), the difference, if positive, obtained by subtracting from the remaining amount of the Escrow Fund an amount equal to the aggregate amount of unsatisfied claims for damages of Buyer Indemnified Persons properly made on or prior to the Release Date shall be released to USPB and NBPCo in accordance with the provisions of the Escrow Agreement. Further, from and after the Release Date, to the extent that (a) any amounts have been withheld in respect of unsatisfied claims and (b) the applicable underlying claims are resolved in favor of USPB and NBPCo, such amounts shall be promptly released to USPB and NBPCo in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, the release of funds from the Escrow Fund shall not affect any obligation of USPB or NBPCo under this Section 8.1.
(i)    Seller’s and New Kleinco’s Obligations. The obligations of the various Sellers and New Kleinco under this Agreement shall be several and not joint. The maximum amount of USPB’s and NBPCo’s obligation to indemnify Buyer under Section 8.1(a) or Section 8.1(c) (in each case, subject to Section 8.1(g)) is limited to such Seller’s Portion of the total amount payable to Buyer under Section 8.1(a) or Section 8.1(c) (in each case, subject to Section 8.1(g)); provided, however, (i) for the avoidance of doubt, NBPCo’s indemnification obligations with respect to items subject to the NBPCo Limit shall terminate once the NBPCo Limit is reached; and (ii) with respect to items subject to the NBPCo Limit, after the NBPCo Limit is reached, USPB’s indemnification obligation under Section 8.1(a) and Section 8.1(c) (in each case, subject to Section 8.1(g)) shall continue for the entire amount of such obligations without being limited to USPB’s Seller’s Portion of the total amount payable to Buyer under Section 8.1(a) or Section 8.1(c) (in each case, subject to Section 8.1(g)). Each Seller shall not be liable for the indemnification obligations of any other Seller. The amount for each Seller’s or New Kleinco’s indemnification obligation is defined as the “Obligation Amount”. Sellers and New Kleinco agree that, after the Closing, they shall not seek indemnification from National pursuant to any indemnification provision, whether contractual or otherwise, for any indemnification liability hereunder.
(j)    Procedure for Claims by Buyer. If a Buyer Indemnified Person intends to seek indemnification under this Section 8.1, such Buyer Indemnified Person shall provide to each of the Sellers or New Kleinco, as applicable, from whom indemnification is sought written notice of the existence of such claim as soon as practicable but in all cases within the appropriate Claim Period under Section 8.2(a), Section 8.2(b), and Section 8.2(c) including reasonably specific and reasonably detailed information regarding the alleged breach or inaccuracy and information supporting the amount of the Losses; provided that the failure of any Buyer Indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder (i) unless, and then only to the extent that, such Seller or New Kleinco, as applicable, demonstrates actual material damage caused by such failure, and then only to the extent thereof or (ii) unless such notice is given after the expiration of the appropriate Claim Period. A claim for indemnification by a Buyer Indemnified Person must be made in the appropriate Claim Period and a claim for indemnification by a Buyer Indemnified Person from Sellers or New Kleinco outside of the appropriate Claim Period is not valid (for clarity, expiration of Claim Period shall not affect any claim for indemnification asserted prior to expiration of the Claim Period and the applicable representations and warranties shall survive the expiration of the Claim Period solely for the purpose of resolving any claim properly made within the Claim Period until such claim is finally resolved). Each of Sellers and New Kleinco shall have a period of sixty (60) days in which to review the written notice and related information provided by Buyer to it and to request reasonable additional information from National or Buyer regarding Buyer’s claim for indemnification, which additional information Buyer shall promptly provide or cause, whether through action of National’s board of managers or otherwise, to be provided. Within fifteen (15) Business Days following the end of the sixty (60) day review period specified above, either each Seller and/or New Kleinco, as applicable, shall pay Buyer the applicable Obligation Amount, or such Seller or New Kleinco, as applicable, shall reject Buyer’s claim for indemnification by written notice to Buyer (the “Rejection Notice”). If, at the end of such fifteen (15) Business Day period such Seller or New Kleinco, as applicable, has not either paid the applicable Obligation Amount or delivered a Rejection Notice, then such Seller or New Kleinco, as applicable, shall be conclusively obligated to pay Buyer the applicable Obligation Amount. In the event a Seller or New Kleinco delivers a Rejection Notice, (x) Buyer shall have all rights and remedies under law to pursue the claim subject to the limitations on liability in this Agreement and such Seller or New Kleinco, as applicable, shall have all defenses available to it under law and (y) such Seller or New Kleinco, as applicable, shall not have an indemnification obligation unless and until there is an adjudication or other final determination that such Seller or New Kleinco, as applicable, has an obligation to Buyer.
(k)    Sole Remedy. From and after the Closing, except for any representation, warranty, or schedule that is a misrepresentation or omission by Sellers, New Kleinco or National constituting actual and knowing fraud by such Party in the context it was given, the Parties acknowledge and agree that, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty or certificates delivered by Sellers, New Kleinco or National to Buyer under this Agreement will be indemnification in accordance with this Section 8.1. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to a misrepresentation by National in this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made by Sellers, New Kleinco or National in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Applicable Law (including any such Applicable Law under or relating to environmental matters), common law, or otherwise. Subject to Section 7.2(b)(6), the foregoing shall not limit Buyer’s ability to seek specific performance, injunctive relief or other non-monetary equitable remedies as may be required to enforce covenants or other agreements (including Section 5.13), or to seek any remedy in connection with other Transaction Documents.
(l)    Investigation. Except as set forth in Section 5.4(b), the right to indemnification under this Section 8.1 or any other remedy based on representations, warranties, covenants and agreements of Sellers, New Kleinco or National in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) by Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.
(m)    Right of Offset. In the event (a) any Seller or New Kleinco (“Indemnitor”) becomes obligated to make any payments to Buyer (which for purposes of this Section 8.1(m) shall include Buyer’s wholly owned, direct or indirect Subsidiaries) under this Agreement, (b) after taking into account all amounts in the Escrow Fund which shall first be used to satisfy an indemnification obligation of USPB and/or NBPCo covered by the Escrow Fund, there remains unpaid any portion of the indemnification obligation (the “Indemnification Shortfall”) and (c) a period of at least five (5) Business Days has elapsed since Buyer has provided written notice of such Indemnification Shortfall, the Indemnitor hereby authorizes and directs that upon notice to National by Buyer, with a copy to the Indemnitor, Buyer may require National to pay to Buyer any and all payments or distributions under the Restated LLC Agreement that National would, but for this provision, make to the Indemnitor or any of its Permitted Transferees (as such term is defined in the Restated LLC Agreement) to pay such Indemnification Shortfall in full. Sellers and New Kleinco agree that they will cooperate (and cause each of their Permitted Transferees to cooperate) with National and Buyer to effectuate this provision, including providing any consents or written directions to National confirming such payments and that any transfer of membership interests in National by a Seller or New Kleinco to a Permitted Transferee shall be subject to this obligation.
8.2    Limited Survival of Representations, Warranties.
(a)    Sellers. The representations and warranties of each Seller and New Kleinco and any certificate delivered by any Seller or New Kleinco pursuant to this Agreement are made as of the execution of this Agreement and as of the Closing Date and shall survive the Closing Date until the expiration of the Claim Period applicable thereto. The Claim Period for a Buyer Indemnified Person to make a claim against any Seller (other than TKK and TMK) for a breach of any of such Seller’s representations, warranties or certificates delivered by such Seller pursuant to this Agreement as well as for a failure of such Seller to perform any agreement, covenant or obligation in this Agreement required to be performed on or prior to the Closing is until the two year anniversary of the Closing; provided, that (1) the Claim Period for a claim related to any of such Seller’s representations, warranties or certificates delivered by such Seller pursuant to this Agreement with respect to Sections 2.1(a), 2.1(b), 2.1(c), 2.1(e) and 2.2 shall be indefinitely and (2) the Claim Period for a claim pursuant to Section 8.1(c) shall be until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (including all applicable periods of extension). The Claim Period for a Buyer Indemnified Person to make a claim against TKK, TMK or New Kleinco for a breach of the representations and warranties of TKK, TMK or New Kleinco or certificates delivered by TKK, TMK or New Kleinco pursuant to this Agreement as well as for a failure of TKK, TMK or New Kleinco to perform any agreement, covenant or obligation in this Agreement required to be performed on or prior to the Closing is until the eighteen month anniversary of the Closing.
(b)    National Representations and Warranties. National’s representations, warranties, covenants, and any certificates delivered by National or an officer of National are made as of the execution of this Agreement and as of the Closing Date and shall survive the Closing Date until the expiration of the Claim Period applicable thereto. The Claim Period for a Buyer Indemnified Person to make a claim against Sellers for a breach of any of National’s representations, warranties, covenants or certificates delivered by National pursuant to this Agreement as well as for a failure of National to perform any agreement, covenant or obligation in this Agreement required to be performed on or prior to the Closing is until the two year anniversary of the Closing; provided, that (1) the Claim Period for a claim related to any of National’s representations, warranties or certificates delivered by National pursuant to this Agreement with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.18 shall be indefinitely, and (2) the Claim Period for a claim related to any of National’s representations, warranties or certificates delivered by National pursuant to this Agreement with respect to Section 3.9 shall be until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (including all applicable periods of extension).
(c)    No Limitation. Other than the representations, warranties and certificates referred to in Section 8.2(a) and 8.2(b), this Section 8.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance, or creates rights or remedies, after: (1) the Closing Time, including without limitation, those contained in Article I and this Article VIII, and Section 5.7, 5.8 and 5.13; or (2) the termination of this Agreement, pursuant to Article VII. The Claim Period for any such covenant or agreement shall be until such covenant or agreement is fully performed or until such covenant or agreement expires in accordance with its terms.
8.3    Amendment and Waiver. This Agreement may only be amended if the amendment is set forth in a writing executed by the Parties. No waiver of any provision of this Agreement shall be binding unless the waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy with respect to a breach of this Agreement shall constitute a waiver of any breach or any other covenant, duty, agreement, or condition.
8.4    Notices. All notices, demands, and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or sent by facsimile transmission, or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated below by registered or certified U.S. mail, return receipt requested and postage prepaid or by private overnight mail courier service. Notices, demands, and communications sent by facsimile transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties in order for the notice to be effective. Notices, demands, and communications to the National, Sellers, New Kleinco or Buyer, must, unless another address is specified in writing, be sent to the address indicated

below:

If to Buyer:	Leucadia National Corporation 315 Park Avenue South New York, NY 10010 Attention: President Fax: (212) 598-3245 with a copy (which copy shall not constitute notice to Buyer) to:
Andrea A. Bernstein (andrea.bernstein@weil.com)
Matthew J. Gilroy (matthew.gilroy@weil.com)
Weil, Gotshal and Manges LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007

If to National:
National Beef Packing Company, LLC
12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Attention: General Counsel
Fax: (816) 713-8889

with a copy (which copy shall not constitute notice to National) to:

Husch Blackwell, LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Attention: John Brungardt
(john.brungardt@huschblackwell.com)
Fax: (816) 983-8080

If to Sellers:
U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195
Attention: Steven D. Hunt, CEO
Fax: (816) 713-8810

with a copy (which copy shall not constitute notice to USPB) to:

Mark J. Hanson (mjhanson@stoel.com)
Ronald D. McFall (rdmcfall@stoel.com)
Stoel Rives LLP
33 South Sixth Street, Suite 4200
Minneapolis, MN 55402

Fax: (612) 373-8881

NBPCo Holdings, LLC
891 Two Rivers Drive
Dakota Dunes, SD 57049
Attention: Rich Jochum
Fax: (605) 217-8001

with a copy (which copy shall not constitute notice to NBPCo):

Michael M. Hupp
Koley Jessen P.C., L.L.O.
1125 S. 103rd Street, Suite 800
Omaha, NE 68124
Fax:    (402) 390-9500

TKK Investments, LLC
5964 N. Cosby Ave.
Kansas City, MO 64151
Attention: Timothy M. Klein

TMKCo, LLC
5964 N. Cosby Ave.
Kansas City, MO 64151
Attention: Timothy M. Klein

If to New Kleinco:	TMK Holdings, LLC 5964 N. Cosby Ave. Kansas City, MO 64151 Attention: Timothy M. Klein
Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that the notice of change of address shall be effective only upon receipt.
8.5    Binding Agreement; Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties, whether by operation of law or otherwise, without the written consent of the other Parties and any purported assignment without such consent shall be void; provided, however, that Buyer may assign, in its sole discretion, any or all of its rights, interests, and obligations under this Agreement in whole or in part to one or more Subsidiaries or to any Affiliate of Buyer; provided, however, that no such assignment shall effect a release of Buyer from its obligations under this Agreement and Buyer shall remain fully liable for all its obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
8.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, the provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement.
8.7    Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, paragraph, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as they hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Any term used but not defined in this Agreement shall have the meaning given to the term in Exhibit A, which Exhibit A is incorporated into this Agreement by reference. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars (unless a contrary intention appears) and will, when the context allows, include equivalent amounts in other currencies.
8.8    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
8.9    Entire Agreement. This Agreement (including the Exhibits, Schedules and certificates delivered pursuant to this Agreement), the Transaction Documents and the Confidentiality Agreement contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter in any way.
8.10    Counterparts and Facsimile Signatures. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
8.11    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH OF THE PARTIES IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY

RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
8.12    Public Announcements. Prior to the Closing, no Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except that any Party may make any disclosure required by Applicable Laws (including federal securities laws) or applicable stock exchange rules if it determines in good faith that it, or any Subsidiary or parent company thereof, is required to do so. A Party, with respect to the each such disclosure, shall provide the other Parties with prior notice and a reasonable opportunity to review the disclosure.
8.13    Jurisdiction. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THIS AGREEMENT SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IN THE CASE OF ANY CLAIM AS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA) SITTING IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN SECTION 8.4 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.
8.14    Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN

THE STATE OF DELAWARE.
8.15    Attorneys’ Fees. In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter of this Agreement, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection with the action or proceeding, including any appeals from the action or proceeding.
8.16    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth in this Agreement.
8.17    Expenses.
(a)    Fees for Agreement. Each Seller will pay the Seller’s Portion of the fees and expenses incurred by Sellers and (except as provided in Section 8.17(c) below) National in connection with the drafting of this Agreement.
(b)    Fees for Proxy Statement. USPB will pay for all fees and expenses incurred for the proxy statement in connection with the transactions contemplated under this Agreement.
(c)    Fees for Due Diligence Review. National will bear all fees and expenses incurred for the due diligence review (including the establishment of the Data Room and the preparation of the Schedules hereto).
(d)    Other Fees. Except as otherwise expressly provided in this Agreement (including Section 7.2(b)), the Parties shall each pay all of their own fees, costs, and expenses (including fees, costs, and expenses of legal counsel, investment bankers, advisors, accountants, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred by the Person in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement.
8.18    Rules of Construction.
(a)    Representation By Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating to this Agreement shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.
(b)    Limited Purpose of Disclosure Schedule. The inclusion of any information in the Sellers Disclosure Schedule or the National Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of the information in the National SEC Documents, the Sellers Disclosure Schedule or the National Disclosure Schedule, that the information is required to be listed in the Sellers Disclosure Schedule or the National Disclosure Schedule or that the items are material to National. The headings, if any, of the individual sections of the Sellers Disclosure Schedule and the National Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part of the section or a part of this Agreement. The Seller Disclosure Schedule and the National Disclosure Schedule are each arranged in sections corresponding to those contained in Article II or Article III, as the case may be, merely for convenience, and the disclosure of an item in one section of the Sellers Disclosure Schedule or the National Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties contained in Article II or Article III, as the case may be, to the extent that the relevance of the item as an exception or as contemplated under Section 5.4 hereof a supplement to such other representations or warranties is reasonably apparent on the face of the item, notwithstanding the presence or absence of an appropriate section of the Sellers Disclosure Schedule or the National Disclosure Schedule with respect to other representations or warranties or a reference to the other representations or warranties in either the Sellers Disclosure Schedule or the National Disclosure Schedule or in the particular representation or warranty in Article II or Article III, as the case may be.
(c)    Dollar Amounts Not An Admission of Materiality. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the National SEC Documents, the Sellers Disclosure Schedule or the National Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of those amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any Schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).
(d)    U.S. Dollar. The term “dollar”, “U.S. dollar”, “United States dollar”, “$”, “USD” and like expressions means United States dollars or (as relevant) an equivalent amount in another currency. For purposes of this Agreement, any Debt, amount, liability, or obligation that is expressed in a foreign currency pursuant to the underlying agreement or transaction shall be converted into United States dollars:
(1)    pursuant to the terms of the underlying agreement or transaction if the conversion is expressly addressed in that agreement or transaction; or
(2)    if clause (1) is not applicable based on the 12 noon rate for customs purposes as quoted by the Federal Reserve Bank of New York on the last Business Day that is immediately prior to the date that the determination of the conversion is required under this Agreement or any successor rate quoted by the Federal Reserve Bank of New York.
(e)    Buyer Disclosure Schedule Not Admission. The inclusion of any information in the Buyer Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of the information in the Buyer Disclosure Schedule, that the information is required to be listed in the Buyer Disclosure Schedule or that the items are material to Buyer. The headings, if any, of the individual sections of each of the Buyer Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part of the Buyer Disclosure Schedules or a part of this Agreement. The Buyer Disclosure Schedule is arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of an item in one section of the Buyer Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties contained in Article IV to the extent that the relevance of the item to the representations or warranties is reasonably apparent on the face of the item, notwithstanding the presence or absence of an appropriate section of the Buyer Disclosure Schedule with respect to other representations or warranties or a reference to the other representations or warranties in either the Buyer Disclosure Schedule or in the particular representation or warranty in Article IV.
8.19    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that prior to termination of this Agreement in accordance with Article VII, the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.13, this being in addition to any other remedy to which they are entitled at law or in equity.
8.20    Tax Matters.
(a)    Tax Returns. The Parties agree that Buyer’s purchase of the National Interests will result in a termination of National for Federal income tax purposes under Code Section 708. Sellers shall control the preparation and filing, in a manner consistent with the past practice of National or any of its Subsidiaries, as applicable, all Tax Returns in respect of National or any its Subsidiaries that are required to be prepared and filed prior to the Closing Date; provided, however, that to the extent that any item on any such Tax Returns would reasonably be expected to have an adverse effect on Buyer, National, or any of its Subsidiaries, Sellers shall provide a copy of such Tax Returns to Buyer at least fifteen (15) days prior to the due date for filing such Tax Returns and Sellers shall not file such Tax Returns without Buyer’s consent (which shall not be unreasonably withheld, conditioned, or delayed). Buyer shall control the preparation and filing (including through direction and oversight of National) all other Tax Returns in respect of National and its Subsidiaries (including any Tax Return for any Pre-Closing Tax Period and required to be filed after the Closing Date); provided, however, that in the case of any such Tax Return for a Pre-Closing Tax Period, such Tax Return will be prepared in a manner consistent with prior tax accounting practices and methods used by National or any of its Subsidiaries, as applicable, except as otherwise required by Applicable Law, and Buyer shall provide a copy of any such Tax Return to Sellers for their review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns and shall attempt in good faith to address all reasonable comments made by the Sellers; provided, however, that to the extent that Sellers would be reasonably expected to have material liability for any item on such Tax Returns pursuant to this Agreement, Buyer shall not file such Tax Returns without Sellers’ consent (which shall not be unreasonably withheld, conditioned, or delayed).

(b)    Straddle Periods. To the extent permitted by Applicable Law, the Parties agree to cause the taxable period of National and each of its Subsidiaries to close on the Closing Date. In the case of Taxes of National or any of its Subsidiaries that are payable with respect to a taxable period beginning on or prior to and ending after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be borne and paid by Sellers, and such portion shall be determined as follows:
(1)    in the case of Taxes that are (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (C) not described in clauses (1)(A), (1)(B), or (2) of this Section 8.20(b), deemed equal to the amount that would be payable if the taxable period ended on the Closing Date; and
(2)    in the case of Taxes imposed on a periodic basis with respect to one or more assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(c)    Tax Matters Information. After the Closing, the Parties shall (1) provide, and shall cause each of their Affiliates to provide, to the other Parties and their Affiliates (at the expense of the requesting Party) such information relating to National as the Parties may reasonably request with respect to Tax matters; (2) (A) retain, in a manner in compliance with Section 6001 of the Code, all books and records of National and each of its Subsidiaries with respect to Tax matters pertinent to National or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, National, or any of its Subsidiaries, any extensions thereof) of each respective taxable period, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, Buyer, National, or a Subsidiary, as the case may be, shall allow the requesting Party to take possession of such books and records; and (3) cooperate with each other in (A) the conduct of any audit or other proceeding with respect to any Tax relating to National or any of its Subsidiaries for each taxable period or portion of such period ending on or prior to the Closing Date until the expiration of the applicable statute of limitations taking into account any and all extensions or waivers and (B) the structuring of any Schedule 1.2(d) Transaction following the Closing Date and the consummation and execution of any agreement in furtherance thereof.
(d)    Taxing Authority Notice. If Buyer or any of its Affiliates (including National) receives any written notice from any taxing authority proposing any adjustment to any income tax return relating to any Pre-Closing Tax Period, Buyer shall provide Sellers prompt written notice of such taxing authority notice. Sellers shall have the right to control, at their own expense, any audit relating solely to a Pre-Closing Tax Period and for which a Seller has financial responsibility pursuant to this Agreement or by law, and Buyer shall have the right to control, at its own expense, all other audits; provided, however, that neither Buyer nor Sellers (or their respective Affiliates) shall have the right to take a position that would have a Material Adverse Effect on the other Party or Parties without the written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)    Post Closing Distributions.
(1)    Notwithstanding anything in this Agreement to the contrary, with respect to the period between National’s most recent distributions and the Closing, upon completion of the Federal, state and local income tax returns described above, National shall make a priority return distribution under Section 5.2.2 of the National Limited Liability Company Agreement and a tax distribution to each Seller in an amount equal to forty-eight percent (48%) of the taxable income of National reported on the Tax Returns described in Section 8.20(a) and allocated to that Seller (collectively for each Seller, the “Final Pre-Closing Tax Distribution”), in both cases reduced by any prior tax distributions made to the Seller with respect to such income under Section 5.2.1 of the National Limited Liability Company Agreement. If the amount of the Final Pre-Closing Tax Distribution for a Seller shall be less than the aggregate amount actually distributed to such Seller in respect of the taxable year ending on the Closing Date, such Seller shall pay to National the amount of such excess distribution.
(2)    Sellers shall, and shall cause National and any of its Subsidiaries (as applicable) to, consent to any distribution necessary to undertake any Schedule 1.2(d) Transaction hereof in connection with the transactions contemplated by this Agreement.
(f)    Transfer Taxes. All transfer, documentary, registration, stamp, and other similar Taxes (including, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Sale and the other transactions contemplated by this Agreement (“Transfer Taxes”) will be borne one-half by Buyer, on the one hand, and one-half by the Sellers (in accordance with their percentage ownership of the total value of the National Interests), on the other hand, with such Transfer Taxes to be timely paid by each such party.
ARTICLE IX

NEW KLEINCO Guarantee
9.1    New Kleinco Guarantee. New Kleinco hereby unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to Buyer and the other Buyer Indemnified Persons, and their respective successors, transferees and permitted assigns, the prompt and complete payment and performance by TKK and TMK when due of their indemnification obligations under Section 8.1 (the “Klein Guaranteed Obligations”).  This guarantee shall remain in full force and effect until all of the Klein Guaranteed Obligations shall have been paid in full.  New Kleinco waives (i) any and all notice of the creation, renewal, extension or accrual of any of the Klein Guaranteed Obligations and (ii) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon TKK or TMK with respect to the Klein Guaranteed Obligations.
Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:    U.S. Premium Beef, LLC

By: _/s/ Steven D. Hunt____________________
    Name: Steven D. Hunt
    Title: President and Chief Executive Officer

NBPCo Holdings, LLC

By: _/s Rich Jochum_______________________
    Name: Rich Jochum
    Title: Manager

TKK Investments, LLC

By: _/s/ Timothy M. Klein__________________
    Name: Timothy M. Klein
    Title: Manager

TMKCo, LLC

By: _/s/ Timothy M. Klein__________________
    Name: Timothy M. Klein
    Title: Manager

NEW KLEINCO:    TMK Holdings, LLC

By: _/s/ Timothy M. Klein__________________
    Name: Timothy M. Klein
    Title: Manager

BUYER:    Leucadia National Corporation

By: _/s/ Ian M. Cumming__________________
    Name: Ian M. Cumming
    Title: Chairman of the Board

NATIONAL:    National Beef Packing Company, LLC

By: _/s/ Timothy M. Klein__________________
    Name: Timothy M. Klein
    Title: President, Chief Executive Officer and
Manager

Schedule 1.2(D)

At the request of Buyer, the Parties shall cause the following transactions to occur:

1.	At or prior to the Closing, National shall form a direct, wholly owned Delaware limited liability company (“NewSub”).

2.
National shall transfer, and shall cause its Subsidiaries to transfer, all of the tangible and intangible assets of National and its Subsidiaries located in Pennsylvania to NewSub in exchange for all of the membership interests in NewSub. In connection with this transfer, NewSub and National shall take all necessary steps to substantially continue all benefits available to all employees located in Pennsylvania prior to their transfer to NewSub.

3.	Following the Closing, National shall declare and make a pro rata dividend of all of the membership interests in NewSub to the members of National.

4.
Simultaneously with Step 3, (i) the Parties that receive the membership interests in NewSub shall enter into the NewSub limited liability company agreement set forth on Exhibit I hereto and (ii) the members of National shall enter into the National limited liability company agreement set forth on Exhibit II hereto.

5.
NewSub and National (or one or more designated Subsidiaries of National) shall enter into one or more agreements to memorialize the on-going business relationship between NewSub and National (e.g., management services agreement, loan agreement, trademark license agreement, etc.).

National Beef Pennsylvania, LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
DATED AS OF _________, 20__

Page

RECITALS		1
AGREEMENT		2
1.	Definitions	2
2.	FORMATION AND PURPOSE	8
2.1	Conversion; Formation	8
2.2	Name	9
2.3	Registered Office/Agent	9
2.4	Term	9
2.5	Purpose	9
2.6	Powers	9
2.7	Certificates	10
2.8	Principal Office	10
3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS	10
3.1	Members	10
3.2	Member Interests and Units	11
3.3	Additional Members and Units	11
3.4	Capital Contributions	11
3.5	Termination of Governance Rights	11
3.6	Additional Issuances of Units	12
4.	CAPITAL ACCOUNTS	12
4.1	Allocations	12
4.2	Capital Accounts	13
4.3	Revaluations of Assets and Capital Account Adjustments	13
4.4	Additional Capital Account Adjustments	13
4.5	Additional Capital Account Provisions	14
5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS	14
5.1	Board of Managers Determination	14
5.2	Distributions	14
5.3	No Violation	15
5.4	Withholdings	15
5.5	Property Distributions and Installment Sales	16
5.6	Net Profit or Net Loss	17
5.7	Regulatory Allocations	18
5.8	Tax Allocations	19
6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS	19
6.1	Limited Liability	19
6.2	Return of Distributions of Capital	19
6.3	No Management or Control	20
6.4	Specific Limitations	20

(continued)
Page

6.5	Member Voting	20
6.6	Required Consents	20
6.7	Restrictions on Member Competition	21
6.8	Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith	23
6.9	Agreement Regarding NBPCo Waiver of Right of Set-off	23
6.10	Contracts with Managers or their Affiliates	24
6.11	Member Compensation; Expenses; Loans	24
7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS	24
7.1	Board of Managers	24
7.2	Initial Managers	25
7.3	Number and Designation Rights	25
7.4	Voting and Act of the Board; Action without a Meeting	26
7.5	Tenure	26
7.6	Resignation	26
7.7	Removal	26
7.8	Vacancies	26
7.9	Meetings	26
7.10	Notice	27
7.11	Waiver	27
7.12	Quorum	27
7.13	Compensation	27
7.14	Authority of Board of Managers	27
7.15	Reliance by Third Parties	28
8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS	28
8.1	Officers, Agents	28
8.2	Election	29
8.3	Tenure	29
8.4	Chairman of the Board of Managers, Chief Executive Officer, President and Vice President	29
8.5	Chief Financial Officer	29
8.6	Chief Accounting Officer	29
8.7	Secretary and Assistant Secretaries	29
8.8	Vacancies	30
8.9	Resignation and Removal	30
8.10	Compensation	30
8.11	Delegation	30
8.12	Certain Actions Requiring Board of Manager Consent	30

(continued)
Page

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS	32
9.1	Books and records	32
9.2	Delivery to Member, Inspection; etc	32
9.3	Accounting Fiscal Year	33
9.4	Reports	33
9.5	Filings	34
9.6	Non-Disclosure	34
9.7	Restrictions on Receipt	35
10.	TAX MATTERS MEMBER	35
10.1	Tax Matters Member	35
10.2	Indemnity of Tax Matters Member	36
10.3	Tax Returns	36
10.4	Tax Elections	36
10.5	Tax Information	36
11.	TRANSFER OF INTERESTS	36
11.1	Restricted Transfer	36
11.2	Permitted Transferees	37
11.3	Transfer Requirements	37
11.4	Concurrent Transfer with National Units	38
11.5	Consent	38
11.6	Withdrawal of Member	38
11.7	Noncomplying Transfers Void	39
11.8	Amendment of Exhibit 3.1	39
11.9	Limited Interests	39
12.	FIRST OFFER; TAG-ALONG, TAKE-ALONG RIGHTS; LIQUIDITY OPTION	39
12.1	Offers to Leucadia	39
12.2	Tag-Along Rights	41
12.3	Take-Along Rights	43
12.4	Miscellaneous	44
12.5	Liquidity Options	45
13.	DISSOLUTION OF COMPANY	50
13.1	Termination of Membership	50
13.2	Events of Dissolution	50
13.3	Liquidation	50
13.4	No Action for Dissolution	51
13.5	No Further Claim	51

(continued)
Page

14.	INDEMNIFICATION	51
14.1	General	51
14.2	Exculpation	52
14.3	Persons Entitled to Indemnity	52
14.4	Procedure Agreements	52
14.5	Duties of Board of Managers	52
14.6	Interested Transactions	53
14.7	Fiduciary and Other Duties	53
15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS	54
15.1	Investment Intent	54
15.2	Securities Regulation	54
15.3	Knowledge and Experience	54
15.4	Economic Risk	54
15.5	Binding Agreement	55
15.6	Tax Position	55
15.7	Information	55
15.8	Licenses and Permits	55
15.9	Operating Structure	55
16.	COMPANY REPRESENTATIONS	55
16.1	Duly Converted and Formed	55
16.2	Valid Issue	55
17.	AMENDMENTS TO AGREEMENT	56
17.1	Amendments	56
17.2	Corresponding Amendment of Certificate	56
17.3	Binding Effect	56
18.	GENERAL	56
18.1	Successors; Delaware Law; Etc	56
18.2	Notice, Etc	56
18.3	Execution of Documents	57
18.4	Consent to Jurisdiction	57
18.5	Waiver of Jury Trial	58
18.6	Severability	58
18.7	Table of Contents, Headings	58
18.8	No Third Party Rights	58
18.9	Effectiveness	58

NATIONAL BEEF PENNSYLVANIA, LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of National Beef Pennsylvania, LLC, a Delaware limited liability company (the “Company”) is entered into as of [___________], 2011 and is by and among, Leucadia National Corporation, a New York corporation (“Leucadia”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”), and TMK Holdings, LLC, a Missouri limited liability company (“New Kleinco”), which is controlled by Timothy M. Klein (“Klein”) (with certain other Persons from time to time in accordance with the terms of this Agreement, Leucadia, USPB, NBPCo and New Kleinco collectively the “Members”) and the Company.
RECITALS
WHEREAS, Leucadia, National Beef Packing Company, LLC, a Delaware limited liability company (“National”), USPB, NBPCo, TKK Investments, LLC, a Missouri limited liability company, TMK Co, LLC, a Missouri limited liability company (both TKK Investments, LLC and TMK Co, LLC are controlled by Klein) and New Kleinco entered into that certain Membership Interest Purchase Agreement, dated as of [_________], 2011 (the “Membership Interest Purchase Agreement”), pursuant to which Leucadia has become a member of National;

WHEREAS, as contemplated by Schedule 1.2(d) of the Membership Interest Purchase Agreement, National formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), as amended from time to time (the “Act”), by filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware and entering into a Limited Liability Company Agreement on [__________], 2011 (the “Initial LLC Agreement”);

WHEREAS, as contemplated by Schedule 1.2(d) of the Membership Interest Purchase Agreement, National will contribute and/or assign to the Company all of its tangible and intangible assets located in the Commonwealth of Pennsylvania in exchange for 100% of the membership interests of the Company;

WHEREAS, as contemplated by Schedule 1.2(d) of the Membership Interest Purchase Agreement, National will declare and distribute 100% of the membership interest of the Company, as a distribution to its members, in proportion to each such member’s National Percentage Interest (the “National Distribution”);

WHEREAS, upon the National Distribution, (i) National will cease to hold any membership interests of the Company and (ii) Leucadia, USPB, NBPCo and New Kleinco collectively will hold 100% of the membership interests of the Company;

WHEREAS, Leucadia, USPB, NBPCo and New Kleinco desire to amend and restate the Initial LLC Agreement effective as of the Effective Date by entering into this Agreement; and

WHEREAS, as of the Effective Date this Agreement shall amend, restate and supersede in all respects, the Initial LLC Agreement, and such Initial LLC Agreement shall be of no further force and effect as of the Effective Date.
AGREEMENT
NOW, THEREFORE, the Members agree as follows:
1.Definitions
For purposes of this Agreement: (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”
“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.
“Act” is defined in the Recitals.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and
(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Board of Managers consistently therewith.
“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company dated as of the Closing Date and effective as of the Effective Date, as amended from time to time.
“Aggregate Units” means, as to each Member on the Effective Date of this Agreement other than Leucadia, the number of Units held by such Member on the Effective Date of this Agreement,

together with any additional Units subsequently acquired by such Member.
“Applicable Holding Period” means with respect to Leucadia, USPB, NBPCo and New Kleinco and their respective Permitted Transferees, the period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date.
“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:
(a)    the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or
(b)    as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.
As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.
“Assumption” is defined in Section 12.5.4.2.
“Base Tax Rate” is defined in Section 5.2.1.
“Board of Managers” or “Board” means the board of managers of the Company elected and determined in accordance with Article 7.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
“Call Date” is defined in Section 12.5.2(b).
“Call Election Period” is defined in Section 12.5.2(b).
“Call Member(s)” is defined in Section 12.5.2(a).
“Call Notice” is defined in Section 12.5.2(a).
“Call Units” is defined in Section 12.5.2(a).
“Called Member” is defined in Section 12.5.2(a).
“Capital Account” is defined in Section 4.2.
“Capital Contribution” means with respect to any Member, the sum of (i) the amount of money plus (ii) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.
“Cattle Agreement Trigger” is defined in Section 12.5.1(b).
“Cattle Purchase and Sale Agreement” means the Cattle Purchase and Sale Agreement dated as of [_________], 2011 by and among National and USPB.
“Certificate of Formation” means the certificate of formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18 214 and 18 201 of the Act.
“Closing Date” means [________], the date on which the transactions contemplated by the Membership Interest Purchase Agreement were closed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” is defined in the introductory paragraph.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).
“Competitor” or “Competing Business” means, other than as set forth in Section 6.7(b)(vii), any business (other than National and any of its Subsidiaries), whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, anywhere in the world in one or more of the following businesses: cattle slaughter, beef processing and/or packaging, including for the case ready and portioned beef market, retail and/or wholesale marketing of beef and hide tanning.
“Competing Facility” means, other than as set forth in Section 6.7(b)(vii), any cattle slaughtering facility, any beef processing and/or packaging facility, any retail and/or wholesale beef marketing operation or any hide tanning facility owned by a Competing Business anywhere in the world.
“Confidential Information” is defined in Section 9.6.1.
“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Deemed Aggregate Taxable Income” is defined in Section 5.2.2.
“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.
“Effective Date” means the date on which the National Distribution is consummated.

“Fair Value” is defined in Section 12.5.3.
“Final Transfer Date” is defined in Section 12.1.3.
“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441 1 or Section 1.441 2 and the Regulations under Section 706 of the Code, which is the taxable year ending on December 31, or such other Fiscal Year as determined by the Board of Managers.
“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 3.6 (Additional Issuances of Units), 6.5 (Voting), 6.6 (Required Consents), Section 7.3 (Number and Designation Rights), Section 7.4 (Voting and Act of the Board; Action without a Meeting), Article 9 (Books, Records, Accounting and Reports), Section 12.2 (Tag-Along Rights), Section 12.3 (Take-Along Rights) and Section 12.5 (Liquidity Option); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”
“Indemnified Persons” is defined in Section 14.1.
“Initial Capital Contribution” is defined in Section 3.1.
“Initial Contribution Date” means the Effective Date.
“Initial LLC Agreement” is defined in the Recitals.
“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.
“Klein” is defined in the introductory paragraph.
“Klein Non-employment Trigger” is defined in Section 12.5.1(b).
“Leucadia” means Leucadia National Corporation so long as it holds any Units and thereafter shall mean the Permitted Transferee of Leucadia holding the most Units of all the Permitted Transferees of Leucadia.
“Manager” means any Person that is a member of the Board of Managers.
“Member Consent” means the approval, voting by Units held by the Members, of the Members holding a majority of the outstanding Units, excluding Units owned and voting by Leucadia or an Affiliate of Leucadia, provided, if a Member is disproportionately adversely affected by any action requiring Member Consent compared to other Members (other than Leucadia or Affiliates of Leucadia), such Member’s consent shall also be required.
“Member Minimum Gain” means an amount, with respect to each “Nonrecourse Deduction” as set forth in Section 704(b) of the Code and Regulations Sections 1.704-2(b)(1) and 1.704-2(c), equal to the Company Minimum Gain that would result if the Member’s Nonrecourse Deductions were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Members” means the Persons listed as members on Exhibit 3.1 and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.
“Membership Interest Purchase Agreement” is defined in the Recitals.
“National” means National Beef Packing Company, LLC, a Delaware limited liability company.
“National Credit Documents” means (a) the Amended and Restated Credit Agreement dated as of June 4, 2010 among National, and the lenders and agents party thereto, as amended by the First Amendment thereto dated June 10, 2011, the Limited Waiver and Second Amendment thereto dated July 7, 2011 and the Third Amendment to Amended and Restated Credit Agreement and Limited Consent dated on or about the Closing Date and all related documents and any refinancing thereof and (b) any other loan document or arrangement and any refinancing thereof.
“National Distribution” is defined in the Recitals.
“National Percentage Interest” of a Member as of a particular time means the percentage ownership of National reflecting ownership of all membership interests in National upon liquidation of National as designated from time to time on Exhibit 3.1 to the National Restated LLC Agreement.
“National Restated LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of National, dated as of the Closing Date, as amended from time to time thereafter.
“National Units” means the units representing membership interests of National by a member thereof, together with such National’s member’s rights and obligations with respect thereto set forth in the National Restated LLC Agreement.
“NBPCo” is defined in the introductory paragraph.
“Net Profit” and “Net Loss” are defined in Section 5.6.1.
“New Kleinco” is defined in the introductory paragraph.
“Non-Consenting Member” is defined in Section 10.1.
“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
“Notice of Proposed Sale” is defined in Section 12.2.2.

“Notice of Purchase” is defined in Section 12.1.1.
“Notice of Sale” is defined in Section 12.1.1.
“Offer Period” is defined in Section 12.1.1.
“Offered Units” is defined in Section 12.1.1.
“Other Members” is defined in Section 12.5.6.
“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“Pay Date” is defined in Section 12.5.4.1.
“Percentage Interest” of a Member as of a particular time shall mean the percentage ownership of the Company reflecting ownership of all Interests upon liquidation of the Company as designated on Exhibit 3.1 so amended in conformance with the procedures in Exhibit 3.1.
“Permitted Transferee” is defined in Section 11.2.
“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity, including any Member.
“Put/Call Date” means a Put Date or a Call Date, as applicable.
“Put/Call Member(s)” means a Put Member(s) or a Call Member(s), as applicable.
“Put/Call Units” means Put Units or Call Units, as applicable.
“Put Date” is defined in Section 12.5.1(b).
“Put Election Period” is defined in Section 12.5.1(b).
“Put Member(s)” is defined in Section 12.5.1(a).
“Put Notice” is defined in Section 12.5.1(a).
“Put Units” is defined in Section 12.5.1(a).
“Putting Member” is defined in Section 12.5.1(a).
“Regulation D” means Regulation D under the Securities Act.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.
“Regulatory Allocations” is defined in Section 5.7.
“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.
“Senior Management Team” means at any particular time the Chief Executive Officer and President of the Company.
“Subsidiary” means, with respect to any Person, any other entity which is Controlled by such Person.
“Succession Plan” means a plan approved by the Board for the orderly succession of the Senior Management Team.
“Tag-Along Notice” is defined in Section 12.2.3.
“Tag-Along Period” is defined in Section 12.2.3.
“Tag-Along Right” is defined in Section 12.2.1.
“Take-Along Notice” is defined in Section 12.3.2.
“Take-Along Right” is defined in Section 12.3.2.
“Tax Distribution” is defined in Section 5.2.1.
“Tax Matters Member” is defined in Section 10.1.
“Transfer” means a direct or indirect sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.
“Units” is defined in Section 3.2.
“USPB” is defined in the introductory paragraph.
“Withholding Indemnified Parties” is defined in Section 5.4.
2.    FORMATION AND PURPOSE
2.1    Conversion; Formation. The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Formation with the Delaware Secretary of State pursuant to Section 18 214 of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2    Name. The name of the Company is “National Beef Pennsylvania, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.
2.3    Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.
2.4    Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.
2.5    Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.
2.6    Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:
(a)    To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;
(b)    To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;
(c)    To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, and any leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient or incidental to the accomplishment of the purpose of the Company;
(d)    To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;
(e)    To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;
(f)    To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;
(g)    To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;
(h)    To sue and be sued, defend and participate in administrative or other proceedings in its name;
(i)    To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;
(j)    To indemnify any Person in accordance with the Act and this Agreement;
(k)    To cease its activities and cancel its Certificate of Formation; and
(l)    To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
2.7    Certificates. The officers of the Company and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
2.8    Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate. The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.
3.    MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS
3.1    Members. The Members of the Company shall be listed on Exhibit 3.1, as from time to time amended and supplemented in accordance with this Agreement. Each Member shall be treated as having contributed to the Company on the Initial Contribution Date the amounts indicated on Exhibit 3.1 as such Member’s aggregate initial capital contribution (“Initial Capital Contribution”) (which amounts shall be the Capital Accounts with respect to such Units as of the date of issuance) and shall receive the number of Units set forth in Exhibit 3.1. Exhibit 3.1 shall be amended from time to time so that it sets forth, the then current list of members, the total amount of Capital Contributions made by each such Member and the number of Units held by such Member, and the Member’s Percentage Interest.
3.2    Member Interests and Units. The Interests of the Members of the Company shall be divided into units of one class (“Units”).
3.3    Additional Members and Units. Subject to Section 3.6 hereof, the Board of Managers may issue Units and admit Persons as Members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including in the case of Units issued to employees and consultants such vesting and forfeiture provisions) as the Board determines to be appropriate. If additional Units are subsequently issued by the Company, the Capital Account (if any) with respect to those Units as of the date of issuance and the Capital Contributions (if any) that shall be deemed to be made by the Member receiving such Units as of the date of issuance shall be set forth in the agreement pursuant to which the additional Units are issued. Promptly following the issuance of Units, the Board shall cause the books and records of the Company, and an amended Exhibit 3.1 hereto, to reflect the number of Units issued, any Members or additional Members holding such Units and in the case of Units issued other than in connection with the performance of services, the Capital Contribution per Unit, and the Company shall promptly provide the amended Exhibit 3.1 to each Member. Upon the receipt of approvals as required under this Agreement, execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.
3.4    Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Member shall be as set forth in Exhibit 3.1. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board may direct to perfect the Company’s interest in such in-kind Capital Contribution.
3.5    Termination of Governance Rights. Notwithstanding any other provision of this Agreement, if, without the other Members’ consent, at any time after the Effective Date a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (or a Member shall Control, be Controlled by or under common Control with a Competing Business), then upon the occurrence of such event the Governance Rights of such Member and associated with such Member’s Interests shall automatically terminate, subject to Section 11.9; provided that this Section 3.5 shall not apply to Leucadia or any of its Permitted Transferees and shall not be construed to prohibit the transactions by NBPCo in Sections 6.8 and

6.9.
3.6    Additional Issuances of Units.
(a)    The Board shall not offer to sell or otherwise issue additional Units to any Person, including to any other Member, unless (i) (x) the Board’s resolutions authorizing the sale or issuance of such additional Units describe in reasonable detail the Company’s business purpose for undertaking, and the terms of, such proposed issuance, (y) the Board shall have determined that such issuance of Units is, in their good faith judgment, advisable for the Company or (z) the Units are issued pursuant to Section 3.6(c); and (ii) the Board shall have complied with Sections 3.6(b) and 3.6(c).
(b)    Prior to offering to sell or otherwise issue additional Units, the Board shall first offer to the Members the opportunity to purchase such offered Units on a pro rata basis in accordance with their Percentage Interests at the same price, and on the same terms and conditions, as the Board is prepared, or proposes, to offer or issue such additional Units to any other Member or to any Person who, prior to such sale or issuance, is not a Member of the Company. The Members shall have a period of thirty (30) days to accept such offer (or, in the case of a sale or issuance to any Person who is not, prior to such sale or issuance, a Member of the Company, ten (10) days). This Section 3.6(b) may not be amended without the consent of each Member that would be adversely impacted by such amendment.
(c)    Concurrent Issuance of Units and National Units. The Board shall not offer to sell or otherwise issue additional Units unless such offer shall be concurrent with National’s board of managers’ offer to sell or otherwise issue the same percentage of the National Units as the percentage of Units the Board is offering to sell or otherwise issue to the same Member(s) or the same Person(s) who, prior to such sale or issuance, is not a Member of the Company or National, it being understood that the Units and the National Units shall only be sold or otherwise issued together to the same Person(s), except that the National Units or the Units may be sold or otherwise issued to Leucadia and/or its Permitted Transferees as if they are the same Person(s). As a result, the Percentage Interest (in the Company) of any Member shall at all times be the same as such Member’s National Percentage Interest; provided, that, the Percentage Interest (in the Company) of Leucadia and its Permitted Transferees shall be aggregated together, and the National Percentage Interest of Leucadia and its Permitted Transferees shall also be aggregated together, for the purposes of this Section 3.6(c).
(d)    The provisions of Sections 3.6(a)(i)(x), 3.6(a)(i)(y), 3.6(a)(ii) and 3.6(b) shall not apply to: (i) Units which are issued in order to acquire the assets or business of another Person; or (ii) Units which are issued to employees or consultants pursuant to compensation plans or agreements approved by the Board.
4.    CAPITAL ACCOUNTS

4.1    Allocations. The Net Profits and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any Fiscal Year or other fiscal period shall be allocated among the Members as provided in Article 5.
4.2    Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained on the books of the Company for each Member which:
(a)    shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Profit of the Company, and
(b)    shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Loss of the Company.
It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. No Member shall have an obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.
4.3    Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, (i) immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member, (ii) upon the redemption of the Interest of a Member or a portion thereof, (iii) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) at such other times as are necessary or advisable, as reasonably determined by the Board of Managers, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, the then-prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6.2). Accordingly, as of the date of (i), (ii), (iii) or (iv), as applicable, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.
4.4    Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.2. If the Company is subject to an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company in accordance with Code Section 734(b) or 743(b), Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution, as reasonably determined by the Board of Managers.
4.5    Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.
5.    DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS
5.1    Board of Managers Determination. The Board of Managers shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:
5.1.1    The Company shall make a Tax Distribution not later than the dates specified in Section 5.2.1, unless the Members each consent otherwise.
5.1.2    The Board may make any additional Distributions to the Members, pro rata in accordance with each Member’s Percentage Interest, in such aggregate amounts and on such occasions as the Board may determine. No distributions shall be made by the Board to Members other than pro rata in accordance with each Member’s Percentage Interest.
5.1.3    Notwithstanding any other provision of this Agreement or the provisions of the Act, no Person shall have any claim or right of enforcement with respect to or arising out of a Tax Distribution (whether under Article 5 or otherwise) against (i) any member of the Board, (ii) any Member or (iii) any Affiliate of a member of the Board or a Member, and such Person’s sole recourse therefor shall be against the Company. For the avoidance of doubt, if and to the extent any such claim or right exists or may be deemed to exist, each member of the Board, Member, and any of their respective Affiliates (and any Person claiming by or through any such member of the Board, Member or Affiliate) hereby waives any such claim or right against any member of the Board, any Member and each Affiliate of any such member of the Board or Member, as the case may be. For purposes of this Section 5.1.3, “Affiliates” of a Person shall exclude the Company and its Subsidiaries.
5.2    Distributions. Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members. Such Distributions shall be charged to the Capital Accounts of the Members and made in the following order (except that no Member shall be entitled to receive a Distribution that would create or increase a deficit balance in such Member’s Capital Account unless the Capital Accounts of all Members have previously been reduced to zero):
5.2.1    Tax Distributions. The Company shall distribute to all Members prior to the tenth (10th) day before the due date of the federal quarterly estimated tax payments an aggregate amount equal to the Base Tax Rate times the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”), subject to Section 5.2.2. The Board of Managers shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Board of Managers determines in good faith to be appropriate, subject to Section 5.2.2. In addition, the Company may make, in the sole discretion of the Board of Managers, additional Tax Distributions to the Members in respect of the Tax Distributions payable under the National Restated LLC Agreement, subject to Section 5.2.2. Tax Distributions shall be divided among the Members pro rata in accordance with their Percentage Interests. The “Base Tax Rate” shall be equal to fifty-four percent (54%). The Board of Managers shall consider adjusting the Base Tax Rate to be above 54% if requested by a Member upon a determination that the federal and state tax rates affecting the Member (or the Member’s taxpayers) have increased by more than 1%; provided, however, the Board of Managers shall have no obligation to increase the Base Tax Rate. For purposes of computing taxable income under this Section 5.2.1, taxable income shall be determined without taking account the effect of any benefit to a Member under Section 743(b) or 734(b) of the Code.
5.2.2    The taxable income or loss, as the case may be, of the Company for any period shall be aggregated with the taxable income or loss, as the case may be, of National for such period, and such aggregated net amount, if a positive number, shall be the “Deemed Aggregate Taxable Income” of the Company and National together. The maximum amount of any Tax Distribution to be paid by the Company and National together for any quarter shall equal the Base Tax Rate multiplied by the Deemed Aggregate Taxable Income, and the Company shall not be required to make any Tax Distribution which, when taken together with any Tax Distribution made by National for the same quarter, would exceed such maximum amount.
5.3    No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.
5.4    Withholdings. The Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required by law to be so withheld. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company and each Member shall be treated as having received a distribution pursuant to Section 5.2 hereof equal to the portion of the withholding tax allocable to such Member, as determined by the Board of Managers. Any taxes withheld on a payment to the Company or a payment by the

Company to a Member pursuant to this Section 5.4 shall be treated as if distributed to the relevant Member to the extent that an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the prime rate in effect from time to time plus two percent (2%), compounded annually. The Board of Managers may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any demand loan payable to either National or the Company. In the event that the Company receives a refund of taxes previously withheld by a third party from one (1) or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board of Managers to offset the prior operation of this Section 5.4 in respect of such withheld taxes. Promptly upon request, each Member shall provide the Company with any information related to such Member that is necessary (i) to allow the Company to comply with any tax reporting, tax withholding, or tax payment obligations of the Company or (ii) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code. As a security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the Interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all distributable assets of the Company and National distributable to such Member to the extent of the amount of such withholding tax or other liability or obligation. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s Interest, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company, National, the Board of Managers, the Tax Matters Member, or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents (the “Withholding Indemnified Parties” and each a “Withholding Indemnified Party”), becomes liable as a result of failure to withhold and remit taxes in respect of any Member, then, in addition to, and without limiting, any indemnities for which such Member may be liable under this Agreement, unless otherwise agreed by the Board of Managers in writing, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Withholding Indemnified Parties, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any penalties or expenses which arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such applicable Withholding Indemnified Party was grossly negligent or engaged in willful misconduct or fraud. The provisions contained in this Section 5.4 shall survive the termination of the Company and the Transfer of any Interest.
5.5    Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.
5.6    Net Profit or Net Loss.
5.6.1    The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:
(a)    Gain or loss attributable to the disposition of property of the Company with an Asset Value different from the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.
(b)    Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.
(c)    Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.
5.6.2    General Allocations.
(a)    Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Profit or Net Loss for a Fiscal Year shall be allocated among the Members that were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:
(i)    the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (w) all Company assets, including cash, were sold for cash equal to their then-prevailing Asset Values, taking into account any adjustments thereto for such Fiscal Year, (x) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the then-prevailing Asset Value of the assets securing such liability) and (y) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 13.3 hereof; over
(ii)    the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 5.6.2(a)(i) above.
For purposes of the foregoing hypothetical sale described in Section 5.6.2(a)(i) above, all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.
(b)    Loss Limitation. Notwithstanding anything to the contrary in this Section 5.6.2(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.6.2(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.6.2(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all voting Members, pro rata, in proportion to their ownership of voting Interests.
5.6.3    Interpretation. The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Board of Managers shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.
5.7    Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of (i) Company Minimum Gain and Member Minimum Gain and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code and (ii) so-called “Nonrecourse Deductions” and “Member Nonrecourse

Deductions” (clauses (i) and (ii) together, the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.
5.8    Tax Allocations. Code Section 704(c) and Unrealized Appreciation or Depreciation.
5.8.1    Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.
5.8.2    Revalued Assets. If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.
5.8.3    Elections and Limitations. The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.8 shall be made using any method that is described in the Section 1.704-3 Regulations, as decided by the Board of Managers.
5.8.4    Allocations. Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner as such items are allocated for purposes of calculating Net Profits and Net Losses.
6.    STATUS, RIGHTS AND POWERS OF MEMBERS AND
CERTAIN MEMBER AGREEMENTS
6.1    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.
6.2    Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.
6.3    No Management or Control. Except as expressly provided in this Agreement, no Member shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.
6.4    Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any such rights.
6.5    Member Voting. Except as otherwise set forth in this Agreement, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of the Board of Managers.
6.6    Required Consents.
6.6.1    None of the following actions shall be taken by the Company without prior written Member Consent:
(a)    Entering into any contracts, agreements or transactions with any of the Members or their Affiliates, other than (i) the issuance of Units or Interests to Members in compliance with Section 3.6(b) hereof or (ii) contracts, agreements or transactions entered into on an arms’ length basis, with the terms and conditions thereof disclosed to the Board and other Members prior to the commencement date of any such contract, agreement or transaction; provided that any such contract, agreement or transaction with a Member or their Affiliates must be on a basis that is at least as favorable to the Company as a contract, agreement or transaction reasonably available from any third party or an existing provider. Notwithstanding the foregoing, no Member Consent shall be required (x) for any loan from Leucadia or any of its Affiliates which, taken together with all other loans from Leucadia or any of its Affiliates, do not exceed $25 million in the aggregate, including any loans then outstanding from Leucadia or any of its Affiliates to National, provided that the interest rate charged in respect of such loan shall not exceed the interest rate charged to the Company or National (whichever is higher) on its most senior credit facility or (y) to effectuate any transaction set forth on Schedule 1.2(d) of the Membership Interest Purchase Agreement, which transactions have been approved by the Members pursuant to the Membership Interest Purchase Agreement. This Section 6.6.1 shall not apply to any contracts, agreements or transactions (A) between the Company and its Subsidiaries or (B) between the Company and/or its Subsidiaries on one side and National and/or its Subsidiaries on the other side, including, in the case of both clauses (A) and (B), any loans or financing transactions.
(b)    Except as required by the National Credit Documents, actions that contractually restrict (i) the making of distributions to Members as provided for in this Agreement or (ii) any required or mandatory repurchases of any Units as provided for in this Agreement.
(c)    Approval of the taking of any of the foregoing actions by any direct or indirect Subsidiary of the Company.
6.6.2    The Company shall not modify or alter the rights, preferences or privileges of any Units, including by way of an amendment to this Agreement, which modification or alteration would adversely affect the economic entitlements of a holder of a Unit under this Agreement without the prior written consent of each such affected holder; provided, however, that the Company may issue Units as provided in Section 3.6(a).
6.7    Restrictions on Member Competition. In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, the Members set forth below hereby covenant and agree as follows:
(a)    Certain Activities of USPB Prohibited. Commencing on the Effective Date and continuing for so long as USPB and its Affiliates own or Control any Units of the Company but in any event not less than ten (10) years after the Closing Date, USPB or any entity controlled by USPB shall not, directly or indirectly, singularly or in the aggregate, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(b)    Certain Activities of NBPCo Prohibited.

(i)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, NBPCo and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent (5%) of the Ownership Interests of, or otherwise run, manage, operate, direct or Control, any Competing Business or any Competing Facility.
(ii)    The members acknowledge and agree that NBPCo and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility and nothing in this Agreement shall in any way limit NBPCo or its Affiliates ability to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).
(iii)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo will offer the Company or National, or both, an opportunity to supply beef as a raw material to such business activity, on arms length terms and conditions.
(iv)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture in conjunction with a Competitor of the Company, or a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo or its Affiliates will offer the Company or National, or both, an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to and agreed with such Competitor. If the opportunity is offered to the Company, and the Company fails, within thirty (30) days after being so presented with such opportunity, to accept such opportunity, or otherwise fails to pursue such opportunity with reasonable diligence, then the Company will waive its right to require NBPCo to continue such offer and shall likewise waive any claim that NBPCo’s engagement in such activity with a Competitor violates this Section 6.7(b) or constitutes a breach of the fiduciary duties of NBPCo’s Manager designee, if applicable.
(v)    NBPCo will not use its Ownership Interest in the Company, to gather Confidential Information from the Company or to block competitive projects of the Company, and NBPCo agrees not to use any such Confidential Information for any purpose not related to the Company’s or National’s conduct of its business or otherwise in a manner detrimental to the Company and National as a whole. Notwithstanding any other provision of this Agreement, if NBPCo seeks to, or does acquire, engage in, or operate a venture of the type described above or otherwise competes with the Company, the Board may restrict NBPCo’s access to Confidential Information in its sole discretion, and NBPCo agrees that, at the request of the Board,

NBPCo will not participate in and not receive information related to meetings and other discussions relating to such Confidential Information or the consideration of the Company’s involvement in such venture, Competing Business or Competing Facility.
(vi)    Section 6.7(b) may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control any Units of the Company.
(vii)    For purposes of this Section 6.7(b) only, “Competing Business” means a business or a Person (other than National and any of its Subsidiaries) conducting or Controlling a business, that directly or indirectly competes with the business of the Company by engaging in the business of beef slaughtering, the business of beef slaughtering and processing or the business of hide tanning, in the United States or Mexico; and “Competing Facility” means any beef slaughtering facility, any beef slaughtering and processing facility or any hide tanning facility owned by a Competing Business in the United States or Mexico.
(c)    Certain Activities of Klein Prohibited. Commencing on the Effective Date and continuing until the two (2) year anniversary of the date that Klein or any of his respective Affiliates no longer own or Control any of the Units of the Company, Klein, together with his respective Affiliates shall not, directly or indirectly, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(d)    Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
6.8    Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith. From and after the Effective Date, when and if the Company produces trim that NBPCo would desire to acquire, or the Company desires to obtain the NBPCo finished product, the Company and NBPCo shall negotiate in good faith on an arm’s length basis (taking into account the desires of National and any obligations of NBPCo to National) to reach an agreement on NBPCo acquiring the trim or the Company acquiring NBPCo finished product, as the case may be, each on terms and conditions at least as favorable as the terms and conditions that party would permit any other Person to participate in such transactions. This Section 6.8 may not be amended without the consent of

NBPCo so long as NBPCo or its Affiliates own or control Units of the Company.
6.9    Agreement Regarding NBPCo Waiver of Right of Set-off. Each of NBPCo and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under any agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement. This Section 6.9 may not be amended without the consent of NBPCo, so long as NBPCo or its Affiliates own or control Units of the Company.
6.10    Contracts with Managers or their Affiliates. No contract or transaction between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized or votes to authorize such contract or transaction, if: (i) the material facts of such Manager’s material financial interest are disclosed to the Board of Managers; and (ii) the contract or transaction is otherwise permitted, authorized or approved in accordance with this Agreement. The presence of the interested Manager may be counted in determining both the presence of a quorum at any such meeting at which the contract or transaction is authorized and the vote with respect thereto.
6.11    Member Compensation; Expenses; Loans.
(a)    Except as otherwise provided in a written agreement approved by the Board of Managers and with Member Consent, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Board of Managers and Member Consent, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company. Notwithstanding the foregoing, Leucadia may be reimbursed by the Company, as approved by resolution of the Board of Managers (but without Member Consent), for out-of-pocket expenses incurred by Leucadia on behalf of, or for the benefit of, the Company for insurance; provided, however, that the amount of any such reimbursement for insurance shall not be materially greater than the amount the Company would pay to obtain comparable insurance coverage on an arms-length basis.
(b)    Subject to Section 6.6, any Member or Affiliate may, to the extent authorized by the Board of Managers and not prohibited by the National Credit Documents, lend or advance money to the Company. If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company and shall be repayable out of the Company’s cash. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.
7.    DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS

7.1    Board of Managers. The business of the Company shall be managed by the Board of Managers.   The Board of Managers, as of the Effective Date, intends to manage the business of the Company in a manner consistent with the manner the business of the Company was operated prior to the Effective Date unless the Board of Managers, in its sole discretion, determines otherwise. The Board shall initially be the individuals set forth in Section 7.2. Thereafter, the individuals constituting the Board shall be designated by the Members in accordance with the provisions of Section 7.3. Decisions of the Board shall be decisions of the Company’s “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company designated by the Board in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8.
A decision of the Board may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in this Article 7 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.
7.2    Initial Managers. The initial Managers of the Company comprising the initial Board of Managers, who shall serve for such terms and in such manner as prescribed by this Article 7, are the following Persons:

Manager Name	Address	Designated By
__________________	____________________________ ____________________________	Leucadia
__________________	____________________________ ____________________________	Leucadia
__________________	____________________________ ____________________________	Leucadia
Steven D. Hunt	12200 N. Ambassador Dr. Kansas City, MO 64163	USPB
Timothy M. Klein	10217 Hwy 92 Kearney, MO 64060	New Kleinco

7.3    Number and Designation Rights. The Board of Managers shall initially consist of five (5) Managers, subject to an increase to nine (9) Managers if needed to accommodate the right of the Members set out in this Section 7.3. Leucadia, so long as Leucadia and its Affiliates hold a majority of the Units, or any other Member or Members acting together as a group, so long as such other Member or Members acting together as a group holds a majority of the Units, shall have the right to designate three (3) and up to five (5) Managers. Klein, so long as Klein is employed as CEO of the Company and, directly or indirectly, holds Units, and each other Member holding together with its Affiliates not less than 10% of the outstanding Units shall have the right to designate one Manager, in each case so long as Klein or such other Members shall not have the right to designate Managers as part of the majority group referenced above pursuant to the preceding sentence. Other than with respect to the initial Managers set forth in Section 7.2, if it is necessary pursuant to this Article 7 to appoint additional or replacement Managers, each Member qualified to so designate one or more Manager(s) pursuant to this Section 7.3 shall designate its Manager(s) by delivering to the Company a written statement designating its Manager(s) and setting forth the respective business address and telephone number of each such Manager. The Members, by signing this Agreement, hereby agree to the designation of the Persons identified above in Section 7.2 hereto as Managers until their successors are designated in accordance with this Article 7, each such

Manager being deemed designated by the Member set forth opposite such Manager indicated above. A Manager need not be a Member.
7.4    Voting and Act of the Board; Action without a Meeting. The Managers designated by Leucadia collectively (as evidenced by the vote of a majority of the Leucadia-designated Managers present at a meeting), and each other Manager shall have such vote as reflects the percentage of outstanding Units held by the Member that elected or appointed the Manager(s). Except as otherwise expressly provided in this Agreement, the Board of Managers shall take action by the affirmative vote of a majority of weighted votes of Managers present at a duly held meeting at which a quorum is present, and references in this Agreement to actions by the Board shall be read accordingly. There shall be no requirement that any action of the Board be approved by the Managers elected or appointed by a certain group of Members. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by written action signed by all of the Managers comprising the Board provided that with respect to the Leucadia-designated Managers only one such Manager’s signature shall be required to evidence the unanimous consent of the Leucadia-designated Managers and such writing or writings shall be filed with the records of the meetings of the Board. Such consent shall be treated for all purposes as the act of the Board.
7.5    Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall remain in office until such Manager dies, resigns, or is removed by the Member designating such Manager.
7.6    Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
7.7    Removal. A Manager may be replaced or removed at any time by the Member designating such Manager.
7.8    Vacancies. Any vacancy occurring on the Board of Managers shall be filled by the Member designating such Manager having the right to elect or appoint such Manager. The Board shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other action; provided, however, that the Board may not take any action without first giving a Member able to designate a Manager to fill a vacancy at least 48 hours to fill such vacancy.
7.9    Meetings. Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board shall be held upon the call of the Chairman of the Board, the Chief Executive Officer or any Manager designated by Leucadia. Board meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

7.10    Notice. Notice of each meeting of the Board of Managers, in writing or by electronic mail, stating the place, day and hour of the meeting, shall be given to each Manager at least 48 hours before the time at which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.
7.11    Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating its objection to the transaction of any business because the meeting is not lawfully called or convened.
7.12    Quorum. One or more Manager(s) representing a majority of the votes of all Managers shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.
7.13    Compensation. The Board of Managers may fix the compensation, if any, of Managers who are not employees of the Company. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or in connection with other business of the Company.
7.14    Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents appointed by the Board, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction, and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers in good faith. Any determination made pursuant to this Section 7.14 by the Board of Managers shall be conclusive and binding on all Members, but subject to written objection and legal action challenging the decision based on lack of good faith. The power and authority granted to the Board hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirement of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (1) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company including any and all actions that the Company may take as described in Section 2.6.
7.15    Reliance by Third Parties. Any person or entity dealing with the Company or the Members may rely upon a certificate signed by a Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.
8.    DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS
8.1    Officers, Agents. The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including the power to execute documents on behalf of the Company, as the Board may in its sole discretion determine; provided, however, that no such delegation by the Board shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Accounting Officer, Vice President, and Secretary. Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Board, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8; provided, however, that without the required consent pursuant to Section 6.6 no officer shall take any action for which the consent of certain Members is required thereunder; and provided, further, that without the required consent pursuant to Section 8.12 no officer shall take any action for which consent is required thereunder.

8.2    Election. The officers may be elected by the Board of Managers at their first meeting or at any other time. At any time or from time to time the Board may delegate to any officer their power to elect or appoint any other officer or any agents. Officers must be natural persons.
8.3    Tenure. Each officer shall hold office until its respective successor is chosen and qualified unless a different period shall have been specified by the terms of its election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.
8.4    Chairman of the Board of Managers, Chief Executive Officer, President and Vice President. The Chairman of the Board of Managers, if any, shall have such duties and powers as shall be designated from time to time by the Board of Managers. Subject to the terms and conditions of this Agreement, the Chief Executive Officer shall have direct and general charge and supervision of all business and administrative operations of the Company and all other such duties, responsibilities authority and privileges as are set forth in his employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authority and privileges as are delegated to him by the Board or that a Chief Executive Officer of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of such duties, responsibility, authority and privileges. The Chief Executive Officer shall also perform such other duties that may be assigned by the Board to the extent consistent with this Agreement and his employment agreement, if any, as amended from time to time. The President and any Vice Presidents shall have duties as shall be designated from time to time by the Chief Executive Officer or by the Board of Managers.
8.5    Chief Financial Officer. Unless the Board of Managers otherwise specifies, the Chief Financial Officer of the Company shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers. If no Chief Accounting Officer is elected, the Chief Financial Officer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Chief Accounting Officer.
8.6    Chief Accounting Officer. If a Chief Accounting Officer is elected, the Chief Accounting Officer shall, unless the Board of Managers or the Chief Executive Officer otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Chief Accounting Officer shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers.
8.7    Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the Chief Executive Officer. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the Chief Executive Officer or the Secretary.
8.8    Vacancies. If the office of any officer becomes vacant, the Board of Managers may choose a successor. Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.
8.9    Resignation and Removal. The Board of Managers may at any time remove any officer either with or without cause. The Board may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering its resignation in writing to the Chair of the Board, the Chief Executive Officer or the Secretary or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.
8.10    Compensation. Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers or as otherwise provided in a written employment agreement.
8.11    Delegation. Unless prohibited by a resolution of the Board of Managers, an officer elected or appointed by the Board may, upon ten (10) Business Days prior written notice to the Board of Managers, delegate in writing some or all of the duties and powers of such person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.
8.12    Certain Actions Requiring Board of Manager Consent. Notwithstanding any delegation of the Board of Managers’ authority to any officer pursuant to the foregoing provisions of this Article 8 and notwithstanding any other provision of this Agreement or any employment agreement between such officer and the Company, the power to take the following actions shall be vested exclusively in the Board of Managers (subject to Section 6.6), unless the Board gives its express prior consent thereto:
(a)    Entering into any contract, agreement or arrangement with any Person (including with accountants, investment bankers or consultants) where the aggregate expenditure of the Company with respect to any such Person in any Fiscal Year will or is reasonably likely to exceed $1,000,000, excluding those expenditures in the ordinary course of business or that are contemplated in the annual budget approved by the Board.
(b)    Entering into any agreement for the borrowing of money (whether in the public or private markets), obtaining credit (other than trade credit in the normal course of business) or amending in any material respect any of the terms and conditions of any of the Credit Documents.
(c)    Issuances of additional Units of the Company.

(d)    Securing any obligations of the Company with any of its assets.
(e)    Distributions of cash (or other Company assets) to Members.
(f)    Acquisitions, disposals or sales of properties or assets (whether effected by merger, sale of assets, lease or equity exchange or otherwise), other than in the ordinary course of business or as contemplated in the annual budget approved by the Board, and other than in any transaction involving less than $1,000,000.
(g)    Adoption of or changes in the annual budgets which shall be prepared by the officers of the Company in detail reasonably satisfactory to, and approved by, the Board, and which shall be consistent with the format used by the Company for preparation of its annual and quarterly financial statements.
(h)    Making unbudgeted expenditures of $1,000,000 or more in any Fiscal Year.
(i)    Approval of any Succession Plan or changes or amendments of the Succession Plan.
(j)    Hiring, firing, promotion or demotion of any officer on the Senior Management Team or the Chief Financial Officer.
(k)    Termination and hiring of general legal counsel for the Company and the hiring of special legal counsel.
(l)    Approval of the Company’s expense reimbursement policies, to the extent relating to members of the Senior Management Team, and the Company’s currency or securities hedging and insurance policies.
(m)    The formation of or investment in any Subsidiaries and any agreements relating thereto, including without limitation any agreements with joint venturers, partners or co-investors.
(n)    The approval of any employment (or similar) contract or agreement under which the obligations of the Company exceed (or are expected to exceed) $1,000,000 over the term of such contract or agreement or exceed (or are expected to exceed) $333,333 in any Fiscal Year.
(o)    Initiating, revising or eliminating any management bonus program.
(p)    Making any material public announcement outside the normal course of business, unless the making of such public announcement is: (i) necessary to prevent a material adverse effect on the business of the Company or is otherwise required by applicable law; or (ii) deemed necessary and appropriate by the Senior Management Team to avoid an imminent public health danger.
(q)    Approving all new sites for office space, plants or other operations and of associated capital expenditures, other than those contemplated in the annual budget approved by the Board.
(r)    Indemnifying any officer, manager, employee or agent of the Company or its Subsidiaries on behalf of the Company or its Subsidiaries.
(s)    Initiating or settling any litigation where the resulting loss or damage (plus any costs, including attorneys’ fees) will or could reasonably be anticipated to exceed $1,000,000.
9.    BOOKS, RECORDS, ACCOUNTING AND REPORTS
9.1    Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine all of the following:
(a)    A current list of the full name and last known business or residential address of each Member and Manager;
(b)    information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;
(c)    A copy of the Certificate and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendments have been executed;
(d)    Copies of the Company’s federal, state and local income tax or information returns and reports;
(e)    The audited financial statements of the Company; and
(f)    The Company’s books and records.
9.2    Delivery to Member, Inspection; etc. Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Board of Managers shall allow the Member and its designated representatives or agents, upon at least two (2) Business Days prior written notice to the Board and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense. A Member requesting such an examination of the Company’s books and records may also request, and the Board shall endeavor to cause, that Managers, members of the Senior Management Team, and the independent certified public accountants for the Company be made available to discuss such books and records. In addition, each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to such reasonable standards as may be established by the Board of Managers from time to time. The rights and privileges set forth in this Section 9.2 shall not apply (a) to a Member whose Governance Rights have terminated pursuant to Section 3.5 hereof, (b) to any assignee of a Member except to the extent required by the Act, or (c) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination.
9.3    Accounting; Fiscal Year. The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.
9.4    Reports.
(a)    In General. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.
(b)    Periodic and Financial Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, Profits and Losses and other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.
(i)    As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.
(ii)    As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first eleven (11) fiscal months of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.

(c)    Other Reports. The Board of Managers shall cause to be delivered promptly to Members such other information that is customarily provided the shareholders or members, such as reports of adverse developments, management letters, communications with Members of Managers, press releases and registration statements.
9.5    Filings. At the Company’s expense the Board of Managers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a Schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Board of Managers, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.
9.6    Non-Disclosure.
9.6.1    Each Member agrees that, except as otherwise consented to by the Board of Managers, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.
9.6.2    Each Member agrees that it shall be liable for any breach or violation of the provisions of Section 9.6.1 by any of its respective Affiliates (other than the Company). The covenants and undertakings contained in Section 9.6.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section

9.6.1 will cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Section 9.6.1 may be inadequate. Therefore, notwithstanding anything to the contrary, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of Section 9.6.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by Section 9.6.1 are cumulative and in addition to any other rights and remedies which the Company may have hereunder or at law or in equity.
9.6.3    Each Member is aware that (i) Leucadia is an “issuer” of securities under United States securities laws and (ii) that United States securities laws prohibit any individual who has received from an issuer or any of its Affiliates (including with respect to Leucadia, the Company) any material, non-public information regarding such issuer or any of its Affiliates from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such individual is likely to purchase or sell securities of such issuer. As a consequence of its respective investments in the Company, each Member will from time to time receive confidential information concerning the Company that will constitute material, non-public information concerning Leucadia. Each Member acknowledges this prohibition and agrees to advise its respective Affiliates of this prohibition.
9.7    Restrictions on Receipt. The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.
10.    TAX MATTERS MEMBER
10.1    Tax Matters Member. The Board of Managers shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law; provided, however, that the Tax Matters Member shall not have any right to settle or compromise any material matter raised by the IRS without the approval of the Board of Managers, and the other Members shall be kept informed of, and shall be given an opportunity to discuss with the Tax Matters Member, all such matters which the Tax Matters Member deems to be material; provided, however, that if a tax settlement proposed by the Tax Matters Member (A) involves an income inclusion and/or a denial of deduction for the Company that in the aggregate exceeds $10 million and (B) relates to (i) a taxable period that includes the Effective Date or begins on or after the Effective Date or (ii) any other taxable period of the Company that could have an effect on Leucadia (including for this purpose an effect that occurs in a later taxable period), then such proposed settlement shall be subject to each Member’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to tax settlements in respect of a tax period of the Company ending prior to the Effective Date that is not described in clause (B)(ii) of the preceding sentence and as to which USPB is the Tax Matters Member, no approval of the Members is required. In the event that the consent of a Member is required and such Member does not consent to such proposed settlement (a “Non-Consenting Member”), the Non-Consenting Member shall indemnify and hold harmless each other

Member on an after tax basis to the extent that the final outcome of the tax controversy for a Member is more adverse than the proposed settlement (including, without limitation, for this purpose the amount and timing of utilization of a Member’s net operating losses and a Member’s share of any costs and expenses incurred by the Company in connection with such controversy occurring after the proposed settlement date). Unless and until another Member is designated as the tax matters partner by the Board, Leucadia shall be the tax matters partner of the Company and in such capacity is referred to as the “Tax Matters Member”.
10.2    Indemnity of Tax Matters Member. The Company and/or National shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to their respective interests in the Company.
10.3    Tax Returns. Unless otherwise agreed by the Board of Managers, all returns of the Company shall be prepared by the Company’s independent certified public accountants.
10.4    Tax Elections. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company (ii) to take any action necessary or appropriate to continue the election made by the Partnership pursuant to Code Section 754 as in effect on the Effective Date, including making a new or a protective Section 754 election, to ensure that such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.
10.5    Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year. Notwithstanding anything herein to the contrary, the Tax Matters Member shall, upon receipt of notice from the IRS, give notice of an administrative proceeding with respect to the Company to all Members in accordance with, and as if such Members were each a “notice partner” pursuant to, Section 6231(a)(8) of the Code.
11.    TRANSFER OF INTERESTS

11.1    Restricted Transfer. A Member may not Transfer its Units unless such Transfer is in compliance with the provisions of this Agreement and unless that Member (in its capacity as a member of National) Transfers its same percentage of National Units to the same transferee, except that Leucadia and its Permitted Transferees shall be permitted to Transfer their respective Units to a Permitted Transferee without also Transferring their respective National Units to the same Permitted Transferee. Units that are Transferred by Leucadia to a Permitted Transferee may only be held by the Permitted Transferee if the entity continues to meet the definition of Permitted Transferee under Section 11.2. If a Permitted Transferee ceases to meet the definition of Permitted Transferee, the Units shall be Transferred to Leucadia or another Permitted Transferee. Except for Transfers pursuant to Section 11.2 to a Permitted Transferee and pursuant to Section 12.1, 12.2, 12.3 or 12.5, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, unless such Transfer is first approved by the Board of Managers, which approval may be granted or withheld in the sole discretion of the Board of Managers. Notwithstanding the foregoing sentence and any other provisions of this Agreement, neither Leucadia nor USPB shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, other than, in the case of Leucadia, to a Permitted Transferee (to which transfer the Applicable Holding Period shall not apply), prior to expiration of the Applicable Holding Period without the consent of the other. In no event will a Member other than Leucadia or its Permitted Transferees be permitted to Transfer all or any of its Units, or all or any part of the economic or other rights that comprise such Member’s Interest, to a Competing Business. The Company shall maintain a record of the ownership of Units which shall, initially, be as set forth on Exhibit 3.1 and which shall be amended from time to time to reflect permitted Transfers of ownership of Units. Subject to restrictions on the transferability of Units as set forth herein, Units shall be Transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of Transfer of such Units and the recording of such Transfer in the records of the Company.
11.2    Permitted Transferees. Subject to Sections 11.3 and 11.4, a Member shall be entitled to Transfer all or any portion of such Member’s Units to a direct or indirect Subsidiary of the Member, or in the case of a Member that is a Subsidiary of Leucadia, to another Subsidiary of Leucadia, holding the Units being Transferred (such Subsidiary referred to as a “Permitted Transferee”). In no event shall all or any part of a Unit be Transferred to a minor or incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.
11.3    Transfer Requirements. No Person to whom any of a Member’s Units are Transferred (including a Permitted Transferee) shall be admitted to the Company as a Member (as limited under certain circumstances in accordance with Section 11.9) unless the following conditions are satisfied or such conditions are waived by the Board of Managers.
(a)    A duly executed written instrument of Transfer is provided to the Board, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units;
(b)    an opinion of responsible counsel (who may be counsel for the

Company), reasonably satisfactory in form and substance to the Board to the effect that:
(i)    such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be Transferred;
(ii)    such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;
(iii)    such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and
(iv)    such Transfer would not cause a termination of the Company for federal income tax purposes.
(c)    The Member effecting the Transfer and the transferee execute any other instruments that the Board of Managers deems reasonably necessary or desirable for admission of the transferee, including the written acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof and execution and delivery to the Board of a special power of attorney as provided in Section 18.3; and
(d)    The Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee.
11.4    Concurrent Transfer with National Units. Concurrently with the Transfer (whether pursuant to Section 11.2, 12.1, 12.2, 12.3 or 12.5 of the National Restated LLC Agreement) by any Member (in its capacity as a member of National) of all or any portion of such Member’s National Units, such Member shall Transfer all or the same percentage of the Units held by such Member to the transferee of the National Units, it being understood that the Units and the National Units shall only be Transferred together to the same transferee, except that Leucadia may transfer the National Units or the Units separate from each other to a Permitted Transferee. As a result, the Percentage Interest (in the Company) of any Member (either as transferor or transferee in respect of a Transfer) shall at all times be the same as such Member’s National Percentage Interest; provided, that, the Percentage Interest (in the Company) of Leucadia and its Permitted Transferees shall be aggregated together, and the National Percentage Interest of Leucadia and its Permitted Transferees shall also be aggregated together, for the purposes of this Section 11.4.
11.5    Consent. Subject to Section 11.9, each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.
11.6    Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.3 (whether or not such Member’s status is limited pursuant to Section 11.9), such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or Transfer.
11.7    Noncomplying Transfers Void. Any Transfer in contravention of this Article 11 shall be void and of no effect, and shall not bind nor be recognized by the Company.
11.8    Amendment of Exhibit 3.1. In the event of the admission of any transferee as a Member of the Company, the Board of Managers shall promptly amend Exhibit 3.1 to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit 3.1.
11.9    Limited Interests. If the Interests with respect to Units held by a Member have been limited as required by Section 3.5 and such Member shall wish to Transfer, or shall have Transferred, Units in accordance with this Article 11, the limitations imposed by Section 3.5 on such Interests shall be removed only with the consent of the Board of Managers.
12.    FIRST OFFER; TAG-ALONG, TAKE-ALONG
RIGHTS; LIQUIDITY OPTION
12.1    Offers to Leucadia.
12.1.1    Right of First Offer/Refusal. If, after the Applicable Holding Period, any Member other than Leucadia or its Permitted Transferees (for purposes of this Section 12.1, the “Selling Member”) wishes to Transfer all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, it shall give written notice (the “Notice of Sale”) to Leucadia (with a copy to the other Members) of the Units subject to such proposed Transfer (the “Offered Units”), the proposed offer or sale price (subject to Section 12.1.5), the terms of the proposed Transfer and the name and address of the proposed transferee (if applicable); provided, however, that no proposed transferee may be a Competing Business or Control a Competing Facility. The receipt of the Notice of Sale by Leucadia shall constitute an offer by the Selling Member to sell the Offered Units to Leucadia. Such offers, unless revoked by written notice given by the Selling Member to Leucadia prior to acceptance by Leucadia shall remain outstanding for a period of ten (10) Business Days after receipt of the Notice of Sale by Leucadia (the “Offer Period”). Leucadia may accept such offer as to all of the Offered Units by giving written notice to the Selling Member (with a copy to the other Members) (a “Notice of Purchase”) of its intention to purchase such Offered Units at the same price and on the same terms specified in the Notice of Sale. A Notice of Sale under this Section 12.1.1 is not effective unless and until the Selling Member (in its capacity as a member of National) delivers a Notice of Sale under Section 12.1 of the National Restated LLC Agreement for the same percentage of National Units as is the subject of the Notice of Sale under this Section 12.1.1.
12.1.2    Closing. If Leucadia gives a Notice of Purchase for the Offered Units pursuant to this Section 12.1 (which shall also automatically and without further action by Leucadia constitute a Notice of Purchase for the Offered Units under the National Restated LLC Agreement), the closing of the purchase by Leucadia of the Offered Units shall take place as soon as reasonably practicable and in no event later than 60 days after the date of such Notice of Purchase or such longer period of time as may be required to obtain final regulatory approval, which Leucadia and the Selling Member agree to use their respective commercially reasonable efforts to obtain, at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine at the same price and on terms identical in all material respects to the terms as specified in the Notice of Sale.
12.1.3    Transfer. If, at the close of the Offer Period, Leucadia has not given a Notice of Purchase for all of the Offered Units, or if payment therefor has not been made within 60 days (or such longer period of time as may be required to obtain any final regulatory approvals, which Leucadia and such Selling Member agree to use their respective commercially reasonable efforts to obtain) after receipt of the Notice of Purchase (or such longer period as authorized under Section 12.1.2) from Leucadia, the Selling Member shall have 90 days (the conclusion of such period, the “Final Transfer Date”) in which to Transfer the Offered Units to the purchaser specified in the Notice of Sale (so long as such purchaser is the same Person as shall be acquiring the Selling Member’s National Units), if one was specified, at a price not less than 100% of the price specified in the Notice of Sale and on terms and conditions not materially more favorable to the transferee than the terms and conditions specified in the Notice of Sale; provided, however, that the identity of the transferee must be reasonably satisfactory to the Board.
12.1.4    New Notice of Sale Required if Reduction in Price. If (a) after the close of the Offer Period and prior to the consummation of the Transfer permitted by Section 12.1.3, the Selling Member wishes to Transfer the Offered Units at a price that is lower than 100% of the price stated in the Notice of Sale or on terms and conditions materially more favorable to the transferee than the price and other terms and conditions contained in the Notice of Sale or the identity of the proposed transferee shall change, or (b) the Selling Member shall not have completed the proposed Transfer on or before the Final Transfer Date, then the Notice of Sale shall be null and void, and the Selling Member shall be required to separately comply with the provisions of this Section 12.1 (including re-offering the Offered Units to Leucadia on such new terms and conditions, if applicable.)
12.1.5    Remain Subject. Units transferred pursuant to this Section 12.1 shall remain subject to the terms of this Agreement (including this Section 12.1), and such Transfers shall be subject to Section 11.3.
12.1.6    Right to Delegate. Leucadia shall have the right to delegate all or part of its rights and obligations pursuant to this Section 12.1 to any Permitted Transferee or to the Company; provided, however, that in the event that after any such delegation from Leucadia to such Permitted Transferee or the Company, such Permitted Transferee or the Company fails to perform its obligations hereunder in accordance with the provisions of this Section 12.1, Leucadia shall be responsible to perform and complete such Permitted Transferee’s or the Company’s obligations contained in this Section 12.1.
12.2    Tag-Along Rights.
12.2.1    Tag-Along Right. With respect to any proposed Transfer before or after the Applicable Holding Period (for purposes of this Section 12.2, a “Sale”) by Leucadia (or its Permitted Transferees) as the Seller (for purposes of this Section 12.2, the “Initiating Seller”) of Units held by it (each such percentage, for purposes of this Section 12.2, a “Sale Percentage”) to a Person other than a Permitted Transferee (for purposes of this Section 12.2, the “Proposed Transferee”), each other Member shall have the right (the “Tag-Along Right”) to include in the Sale a number of Units equal to the Sale Percentage of the total number of Units held by such other Member (for purposes of this Section 12.2, each Member so electing being referred to herein as a “Selling Member”). Any Units purchased from a Selling Member pursuant to this Section 12.2 shall be purchased at the same price per Unit and for the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being transferred by the Initiating Seller.
12.2.2    Notice of Proposed Sale. The Initiating Seller shall, not less than 30 days prior to a proposed Sale to which Section 12.2.1 is applicable, give written notice to each other Member of such proposed Sale. Such notice (the “Notice of Proposed Sale”) shall set forth: (a) the number of Units proposed to be Transferred, (b) the name and address of the Proposed Transferee, (c) the maximum and minimum per Unit purchase price or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.2.1 and has agreed to purchase Units in accordance with the terms of this Section 12.2 and (e) that the Initiating Seller has agreed to consummate the Sale, subject only to any required regulatory approvals, this Section 12.2 and Article 11 of this Agreement. A Notice of Proposed Sale delivered under this Section 12.2.2 shall not be effective unless and until the Initiating Seller (in its capacity as a member of National) delivers a Notice of Proposed Sale under Section 12.2.2 of the National Restated Agreement for the same percentage of National Units as is the subject of the Notice of Sale under this Section 12.2.2.
12.2.3    Exercise of Tag Along Right. The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale to Members (the “Tag-Along Period”). Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.2 with respect to inclusion of such Member’s Units in such proposed Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180- day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms which are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale. Any Tag-Along Notice delivered hereunder shall automatically and without further action by the Member (in its capacity as a member of National) constitute a Tag-Along Notice under Section 12.2.3 of the National Restated LLC Agreement for the same percentage of National Units as is the subject of the Tag Along Notice under this Section 12.2.3.
12.2.4    Default by Proposed Transferee. In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of each Selling Member’s Interest specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Notice of Proposed Sale, then the Initiating Seller shall not be permitted to sell its Units to the Proposed Transferee unless the Initiating Member shall acquire from the Selling Members such of the Selling Member’s Interest as should have been but was not purchased by the Proposed Transferee on the same terms and conditions as set forth in Section 12.2.3.
12.2.5    Irrevocable Offer. The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Members Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed Sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Members Tag-Along Notice and shall be released from such Selling Member’s obligations thereunder, (b) the Selling Members shall be obligated to sell only the Sale Percentage of total Units held by the Selling Members equal to the percentage of total Units being sold by the Initiating Seller and (c) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the proposed Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such Sale pursuant to this Section 12.2.
12.2.6    Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 12.2.
12.3    Take-Along Rights.
12.3.1    Take-Along Right. Each Member other than Leucadia hereby agrees, if requested by Leucadia or its Permitted Transferees (for purposes of this Section 12.3, the “Initiating Seller”) at any time after expiration of the Applicable Holding Period (including after a Put Notice has been delivered in accordance with Section 12.5), to Transfer for value (for purposes of this Section 12.3, a “Sale”) the same percentage of the Units held by such Member as is being sold by the Initiating Seller (for purposes of this Section 12.3, the “Sale Percentages”) to a Person other than an Affiliate of the Initiating Seller (for purposes of this Section 12.3, the “Proposed Transferee”) in the manner and on the terms set forth in this Section 12.3 in connection with the Sale by the Initiating Seller of the Sale Percentage of Units (and National Units) by the Initiating Seller. For purposes of determining the Initiating Seller’s Sale Percentage, the Initiating Seller shall aggregate Units held by Leucadia and its Permitted Transferees.
12.3.2    Take-Along Notice. If the Initiating Seller elects to exercise its rights under Section 12.3.1 (the “Take-Along Right”), a notice (a “Take-Along Notice”) shall be furnished by the Initiating Seller to each Member (for purposes of this Section 12.3, the “Selling Member”). A Take-Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to the Interest to be purchased from the Initiating Seller, the Sale Percentage, the per Unit purchase price and the name and address of the Proposed Transferee. If the Initiating Seller consummates the Sale referred to in the Take-Along Notice, the Selling Member shall be bound and obligated to sell the appropriate proportion of such Selling Member’s Units in the Sale on the same terms and conditions as the Initiating Seller shall sell its Units in the Sale. If at the end of 120 days following the date of the effectiveness of the Take-Along Notice (or such later date as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the Sale, the Selling Member shall be released from its obligation under the Take-Along Notice, and it shall be necessary for a new and separate Take-Along Notice to be furnished and the terms and provisions of this Section 12.3.2 to be separately complied with in order to consummate such Sale pursuant to this Section 12.3, unless the failure to complete such Sale resulted from any failure by the Selling Member to comply in any material respect with the terms of this Section 12.3. A Take-Along Notice delivered pursuant to Section 12.3 shall have precedence over any Put Notice or Call Notice delivered pursuant to Section 12.5, and if the Initiating Seller exercises its Take-Along Rights after a Put Notice or Call Notice has been delivered under Section 12.5, all time frames in Section 12.5 shall be tolled to accommodate such Take-Along Rights for a period not to exceed 120 days. Any Take-Along Notice delivered under this Section 12.3.2 shall not be effective unless and until the Initiating Seller (in its capacity as a member of National) delivers a Take-Along Notice under Section 12.3.2 of the National Restated LLC

Agreement for the same percentage of National Units as is the subject of the Take-Along Notice under this Section 12.3.2.
12.4    Miscellaneous. The following provisions shall be applied to any Transfer to which Section 12.2 or 12.3 applies:
12.4.1    Consideration. In the event the consideration to be paid in exchange for the Units in the proposed Sale pursuant to Section 12.2 or Section 12.3 includes any securities and the receipt thereof by any Selling Member would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 12.4, if use of commercially reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the Sale, an amount in cash equal to the fair market value (as determined by the Board in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units. The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that such Selling Member was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with. Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.4.1.
12.4.2    Cooperation. Each Selling Member in a Sale pursuant to Section 12.2 or 12.3, as the case may be, whether in its capacity as such or as a Member, member of the Board of Managers, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 12.2 or Section 12.3 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Selling Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such Sale.
12.4.3    Closing. The closing of a Sale pursuant to Section 12.2 or Section 12.3 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member. It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Tag-Along Notice or a Take-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.
12.4.4    Remain Subject. Units transferred pursuant to Sections 12.2 and 12.3 shall remain subject to the provisions of this Agreement.
12.5    Liquidity Options.
12.5.1    Put.
(a)    Put Notice. Each of USPB, New Kleinco and NBPCo (including for the purposes of this Section 12.5, their respective Permitted Transferees that have become Members) may, by giving written notice (the “Put Notice”) to Leucadia at any time during the Put Election Periods with respect to that portion of such Member’s

Units as is set forth in Section 12.5.1(b) below, elect to sell to Leucadia all or any portion of the Units held by such Member specified in the Put Notice (each such Member delivering a Put Notice, for purposes of this Section 12.5, a “Putting Member”). All Units identified in a Put Notice with respect to a particular Member shall be referred to as “Put Units”. All Put Units referred to in a Put Notice shall be valued pursuant to the provisions of Section 12.5.3 below. Putting Members with respect to a particular Put Date are referred to herein as the “Put Member(s)”. By delivering a Put Notice, the Putting Member is irrevocably committing to sell to Leucadia (or the Company, as provided in Section 12.5.4.2 below) the Put Units specified in the Put Notice. Each Member hereby agrees to be bound by the terms of any Put Notice delivered in accordance with this Agreement. Any Put Notice delivered under this Section 12.5.1 shall not be effective unless and until the Putting Member (in its capacity as a member of National) delivers a Put Notice under the National Restated LLC Agreement for the same percentage of National Units as is the subject of the Put Notice under this Section 12.5.1.
(b)    Put Period. Each Putting Member (together with its respective Permitted Transferees that have become Members) shall be eligible to deliver a Put Notice in accordance with Section 12.5.1(a)(i) with respect to up to one-third of the Aggregate Units held by the Putting Member during the period commencing on the five (5) year anniversary of the Closing Date and ending thirty (30) days thereafter, (ii) with respect to up to one-third of each such Putting Member’s Aggregate Units during the period commencing on the seven (7) year anniversary of the Closing Date and ending thirty (30) days thereafter and (iii) with respect to any remaining portion of each Putting Member’s Aggregate Units during the period commencing on the ten (10) year anniversary of the Closing Date and ending thirty (30) days thereafter; provided, however, that no Putting Member may provide a Put Notice pursuant to this Section 12.5 with respect to less than 20% of such Putting Member’s Aggregate Units. With respect to USPB, USPB shall also have the right to deliver a Put Notice to Leucadia at any time during the period commencing on the date on which USPB is no longer obligated to deliver cattle to the Company pursuant to the Cattle Purchase and Sale Agreement (the “Cattle Agreement Trigger”) and ending 180 days thereafter. With respect to New Kleinco, New Kleinco shall also have the right to deliver a Put Notice to Leucadia at any time during the period commencing on the date on which Klein is no longer employed by the Company (the “Klein Non-employment Trigger”) and ending 180 days thereafter. Such fifth, seventh and tenth anniversary dates, the date of the Cattle Agreement Trigger and the date of the Klein Non-employment Trigger are individually referred to herein as a “Put Date” and are collectively referred to here as the “Put Dates.” The thirty (30) day period beginning on the fifth, seventh and tenth anniversary dates, the one hundred eighty (180) day period beginning on the Cattle Agreement Trigger and the one hundred eighty (180) day period beginning on the Klein Non-employment Trigger shall be referred to as a “Put Election Period;” provided that, if the Initiating Seller has notified USPB, NBPCo and New Kleinco and their respective Permitted Transferees that the Initiating Seller has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit the Initiating Seller to implement such sale.
12.5.2    Call.
(a)    Call Notice. Leucadia (including for the purposes of this Section 12.5, its Permitted Transferees that have become Members) may, by giving written notice (the “Call Notice”) to each of USPB, New Kleinco and/or NBPCo (including for purposes of this Section 12.5, their respective Permitted Transferees that have become Members) at any time during the respective Call Election Period applicable to such Member, elect to purchase from such Member, all or any portion of the Units held by such Member specified in the Call Notice (each such Member to which Leucadia delivers a Call Notice, for purposes of this Section 12.5, a “Called Member”). All Units identified in a Call Notice with respect to a particular Member shall be referred to as “Call Units”. All Call Units referred to in a Call Notice shall be valued pursuant to the provisions of Section 12.5.3 below. Called Members with respect to a particular Call Date are referred to herein as the “Call Member(s)”. By delivering a Call Notice, Leucadia is irrevocably committing to purchase the Call Units from the Called Member. Each Member hereby agrees to be bound by the terms of any Call Notice delivered in accordance with this Agreement. Any Call Notice delivered under this Section 12.5.2 shall not be effective unless and until Leucadia (in its capacity as a member of National) delivers a Call Notice under the National Restated LLC Agreement for the same percentage of National Units as is the subject of the Call Notice under this Section 12.5.2.
(b)    Call Period. Leucadia shall be eligible to deliver a Call Notice in accordance with Section 12.5.2(a) with respect to all or any portion of the Units held by such Member (i) in the case of USPB, at any time (x) during the period commencing on the date of the Cattle Agreement Trigger and ending 180 days thereafter and (y) during the period commencing on the date USPB owns less than twenty (20%) of USPB’s Aggregate Units and ending 180 days thereafter, (ii) in the case of any Member other than USPB, after the ten (10) year anniversary of the Closing Date, at any time during the period commencing on the date such Member owns less than fifty percent (50%) of such Member’s Aggregate Units and ending 180 days thereafter, and (iii) in the case of New Kleinco, also at any time during the period commencing on the date of the Klein Non-employment Trigger and ending 180 days thereafter. The beginning dates of such periods are individually referred to herein as a “Call Date” and are collectively referred to here as the “Call Dates.” The 180 day periods beginning on the Call Dates shall be referred to as a “Call Election Period”; provided that, if Leucadia has notified USPB and NBPCo and their respective Permitted Transferees that Leucadia has, in good faith, taken steps to sell the Company, the applicable Call Election Period shall be tolled for a period not to exceed 120 days to permit Leucadia to implement such sale.
12.5.3    Determination of Fair Value; Appraisal. The Fair Value of the Put/Call Units shall be as of the applicable Put/Call Date, which shall be determined by agreement between Leucadia, on the one hand, and the Put/Call Member(s) on the other hand, and shall be determined within twenty (20) Business Days after the delivery of the Put Notice or Call Notice, as the case may be. If Leucadia and the Put/Call Member(s) are unable to agree on the Fair Value of the Put/Call Units as of the applicable Put/Call Date within such period, the Put/Call Member(s) as a group on the one hand and Leucadia on the other hand will each designate an appraiser to determine the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such appraisals to be delivered no later than forty-five (45) Business Days after the delivery of the Put Notice or Call Notice, as the case may be. If the lower of the two initial appraisals is equal to or greater than 90% of the higher of the two initial determinations, the Fair Value of the Put/Call Units shall be the average of the two determinations. If the lower of the two initial appraisals is less than 90% of the higher of the initial appraisals with respect to any Put/Call Units, Leucadia and the Put/Call Member(s) shall attempt in good faith for a period of ten (10) Business Days following the later of the dates on which the two initial appraisals were delivered to determine a mutually acceptable Fair Value of the Put/Call Units. If an agreement is not reached during such period, Leucadia and the Put/Call Member(s) shall promptly (but in any event within five (5) Business Days after the completion of such ten Business Day period) direct the appraisers to designate a third appraiser to determine, within ten Business Days after such designation, which appraisal of the Fair Value of such Put/Call Units by the initial two appraisers is the more accurate appraisal of Fair Value of such Put/Call Units in the sole discretion of such third appraiser (who shall be limited to choosing one of the two initial determinations of Fair Value of the Put/Call Units). The determination of Fair Value by such third appraiser shall be final and binding on all parties. Each party shall pay the cost of its initially appointed appraiser, and if a third appraiser is necessary, the appraisal costs of the third appraiser shall be shared equally by the Put/Call Member(s) (pro rata in accordance with the number of Put/Call Units), on the one hand, and Leucadia, on the other hand. The “Fair Value” with respect to a Unit shall be the fair market value of a Unit, determined on the basis of the aggregate equity value of the Company, valuing such Unit as a proportionate interest in a going concern with reference to the relative economic rights and preferences of each Unit as set forth in Article 5, but without discount for marketability, lack of liquidity, minority status or otherwise.  In order to determine the aggregate equity value of the Company referred to in the preceding sentence, (i) the aggregate equity value of the Company and National shall be determined as if they were a single entity, (ii) the percentage of such aggregate equity value attributable to the Company, on the one hand, and National, on the other hand, shall be determined and (iii) all of such aggregate equity value shall be allocated between the Company and National in accordance with such percentages.  The Fair Value shall not take into account the value of the Company or Leucadia’s Interests, in each case, reflected on Leucadia’s books and records or financial statements.
12.5.4    Sale Notice; Assumption of Obligations.
12.5.4.1    Following the establishment of the Fair Value of the Put/Call Units, as of the applicable Put/Call Date, the Put/Call Member(s) shall sell, and Leucadia shall purchase, all of the Put/Call Units for the Fair Value of the Put/Call Units, without interest, on a date mutually agreed by Leucadia and the applicable Put/Call Members (the “Pay Date”) that is no later than 180 days following the date that the Put Notice or Call Notice, as the case may be, was received by the applicable Party, subject to Sections 12.5.4.2 and 12.5.5.
12.5.4.2    Leucadia shall have the right to assign its rights and obligations under Section 12.5 to the Company. Following any such assignment, the Company shall assume such obligations and rights of Leucadia (an “Assumption”) and the Company and Leucadia shall be jointly and severally liable to the Put/Call Member(s). In the event of an Assumption, the purchase and sale of all of the Put/Call Units shall occur on the Pay Date, and Leucadia and the Company shall be obligated to pay the aggregate Fair Value thereof in cash (without interest), with each Put/Call Member receiving the same price per Unit.
12.5.5    Financing; Sale. If, following an Assumption, Leucadia and the Company, acting jointly or severally, are not able to complete the purchase of any Put/Call Units pursuant to a Put Notice or Call Notice, as case may be, the Company shall be required, and each Member that has designated a Manager shall cause such Manager, to use its commercially reasonable efforts for the Company to obtain necessary financing to complete the purchase of the Put/Call Units pursuant to a Put Notice or Call Notice, as the case may be. If Leucadia and the Company are unable to consummate the purchase of the Put/Call Units within ten (10) Business Days after the applicable Pay Date, then the Put/Call Members may, at their option, require the Company to retain a financial advisor to sell the Company at such price and upon such terms and conditions as may be approved by the Put/Call Members. If requested by the Put/Call Members in connection with such Sale, each Member shall be bound and obligated to Transfer its entire Interest in the Company (for purposes of this Section 12.5, a “Sale”) to a transferee proposed by the Put/Call Members (for purposes of this Section 12.5, the “Proposed Transferee”) at the same price per Unit, in the same form of consideration and on the same terms and conditions as the Put/Call Members. All costs and expenses of the Company and the Put/Call Members with respect to any such Sale shall be paid by the Company.
12.5.6    Cooperation. The Company and each Member, whether in its capacity as such or as a member of the Board of Managers, officer or agent of the Company, or otherwise (the “Other Members”), shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested by the Put/Call Members in order expeditiously to consummate the transactions contemplated by Section 12.5.5 and any related transactions, including, without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Put/Call Members; provided, however, that the Other Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Other Member agrees to execute and deliver such agreements as may be reasonably specified by the Put/Call Members to which the Put/Call Members will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Put/Call Members and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Put/Call Members are also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Other Member’s pro rata portion of any such liability, in accordance with such Other Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Other Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Other Member as a result of such Sale. It is understood and agreed that the Put/Call Members shall not have any liability to any other Member arising from, relating to, or in connection with, any transaction proposed pursuant to Section 12.5.5, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement, if any.
12.5.7    Closing. The closing of a Sale pursuant to Section 12.5.5 shall take place at such time and place as the Put/Call Members shall specify by reasonable advance notice to each Other Member.
12.5.8    Required Members. All actions required or permitted to be taken, or consents or approvals required or permitted to be given, by the Put/Call Member(s), pursuant to this Section 12.5 shall only require the approval in writing of the taking of such action or giving of such consent or approval by Put/Call Member(s) holding a majority of the outstanding Units that are Put/Call Units held by the Put/Call Member(s). Any action, consent or approval taken or given pursuant to this Section 12.5 shall be binding on all other Put/Call Member(s).
12.5.9    Precedence of Take-Along Notice. A Take-Along Notice delivered pursuant to Section 12.3 shall have precedence over any Put Notice or Call Notice delivered pursuant to this Section 12.5, and if the Initiating Seller exercises its Take-Along Rights after a Put Notice or Call Notice has been delivered under this Section 12.5, all time frames in this Section 12.5 shall be tolled to accommodate such Take-Along Rights for a period not to exceed 120 days.
13.    DISSOLUTION OF COMPANY
13.1    Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.
13.2    Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18 802 of the Act, (b) the written determination of the Members holding two-thirds of the outstanding Units or (c) the disposition of all of the Company’s assets.
13.3    Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. After the payment of the debts and liabilities of the Company and the establishment of reasonable reserves, any property or assets of the Company, including proceeds from the liquidation thereof, remaining upon the dissolution and liquidation of the Company shall be Distributed to the Members in proportion to their respective Percentage Interest, after taking account of any adjustment of their Capital Accounts to reflect all Net Profits and Net Losses of the Company through the date of distribution. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers.
13.4    No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18 802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.
13.5    No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.
14.    INDEMNIFICATION
14.1    General.
14.1.1    To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board of Managers and each member of the Board, each Member, including the Tax Matters Member in such Member’s capacity as such, and the officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company, subject to Section 14.1.2, and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs. Notwithstanding the foregoing, the Company shall not be required to indemnify, defend or hold harmless USPB, New Kleinco or NBPCo, or any of their respective Affiliates, for any liability, loss or damage relating to the indemnification obligations of USPB, New Kleinco and NBPCo pursuant to the Membership Interest Purchase Agreement.
14.1.2    Any claims of an Indemnified Person made under this Section 14.1 shall also be subject to the indemnification provided under Section 14.1 of the National Restated LLC Agreement as if such Indemnified Person was also an Indemnified Person under the National Restated LLC Agreement; and any claims of an Indemnified Person under the National Restated LLC Agreement made under Section 14.1 thereof shall also be subject to the indemnification provided under this Section 14.1 as if such Indemnified Person under the National Restated LLC Agreement was also an Indemnified Person hereunder; provided, however, that in no event shall an Indemnified Person recover from the Company and National in the aggregate more than the full amount of the claim of such Indemnified Person.
14.2    Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.
14.3    Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the

Company shall be entitled to the benefits of this Article 14 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.
14.4    Procedure Agreements. The Company may enter into an agreement with any of its officers, or the Managers, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.
14.5    Duties of Board of Managers. Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Board of Managers and the members thereof in their capacity as members of the Board:
(a)    The Board and the members thereof and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such members and such decisions would have the benefit of such rule if the Board were a board of directors of a Delaware corporation.
(b)    Except as set forth in Section 14.7.3, the members of the Board shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation but in no event shall any member of the Board be liable for any action or inaction for which exculpation is provided under Section 14.2.
14.6    Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers shall be deemed to have breached his duty of loyalty to the Company or the Members (and such member of the Board of Managers shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.11.
14.7    Fiduciary and Other Duties.
14.7.1    An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.
14.7.2    Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.
14.7.3    Notwithstanding any other provision of this Agreement or otherwise applicable law, other than corporate opportunities belonging to the Company (or to National, the allocation of which shall be mutually determined by their respective Board of Managers), which shall include in all cases Competing Businesses and Competing Facilities (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia), Leucadia (or any of its Affiliates) may each engage in any other business activities whatsoever and engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business conducted or proposed to be conducted by the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other Member (including such other Member’s Affiliates) shall have any rights in, with respect to, or to be informed of such other business activities or ventures or the income or profits derived therefrom. Other than corporate opportunities belonging to the Company (or to National, the allocation of which shall be mutually determined by their respective Board of Managers), which shall include in all cases Competing Businesses and Competing Facilities (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia), Leucadia (or any of its Affiliates (other than the Company, National or their respective Subsidiaries)) shall not be obligated to present any business or investment opportunity to the Company, National or their respective Affiliates even if such opportunity is of a character that, if presented to the Company, National or such Affiliates, could be taken by the Company or such Affiliates, and Leucadia (or any of its Affiliates (other than the Company, National or their respective Subsidiaries)) shall have the right to take for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to recommend to any other Person any such particular business or investment opportunity.
15.    REPRESENTATIONS AND COVENANTS BY THE MEMBERS
Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members and the Company as follows:
15.1    Investment Intent. Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.
15.2    Securities Regulation. Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.
15.3    Knowledge and Experience. Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.
15.4    Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.
15.5    Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).
15.6    Tax Position. A Member will not take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company unless such Member provides prior written notice to the Company and consults with and considers in good faith the suggestions of the Company with respect to such position.
15.7    Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.
15.8    Licenses and Permits. Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.
15.9    Operating Structure. Such Member will cooperate and take such actions as deemed necessary by the Board of Managers to facilitate and execute any transaction undertaken pursuant to Schedule 1.2(d) of the Membership Interest Purchase Agreement, which transactions have been approved by the Members pursuant to the Membership Interest Purchase Agreement.
16.    COMPANY REPRESENTATIONS
In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:
16.1    Duly Converted and Formed. The Partnership has duly converted into the form of a Delaware limited liability company in accordance with the Act. The transactions contemplated hereby and the Membership Interest Purchase Agreement do not violate or contravene the Initial LLC Agreement, and all action of the Company necessary to authorize the effectiveness of this Agreement has been taken. The Company will be a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.
16.2    Valid Issue. When the Interests are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Interests issued to the Members will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Company will attach thereto.
17.    AMENDMENTS TO AGREEMENT
17.1    Amendments. This Agreement may be modified or amended with the prior written consent of the Board of Managers, subject to Section 6.6. Notwithstanding the foregoing provisions of this Section 17.1: (1) this Section 17.1 may not be amended without the approval of each Member; and (2) other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the acceptance of a new Member pursuant to Article 11; or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities. Sections 14.1, 14.2 and 14.3 of this Agreement may not be amended in a manner to reduce or restrict the indemnification rights provided in Sections 14.1, 14.2 and 14.3 unless the indemnitee has consented; provided, however that such indemnification rights with respect to any officer of the Company may be so amended, on a prospective basis with respect to acts occurring after the date of such amendment only, upon 30 days prior written notice to such officer. All proposed amendments to this Agreement will be sent to each Member within a reasonable period of time prior to being presented for approval whether by the Board or the Members and also promptly after the effectiveness thereof.
17.2    Corresponding Amendment of Certificate. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.
17.3    Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.
18.    GENERAL
18.1    Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors and permitted assigns of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, and

(c) may be executed in more than one counterpart, all of which together shall constitute one agreement, contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.
18.2    Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at: 12200 N. Ambassador Drive, Kansas City, MO 64163, with a copy to Leucadia (which copy shall not constitute notice to Leucadia) at: 315 Park Avenue South, New York, NY 10010, Attention: President.
18.3    Execution of Documents. From time to time after the Effective Date, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:
(a)    all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board, necessary to protect the limited liability of the Members;
(b)    all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and
(c)    all conveyances and other instruments that the Board deems appropriate to reflect the dissolution of the Company.
The appointment by each Manager or any Person designated by the Board to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.
18.4    Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Delaware. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Delaware.
18.5    Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, the Company and each Member hereby waives, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.
18.6    Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
18.7    Table of Contents, Headings. The table of contents and headings used in this

Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.
18.8    No Third Party Rights. Except for the provisions of Section 7.15, the provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.
18.9    Effectiveness. For the avoidance of doubt, the Initial LLC Agreement shall be the limited liability company agreement of the Company until the Effective Date. On the Effective Date and without further action by the parties hereto, this Agreement shall amend, restate and supersede in all respects, the Initial LLC Agreement, and such Initial LLC Agreement will be of no further force and effect.
[REMAINDER OF THIS PAGE BLANK]

THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE CLOSING DATE.
LEUCADIA NATIONAL CORPORATION
By:
Its:
U.S. PREMIUM BEEF, LLC
By:
Its:
NBPCO HOLDINGS, LLC
By:
Its:
TMK HOLDINGS, LLC
By:
Its:
NATIONAL BEEF PENNSYLVANIA, LLC
By:
Its:

For purposes of Section 14.1.2 only:

NATIONAL BEEF PACKING COMPANY, LLC
By:
Its:

Exhibit 3.1
MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUED UNITS AND PERCENTAGE INTEREST

Member	Units	Contribution	Percentage Interest
Leucadia	7,894.77	$172,472,820	78.95%
USPB	1,507.29	$32,928,959	15.07%
NBPCo	532.72	$11,638,049	5.33%
New Kleinco	65.22	$1,424,827	0.65%

TOTAL	10,000	$218,464,655	100.00%

NATIONAL BEEF PACKING COMPANY, LLC
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
DATED AS OF _________, 20__

Page

RECITALS		1
AGREEMENT		2
1.	Definitions	2
2.	FORMATION AND PURPOSE	9
2.1	Conversion; Formation	9
2.2	Name	10
2.3	Registered Office/Agent	10
2.4	Term	10
2.5	Purpose	10
2.6	Powers	10
2.7	Certificates	11
2.8	Principal Office	11
3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS	11
3.1	Members	11
3.2	Member Interests and Units	12
3.3	Additional Members and Units	12
3.4	Capital Contributions	12
3.5	Termination of Governance Rights	12
3.6	Additional Issuances of Units	13
4.	CAPITAL ACCOUNTS	13
4.1	Allocations	13
4.2	Capital Accounts	14
4.3	Revaluations of Assets and Capital Account Adjustments	14
4.4	Additional Capital Account Adjustments	14
4.5	Additional Capital Account Provisions	15
5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS	15
5.1	Board of Managers Determination	15
5.2	Distributions	15
5.3	No Violation	16
5.4	Withholdings	16
5.5	Property Distributions and Installment Sales	17
5.6	Net Profit or Net Loss	18
5.7	Regulatory Allocations	19
5.8	Tax Allocations	20
6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS	20
6.1	Limited Liability	20
6.2	Return of Distributions of Capital	20
6.3	No Management or Control	21
6.4	Specific Limitations	21

(continued)
Page

6.5	Member Voting	21
6.6	Required Consents	21
6.7	Restrictions on Member Competition	22
6.8	Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith	24
6.9	Agreement Regarding NBPCo Waiver of Right of Set-off	24
6.10	Contracts with Managers or their Affiliates	25
6.11	Member Compensation; Expenses; Loans	25
7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS	25
7.1	Board of Managers	25
7.2	Initial Managers	26
7.3	Number and Designation Rights	26
7.4	Voting and Act of the Board; Action without a Meeting	27
7.5	Tenure	27
7.6	Resignation	27
7.7	Removal	27
7.8	Vacancies	27
7.9	Meetings	27
7.10	Notice	28
7.11	Waiver	28
7.12	Quorum	28
7.13	Compensation	28
7.14	Authority of Board of Managers	28
7.15	Reliance by Third Parties	29
8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS	29
8.1	Officers, Agents	29
8.2	Election	30
8.3	Tenure	30
8.4	Chairman of the Board of Managers, Chief Executive Officer, President and Vice President	30
8.5	Chief Financial Officer	30
8.6	Chief Accounting Officer	30
8.7	Secretary and Assistant Secretaries	30
8.8	Vacancies	31
8.9	Resignation and Removal	31
8.10	Compensation	31
8.11	Delegation	31
8.12	Certain Actions Requiring Board of Manager Consent	31

(continued)
Page

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS	33
9.1	Books and records	33
9.2	Delivery to Member, Inspection; etc	33
9.3	Accounting Fiscal Year	34
9.4	Reports	34
9.5	Filings	35
9.6	Non-Disclosure	35
9.7	Restrictions on Receipt	36
10.	TAX MATTERS MEMBER	36
10.1	Tax Matters Member	36
10.2	Indemnity of Tax Matters Member	37
10.3	Tax Returns	37
10.4	Tax Elections	37
10.5	Tax Information	37
11.	TRANSFER OF INTERESTS	38
11.1	Restricted Transfer	38
11.2	Permitted Transferees	38
11.3	Transfer Requirements	38
11.4	Concurrent Transfer with Pennsylvania LLC Units	39
11.5	Consent	39
11.6	Withdrawal of Member	40
11.7	Noncomplying Transfers Void	40
11.8	Amendment of Exhibit 3.1	40
11.9	Limited Interests	40
12.	FIRST OFFER; TAG-ALONG, TAKE-ALONG RIGHTS; LIQUIDITY OPTION	40
12.1	Offers to Leucadia	40
12.2	Tag-Along Rights	42
12.3	Take-Along Rights	44
12.4	Miscellaneous	45
12.5	Liquidity Options	47
13.	DISSOLUTION OF COMPANY	51
13.1	Termination of Membership	51
13.2	Events of Dissolution	52
13.3	Liquidation	52
13.4	No Action for Dissolution	52
13.5	No Further Claim	52

(continued)
Page

14.	INDEMNIFICATION	52
14.1	General	52
14.2	Exculpation	53
14.3	Persons Entitled to Indemnity	53
14.4	Procedure Agreements	54
14.5	Duties of Board of Managers	54
14.6	Interested Transactions	54
14.7	Fiduciary and Other Duties	54
15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS	55
15.1	Investment Intent	55
15.2	Securities Regulation	55
15.3	Knowledge and Experience	56
15.4	Economic Risk	56
15.5	Binding Agreement	56
15.6	Tax Position	56
15.7	Information	56
15.8	Licenses and Permits	56
15.9	Operating Structure	56
16.	COMPANY REPRESENTATIONS	56
16.1	Duly Converted and Formed	57
16.2	Valid Issue	57
17.	AMENDMENTS TO AGREEMENT	57
17.1	Amendments	57
17.2	Corresponding Amendment of Certificate	57
17.3	Binding Effect	57
18.	GENERAL	57
18.1	Successors; Delaware Law; Etc	57
18.2	Notice, Etc	58
18.3	Execution of Documents	58
18.4	Consent to Jurisdiction	59
18.5	Waiver of Jury Trial	59
18.6	Severability	59
18.7	Table of Contents, Headings	60
18.8	No Third Party Rights	60
18.9	Effectiveness	60

NATIONAL BEEF PACKING COMPANY, LLC
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Second Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC (“Agreement”) is entered into as of [_______], 2011 and is by and among National Beef Packing Company, LLC (the “Company”), Leucadia National Corporation, a New York corporation (“Leucadia”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”) and TMK Holdings, LLC, a Missouri limited liability company (“New Kleinco”) (with certain other Persons from time to time in accordance with the terms of this Agreement, Leucadia, USPB, NBPCo and New Kleinco collectively the “Members”).
RECITALS
WHEREAS, Farmland National Beef Packing Company, L.P., a Delaware limited partnership (the “Partnership”), was organized under and in accordance with the provisions of the Partnership Act by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 1993, which was amended from time to time to reflect changes in the names and addresses of the general partners, and to reflect the change of name from National Beef Packing Company, L.P. to Farmland National Beef Packing Company, L.P., and the Partnership has most recently been governed by a Third Amended and Restated Agreement of Limited Partnership dated as of December 1, 1997, as amended by amendments dated February 3, 1998, and May 3, 2000 (as so amended, the “Partnership Agreement”);
WHEREAS, NB Acquisition, LLC, a Delaware limited liability company (“Acquiring”), was formed by the then members of the Company as a transitory legal entity to facilitate the acquisition of the direct and indirect interests of Farmland Industries, Inc. in the Partnership as contemplated in the Farmland Purchase Agreement (the “Farmland Transaction”), and, immediately upon the completion of the Farmland Transaction, the Partnership caused Acquiring to be merged into the Partnership, with the Partnership surviving the merger (the “Restructuring”);
WHEREAS, immediately following the completion of the Farmland Transaction and the Restructuring, the Partnership was converted (the “Conversion”) to the Company as the result of a statutory conversion of the Partnership under Section 18 214 of the Act (as defined herein) and Section 17 219 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) as of August 6, 2003;
WHEREAS, as contemplated by the Membership Interest Purchase Agreement (as defined herein), certain of the Members transferred interests in the Company to Leucadia, and Leucadia, as an entering Member, and the prior Members entered into the Prior LLC Agreement as of the Closing Date to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the reclassification of Interests from two classes (Class A and Class B) into one class, the respective rights and obligations of the Members to each other and to the Company, and certain other matters;
WHEREAS, as contemplated by Schedule 1.2(d) of the Membership Interest Purchase

Agreement, the Company will contribute and/or assign to Pennsylvania LLC all of its tangible and intangible assets located in the Commonwealth of Pennsylvania in exchange for 100% of the membership interests of Pennsylvania LLC;
WHEREAS, as contemplated by Schedule 1.2(d) of the Membership Interest Purchase Agreement, the Company will declare and distribute 100% of the membership interest of Pennsylvania LLC, as a distribution to its members, in proportion to each such member’s Percentage Interest (the “National Distribution”);
WHEREAS, upon the National Distribution, (i) the Company will cease to hold any membership interests of Pennsylvania LLC and (ii) Leucadia, USPB, NBPCo and New Kleinco collectively will hold 100% of the membership interests of Pennsylvania LLC;
WHEREAS, Leucadia, USPB, NBPCo and New Kleinco desire to amend and restate the Prior LLC Agreement effective as of the Effective Date by entering into this Agreement; and
WHEREAS, as of the Effective Date this Agreement shall amend, restate and supersede in all respects, the Prior LLC Agreement, and such Prior LLC Agreement shall be of no further force and effect as of the Effective Date.
AGREEMENT
NOW, THEREFORE, the Members agree as follows:
1.    Definitions
For purposes of this Agreement: (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”
“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.
“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.).
“Acquiring” is defined in the Recitals to this Agreement.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(b)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Board of Managers consistently therewith.
“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.
“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company dated as of the Closing Date and effective as of the Effective Date, as amended from time to time.
“Aggregate Units” means, as to each Member on the Effective Date of this Agreement other than Leucadia, the number of Units held by such Member on the Effective Date of this Agreement, together with any additional Units subsequently acquired by such Member.
“Applicable Holding Period” means with respect to Leucadia, USPB, NBPCo and New Kleinco and their respective Permitted Transferees, the period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date.
“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:
(a)    the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or
(b)    as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.
As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.
“Assumption” is defined in Section 12.5.4.2.
“Base Tax Rate” is defined in Section 5.2.1.
“Board of Managers” or “Board” means the board of managers of the Company elected and determined in accordance with Article 7.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b)

a day on which commercial banks in New York, New York are authorized or required to be closed.
“Call Date” is defined in Section 12.5.2(b).
“Call Election Period” is defined in Section 12.5.2(b).
“Call Member(s)” is defined in Section 12.5.2(a).
“Call Notice” is defined in Section 12.5.2(a).
“Call Units” is defined in Section 12.5.2(a).
“Called Member” is defined in Section 12.5.2(a).
“Capital Account” is defined in Section 4.2.
“Capital Contribution” means with respect to any Member, the sum of (i) the amount of money plus (ii) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.
“Cattle Agreement Trigger” is defined in Section 12.5.1(b).
“Cattle Purchase and Sale Agreement” means the Cattle Purchase and Sale Agreement dated as of [_________], 2011 by and among the Company and USPB.
“Certificate of Conversion” means the certificate of conversion of the Partnership to a limited liability company, and any amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to Section 18 214 of the Act.
“Certificate of Formation” means the certificate of formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18 214 and 18 201 of the Act.
“Closing Date” means [________], the date on which the transactions contemplated by the Membership Interest Purchase Agreement were closed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” is defined in the introductory paragraph. Where the context requires, references to the Company shall include the Partnership with respect to rights and obligations of the Partnership existing prior to the Conversion that, in accordance with the Act by virtue of the filing of the Certificate of Conversion and the Certificate of Formation, shall have become rights or obligations of the Company and shall not have been extinguished by the Conversion.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Competitor” or “Competing Business” means, other than as set forth in Section 6.7(b)(vii), any business (other than Pennsylvania LLC and any of its Subsidiaries), whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, anywhere in the world in one or more of the following businesses: cattle slaughter, beef processing and/or packaging, including for the case ready and portioned beef market, retail and/or wholesale marketing of beef and hide tanning.
“Competing Facility” means, other than as set forth in Section 6.7(b)(vii), any cattle slaughtering facility, any beef processing and/or packaging facility, any retail and/or wholesale beef marketing operation or any hide tanning facility owned by a Competing Business anywhere in the world.
“Confidential Information” is defined in Section 9.6.1.
“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Conversion” is defined in the Recitals to this Agreement.
“Credit Documents” means (a) the Amended and Restated Credit Agreement dated as of June 4, 2010 among the Company, and the lenders and agents party thereto, as amended by the First Amendment thereto dated June 10, 2011, the Limited Waiver and Second Amendment thereto dated July 7, 2011 and the Third Amendment to Amended and Restated Credit Agreement and Limited Consent dated on or about the Closing Date and all related documents and any refinancing thereof and (b) any other loan document or arrangement and any refinancing thereof.
“Deemed Aggregate Taxable Income” is defined in Section 5.2.2.
“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.
“Effective Date” means the date on which the National Distribution is consummated.
“Farmland Transaction” is defined in the Recitals to this Agreement.
“Fair Value” is defined in Section 12.5.3.
“Final Transfer Date” is defined in Section 12.1.3.
“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441 1 or Section 1.441 2 and the Regulations under Section 706 of the Code, which is the taxable year ending on December 31, or such other Fiscal Year as determined by the Board of Managers.
“GAAP” means generally accepted accounting principles in effect in the United States of

America from time to time.
“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 3.6 (Additional Issuances of Units), 6.5 (Voting), 6.6 (Required Consents), Section 7.3 (Number and Designation Rights), Section 7.4 (Voting and Act of the Board; Action without a Meeting), Article 9 (Books, Records, Accounting and Reports), Section 12.2 (Tag-Along Rights), Section 12.3 (Take-Along Rights) and Section 12.5 (Liquidity Option); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”
“Indemnified Persons” is defined in Section 14.1.
“Initial Capital Contribution” is defined in Section 3.1.
“Initial Contribution Date” means the Effective Date.
“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.
“Klein” means Timothy M. Klein.
“Klein Non-employment Trigger” is defined in Section 12.5.1(b).
“Leucadia” means Leucadia National Corporation so long as it holds any Units and thereafter shall mean the Permitted Transferee of Leucadia holding the most Units of all the Permitted Transferees of Leucadia.
“Manager” means any Person that is a member of the Board of Managers.
“Member Consent” means the approval, voting by Units held by the Members, of the Members holding a majority of the outstanding Units, excluding Units owned and voting by Leucadia or an Affiliate of Leucadia, provided, if a Member is disproportionately adversely affected by any action requiring Member Consent compared to other Members (other than Leucadia or Affiliates of Leucadia), such Member’s consent shall also be required.
“Member Minimum Gain” means an amount, with respect to each “Nonrecourse Deduction” as set forth in Section 704(b) of the Code and Regulations Sections 1.704-2(b)(1) and 1.704-2(c), equal to the Company Minimum Gain that would result if the Member’s Nonrecourse Deductions were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Members” means the Persons listed as members on Exhibit 3.1 and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.
“Membership Interest Purchase Agreement” means the Membership Interest Purchase

Agreement dated as of [_______], 2011 by and among Leucadia, the Company, USPB, NBPCo, TKK Investments, LLC, TMKCo, LLC and New Kleinco.
“National Distribution” is defined in the Recitals.
“NBPCo” is defined in the introductory paragraph.
“Net Profit” and “Net Loss” are defined in Section 5.6.1.
“New Kleinco” is defined in the introductory paragraph.
“Non-Consenting Member” is defined in Section 10.1.
“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
“Notice of Proposed Sale” is defined in Section 12.2.2.
“Notice of Purchase” is defined in Section 12.1.1.
“Notice of Sale” is defined in Section 12.1.1.
“Offer Period” is defined in Section 12.1.1.
“Offered Units” is defined in Section 12.1.1.
“Other Members” is defined in Section 12.5.6.
“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“Partnership” is defined in the Recitals to this Agreement.
“Partnership Act” is defined in the Recitals to this Agreement.
“Partnership Agreement” is defined in the Recitals to this Agreement.
“Pay Date” is defined in Section 12.5.4.1.
“Pennsylvania LLC” means National Beef Pennsylvania, LLC, a Delaware limited liability company.
“Pennsylvania LLC Percentage Interest” of a Member as of a particular time means the percentage ownership of Pennsylvania LLC reflecting ownership of all membership interests in Pennsylvania LLC upon liquidation of Pennsylvania LLC as designated from time to time on Exhibit

3.1 to the Pennsylvania Restated LLC Agreement.
“Pennsylvania Restated LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Pennsylvania LLC, dated as of the Closing Date, as amended from time to time thereafter.
“Pennsylvania LLC Units” means the units representing membership interests of Pennsylvania LLC by a member thereof, together with such Pennsylvania LLC’s member’s rights and obligations with respect thereto set forth in the Pennsylvania Restated LLC Agreement.
“Percentage Interest” of a Member as of a particular time shall mean the percentage ownership of the Company reflecting ownership of all Interests upon liquidation of the Company as designated on Exhibit 3.1 so amended in conformance with the procedures in Exhibit 3.1.
“Permitted Transferee” is defined in Section 11.2.
“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity, including any Member.
“Prior LLC Agreement” means the First Limited Liability Company Agreement of National Beef Packing Company, LLC dated as of [________], 2011, as amended through the Effective Date.
“Put/Call Date” means a Put Date or a Call Date, as applicable.
“Put/Call Member(s)” means a Put Member(s) or a Call Member(s), as applicable.
“Put/Call Units” means Put Units or Call Units, as applicable.
“Put Date” is defined in Section 12.5.1(b).
“Put Election Period” is defined in Section 12.5.1(b).
“Put Member(s)” is defined in Section 12.5.1(a).
“Put Notice” is defined in Section 12.5.1(a).
“Put Units” is defined in Section 12.5.1(a).
“Putting Member” is defined in Section 12.5.1(a).
“Regulation D” means Regulation D under the Securities Act.
“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.
“Regulatory Allocations” is defined in Section 5.7.
“Restructuring” is defined in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.
“Senior Management Team” means at any particular time the Chief Executive Officer and President of the Company.
“Subsidiary” means, with respect to any Person, any other entity which is Controlled by such Person.
“Succession Plan” means a plan approved by the Board for the orderly succession of the Senior Management Team.
“Tag-Along Notice” is defined in Section 12.2.3.
“Tag-Along Period” is defined in Section 12.2.3.
“Tag-Along Right” is defined in Section 12.2.1.
“Take-Along Notice” is defined in Section 12.3.2.
“Take-Along Right” is defined in Section 12.3.2.
“Tax Distribution” is defined in Section 5.2.1.
“Tax Matters Member” is defined in Section 10.1.
“Transfer” means a direct or indirect sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.
“Units” is defined in Section 3.2.
“USPB” is defined in the introductory paragraph.
“Withholding Indemnified Parties” is defined in Section 5.4.
2.    FORMATION AND PURPOSE
2.1    Conversion; Formation. The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Conversion and Certificate of Formation with the Delaware Secretary of State pursuant to Section 18 214 of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
2.2    Name. The name of the Company is “National Beef Packing Company, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.
2.3    Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.
2.4    Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.
2.5    Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.
2.6    Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:
(a)    To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;
(b)    To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;
(c)    To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, and any leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient or incidental to the accomplishment of the purpose of the Company;
(d)    To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;

(c)    To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;
(d)    To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;
(e)    To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;
(f)    To sue and be sued, defend and participate in administrative or other proceedings in its name;
(g)    To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;
(h)    To indemnify any Person in accordance with the Act and this Agreement;
(i)    To cease its activities and cancel its Certificate of Formation; and
(j)    To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
2.7    Certificates. The officers of the Company and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
2.8    Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate. The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.
3.    MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS
3.1    Members. The Members of the Company shall be listed on Exhibit 3.1, as from time to time amended and supplemented in accordance with this Agreement. Each Member shall be treated as having contributed to the Company on the Initial Contribution Date the amounts indicated on Exhibit 3.1 as such Member’s aggregate initial capital contribution (“Initial Capital

Contribution”) (which amounts shall be the Capital Accounts with respect to such Units as of the date of issuance) and shall receive the number of Units set forth in Exhibit 3.1. Exhibit 3.1 shall be amended from time to time so that it sets forth, the then current list of members, the total amount of Capital Contributions made by each such Member and the number of Units held by such Member, and the Member’s Percentage Interest.
3.2    Member Interests and Units. The Interests of the Members of the Company shall be divided into units of one class (“Units”).
3.3    Additional Members and Units. Subject to Section 3.6 hereof, the Board of Managers may issue Units and admit Persons as Members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including in the case of Units issued to employees and consultants such vesting and forfeiture provisions) as the Board determines to be appropriate. If additional Units are subsequently issued by the Company, the Capital Account (if any) with respect to those Units as of the date of issuance and the Capital Contributions (if any) that shall be deemed to be made by the Member receiving such Units as of the date of issuance shall be set forth in the agreement pursuant to which the additional Units are issued. Promptly following the issuance of Units, the Board shall cause the books and records of the Company, and an amended Exhibit 3.1 hereto, to reflect the number of Units issued, any Members or additional Members holding such Units and in the case of Units issued other than in connection with the performance of services, the Capital Contribution per Unit, and the Company shall promptly provide the amended Exhibit 3.1 to each Member. Upon the receipt of approvals as required under this Agreement, execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.
3.4    Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Member shall be as set forth in Exhibit 3.1. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board may direct to perfect the Company’s interest in such in-kind Capital Contribution.
3.5    Termination of Governance Rights. Notwithstanding any other provision of this Agreement, if, without the other Members’ consent, at any time after the Effective Date a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (or a Member shall Control, be Controlled by or under common Control with a Competing Business), then upon the occurrence of such event the Governance Rights of such Member and associated with such Member’s Interests shall automatically terminate, subject to Section 11.9; provided that this Section 3.5 shall not apply to Leucadia or any of its Permitted Transferees and shall not be construed to prohibit the transactions by NBPCo in Sections 6.8 and 6.9.
3.6    Additional Issuances of Units.
(a)    The Board shall not offer to sell or otherwise issue additional Units to any

Person, including to any other Member, unless (i) (x) the Board’s resolutions authorizing the sale or issuance of such additional Units describe in reasonable detail the Company’s business purpose for undertaking, and the terms of, such proposed issuance, (y) the Board shall have determined that such issuance of Units is, in their good faith judgment, advisable for the Company or (z) the Units are issued pursuant to Section 3.6(c); and (ii) the Board shall have complied with Sections 3.6(b) and 3.6(c).
(b)    Prior to offering to sell or otherwise issue additional Units, the Board shall first offer to the Members the opportunity to purchase such offered Units on a pro rata basis in accordance with their Percentage Interests at the same price, and on the same terms and conditions, as the Board is prepared, or proposes, to offer or issue such additional Units to any other Member or to any Person who, prior to such sale or issuance, is not a Member of the Company. The Members shall have a period of thirty (30) days to accept such offer (or, in the case of a sale or issuance to any Person who is not, prior to such sale or issuance, a Member of the Company, ten (10) days). This Section 3.6(b) may not be amended without the consent of each Member that would be adversely impacted by such amendment.
(c)    Concurrent Issuance of Units and Pennsylvania LLC Units. The Board shall not offer to sell or otherwise issue additional Units unless such offer shall be concurrent with Pennsylvania LLC’s board of managers’ offer to sell or otherwise issue the same percentage of the Pennsylvania LLC Units as the percentage of Units the Board is offering to sell or otherwise issue to the same Member(s) or the same Person(s) who, prior to such sale or issuance, is not a Member of the Company or Pennsylvania LLC, it being understood that the Units and the Pennsylvania LLC Units shall only be sold or otherwise issued together to the same Person(s), except that the Pennsylvania LLC Units or the Units may be sold or otherwise issued to Leucadia and/or its Permitted Transferees as if they are the same Person(s). As a result, the Percentage Interest (in the Company) of any Member shall at all times be the same as such Member’s Pennsylvania LLC Percentage Interest; provided, that, the Percentage Interest (in the Company) of Leucadia and its Permitted Transferees shall be aggregated together, and the Pennsylvania LLC Percentage Interest of Leucadia and its Permitted Transferees shall also be aggregated together, for the purposes of this Section 3.6(c).
(d)    The provisions of Sections 3.6(a)(i)(x), 3.6(a)(i)(y), 3.6(a)(ii) and 3.6(b) shall not apply to: (i) Units which are issued in order to acquire the assets or business of another Person; or (ii) Units which are issued to employees or consultants pursuant to compensation plans or agreements approved by the Board.
4.    CAPITAL ACCOUNTS
4.1    Allocations. The Net Profits and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any Fiscal Year or other fiscal period shall be allocated among the Members as provided in Article 5.
4.2    Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained on the books of the Company for each Member which:

(a)    shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Profit of the Company, and
(b)    shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Loss of the Company.
It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. No Member shall have an obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.
4.3    Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, (i) immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member, (ii) upon the redemption of the Interest of a Member or a portion thereof, (iii) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) at such other times as are necessary or advisable, as reasonably determined by the Board of Managers, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, the then-prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6.2). Accordingly, as of the date of (i), (ii), (iii) or (iv), as applicable, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.
4.4    Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.2. If the Company is subject to an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company in accordance with Code Section 734(b) or 743(b), Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution, as reasonably determined by the Board of Managers.
4.5    Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital

Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.
5.    DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS
5.1.    Board of Managers Determination. The Board of Managers shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:
5.1.1 The Company shall make a Tax Distribution not later than the dates specified in Section 5.2.1, unless the Members each consent otherwise.
5.1.2    The Board may make any additional Distributions to the Members, pro rata in accordance with each Member’s Percentage Interest, in such aggregate amounts and on such occasions as the Board may determine. No distributions shall be made by the Board to Members other than pro rata in accordance with each Member’s Percentage Interest.
5.1.3    Notwithstanding any other provision of this Agreement or the provisions of the Act, no Person shall have any claim or right of enforcement with respect to or arising out of a Tax Distribution (whether under Article 5 or otherwise) against (i) any member of the Board, (ii) any Member or (iii) any Affiliate of a member of the Board or a Member, and such Person’s sole recourse therefor shall be against the Company. For the avoidance of doubt, if and to the extent any such claim or right exists or may be deemed to exist, each member of the Board, Member, and any of their respective Affiliates (and any Person claiming by or through any such member of the Board, Member or Affiliate) hereby waives any such claim or right against any member of the Board, any Member and each Affiliate of any such member of the Board or Member, as the case may be. For purposes of this Section 5.1.3, “Affiliates” of a Person shall exclude the Company and its Subsidiaries.
5.2    Distributions. Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members. Such Distributions shall be charged to the Capital Accounts of the Members and made in the following order (except that no Member shall be entitled to receive a Distribution that would create or increase a deficit balance in such Member’s Capital Account unless the Capital Accounts of all Members have previously been reduced to zero):
5.2.1    Tax Distributions. The Company shall distribute to all Members prior to the tenth (10th) day before the due date of the federal quarterly estimated tax payments an aggregate amount equal to the Base Tax Rate times the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”), subject to Section 5.2.2. The Board of Managers shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Board of Managers determines in good faith to be appropriate, subject to Section 5.2.2. In addition, the Company may make, in the sole discretion of the Board of Managers, additional Tax Distributions to the Members in respect of the Tax Distributions payable under the Pennsylvania Restated LLC Agreement, subject to Section 5.2.2. Tax Distributions shall be divided among the Members pro rata in accordance with their Percentage Interests. The “Base Tax Rate” shall be equal to fifty-four percent (54%). The Board of Managers shall consider adjusting the Base Tax Rate to be above 54% if requested by a Member upon a determination that the federal and state tax rates affecting the Member (or the Member’s taxpayers) have increased by more than 1%; provided, however, the Board of Managers shall have no obligation to increase the Base Tax Rate. For purposes of computing taxable income under this Section 5.2.1, taxable income shall be determined without taking account the effect of any benefit to a Member under Section 743(b) or 734(b) of the Code.
5.2.2    The taxable income or loss, as the case may be, of the Company for any period shall be aggregated with the taxable income or loss, as the case may be, of Pennsylvania LLC for such period, and such aggregated net amount, if a positive number, shall be the “Deemed Aggregate Taxable Income” of the Company and Pennsylvania LLC together. The maximum amount of any Tax Distribution to be paid by the Company and Pennsylvania LLC together for any quarter shall equal the Base Tax Rate multiplied by the Deemed Aggregate Taxable Income, and the Company shall not be required to make any Tax Distribution which, when taken together with any Tax Distribution made by Pennsylvania LLC for the same quarter, would exceed such maximum amount.
5.3    No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.
5.4    Withholdings. The Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required by law to be so withheld. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company and each Member shall be treated as having received a distribution pursuant to Section 5.2 hereof equal to the portion of the withholding tax allocable to such Member, as determined by the Board of Managers. Any taxes withheld on a payment to the Company or a payment by the Company to a Member pursuant to this Section 5.4 shall be treated as if distributed to the relevant Member to the extent that an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the prime rate in effect from time to time plus two percent (2%), compounded annually. The Board of Managers may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any demand loan payable to either

Pennsylvania LLC or the Company. In the event that the Company receives a refund of taxes previously withheld by a third party from one (1) or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board of Managers to offset the prior operation of this Section 5.4 in respect of such withheld taxes. Promptly upon request, each Member shall provide the Company with any information related to such Member that is necessary (i) to allow the Company to comply with any tax reporting, tax withholding, or tax payment obligations of the Company or (ii) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code. As a security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the Interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all distributable assets of the Company and Pennsylvania LLC distributable to such Member to the extent of the amount of such withholding tax or other liability or obligation. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s Interest, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company, Pennsylvania LLC, the Board of Managers, the Tax Matters Member, or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents (the “Withholding Indemnified Parties” and each a “Withholding Indemnified Party”), becomes liable as a result of failure to withhold and remit taxes in respect of any Member, then, in addition to, and without limiting, any indemnities for which such Member may be liable under this Agreement, unless otherwise agreed by the Board of Managers in writing, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Withholding Indemnified Parties, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any penalties or expenses which arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such applicable Withholding Indemnified Party was grossly negligent or engaged in willful misconduct or fraud. The provisions contained in this Section 5.4 shall survive the termination of the Company and the Transfer of any Interest.
5.5    Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.
5.6    Net Profit or Net Loss.
5.6.1    The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:
(a)    Gain or loss attributable to the disposition of property of the Company with an Asset Value different from the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.
(b)    Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.
(c)    Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.
5.6.2    General Allocations.
(a)    Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Profit or Net Loss for a Fiscal Year shall be allocated among the Members that were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:
(i)    the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (w) all Company assets, including cash, were sold for cash equal to their then-prevailing Asset Values, taking into account any adjustments thereto for such Fiscal Year, (x) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the then-prevailing Asset Value of the assets securing such liability) and (y) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 13.3 hereof; over
(ii)    the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 5.6.2(a)(i) above.
For purposes of the foregoing hypothetical sale described in Section 5.6.2(a)(i) above, all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.
(b)    Loss Limitation. Notwithstanding anything to the contrary in this Section 5.6.2(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.6.2(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.6.2(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all voting Members, pro rata, in proportion to their ownership of voting Interests.
5.6.3    Interpretation. The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Board of Managers shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.
5.7    Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of (i) Company Minimum Gain and Member Minimum Gain and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code and (ii) so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” (clauses (i) and (ii) together, the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.
5.8    Tax Allocations. Code Section 704(c) and Unrealized Appreciation or Depreciation.

5.8.1    Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.
5.8.2    Revalued Assets. If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.
5.8.3    Elections and Limitations. The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.8 shall be made using any method that is described in the Section 1.704-3 Regulations, as decided by the Board of Managers.
5.8.4    Allocations. Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner as such items are allocated for purposes of calculating Net Profits and Net Losses.
6.    STATUS, RIGHTS AND POWERS OF MEMBERS AND
CERTAIN MEMBER AGREEMENTS
6.1    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.
6.2    Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.
6.3    No Management or Control. Except as expressly provided in this Agreement, no Member shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.
6.4    Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any such rights.
6.5    Member Voting. Except as otherwise set forth in this Agreement, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of the Board of Managers.
6.6    Required Consents.
6.6.1    None of the following actions shall be taken by the Company without prior written Member Consent:
(a)    Entering into any contracts, agreements or transactions with any of the Members or their Affiliates, other than (i) the issuance of Units or Interests to Members in compliance with Section 3.6(b) hereof or (ii) contracts, agreements or transactions entered into on an arms’ length basis, with the terms and conditions thereof disclosed to the Board and other Members prior to the commencement date of any such contract, agreement or transaction; provided that any such contract, agreement or transaction with a Member or their Affiliates must be on a basis that is at least as favorable to the Company as a contract, agreement or transaction reasonably available from any third party or an existing provider. Notwithstanding the foregoing, no Member Consent shall be required (x) for any loan from Leucadia or any of its Affiliates which, taken together with all other loans from Leucadia or any of its Affiliates, do not exceed $25 million in the aggregate, including any loans then outstanding from Leucadia or any of its Affiliates to Pennsylvania LLC, provided that the interest rate charged in respect of such loan shall not exceed the interest rate charged to the Company or Pennsylvania LLC (whichever is higher) on its most senior credit facility or (y) to effectuate any transaction set forth on Schedule 1.2(d) of the Membership Interest Purchase Agreement, which transactions have been approved by the Members pursuant to the Membership Interest Purchase Agreement. This Section 6.6.1 shall not apply to any contracts, agreements or transactions (A) between the Company and its Subsidiaries or (B) between the Company and/or its Subsidiaries on one side and Pennsylvania LLC and/or its Subsidiaries on the other side, including, in the case of both clauses (A) and (B), any loans or financing transactions.
(b)    Except as required by the Credit Documents, actions that contractually restrict (i) the making of distributions to Members as provided for in this Agreement or (ii) any required or mandatory repurchases of any Units as provided for in this Agreement.
(c)    Approval of the taking of any of the foregoing actions by any direct or indirect Subsidiary of the Company.
6.6.2    The Company shall not modify or alter the rights, preferences or privileges of any Units, including by way of an amendment to this Agreement, which modification or alteration would adversely affect the economic entitlements of a holder of a Unit under this Agreement without the prior written consent of each such affected holder; provided, however, that the Company may issue Units as provided in Section 3.6(a).
6.7    Restrictions on Member Competition. In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, the Members set forth below hereby covenant and agree as follows:
(a)    Certain Activities of USPB Prohibited. Commencing on the Effective Date and continuing for so long as USPB and its Affiliates own or Control any Units of the Company but in any event not less than ten (10) years after the Closing Date, USPB or any entity controlled by USPB shall not, directly or indirectly, singularly or in the aggregate, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(b)    Certain Activities of NBPCo Prohibited.
(i)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, NBPCo and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent (5%) of the Ownership Interests of, or otherwise run, manage, operate, direct or Control, any Competing Business or any Competing Facility.
(ii)    The members acknowledge and agree that NBPCo and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility and nothing in this Agreement shall in any way limit NBPCo or its Affiliates ability to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).

(iii)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo will offer the Company or Pennsylvania LLC, or both, an opportunity to supply beef as a raw material to such business activity, on arms length terms and conditions.
(iv)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture in conjunction with a Competitor of the Company, or a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo or its Affiliates will offer the Company or Pennsylvania LLC, or both, an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to and agreed with such Competitor. If the opportunity is offered to the Company, and the Company fails, within thirty (30) days after being so presented with such opportunity, to accept such opportunity, or otherwise fails to pursue such opportunity with reasonable diligence, then the Company will waive its right to require NBPCo to continue such offer and shall likewise waive any claim that NBPCo’s engagement in such activity with a Competitor violates this Section 6.7(b) or constitutes a breach of the fiduciary duties of NBPCo’s Manager designee, if applicable.
(v)    NBPCo will not use its Ownership Interest in the Company, to gather Confidential Information from the Company or to block competitive projects of the Company, and NBPCo agrees not to use any such Confidential Information for any purpose not related to the Company’s or Pennsylvania LLC’s conduct of its business or otherwise in a manner detrimental to the Company and Pennsylvania LLC as a whole. Notwithstanding any other provision of this Agreement, if NBPCo seeks to, or does acquire, engage in, or operate a venture of the type described above or otherwise competes with the Company, the Board may restrict NBPCo’s access to Confidential Information in its sole discretion, and NBPCo agrees that, at the request of the Board, NBPCo will not participate in and not receive information related to meetings and other discussions relating to such Confidential Information or the consideration of the Company’s involvement in such venture, Competing Business or Competing Facility.
(vi)    Section 6.7(b) may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control any Units of the Company.
(vii)    For purposes of this Section 6.7(b) only, “Competing Business” means a business or a Person (other than Pennsylvania LLC and any of its Subsidiaries) conducting or Controlling a business, that directly or indirectly competes with the business of the Company by engaging in the business of beef slaughtering, the business of beef slaughtering and processing or the business of hide tanning, in the United States or Mexico; and “Competing Facility” means any beef slaughtering facility, any beef slaughtering and processing facility or any hide tanning facility owned by a Competing Business in the United States or Mexico.
(c)    Certain Activities of Klein Prohibited. Commencing on the Effective Date and continuing until the two (2) year anniversary of the date that Klein or any of his respective Affiliates no longer own or Control any of the Units of the Company, Klein, together with his respective Affiliates shall not, directly or indirectly, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(d)    Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
6.8    Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith. From and after the Effective Date, the Company and NBPCo agree to continue to meet and negotiate in good faith and on an arms’ length basis to ensure the Company’s ability to acquire all its requirements of NBPCo’s finished product and NBPCo’s ability to acquire all of its requirements of the Company’s trim with equal to or less than 50% lean, each on terms and conditions at least as favorable as the terms and conditions that party would permit any other Person to participate in such transactions. This Section 6.8 may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control Units of the Company.
6.9    Agreement Regarding NBPCo Waiver of Right of Set-off. Each of NBPCo and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under any agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement. This Section 6.9 may not be amended without the consent of NBPCo, so long as NBPCo or its Affiliates own or control Units of the Company.
6.10    Contracts with Managers or their Affiliates. No contract or transaction between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized or votes to authorize such contract or transaction, if: (i) the material facts of such Manager’s material financial interest are disclosed to the Board of

Managers; and (ii) the contract or transaction is otherwise permitted, authorized or approved in accordance with this Agreement. The presence of the interested Manager may be counted in determining both the presence of a quorum at any such meeting at which the contract or transaction is authorized and the vote with respect thereto.
6.11    Member Compensation; Expenses; Loans.
(a)    Except as otherwise provided in a written agreement approved by the Board of Managers and with Member Consent, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Board of Managers and Member Consent, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company. Notwithstanding the foregoing, Leucadia may be reimbursed by the Company without Member Consent (i) for up to $500,000 per year of expenses incurred by Leucadia in connection with the Company and (ii) as approved by resolution of the Board of Managers, for out-of-pocket expenses incurred by Leucadia on behalf of, or for the benefit of, the Company for insurance; provided, however, that the amount of any such reimbursement for insurance shall not be materially greater than the amount the Company would pay to obtain comparable insurance coverage on an arms-length basis.
(b)    Subject to Section 6.6, any Member or Affiliate may, to the extent authorized by the Board of Managers and not prohibited by the Credit Documents, lend or advance money to the Company. If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company and shall be repayable out of the Company’s cash. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.
7.    DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS
7.1    Board of Managers. The business of the Company shall be managed by the Board of Managers. The Board shall initially be the individuals set forth in Section 7.2. Thereafter, the individuals constituting the Board shall be designated by the Members in accordance with the provisions of Section 7.3. Decisions of the Board shall be decisions of the Company’s “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company designated by the Board in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8.
A decision of the Board may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in this Article 7 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

7.2    Initial Managers. The initial Managers of the Company comprising the initial Board of Managers, who shall serve for such terms and in such manner as prescribed by this Article 7, are the following Persons:

Manager Name	Address	Designated By
__________________	____________________________ ____________________________	Leucadia
__________________	____________________________ ____________________________	Leucadia
__________________	____________________________ ____________________________	Leucadia
Steven D. Hunt	12200 N. Ambassador Dr. Kansas City, MO 64163	USPB
Timothy M. Klein	10217 Hwy 92 Kearney, MO 64060	New Kleinco

7.3    Number and Designation Rights. The Board of Managers shall initially consist of five (5) Managers, subject to an increase to nine (9) Managers if needed to accommodate the right of the Members set out in this Section 7.3. Leucadia, so long as Leucadia and its Affiliates hold a majority of the Units, or any other Member or Members acting together as a group, so long as such other Member or Members acting together as a group holds a majority of the Units, shall have the right to designate three (3) and up to five (5) Managers. Klein, so long as Klein is employed as CEO of the Company and, directly or indirectly, holds Units, and each other Member holding together with its Affiliates not less than 10% of the outstanding Units shall have the right to designate one Manager, in each case so long as Klein or such other Members shall not have the right to designate Managers as part of the majority group referenced above pursuant to the preceding sentence. Other than with respect to the initial Managers set forth in Section 7.2, if it is necessary pursuant to this Article 7 to appoint additional or replacement Managers, each Member qualified to so designate one or more Manager(s) pursuant to this Section 7.3 shall designate its Manager(s) by delivering to the Company a written statement designating its Manager(s) and setting forth the respective business address and telephone number of each such Manager. The Members, by signing this Agreement, hereby agree to the designation of the Persons identified above in Section 7.2 hereto as Managers until their successors are designated in accordance with this Article 7, each such Manager being deemed designated by the Member set forth opposite such Manager indicated above. A Manager need not be a Member.
7.4    Voting and Act of the Board; Action without a Meeting. The Managers designated by Leucadia collectively (as evidenced by the vote of a majority of the Leucadia-designated Managers present at a meeting), and each other Manager shall have such vote as reflects the percentage of outstanding Units held by the Member that elected or appointed the Manager(s). Except as otherwise expressly provided in this Agreement, the Board of Managers shall take action by the affirmative vote of a majority of weighted votes of Managers present at a duly held meeting at which a quorum is present, and references in this Agreement to actions by the Board shall be read accordingly. There shall be no requirement that any action of the Board be approved by the Managers elected or appointed by a certain group of Members. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by written action signed by all of the Managers comprising the Board provided that with respect to the Leucadia-designated Managers only one such Manager’s signature shall be required to evidence the unanimous consent of the Leucadia-designated Managers and such writing or writings shall be filed with the records of the meetings of the Board. Such consent shall be treated for all purposes as the act of the Board.

7.5    Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall remain in office until such Manager dies, resigns, or is removed by the Member designating such Manager.
7.6    Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
7.7    Removal. A Manager may be replaced or removed at any time by the Member designating such Manager.
7.8    Vacancies. Any vacancy occurring on the Board of Managers shall be filled by the Member designating such Manager having the right to elect or appoint such Manager. The Board shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other action; provided, however, that the Board may not take any action without first giving a Member able to designate a Manager to fill a vacancy at least 48 hours to fill such vacancy.
7.9    Meetings. Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board shall be held upon the call of the Chairman of the Board, the Chief Executive Officer or any Manager designated by Leucadia. Board meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.
7.10    Notice. Notice of each meeting of the Board of Managers, in writing or by electronic mail, stating the place, day and hour of the meeting, shall be given to each Manager at least 48 hours before the time at which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.
7.11    Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating its objection to the transaction of any business because the meeting is not lawfully called or convened.
7.12    Quorum. One or more Manager(s) representing a majority of the votes of all Managers shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.
7.13    Compensation. The Board of Managers may fix the compensation, if any, of Managers who are not employees of the Company. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or in connection with other business of the Company.
7.14    Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents appointed by the Board, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction, and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers in good faith. Any determination made pursuant to this Section 7.14 by the Board of Managers shall be conclusive and binding on all Members, but subject to written objection and legal action challenging the decision based on lack of good faith. The power and authority granted to the Board hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirement of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (1) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company including any and all actions that the Company may take as described in Section 2.6.
7.15    Reliance by Third Parties. Any person or entity dealing with the Company or the

Members may rely upon a certificate signed by a Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.
8.    DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS
8.1    Officers, Agents. The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including the power to execute documents on behalf of the Company, as the Board may in its sole discretion determine; provided, however, that no such delegation by the Board shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Accounting Officer, Vice President, and Secretary. Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Board, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8; provided, however, that without the required consent pursuant to Section 6.6 no officer shall take any action for which the consent of certain Members is required thereunder; and provided, further, that without the required consent pursuant to Section 8.12 no officer shall take any action for which consent is required thereunder.
8.2    Election. The officers may be elected by the Board of Managers at their first meeting or at any other time. At any time or from time to time the Board may delegate to any officer their power to elect or appoint any other officer or any agents. Officers must be natural persons.
8.3    Tenure. Each officer shall hold office until its respective successor is chosen and qualified unless a different period shall have been specified by the terms of its election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.
8.4    Chairman of the Board of Managers, Chief Executive Officer, President and Vice President. The Chairman of the Board of Managers, if any, shall have such duties and powers as shall be designated from time to time by the Board of Managers. Subject to the terms and conditions of this Agreement, the Chief Executive Officer shall have direct and general charge and supervision of all business and administrative operations of the Company and all other such duties, responsibilities authority and privileges as are set forth in his employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authority and privileges as are delegated to him by the Board or that a Chief Executive Officer of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of such duties, responsibility, authority and privileges. The Chief Executive Officer shall also perform such other duties that may be assigned by the Board to the extent consistent with this Agreement and his employment agreement, if any, as amended from time to time. The President and any Vice Presidents shall have duties as shall be designated from time to time by the Chief Executive Officer or by the Board of Managers.
8.5    Chief Financial Officer. Unless the Board of Managers otherwise specifies, the Chief Financial Officer of the Company shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers. If no Chief Accounting Officer is elected, the Chief Financial Officer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Chief Accounting Officer.
8.6    Chief Accounting Officer. If a Chief Accounting Officer is elected, the Chief Accounting Officer shall, unless the Board of Managers or the Chief Executive Officer otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Chief Accounting Officer shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers.
8.7    Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the Chief Executive Officer. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the Chief Executive Officer or the Secretary.
8.8    Vacancies. If the office of any officer becomes vacant, the Board of Managers may choose a successor. Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.
8.9    Resignation and Removal. The Board of Managers may at any time remove any officer either with or without cause. The Board may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering its resignation in writing to the Chair of the Board, the Chief Executive Officer or the Secretary or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.
8.10    Compensation. Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers or as otherwise provided in a written employment agreement.
8.11    Delegation. Unless prohibited by a resolution of the Board of Managers, an officer elected or appointed by the Board may, upon ten (10) Business Days prior written notice to the Board of Managers, delegate in writing some or all of the duties and powers of such person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.
8.12    Certain Actions Requiring Board of Manager Consent. Notwithstanding any delegation of the Board of Managers’ authority to any officer pursuant to the foregoing provisions of this Article 8 and notwithstanding any other provision of this Agreement or any employment agreement between such officer and the Company, the power to take the following actions shall be vested exclusively in the Board of Managers (subject to Section 6.6), unless the Board gives its express prior consent thereto:
(a)    Entering into any contract, agreement or arrangement with any Person (including with accountants, investment bankers or consultants) where the aggregate expenditure of the Company with respect to any such Person in any Fiscal Year will or is reasonably likely to exceed $1,000,000, excluding those expenditures in the ordinary course of business or that are contemplated in the annual budget approved by the Board.
(b)    Entering into any agreement for the borrowing of money (whether in the public or private markets), obtaining credit (other than trade credit in the normal course of business) or amending in any material respect any of the terms and conditions of any of the Credit Documents.
(c)    Issuances of additional Units of the Company.
(d)    Securing any obligations of the Company with any of its assets.
(e)    Distributions of cash (or other Company assets) to Members.
(f)    Acquisitions, disposals or sales of properties or assets (whether effected by merger, sale of assets, lease or equity exchange or otherwise), other than in the ordinary course of business or as contemplated in the annual budget approved by the Board, and other than in any transaction involving less than $1,000,000.
(g)    Adoption of or changes in the annual budgets which shall be prepared by the officers of the Company in detail reasonably satisfactory to, and approved by, the Board, and which shall be consistent with the format used by the Company for preparation of its annual and quarterly financial statements.
(h)    Making unbudgeted expenditures of $1,000,000 or more in any Fiscal Year.
(i)    Approval of any Succession Plan or changes or amendments of the

Succession Plan.
(j)    Hiring, firing, promotion or demotion of any officer on the Senior Management Team or the Chief Financial Officer.
(k)    Termination and hiring of general legal counsel for the Company and the hiring of special legal counsel.
(l)    Approval of the Company’s expense reimbursement policies, to the extent relating to members of the Senior Management Team, and the Company’s currency or securities hedging and insurance policies.
(k)    The formation of or investment in any Subsidiaries and any agreements relating thereto, including without limitation any agreements with joint venturers, partners or co-investors.
(l)    The approval of any employment (or similar) contract or agreement under which the obligations of the Company exceed (or are expected to exceed) $1,000,000 over the term of such contract or agreement or exceed (or are expected to exceed) $333,333 in any Fiscal Year.
(m)    Initiating, revising or eliminating any management bonus program.
(n)    Making any material public announcement outside the normal course of business, unless the making of such public announcement is: (i) necessary to prevent a material adverse effect on the business of the Company or is otherwise required by applicable law; or (ii) deemed necessary and appropriate by the Senior Management Team to avoid an imminent public health danger.
(o)    Approving all new sites for office space, plants or other operations and of associated capital expenditures, other than those contemplated in the annual budget approved by the Board.
(p)    Indemnifying any officer, manager, employee or agent of the Company or its Subsidiaries on behalf of the Company or its Subsidiaries.
(q)    Initiating or settling any litigation where the resulting loss or damage (plus any costs, including attorneys’ fees) will or could reasonably be anticipated to exceed $1,000,000.
9.    BOOKS, RECORDS, ACCOUNTING AND REPORTS
9.1    Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine all of the following:
(a)    A current list of the full name and last known business or residential address of each Member and Manager;
(b)    information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;
(c)    A copy of the Certificate and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendments have been executed;
(d)    Copies of the Company’s federal, state and local income tax or information returns and reports;
(e)    The audited financial statements of the Company; and
(f)    The Company’s books and records.
9.2    Delivery to Member, Inspection; etc. Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Board of Managers shall allow the Member and its designated representatives or agents, upon at least two (2) Business Days prior written notice to the Board and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense. A Member requesting such an examination of the Company’s books and records may also request, and the Board shall endeavor to cause, that Managers, members of the Senior Management Team, and the independent certified public accountants for the Company be made available to discuss such books and records. In addition, each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to such reasonable standards as may be established by the Board of Managers from time to time. The rights and privileges set forth in this Section 9.2 shall not apply (a) to a Member whose Governance Rights have terminated pursuant to Section 3.5 hereof, (b) to any assignee of a Member except to the extent required by the Act, or (c) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination.
9.3    Accounting; Fiscal Year. The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.
9.4    Reports.
(a)    In General. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b)    Periodic and Financial Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, Profits and Losses and other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.
(i)    As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.
(ii)    As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first eleven (11) fiscal months of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.
(c)    Other Reports. The Board of Managers shall cause to be delivered promptly to Members such other information that is customarily provided the shareholders or members, such as reports of adverse developments, management letters, communications with Members of Managers, press releases and registration statements.
9.5    Filings. At the Company’s expense the Board of Managers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a Schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Board of Managers, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.
9.6    Non-Disclosure.
9.6.1    Each Member agrees that, except as otherwise consented to by the Board of

Managers, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.
9.6.2    Each Member agrees that it shall be liable for any breach or violation of the provisions of Section 9.6.1 by any of its respective Affiliates (other than the Company). The covenants and undertakings contained in Section 9.6.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 9.6.1 will cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Section 9.6.1 may be inadequate. Therefore, notwithstanding anything to the contrary, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of Section 9.6.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by Section 9.6.1 are cumulative and in addition to any other rights and remedies which the Company may have hereunder or at law or in equity.
9.6.3    Each Member is aware that (i) Leucadia is an “issuer” of securities under United States securities laws and (ii) that United States securities laws prohibit any individual who has received from an issuer or any of its Affiliates (including with respect to Leucadia, the Company) any material, non-public information regarding such issuer or any of its Affiliates from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such individual is likely to purchase or sell securities of such issuer. As a consequence of its respective investments in the Company, each Member will from time to time receive confidential information concerning the Company that will constitute material, non-public information concerning Leucadia. Each Member acknowledges this prohibition and agrees to advise its respective Affiliates of this prohibition.
9.7    Restrictions on Receipt. The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.
10.    TAX MATTERS MEMBER
10.1    Tax Matters Member. The Board of Managers shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law; provided, however, that the Tax Matters Member shall not have any right to settle or compromise any material matter raised by the IRS without the approval of the Board of Managers, and the other Members shall be kept informed of, and shall be given an opportunity to discuss with the Tax Matters Member, all such matters which the Tax Matters Member deems to be material; provided, however, that if a tax settlement proposed by the Tax Matters Member (A) involves an income inclusion and/or a denial of deduction for the Company that in the aggregate exceeds $10 million and (B) relates to (i) a taxable period that includes the Effective Date or begins on or after the Effective Date or (ii) any other taxable period of the Company that could have an effect on Leucadia (including for this purpose an effect that occurs in a later taxable period), then such proposed settlement shall be subject to each Member’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to tax settlements in respect of a tax period of the Company ending prior to the Effective Date that is not described in clause (B)(ii) of the preceding sentence and as to which USPB is the Tax Matters Member, no approval of the Members is required. In the event that the consent of a Member is required and such Member does not consent to such proposed settlement (a “Non-Consenting Member”), the Non-Consenting Member shall indemnify and hold harmless each other Member on an after tax basis to the extent that the final outcome of the tax controversy for a Member is more adverse than the proposed settlement (including, without limitation, for this purpose the amount and timing of utilization of a Member’s net operating losses and a Member’s share of any costs and expenses incurred by the Company in connection with such controversy occurring after the proposed settlement date). Unless and until another Member is designated as the tax matters partner by the Board, Leucadia shall be the tax matters partner of the Company and in such capacity is referred to as the “Tax Matters Member”.
10.2    Indemnity of Tax Matters Member. The Company and/or Pennsylvania LLC shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to their respective interests in the Company.
10.3    Tax Returns. Unless otherwise agreed by the Board of Managers, all returns of the Company shall be prepared by the Company’s independent certified public accountants.
10.4    Tax Elections. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231

(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company (ii) to take any action necessary or appropriate to continue the election made by the Partnership pursuant to Code Section 754 as in effect on the Effective Date, including making a new or a protective Section 754 election, to ensure that such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.
10.5    Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year. Notwithstanding anything herein to the contrary, the Tax Matters Member shall, upon receipt of notice from the IRS, give notice of an administrative proceeding with respect to the Company to all Members in accordance with, and as if such Members were each a “notice partner” pursuant to, Section 6231(a)(8) of the Code.
11.    TRANSFER OF INTERESTS
11.1    Restricted Transfer. A Member may not Transfer its Units unless such Transfer is in compliance with the provisions of this Agreement and unless that Member (in its capacity as a member of Pennsylvania LLC) Transfers its same percentage of Pennsylvania LLC Units to the same transferee, except that Leucadia and its Permitted Transferees shall be permitted to Transfer their respective Units to a Permitted Transferee without also Transferring their respective Pennsylvania LLC Units to the same Permitted Transferee. Units that are Transferred by Leucadia to a Permitted Transferee may only be held by the Permitted Transferee if the entity continues to meet the definition of Permitted Transferee under Section 11.2. If a Permitted Transferee ceases to meet the definition of Permitted Transferee, the Units shall be Transferred to Leucadia or another Permitted Transferee. Except for Transfers pursuant to Section 11.2 to a Permitted Transferee and pursuant to Section 12.1, 12.2, 12.3 or 12.5, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, unless such Transfer is first approved by the Board of Managers, which approval may be granted or withheld in the sole discretion of the Board of Managers. Notwithstanding the foregoing sentence and any other provisions of this Agreement, neither Leucadia nor USPB shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, other than, in the case of Leucadia, to a Permitted Transferee (to which transfer the Applicable Holding Period shall not apply), prior to expiration of the Applicable Holding Period without the consent of the other. In no event will a Member other than Leucadia or its Permitted Transferees be permitted to Transfer all or any of its

Units, or all or any part of the economic or other rights that comprise such Member’s Interest, to a Competing Business. The Company shall maintain a record of the ownership of Units which shall, initially, be as set forth on Exhibit 3.1 and which shall be amended from time to time to reflect permitted Transfers of ownership of Units. Subject to restrictions on the transferability of Units as set forth herein, Units shall be Transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of Transfer of such Units and the recording of such Transfer in the records of the Company.
11.2    Permitted Transferees. Subject to Sections 11.3 and 11.4, a Member shall be entitled to Transfer all or any portion of such Member’s Units to a direct or indirect Subsidiary of the Member, or in the case of a Member that is a Subsidiary of Leucadia, to another Subsidiary of Leucadia, holding the Units being Transferred (such Subsidiary referred to as a “Permitted Transferee”). In no event shall all or any part of a Unit be Transferred to a minor or incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.
11.3    Transfer Requirements. No Person to whom any of a Member’s Units are Transferred (including a Permitted Transferee) shall be admitted to the Company as a Member (as limited under certain circumstances in accordance with Section 11.9) unless the following conditions are satisfied or such conditions are waived by the Board of Managers.
(a)    A duly executed written instrument of Transfer is provided to the Board, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units;
(b)    an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board to the effect that:
(i)    such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be Transferred;
(ii)    such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;
(iii)    such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and
(iv)    such Transfer would not cause a termination of the Company for federal income tax purposes.
(c)    The Member effecting the Transfer and the transferee execute any other instruments that the Board of Managers deems reasonably necessary or desirable for admission of the transferee, including the written acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof and execution and delivery to the Board of a special power of attorney as provided in Section 18.3; and
(d)    The Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee.
11.4    Concurrent Transfer with Pennsylvania LLC Units. Concurrently with the Transfer (whether pursuant to Section 11.2, 12.1, 12.2, 12.3 or 12.5 of the Pennsylvania Restated LLC Agreement) by any Member (in its capacity as a member of Pennsylvania LLC) of all or any portion of such Member’s Pennsylvania LLC Units, such Member shall Transfer all or the same percentage of the Units held by such Member to the transferee of the Pennsylvania LLC Units, it being understood that the Units and the Pennsylvania LLC Units shall only be Transferred together to the same transferee, except that Leucadia may transfer the Pennsylvania LLC Units or the Units separate from each other to a Permitted Transferee. As a result, the Percentage Interest (in the Company) of any Member (either as transferor or transferee in respect of a Transfer) shall at all times be the same as such Member’s Pennsylvania LLC Percentage Interest; provided, that, the Percentage Interest (in the Company) of Leucadia and its Permitted Transferees shall be aggregated together, and the Pennsylvania LLC Percentage Interest of Leucadia and its Permitted Transferees shall also be aggregated together, for the purposes of this Section 11.4.
11.5    Consent. Subject to Section 11.9, each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.
11.6    Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.3 (whether or not such Member’s status is limited pursuant to Section 11.9), such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or Transfer.
11.7    Noncomplying Transfers Void. Any Transfer in contravention of this Article 11 shall be void and of no effect, and shall not bind nor be recognized by the Company.
11.8    Amendment of Exhibit 3.1. In the event of the admission of any transferee as a Member of the Company, the Board of Managers shall promptly amend Exhibit 3.1 to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit 3.1.
11.9    Limited Interests. If the Interests with respect to Units held by a Member have been limited as required by Section 3.5 and such Member shall wish to Transfer, or shall have Transferred, Units in accordance with this Article 11, the limitations imposed by Section 3.5 on such Interests shall be removed only with the consent of the Board of Managers.
12.    FIRST OFFER; TAG-ALONG, TAKE-ALONG
RIGHTS; LIQUIDITY OPTION

12.1    Offers to Leucadia.
12.1.1    Right of First Offer/Refusal. If, after the Applicable Holding Period, any Member other than Leucadia or its Permitted Transferees (for purposes of this Section 12.1, the “Selling Member”) wishes to Transfer all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, it shall give written notice (the “Notice of Sale”) to Leucadia (with a copy to the other Members) of the Units subject to such proposed Transfer (the “Offered Units”), the proposed offer or sale price (subject to Section 12.1.5), the terms of the proposed Transfer and the name and address of the proposed transferee (if applicable); provided, however, that no proposed transferee may be a Competing Business or Control a Competing Facility. The receipt of the Notice of Sale by Leucadia shall constitute an offer by the Selling Member to sell the Offered Units to Leucadia. Such offers, unless revoked by written notice given by the Selling Member to Leucadia prior to acceptance by Leucadia shall remain outstanding for a period of ten (10) Business Days after receipt of the Notice of Sale by Leucadia (the “Offer Period”). Leucadia may accept such offer as to all of the Offered Units by giving written notice to the Selling Member (with a copy to the other Members) (a “Notice of Purchase”) of its intention to purchase such Offered Units at the same price and on the same terms specified in the Notice of Sale. A Notice of Sale under this Section 12.1.1 is not effective unless and until the Selling Member (in its capacity as a member of Pennsylvania LLC) delivers a Notice of Sale under Section 12.1 of the Pennsylvania Restated LLC Agreement for the same percentage of Pennsylvania LLC Units as is the subject of the Notice of Sale under this Section 12.1.1.
12.1.2    Closing. If Leucadia gives a Notice of Purchase for the Offered Units pursuant to this Section 12.1 (which shall also automatically and without further action by Leucadia constitute a Notice of Purchase for the Offered Units under the Pennsylvania Restated LLC Agreement), the closing of the purchase by Leucadia of the Offered Units shall take place as soon as reasonably practicable and in no event later than 60 days after the date of such Notice of Purchase or such longer period of time as may be required to obtain final regulatory approval, which Leucadia and the Selling Member agree to use their respective commercially reasonable efforts to obtain, at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine at the same price and on terms identical in all material respects to the terms as specified in the Notice of Sale.
12.1.3    Transfer. If, at the close of the Offer Period, Leucadia has not given a Notice of Purchase for all of the Offered Units, or if payment therefor has not been made within 60 days (or such longer period of time as may be required to obtain any final regulatory approvals, which Leucadia and such Selling Member agree to use their respective commercially reasonable efforts to obtain) after receipt of the Notice of Purchase (or such longer period as authorized under Section 12.1.2) from Leucadia, the Selling Member shall have 90 days (the conclusion of such period, the “Final Transfer Date”) in which to Transfer the Offered Units to the purchaser specified in the Notice of Sale (so long as such purchaser is the same Person as shall be acquiring the Selling Member’s Pennsylvania LLC Units), if one was specified, at a price not less than 100% of the price specified in the Notice of Sale and on terms and conditions not materially more favorable to the transferee than the terms and conditions specified in the Notice of Sale; provided, however, that the identity of the transferee must be reasonably satisfactory to the Board.
12.1.4    New Notice of Sale Required if Reduction in Price. If (a) after the close of the Offer Period and prior to the consummation of the Transfer permitted by Section 12.1.3, the Selling Member wishes to Transfer the Offered Units at a price that is lower than 100% of the price stated in the Notice of Sale or on terms and conditions materially more favorable to the transferee than the price and other terms and conditions contained in the Notice of Sale or the identity of the proposed transferee shall change, or (b) the Selling Member shall not have completed the proposed Transfer on or before the Final Transfer Date, then the Notice of Sale shall be null and void, and the Selling Member shall be required to separately comply with the provisions of this Section 12.1 (including re-offering the Offered Units to Leucadia on such new terms and conditions, if applicable.)
12.1.5    Remain Subject. Units transferred pursuant to this Section 12.1 shall remain subject to the terms of this Agreement (including this Section 12.1), and such Transfers shall be subject to Section 11.3.
12.1.6    Right to Delegate. Leucadia shall have the right to delegate all or part of its rights and obligations pursuant to this Section 12.1 to any Permitted Transferee or to the Company; provided, however, that in the event that after any such delegation from Leucadia to such Permitted Transferee or the Company, such Permitted Transferee or the Company fails to perform its obligations hereunder in accordance with the provisions of this Section 12.1, Leucadia shall be responsible to perform and complete such Permitted Transferee’s or the Company’s obligations contained in this Section 12.1.
12.2    Tag-Along Rights.
12.2.1    Tag-Along Right. With respect to any proposed Transfer before or after the Applicable Holding Period (for purposes of this Section 12.2, a “Sale”) by Leucadia (or its Permitted Transferees) as the Seller (for purposes of this Section 12.2, the “Initiating Seller”) of Units held by it (each such percentage, for purposes of this Section 12.2, a “Sale Percentage”) to a Person other than a Permitted Transferee (for purposes of this Section 12.2, the “Proposed Transferee”), each other Member shall have the right (the “Tag-Along Right”) to include in the Sale a number of Units equal to the Sale Percentage of the total number of Units held by such other Member (for purposes of this Section 12.2, each Member so electing being referred to herein as a “Selling Member”). Any Units purchased from a Selling Member pursuant to this Section 12.2 shall be purchased at the same price per Unit and for the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being transferred by the Initiating Seller.
12.2.2    Notice of Proposed Sale. The Initiating Seller shall, not less than 30 days prior to a proposed Sale to which Section 12.2.1 is applicable, give written notice to each other Member of such proposed Sale. Such notice (the “Notice of Proposed Sale”) shall set forth: (a) the number of Units proposed to be Transferred, (b) the name and address of the

Proposed Transferee, (c) the maximum and minimum per Unit purchase price or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.2.1 and has agreed to purchase Units in accordance with the terms of this Section 12.2 and (e) that the Initiating Seller has agreed to consummate the Sale, subject only to any required regulatory approvals, this Section 12.2 and Article 11 of this Agreement. A Notice of Proposed Sale delivered under this Section 12.2.2 shall not be effective unless and until the Initiating Seller (in its capacity as a member of Pennsylvania LLC) delivers a Notice of Proposed Sale under Section 12.2.2 of the Pennsylvania LLC Restated Agreement for the same percentage of Pennsylvania LLC Units as is the subject of the Notice of Sale under this Section 12.2.2.
12.2.3    Exercise of Tag Along Right. The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale to Members (the “Tag-Along Period”). Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.2 with respect to inclusion of such Member’s Units in such proposed Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180- day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms which are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale. Any Tag-Along Notice delivered hereunder shall automatically and without further action by the Member (in its capacity as a member of Pennsylvania LLC) constitute a Tag-Along Notice under Section 12.2.3 of the Pennsylvania Restated LLC Agreement for the same percentage of Pennsylvania LLC Units as is the subject of the Tag Along Notice under this Section 12.2.3.
12.2.4    Default by Proposed Transferee. In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of each Selling Member’s Interest specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Notice of Proposed Sale, then the Initiating Seller shall not be permitted to sell its Units to the Proposed Transferee unless the Initiating Member shall acquire from the Selling Members such of the Selling Member’s Interest as should have been but was not purchased by the Proposed Transferee on the same terms and conditions as set forth in Section 12.2.3.
12.2.5    Irrevocable Offer. The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed

Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Members Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed Sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Members Tag-Along Notice and shall be released from such Selling Member’s obligations thereunder, (b) the Selling Members shall be obligated to sell only the Sale Percentage of total Units held by the Selling Members equal to the percentage of total Units being sold by the Initiating Seller and (c) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the proposed Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such Sale pursuant to this Section 12.2.
12.2.6    Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 12.2.
12.3    Take-Along Rights.
12.3.1    Take-Along Right. Each Member other than Leucadia hereby agrees, if requested by Leucadia or its Permitted Transferees (for purposes of this Section 12.3, the “Initiating Seller”) at any time after expiration of the Applicable Holding Period (including after a Put Notice has been delivered in accordance with Section 12.5), to Transfer for value (for purposes of this Section 12.3, a “Sale”) the same percentage of the Units held by such Member as is being sold by the Initiating Seller (for purposes of this Section 12.3, the “Sale Percentages”) to a Person other than an Affiliate of the Initiating Seller (for purposes of this Section 12.3, the “Proposed Transferee”) in the manner and on the terms set forth in this Section 12.3 in connection with the Sale by the Initiating Seller of the Sale Percentage of Units (and Pennsylvania LLC Units) by the Initiating Seller. For purposes of determining the Initiating Seller’s Sale Percentage, the Initiating Seller shall aggregate Units held by Leucadia and its Permitted Transferees.
12.3.2    Take-Along Notice. If the Initiating Seller elects to exercise its rights under

Section 12.3.1 (the “Take-Along Right”), a notice (a “Take-Along Notice”) shall be furnished by the Initiating Seller to each Member (for purposes of this Section 12.3, the “Selling Member”). A Take-Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to the Interest to be purchased from the Initiating Seller, the Sale Percentage, the per Unit purchase price and the name and address of the Proposed Transferee. If the Initiating Seller consummates the Sale referred to in the Take-Along Notice, the Selling Member shall be bound and obligated to sell the appropriate proportion of such Selling Member’s Units in the Sale on the same terms and conditions as the Initiating Seller shall sell its Units in the Sale. If at the end of 120 days following the date of the effectiveness of the Take-Along Notice (or such later date as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the Sale, the Selling Member shall be released from its obligation under the Take-Along Notice, and it shall be necessary for a new and separate Take-Along Notice to be furnished and the terms and provisions of this Section 12.3.2 to be separately complied with in order to consummate such Sale pursuant to this Section 12.3, unless the failure to complete such Sale resulted from any failure by the Selling Member to comply in any material respect with the terms of this Section 12.3. A Take-Along Notice delivered pursuant to Section 12.3 shall have precedence over any Put Notice or Call Notice delivered pursuant to Section 12.5, and if the Initiating Seller exercises its Take-Along Rights after a Put Notice or Call Notice has been delivered under Section 12.5, all time frames in Section 12.5 shall be tolled to accommodate such Take-Along Rights for a period not to exceed 120 days. Any Take-Along Notice delivered under this Section 12.3.2 shall not be effective unless and until the Initiating Seller (in its capacity as a member of Pennsylvania LLC) delivers a Take-Along Notice under Section 12.3.2 of the Pennsylvania Restated LLC Agreement for the same percentage of Pennsylvania LLC Units as is the subject of the Take-Along Notice under this Section 12.3.2.
12.4    Miscellaneous. The following provisions shall be applied to any Transfer to which Section 12.2 or 12.3 applies:
12.4.1    Consideration. In the event the consideration to be paid in exchange for the Units in the proposed Sale pursuant to Section 12.2 or Section 12.3 includes any securities and the receipt thereof by any Selling Member would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 12.4, if use of commercially reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the Sale, an amount in cash equal to the fair market value (as determined by the Board in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units. The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that such Selling Member was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with. Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.4.1.
12.4.2    Cooperation. Each Selling Member in a Sale pursuant to Section 12.2 or 12.3, as the case may be, whether in its capacity as such or as a Member, member of the Board of Managers, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 12.2 or Section 12.3 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Selling Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such Sale.
12.4.3    Closing. The closing of a Sale pursuant to Section 12.2 or Section 12.3 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member. It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Tag-Along Notice or a Take-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.
12.4.4    Remain Subject. Units transferred pursuant to Sections 12.2 and 12.3 shall remain subject to the provisions of this Agreement.
12.5    Liquidity Options.
12.5.1    Put.
(r)    Put Notice. Each of USPB, New Kleinco and NBPCo (including for the purposes of this Section 12.5, their respective Permitted Transferees that have become Members) may, by giving written notice (the “Put Notice”) to Leucadia at any time during the Put Election Periods with respect to that portion of such Member’s Units as is set forth in Section 12.5.1(b) below, elect to sell to Leucadia all or any portion of the Units held by such Member specified in the Put Notice (each such Member delivering a Put Notice, for purposes of this Section 12.5, a “Putting Member”). All Units identified in a Put Notice with respect to a particular Member shall be referred to as “Put Units”. All Put Units referred to in a Put Notice shall be valued pursuant to the provisions of Section 12.5.3 below. Putting Members with respect to a particular Put Date are referred to herein as the “Put Member(s)”. By delivering a Put Notice, the Putting Member is irrevocably committing to sell to Leucadia (or the Company, as provided in Section 12.5.4.2 below) the Put Units specified in the Put Notice. Each Member hereby agrees to be bound by the terms of any Put Notice delivered in accordance with this Agreement. Any Put Notice delivered under this Section 12.5.1 shall not be effective unless and until the Putting Member (in its capacity as a member of Pennsylvania LLC) delivers a Put Notice under the Pennsylvania Restated LLC Agreement for the same percentage of Pennsylvania LLC Units as is the subject of the Put Notice under this Section 12.5.1.
(s)    Put Period. Each Putting Member (together with its respective Permitted Transferees that have become Members) shall be eligible to deliver a Put Notice in accordance with Section 12.5.1(a)(i) with respect to up to one-third of the Aggregate Units held by the Putting Member during the period commencing on the five (5) year anniversary of the Closing Date and ending thirty (30) days thereafter,

(ii) with respect to up to one-third of each such Putting Member’s Aggregate Units during the period commencing on the seven (7) year anniversary of the Closing Date and ending thirty (30) days thereafter and (iii) with respect to any remaining portion of each Putting Member’s Aggregate Units during the period commencing on the ten (10) year anniversary of the Closing Date and ending thirty (30) days thereafter; provided, however, that no Putting Member may provide a Put Notice pursuant to this Section 12.5 with respect to less than 20% of such Putting Member’s Aggregate Units. With respect to USPB, USPB shall also have the right to deliver a Put Notice to Leucadia at any time during the period commencing on the date on which USPB is no longer obligated to deliver cattle to the Company pursuant to the Cattle Purchase and Sale Agreement (the “Cattle Agreement Trigger”) and ending 180 days thereafter. With respect to New Kleinco, New Kleinco shall also have the right to deliver a Put Notice to Leucadia at any time during the period commencing on the date on which Klein is no longer employed by the Company (the “Klein Non-employment Trigger”) and ending 180 days thereafter. Such fifth, seventh and tenth anniversary dates, the date of the Cattle Agreement Trigger and the date of the Klein Non-employment Trigger are individually referred to herein as a “Put Date” and are collectively referred to here as the “Put Dates.” The thirty (30) day period beginning on the fifth, seventh and tenth anniversary dates, the one hundred eighty (180) day period beginning on the Cattle Agreement Trigger and the one hundred eighty (180) day period beginning on the Klein Non-employment Trigger shall be referred to as a “Put Election Period;” provided that, if the Initiating Seller has notified USPB, NBPCo and New Kleinco and their respective Permitted Transferees that the Initiating Seller has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit the Initiating Seller to implement such sale.
12.5.2    Call.
(a)    Call Notice. Leucadia (including for the purposes of this Section 12.5, its Permitted Transferees that have become Members) may, by giving written notice (the “Call Notice”) to each of USPB, New Kleinco and/or NBPCo (including for purposes of this Section 12.5, their respective Permitted Transferees that have become Members) at any time during the respective Call Election Period applicable to such Member, elect to purchase from such Member, all or any portion of the Units held by such Member specified in the Call Notice (each such Member to which Leucadia delivers a Call Notice, for purposes of this Section 12.5, a “Called Member”). All Units identified in a Call Notice with respect to a particular Member shall be referred to as “Call Units”. All Call Units referred to in a Call Notice shall be valued pursuant to the provisions of Section 12.5.3 below. Called Members with respect to a particular Call Date are referred to herein as the “Call Member(s)”. By delivering a Call Notice, Leucadia is irrevocably committing to purchase the Call Units from the Called Member. Each Member hereby agrees to be bound by the terms of any Call Notice delivered in accordance with this Agreement. Any Call Notice delivered under this Section 12.5.2 shall not be effective unless and until Leucadia (in its capacity as a member of Pennsylvania LLC) delivers a Call Notice under the Pennsylvania Restated LLC Agreement for the same percentage of Pennsylvania LLC Units as is the subject of the Call

Notice under this Section 12.5.2.
(b)    Call Period. Leucadia shall be eligible to deliver a Call Notice in accordance with Section 12.5.2(a) with respect to all or any portion of the Units held by such Member (i) in the case of USPB, at any time (x) during the period commencing on the date of the Cattle Agreement Trigger and ending 180 days thereafter and (y) during the period commencing on the date USPB owns less than twenty (20%) of USPB’s Aggregate Units and ending 180 days thereafter, (ii) in the case of any Member other than USPB, after the ten (10) year anniversary of the Closing Date, at any time during the period commencing on the date such Member owns less than fifty percent (50%) of such Member’s Aggregate Units and ending 180 days thereafter, and (iii) in the case of New Kleinco, also at any time during the period commencing on the date of the Klein Non-employment Trigger and ending 180 days thereafter. The beginning dates of such periods are individually referred to herein as a “Call Date” and are collectively referred to here as the “Call Dates.” The 180 day periods beginning on the Call Dates shall be referred to as a “Call Election Period”; provided that, if Leucadia has notified USPB and NBPCo and their respective Permitted Transferees that Leucadia has, in good faith, taken steps to sell the Company, the applicable Call Election Period shall be tolled for a period not to exceed 120 days to permit Leucadia to implement such sale.
12.5.3    Determination of Fair Value; Appraisal. The Fair Value of the Put/Call Units shall be as of the applicable Put/Call Date, which shall be determined by agreement between Leucadia, on the one hand, and the Put/Call Member(s) on the other hand, and shall be determined within twenty (20) Business Days after the delivery of the Put Notice or Call Notice, as the case may be. If Leucadia and the Put/Call Member(s) are unable to agree on the Fair Value of the Put/Call Units as of the applicable Put/Call Date within such period, the Put/Call Member(s) as a group on the one hand and Leucadia on the other hand will each designate an appraiser to determine the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such appraisals to be delivered no later than forty-five (45) Business Days after the delivery of the Put Notice or Call Notice, as the case may be. If the lower of the two initial appraisals is equal to or greater than 90% of the higher of the two initial determinations, the Fair Value of the Put/Call Units shall be the average of the two determinations. If the lower of the two initial appraisals is less than 90% of the higher of the initial appraisals with respect to any Put/Call Units, Leucadia and the Put/Call Member(s) shall attempt in good faith for a period of ten (10) Business Days following the later of the dates on which the two initial appraisals were delivered to determine a mutually acceptable Fair Value of the Put/Call Units. If an agreement is not reached during such period, Leucadia and the Put/Call Member(s) shall promptly (but in any event within five (5) Business Days after the completion of such ten Business Day period) direct the appraisers to designate a third appraiser to determine, within ten Business Days after such designation, which appraisal of the Fair Value of such Put/Call Units by the initial two appraisers is the more accurate appraisal of Fair Value of such Put/Call Units in the sole discretion of such third appraiser (who shall be limited to choosing one of the two initial determinations of Fair Value of the Put/Call Units). The determination of Fair Value by such third appraiser shall be final and binding on all parties. Each party shall pay the cost of its initially appointed appraiser, and if a third appraiser is necessary, the appraisal costs of the third appraiser shall be shared equally by the Put/Call Member(s) (pro rata in accordance with the number of Put/Call Units), on the one hand, and Leucadia, on the other hand. The “Fair Value” with respect to a Unit shall be the fair market value of a Unit, determined on the basis of the aggregate equity value of the Company, valuing such Unit as a proportionate interest in a going concern with reference to the relative economic rights and preferences of each Unit as set forth in Article 5, but without discount for marketability, lack of liquidity, minority status or otherwise. In order to determine the aggregate equity value of the Company referred to in the preceding sentence, (i) the aggregate equity value of the Company and Pennsylvania LLC shall be determined as if they were a single entity, (ii) the percentage of such aggregate equity value attributable to the Company, on the one hand, and Pennsylvania LLC, on the other hand, shall be determined and (iii) all of such aggregate equity value shall be allocated between the Company and Pennsylvania LLC in accordance with such percentages. The Fair Value shall not take into account the value of the Company or Leucadia’s Interests, in each case, reflected on Leucadia’s books and records or financial statements.
12.5.4    Sale Notice; Assumption of Obligations.
12.5.4.1    Following the establishment of the Fair Value of the Put/Call Units, as of the applicable Put/Call Date, the Put/Call Member(s) shall sell, and Leucadia shall purchase, all of the Put/Call Units for the Fair Value of the Put/Call Units, without interest, on a date mutually agreed by Leucadia and the applicable Put/Call Members (the “Pay Date”) that is no later than 180 days following the date that the Put Notice or Call Notice, as the case may be, was received by the applicable Party, subject to Sections 12.5.4.2 and 12.5.5.
12.5.4.2    Leucadia shall have the right to assign its rights and obligations under Section 12.5 to the Company. Following any such assignment, the Company shall assume such obligations and rights of Leucadia (an “Assumption”) and the Company and Leucadia shall be jointly and severally liable to the Put/Call Member(s). In the event of an Assumption, the purchase and sale of all of the Put/Call Units shall occur on the Pay Date, and Leucadia and the Company shall be obligated to pay the aggregate Fair Value thereof in cash (without interest), with each Put/Call Member receiving the same price per Unit.
12.5.5    Financing; Sale. If, following an Assumption, Leucadia and the Company, acting jointly or severally, are not able to complete the purchase of any Put/Call Units pursuant to a Put Notice or Call Notice, as case may be, the Company shall be required, and each Member that has designated a Manager shall cause such Manager, to use its commercially reasonable efforts for the Company to obtain necessary financing to complete the purchase of the Put/Call Units pursuant to a Put Notice or Call Notice, as the case may be. If Leucadia and the Company are unable to consummate the purchase of the Put/Call Units within ten (10) Business Days after the applicable Pay Date, then the Put/Call Members may, at their option, require the Company to retain a financial advisor to sell the Company at such price and upon such terms and conditions as may be approved by the Put/Call Members. If requested by the Put/Call Members in connection with such Sale, each Member shall be bound and obligated to Transfer its entire Interest in the Company (for purposes of this Section 12.5, a “Sale”) to a transferee proposed by the Put/Call Members (for purposes of this Section 12.5, the “Proposed Transferee”) at the same price per Unit, in the same form of consideration and on the same terms and conditions as the Put/Call Members. All costs and expenses of the Company and the Put/Call Members with respect to any such Sale shall be paid by the Company.
12.5.6    Cooperation. The Company and each Member, whether in its capacity as such or as a member of the Board of Managers, officer or agent of the Company, or otherwise (the “Other Members”), shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested by the Put/Call Members in order expeditiously to consummate the transactions contemplated by Section 12.5.5 and any related transactions, including, without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Put/Call Members; provided, however, that the Other Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Other Member agrees to execute and deliver such agreements as may be reasonably specified by the Put/Call Members to which the Put/Call Members will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Put/Call Members and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Put/Call Members are also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Other Member’s pro rata portion of any such liability, in accordance with such Other Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Other Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Other Member as a result of such Sale. It is understood and agreed that the Put/Call Members shall not have any liability to any other Member arising from, relating to, or in connection with, any transaction proposed pursuant to Section 12.5.5, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement, if any.
12.5.7    Closing. The closing of a Sale pursuant to Section 12.5.5 shall take place at such time and place as the Put/Call Members shall specify by reasonable advance notice to each Other Member.
12.5.8    Required Members. All actions required or permitted to be taken, or consents or approvals required or permitted to be given, by the Put/Call Member(s), pursuant to this Section 12.5 shall only require the approval in writing of the taking of such action or giving of such consent or approval by Put/Call Member(s) holding a majority of the outstanding Units that are Put/Call Units held by the Put/Call Member(s). Any action, consent or approval taken or given pursuant to this Section 12.5 shall be binding on all other Put/Call Member(s).
12.5.9    Precedence of Take-Along Notice. A Take-Along Notice delivered pursuant to Section 12.3 shall have precedence over any Put Notice or Call Notice delivered pursuant to this Section 12.5, and if the Initiating Seller exercises its Take-Along Rights after a Put Notice or Call Notice has been delivered under this Section 12.5, all time frames in this Section 12.5 shall be tolled to accommodate such Take-Along Rights for a period not to exceed 120 days.
13.    DISSOLUTION OF COMPANY
13.1    Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.
13.2    Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18 802 of the Act, (b) the written determination of the Members holding two-thirds of the outstanding Units or (c) the disposition of all of the Company’s assets.
13.3    Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. After the payment of the debts and liabilities of the Company and the establishment of reasonable reserves, any property or assets of the Company, including proceeds from the liquidation thereof, remaining upon the dissolution and liquidation of the Company shall be Distributed to the Members in proportion to their respective Percentage Interest, after taking account of any adjustment of their Capital Accounts to reflect all Net Profits and Net Losses of the Company through the date of distribution. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers.
13.4    No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18 802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.
13.5    No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.
14.    INDEMNIFICATION
14.1    General.
14.1.1    To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board of Managers and each member of the Board, each Member, including the Tax Matters Member in such Member’s capacity as such, and the officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company, subject to Section 14.1.2, and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs. Notwithstanding the foregoing, the Company shall not be required to indemnify, defend or hold harmless USPB, New Kleinco or NBPCo, or any of their respective Affiliates, for any liability, loss or damage relating to the indemnification obligations of USPB, New Kleinco and NBPCo pursuant to the Membership Interest Purchase Agreement.

14.1.2    Any claims of an Indemnified Person made under this Section 14.1 shall also be subject to the indemnification provided under Section 14.1 of the Pennsylvania Restated LLC Agreement as if such Indemnified Person was also an Indemnified Person under the Pennsylvania Restated LLC Agreement; and any claims of an Indemnified Person under the Pennsylvania Restated LLC Agreement made under Section 14.1 thereof shall also be subject to the indemnification provided under this Section 14.1 as if such Indemnified Person under the Pennsylvania Restated LLC Agreement was also an Indemnified Person hereunder; provided, however, that in no event shall an Indemnified Person recover from the Company and Pennsylvania LLC in the aggregate more than the full amount of the claim of such Indemnified Person.
14.2    Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.
14.3    Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 14 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.
14.4    Procedure Agreements. The Company may enter into an agreement with any of its officers, or the Managers, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.
14.5    Duties of Board of Managers. Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Board of Managers and the members thereof in their capacity as members of the Board:
(t)    The Board and the members thereof and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such members and such decisions would have the benefit of such rule if the Board were a board of directors of a Delaware corporation.
(u)    Except as set forth in Section 14.7.3, the members of the Board shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation but in no event shall any member of the Board be liable for any action or inaction for which exculpation is provided under

Section 14.2.
14.6    Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers shall be deemed to have breached his duty of loyalty to the Company or the Members (and such member of the Board of Managers shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.11.
14.7    Fiduciary and Other Duties.
14.7.1    An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.
14.7.2    Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.
14.7.3    Notwithstanding any other provision of this Agreement or otherwise applicable law, other than corporate opportunities belonging to the Company (or to Pennsylvania LLC, the allocation of which shall be mutually determined by their respective Board of Managers), which shall include in all cases Competing Businesses and Competing Facilities (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia), Leucadia (or any of its Affiliates) may each engage in any other business activities whatsoever and engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business conducted or proposed to be conducted by the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other Member (including such other Member’s Affiliates) shall have any rights in, with respect to, or to be informed of such other business activities or ventures or the income or profits derived therefrom. Other than corporate opportunities belonging to the Company (or to Pennsylvania LLC, the allocation of which shall be mutually determined by their respective Board of Managers), which shall include in all cases Competing Businesses and Competing Facilities (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia), Leucadia (or any of its Affiliates (other than the Company, Pennsylvania LLC or their respective Subsidiaries)) shall not be obligated to present any business or investment opportunity to the Company, Pennsylvania LLC or their respective Affiliates even if such opportunity is of a character that, if presented to the Company, Pennsylvania LLC or such Affiliates, could be taken by the Company or such Affiliates, and Leucadia (or any of its Affiliates (other than the Company, Pennsylvania LLC or their respective Subsidiaries)) shall have the right to take for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to recommend to any other Person any such particular business or investment opportunity.
15.    REPRESENTATIONS AND COVENANTS BY THE MEMBERS
Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members and the Company as follows:
15.1    Investment Intent. Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.
15.2    Securities Regulation. Such Member acknowledges and agrees that such Member’s Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.
15.3    Knowledge and Experience. Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.
15.4    Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.
15.5    Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).
15.6    Tax Position. A Member will not take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company unless such Member provides prior written notice to the Company and consults with and considers in good faith the suggestions of the Company with respect to such position.
15.7    Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.
15.8    Licenses and Permits. Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.
15.9    Operating Structure. Such Member will cooperate and take such actions as deemed necessary by the Board of Managers to facilitate and execute any transaction undertaken pursuant to Schedule 1.2(d) of the Membership Interest Purchase Agreement, which transactions have been approved by the Members pursuant to the Membership Interest Purchase Agreement.
16.    COMPANY REPRESENTATIONS
In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:
16.1    Duly Converted and Formed. The Partnership has duly converted into the form of a Delaware limited liability company in accordance with the Act. The transactions contemplated hereby and the Membership Interest Purchase Agreement do not violate or contravene the Prior LLC Agreement, and all action of the Company necessary to authorize the effectiveness of this Agreement has been taken. The Company will be a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.
16.2    Valid Issue. When the Interests are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Interests issued to the Members will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Company will attach thereto.
17.    AMENDMENTS TO AGREEMENT
17.1    Amendments. This Agreement may be modified or amended with the prior written consent of the Board of Managers, subject to Section 6.6. Notwithstanding the foregoing provisions of this Section 17.1: (1) this Section 17.1 may not be amended without the approval of each Member; and (2) other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the acceptance of a new Member pursuant to Article 11; or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities. Sections 14.1, 14.2 and 14.3 of this Agreement may not be amended in a manner to reduce or restrict the indemnification rights provided in Sections 14.1, 14.2 and 14.3 unless the indemnitee has consented; provided, however that such indemnification rights with respect to any officer of the Company may be so amended, on a prospective basis with respect to acts occurring after the date of such amendment only, upon 30 days prior written notice to such officer. All proposed amendments to this Agreement will be sent to each Member within a reasonable period of time prior to being presented for approval whether by the Board or the Members and also promptly after the effectiveness thereof.
17.2    Corresponding Amendment of Certificate. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.
17.3    Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.
18.    GENERAL
18.1    Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors and permitted assigns of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, and (c) may be executed in more than one counterpart, all of which together shall constitute one agreement, contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.
18.2    Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at: 12200 N. Ambassador Drive, Kansas City, MO 64163, with a copy to Leucadia (which copy shall not constitute notice to Leucadia) at: 315 Park Avenue South, New York, NY 10010, Attention: President.
18.3    Execution of Documents. From time to time after the Effective Date, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:
(v)    all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board, necessary to protect the limited liability of the Members;
(w)    all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and
(x)    all conveyances and other instruments that the Board deems appropriate to reflect the dissolution of the Company.
The appointment by each Manager or any Person designated by the Board to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.
18.4    Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Delaware. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Delaware.
18.5    Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, the Company and each Member hereby waives, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.
18.6    Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
18.7    Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.
18.8    No Third Party Rights. Except for the provisions of Section 7.15, the provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.
18.9    Effectiveness. For the avoidance of doubt, the Prior LLC Agreement shall be the limited liability company agreement of the Company until the Effective Date. On the Effective Date and without further action by the parties hereto, this Agreement shall amend, restate and supersede in all respects, the Prior LLC Agreement, and such Prior LLC Agreement will be of no further force and effect.
[REMAINDER OF THIS PAGE BLANK]

THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE CLOSING DATE.
LEUCADIA NATIONAL CORPORATION
By:
Its:
U.S. PREMIUM BEEF, LLC
By:
Its:
NBPCO HOLDINGS, LLC
By:
Its:
TMK HOLDINGS, LLC
By:
Its:
NATIONAL BEEF PACKING COMPANY, LLC
By:
Its:

FOR PURPOSES OF SECTION 14.1.2 ONLY:

NATIONAL BEEF PENNSYLVANIA, LLC

By:
Its:

Exhibit 3.1
MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUED UNITS AND PERCENTAGE INTEREST

Member	Units	Contribution	Percentage Interest
Leucadia	7,894.77	$172,472,820	78.95%
USPB	1,507.29	$32,928,959	15.07%
NBPCo	532.72	$11,638,049	5.33%
New Kleinco	65.22	$1,424,827	0.65%

TOTAL	10,000	$218,464,655	100.00%

EXHIBIT A
DEFINED TERMS
As used in the Membership Interest Purchase Agreement to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:
“5.11 Notice” has the meaning set forth in Section 5.11(d).
“Acquisition Proposal” has the meaning set forth in Section 5.11(a).
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
“Agreement” has the meaning set forth in the Introduction.
“Antitrust Laws” means collectively the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign law or regulation or decree or an order designed to prohibit, restrict or regulate actions for the purpose or effect of foreign ownership, monopolization or restraint of trade.
“Applicable Laws” means all applicable federal, state, provincial, local or foreign laws, statutes, rules, regulations, ordinances, directives, judgments, order (judicial or administrative), decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
“Buyer” has the meaning set forth in the Introduction.
“Buyer Disclosure Schedule” means that certain disclosure schedule of even date with this Agreement from Buyer to Sellers delivered concurrently with the execution and delivery of this Agreement. For purposes of this Agreement, the Buyer Disclosure Schedule shall be deemed to include all information disclosed in the reports, schedules, forms, statements and other documents filed by Buyer with the SEC for the 12 months prior to the date of this Agreement with respect to information that is reasonably apparent on its face relevant to the representations and warranties contained in Article IV, excluding any disclosures contained therein in any risk factor section, in any section relating to forward looking statements or any other disclosures to the extent that they are cautionary, predictive or forward looking in nature.
“Buyer Indemnified Persons” has the meaning set forth in Section 8.1(a).
“Cap” has the meaning set forth in Section 8.1(g)(1).
“Capital Expenditure Budget” has the meaning set forth in Section 5.1(r).

“Cattle Purchase and Sale Agreement” has the meaning set forth in Section 1.7.
“Change of Recommendation” has the meaning set forth in Section 5.11(d)(1).
“Claim Period” means the respective periods set forth in Section 8.2(a) or 8.2(b), during which a claim against any Seller or New Kleinco for a breach of any of Sellers’ or New Kleinco’s representations, warranties or certificates, as the case may be, may be asserted.
“Closing” means the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
“Closing Date” has the meaning set forth in Section 1.3.
“Closing Time” means the time at which the Closing is effective.
“COBRA” has the meaning set forth in Section 3.13(b).
“Code” means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).
“Competing Transaction Agreement” has the meaning set forth in Section 5.11(c)(2).
“Competing Business” means any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, anywhere in the world in one or more of the following businesses: cattle slaughter, beef processing and/or packaging, including for the case ready and portioned beef market, retail and/or wholesale marketing of beef and hide tanning.
“Competing Facility” means any cattle slaughtering facility, any beef processing and/or packaging facility, any retail and/or wholesale beef marketing operation or any hide tanning facility owned by a Competing Business anywhere in the world.
“Confidentiality Agreement” means the confidentiality agreement between Buyer and National signed April 4, 2011.
“Consent” means any consent, order, approval, authorization, ratification or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document or the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws, contract or agreement, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract or agreement, which right of breach, default, termination or modification results from the execution, delivery or consummation of the transaction contemplated under the Agreement.
“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Controlled Group Member” has the meaning set forth in Section 3.13(a).
“Credit Agreement” means the Amended and Restated Credit Agreement, by and between National and the various issuers and lenders parties thereto dated as of June 4, 2010, as amended by the First Amendment dated June 10, 2011.
“Credit Agreement Consent” has the meaning set forth in the recitals hereto.
“Cure Period” has the meaning set forth in Section 7.1(b)(2).
“Data Room” means the data site established by Merrill for review of documents and information by the Parties to this Agreement.
“Debt” means, without duplication, as of immediately prior to the Closing, the aggregate amount of:
(1)all indebtedness of National and its Subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed;
(2)all deferred indebtedness of National and its Subsidiaries for the payment of the purchase price of property or assets purchased;
(3)all obligations of National and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is classified as a capital lease on the face of the Latest Balance Sheet;
(4)any outstanding reimbursement obligation of National and its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of National or its Subsidiaries pursuant to which the applicable bank or similar entity has paid thereunder obligations for which National or its Subsidiaries is required to repay;
(5)any payment obligation of National and its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks;
(6)all indebtedness for borrowed money secured by any Lien existing on property owned by National or its Subsidiaries, whether or not indebtedness secured by the indebtedness shall have been assumed;
(7)all guaranties, endorsements, assumptions and other contingent obligations of National and its Subsidiaries in respect of, or to purchase or to otherwise acquire,

indebtedness for borrowed money of others the repayment of which is guaranteed by National or its Subsidiaries; and
(8)all other short-term and long-term liabilities of National and its Subsidiaries for borrowed money.
“Determination Period” has the meaning set forth in Section 5.11(b)(3).
“DOJ” means the United States Department of Justice.
“Employee Benefit Plan” has the meaning set forth in Section 3.13(a).
“Environmental Laws” has the meaning set forth in Section 3.16(l).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Fund” has the meaning set forth in Section 1.2(b).
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Final Pre-Closing Tax Distribution” has the meaning set forth in Section 8.20(e)(1).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“FTC” means the United States Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
“Governmental Entity” means any government, governmental department, commission (including industrial development board authority), board, bureau, agency, court, administrative or executive branch, judicial branch, legislative branch or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.
“Ground Lease” has the meaning set forth in Section 3.8(f).
“Ground Leased Real Properties” has the meaning set forth in Section 3.8(a).
“Hazardous Materials” has the meaning set forth in Section 3.16(m).
“Headquarters Lease” has the meaning set forth in Section 3.8(g).
“HSR Act” has the meaning set forth in Section 3.5(b)(1).
“Indemnification Shortfall” has the meaning set forth in Section 8.1(m).
“Indemnitor” has the meaning set forth in Section 8.1(m).

“Indication of Interest” means the non-binding indication of interest letter dated as of May 26, 2011 between Buyer, National and Sellers.
“Industry” means the cattle slaughter & processing, retail and wholesale marketing of beef and hide tanning industries in the United States in which National and its Subsidiaries conduct their business.
“Intellectual Property” has the meaning set forth in Section 3.11(b).
“IP Agreements” has the meaning set forth in Section 3.11(c).
“IRS” has the meaning set forth in Section 3.13(c).
“Klein Employment Agreement” has the meaning set forth in the recitals hereto.
“Klein Guaranteed Obligations” has the meaning set forth in Section 9.1.
“Klein Pledge Agreement” has the meaning set forth in Section 1.7.
“Klein Purchase” has the meaning set forth in the recitals hereto.
“Klein Purchase Price” has the meaning set forth in Section 1.2(a)(3).
“Knowledge” means, (i) in the case of Buyer, only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness), after reasonable inquiry given the subject of the knowledge, of Justin R. Wheeler, Joseph A. Orlando, Ian M. Cumming and Joseph S. Steinberg; (ii) in the case of National, only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness), after reasonable inquiry given the subject of the knowledge, of Timothy M. Klein, Terry Wilkerson, Simon McGee, David Grosenheider, Monte Lowe, Jay D. Nielsen, Bret Wilson, Steven D. Hunt, William Ludwig, David Kalscheur, Michael Eckman, Art Wagner, Richard Rees, Edward Scavuzzo and Rich Jochum and (iii) in the case of (a) USPB, only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of Steven D. Hunt, (b) NBPCo, only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of Rich Jochum and Eldon Roth and (c) TKK, TMK or New Kleinco, only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of Timothy M. Klein.  For the avoidance of doubt, the Knowledge of each Seller shall not be imparted to the other separate Sellers.
“Lands” has the meaning set forth in Section 3.8(k).
“Latest Balance Sheet” means the unaudited consolidated balance sheet of National dated as of May 28, 2011 filed with the SEC on July 8, 2011.
“Lease” has the meaning set forth in Section 3.8(g).
“Leased Properties” has the meaning set forth in Section 3.8(g).

“Licensed Intellectual Property” has the meaning set forth in Section 3.11(b).
“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
“Losses” has the meaning set forth in Section 8.1(e).
“Material” means as to a single event or occurrence, an impact and significance of more than $1,000,000 or, with respect to Section 3.13 only, $50,000.
“Material Adverse Effect” means any effect, change, development, occurrence, event or state of facts that is or would reasonably be expected to be materially adverse to the business, operations, financial condition, results of operations or prospects of National and its Subsidiaries, taken as a whole and generally an impact of more than $5,000,000; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would reasonably be expected to occur, this definition shall exclude any material adverse effect to the extent arising out of, attributable to or resulting from:
(1) any generally applicable change in Applicable Laws or GAAP or interpretation of any thereof by a Governmental Entity;
(2) (i) any public announcement prior to the date of this Agreement of discussions among the Parties regarding the contemplated transactions, (ii) the announcement of this Agreement or (iii) the pendency of the consummation of the Sale or the transactions contemplated under this Agreement;
(3)actions taken by National or its Subsidiaries after the date of this Agreement as required by and in accordance with this Agreement;
(4)changes in conditions generally affecting the Industry;
(5)changes in general economic, political or financial market conditions in the United States;
(6)any outbreak or escalation of international hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism;
(7)any failure by National to meet internal projections or forecasts; provided, that the underlying cause of any such failure may be taken into consideration in making the determination of whether there has been a Material Adverse Effect or whether a Material Adverse Effect would reasonably be expected to occur;
provided, however, that: (A) matters referred to in clauses (1), (4), (5) and (6) of this definition may constitute (and may be taken into account in determining whether there has been or there would reasonably be expected to be) a Material Adverse Effect if they adversely affect National and its Subsidiaries in a disproportionate manner relative to other participants in the Industry; and (B) clause (2) of this definition shall not apply with respect to Sections 2.1(b) and 3.4.
“Material Contract” means the following contracts, agreements or commitments to which National or any of its Subsidiaries is a party or otherwise bound:
(1)each contract, agreement or commitment with respect to which the transactions contemplated by this Agreement gives rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, such contract, agreement or commitment;
(2)each contract, agreement or commitment other than those entered into in the ordinary course of business consistent with past practice, that, regardless of the contract amount, is material to National or its Subsidiaries;
(3)each contract, agreement or commitment (other than normal and routine purchase orders or similar agreements with vendors or customers entered into in the ordinary course of business consistent with the past practice of National or its Subsidiaries) that involves expenditures or receipts of National or its Subsidiaries after the date hereof in excess of $1,000,000 per annum, or that is reasonably likely to involve the payment, in one transaction or a series of related transactions, to or by National or any of its Subsidiaries of more than $1,000,000 per annum;
(4)each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement affecting the ownership of, leasing of, title to or use of any real property other than an agreement the unexpired term of which is less than three months or a month-to-month arrangement;
(5)each contract or agreement to which National or any of its Subsidiaries is a party or otherwise bound with respect to patents and patent applications, trademarks, service marks, trade names and registrations, copyrights or other Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements and consent to use agreements, material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;
(6)each collective bargaining agreement, including amendments and side letter agreements thereto, and any other contract or agreement with any labor union or other employee representative of a group of employees;
(7)each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar contract or agreement (including a sharing of profits, losses, costs or liabilities by National or its Subsidiaries with any other Person);
(8)each contract, agreement or commitment containing covenants that in any way purport to (i) restrict or prohibit the business activity of National or its Subsidiaries or limit the freedom of National or its Subsidiaries to engage in any line of business, market or geographic area or to compete with any Person or (ii) grant “most favored nations” pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;
(9)each contract or agreement with any consultant, advisor, agent, employee, or Affiliate of National or any Subsidiary thereof providing for the payment of more than $500,000;
(10)any indenture, mortgage, promissory note, loan or credit agreement or guarantees of borrowed money, letters of credit or other agreement or commitment evidencing indebtedness for borrowed money or pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by National or its Subsidiaries or permitting for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of National or any of its Subsidiaries (other than Permitted Encumbrances) having a value in excess of $5,000,000;
(11)all contracts, agreements or commitments (other than normal and routine purchase orders or similar agreements with customers entered into in the ordinary course of business consistent with the past practice of National or its Subsidiaries) with customers of National or any of its Subsidiaries involving amounts in excess of $1,000,000 per annum;
(12)any contract, agreement or commitment of guarantee, support, indemnification or warranty, assumption, or any similar commitment with respect to, liabilities, obligations of Indebtedness of any other Person involving any amount in excess of $1,000,000, but not including any of the following to the extent the same are entered into in the ordinary course of business consistent with the past practice of National or its Subsidiaries, and provided that Sellers have described generally on the Sellers Disclosure Schedule any such indemnification or similar obligations of National or its Subsidiaries with respect to any standard form or similar type agreements utilized for each of the following categories: (i) normal and routine contracts, agreements or commitments for routine maintenance of the personal property or real property of National or its Subsidiaries; and (ii) purchase orders or similar agreements with vendors, suppliers or customers;
(13)any material contract, agreement or commitment with any Governmental Entity, not made in the ordinary course of business consistent with past practice, involving amounts in excess of $500,000 per annum;
(14)any confidentiality, non-disclosure or secrecy contract, agreement or commitment not made in the ordinary course of business consistent with past practice;
(15)any settlement agreement entered into by National or any Subsidiary of National in the last five years or under which National or a Subsidiary has continuing obligations as of the date hereof;
(16)any employment, change of control, retention or severance agreement; and
(17)any contract, agreement or commitment pursuant to which any rights of any third party are triggered or become exercisable that would reasonably be expected to materially adversely affect National or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3.13(f).
“National” has the meaning set forth in the Introduction.
“National Disclosure Schedule” means that certain disclosure schedule of even date with this Agreement from National to Buyer delivered concurrently with the execution and delivery of this Agreement. For purposes of this Agreement, the National Disclosure Schedule shall be deemed to include all information disclosed in the National SEC Documents filed with the SEC for the 12 months prior to the date of this Agreement with respect to information that is reasonably apparent on its face relevant to the representations and warranties contained in Article III, excluding any disclosures contained therein in any risk factor section, in any section relating to forward looking statements or any other disclosures to the extent that they are cautionary, predictive or forward looking in nature.
“National Intellectual Property” has the meaning set forth in Section 3.11(b).
“National Interest” means, with respect to a member of National, the entire interest of such member, as a member, in National.
“National Limited Liability Company Agreement” means the Limited Liability Company Agreement of National Beef Packing Company, LLC, as amended through the date hereof.
“National Permits” has the meaning set forth in Section 3.15(a)(2).
“National SEC Documents” has the meaning set forth in Section 3.14(a).
“NBPCo” has the meaning set forth in the Introduction.
“NBPCo Limit” has the meaning set forth in Section 8.1(g)(2).
“New Kleinco” has the meaning set forth in the Introduction.
“Non-Competition Agreements” has the meaning set forth in the recitals hereto.
“Obligation Amount” has the meaning set forth in Section 8.1(i).
“Organizational Documents” has the meaning set forth in Section 3.1(b).
“Owned Intellectual Property” has the meaning set forth in Section 3.11(b).
“Owned Real Property” has the meaning set forth in Section 3.8(a).
“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“Party” and “Parties” has the meaning given in the Introduction.
“PBGC” has the meaning set forth in Section 3.13(e).
“Pension Plan” has the meaning set forth in Section 3.13(a).
“Permitted Encumbrances” means:
(1)statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which there are adequate and properly maintained reserves on the books of a Person;
(2)mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the ordinary course of business consistent with past practice for obligations that are not overdue;
(3)in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located;
(4)other immaterial Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by National and its Subsidiaries;
(5)leases of real property described in National Disclosure Schedule 3.8(e);
(6)pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security;
(7)deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice;
(8)zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby;
(9)public utility easements of record, in customary form; and
(10)Liens securing all or any portion of the existing Debt and additional

Debt which may be incurred without breach of this Agreement.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity, or any other entity.
“Pre-Closing Tax Period” means any taxable year or other taxable period, and the portion of any Straddle Period, that ends prior to or on the Closing Date.
“Property” and “Properties” has the meaning set forth in Section 3.8(a).
“Purchase Price” has the meaning set forth in Section 1.2(a)(1).
“Put” has the meaning set forth in the recitals hereto.
“Put Price” has the meaning set forth in Section 1.2(a)(2).
“Rejection Notice” has the meaning set forth in Section 8.1(j).
“Release” has the meaning set forth in Section 3.16(n).
“Release Date” has the meaning set forth in Section 8.1(h)(3).
“Remedial Activities” has the meaning set forth in Section 8.1(c).
“Restated LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC in the form annexed hereto as Exhibit G.
“Sale” has the meaning set forth in the recitals hereto.
“Schedule 1.2(d) Transactions” has the meaning set forth in Section 1.2(d).
“Schedules” means the National Disclosure Schedule and the Sellers Disclosure Schedule to this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” and “Sellers” has the meaning set forth in the Introduction.
“Seller’s Portion” means the percentage of the Seller’s total Purchase Price to the total Purchase Price paid to USPB and NBPCo reflected on Exhibit B.
“Sellers Disclosure Schedule” means the sellers disclosure schedule referenced in Article II of this Agreement.
“Signing Date” means the date of this Agreement in the introduction paragraph of this

Agreement.
“Site” has the meaning set forth in Section 8.1(c).
“Specified Representations” has the meaning set forth in Section 6.2(a).
“Straddle Period” has the meaning set forth in Section 8.20(b).
“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
“Superior Proposal” has the meaning set forth in Section 5.11(e).
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes payable to any Governmental Entity, including (1) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, goods and services, capital gains, fringe benefits, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax or similar governmental fee, charge, or assessment of any kind whatsoever, (2) any interest, penalties or additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (1), (3) liability of any Person for the payment of any amounts of the type described in clauses (1) or (2) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of state or local law (or being included in any Tax Return relating thereto); and (4) liability for the payment of any amounts of the type described in clauses (1), (2) or (3) as a transferee or as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether pursuant to any contract, operation of law, assumption, transferability, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document’ (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Applicable Law relating to any Taxes including any amendment thereof and, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes National or any of its Subsidiaries.
“Termination Date” has the meaning set forth in Section 7.1(f).
“Termination Fee” has the meaning set forth in Section 7.2(b)(1).

“Tipping Basket” has the meaning set forth in Section 8.1(g)(1).
“Title Reports” has the meaning set forth in Section 3.8(a).
“TKK” has the meaning set forth in the Introduction.
“TMK” has the meaning set forth in the Introduction.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Cattle Purchase and Sale Agreement, the USPB Pledge Agreement, the Klein Pledge Agreement, the Restated LLC Agreement and each other agreement, document, certificate or instrument referred to herein or therein or delivered pursuant hereto or thereto.
“Transfer Taxes” has the meaning set forth in Section 8.20(f).
“USPB” has the meaning set forth in the Introduction.
“USPB Member Approval” has the meaning set forth in Section 5.12.
“USPB Pledge Agreement” has the meaning set forth in Section 1.7.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1982.
“Welfare Plan” has the meaning set forth in Section 3.13(a).

EXHIBIT B
PART I – SALE

Party	National Interests To Be Sold to Buyer	Purchase Price to be paid by Buyer
		Cash Received at Closing	Cash to Be Deposited in Escrow
USPB	56.24%	$609,834,211	$36,943,131
NBPCo	19.88%	$215,534,658	$13,056,869
Total	76.12%	$825,368,869	$50,000,000

OWNERSHIP OF NATIONAL INTERESTS BEFORE AND AFTER CONSUMMATION OF THE SALE

Party	Total National Interests Before the Sale	Total National Interests After the Sale
USPB	70.66%	14.41%
NBPCo	24.97%	5.09%
TKK	3.50%	3.50%
TMK	0.87%	0.87%
Buyer	—%	76.12%
Total	100.00%	100.00%

EXHIBIT B
PART II – PUT

Party	National Interests To Be Sold to National and Cancelled	Put Price to be paid by National
		Cash Received at Closing
TKK	3.50%	$60,820,432
TMK	0.87%	$15,126,523
Total	4.37%	$75,946,955

OWNERSHIP OF NATIONAL INTERESTS BEFORE AND AFTER CONSUMMATION OF THE PUT

Party	Total National Interests Before the Put	Total National Interests After the Put
USPB	14.41%	15.07%
NBPCo	5.09%	5.33%
TKK	3.50%	—%
TMK	0.87%	—%
Buyer	76.12%	79.60%
Total	100.00%	100%*

* Does not add to 100% due to rounding.EXHIBIT B
PART III – KLEIN PURCHASE

Party	National Interests To Be Sold to New Kleinco	Klein Purchase Price paid by New Kleinco
		Cash Received at Closing
Buyer	0.65%	$7,500,000
Total	0.65%	$7,500,000

OWNERSHIP OF NATIONAL INTERESTS BEFORE AND AFTER CONSUMMATION OF THE KLEIN PURCHASE

Party	Total National Interests Before the Klein Purchase	Total National Interests After the Klein Purchase
USPB	15.07%	15.07%
NBPCo	5.33%	5.33%
New Kleinco	—%	0.65%
Buyer	79.60%	78.95%
Total	100%*	100.00%

* Does not add to 100% due to rounding.

EXHIBIT C
PERSONS AND ENTITIES PARTY TO NON-COMPETITION AGREEMENTS

Steven D. Hunt
Douglas A. Laue
Jeff H. Sternberger
Jerry L. Bohn
Joe M. Morgan
Rex W. McCloy
Duane K. Ramsey
Mark R. Gardiner
Black Diamond Cattle Co., Inc.
Black Diamond Custom Feeders
McLeod Farms, Inc.
Duane K. Ramsey Trust
Mark Gardiner Revocable Trust

ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”) is executed and effective on [], 2011 (the “Closing Date”), by and among Leucadia National Corporation, a New York corporation (the “Buyer”), for itself and all the other Buyer Indemnified Persons named in the Purchase Agreement (as defined herein), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”, together with USPB, collectively, the “Indemnifying Sellers”), and Marshal & Ilsley Trust Company N.A., as escrow agent (the “Escrow Agent”).
WHEREAS, the Buyer and the Indemnifying Sellers are parties to that certain Membership Interest Purchase Agreement, dated as of December [], 2011, by and among the Buyer, National Beef Packing Company, LLC, a Delaware limited liability company, the Indemnifying Sellers, TKK Investments, LLC, a Missouri limited liability company, TMKCo, LLC, a Missouri limited liability company and TMK Holdings, LLC, a Missouri limited liability company (as such agreement may be amended, restated or otherwise modified from time to time, the “Purchase Agreement”). Each capitalized term which is used but not otherwise defined in this Agreement has the meaning assigned to such term in the Purchase Agreement;
WHEREAS, the execution and delivery of this Agreement by the Indemnifying Sellers and the Escrow Agent is a condition to the Buyer’s obligation to effect the Closing pursuant to the Purchase Agreement;
WHEREAS, the Purchase Agreement contemplates that a portion of the consideration otherwise payable to the Indemnifying Sellers will be deposited in escrow with the Escrow Agent, to be held and distributed by the Escrow Agent on the terms and conditions set forth herein;
WHEREAS, pursuant to Section 1.2(b) of the Purchase Agreement, the Buyer agreed to deposit with the Escrow Agent $50,000,000 (the aggregate funds held by the Escrow Agent from time to time pursuant to this Agreement are referred to as the “Escrow Fund”) to be held by the Escrow Agent, which will be used as security for Indemnifying Sellers’ obligations, if any, to indemnify the Buyer under the applicable provisions of Sections 8.1 and 8.2 of the Purchase Agreement; and
WHEREAS, the Escrow Agent agrees to hold and distribute the Escrow Fund in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:
1.Appointment of and Acceptance by Escrow Agent. The Buyer and the Indemnifying Sellers hereby appoint and designate the Escrow Agent to acquire and maintain possession of the Escrow Fund and to act as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.
2.Receipt of Deposit; Establishment of Escrow Account; Interest.
(a)On the Closing Date, the Buyer shall deposit with the Escrow Agent, and the Escrow Agent will acknowledge to the Buyer and the Indemnifying Sellers its receipt of, the Escrow Fund in the escrow account (the “Escrow Account”). The Escrow Agent shall hold, invest and disburse the Escrow Fund in accordance with the terms of this Agreement. The Escrow Fund is not intended to be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Notwithstanding this provision, the Escrow Agent shall act in accordance with Section 6(e).
(b)Any interest, dividends, distributions or other earnings on, or in respect of, the Escrow Fund shall not become part of the Escrow Account and shall be held separately by the Escrow Agent and invested in accordance with Section 3 and distributed to the Indemnifying Sellers pursuant to written instructions of the Indemnifying Sellers promptly following the end of each calendar month during the term of this Agreement and upon termination of this Agreement, which instructions shall set forth the proportions in which such distributions shall be made to the Indemnifying Sellers.
3.Investment of the Escrow Fund. At the written direction of the Indemnifying Sellers, the Escrow Agent will invest the Escrow Fund in one or more of: (a) direct obligations of the United States of America, (b) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, and/or (c) money market funds authorized to invest only in short-term securities issued or guaranteed as to principal and interest by the U.S. Government (collectively, the “Permitted Investments”). The Escrow Agent is hereby authorized to execute the purchase and sale of Permitted Investments through the facilities of its own trading or capital markets operations. In the event that the Escrow Agent does not receive investment instructions to invest the Escrow Fund, the Escrow Agent shall invest the Escrow Fund in a Fidelity Institutional Money Market Treasury Only - Class I account. The Escrow Agent can liquidate any investment in order to comply with disbursement instructions without any liability for any resulting loss. Any loss incurred from an investment will be borne by the Escrow Fund.
4.Tax Reporting.
(a)The Escrow Agent shall, no later than January 31 of each year, report to the Internal Revenue Service, as of each calendar year-end, and to the Indemnifying Sellers all income and gain earned on the Escrow Fund during the preceding calendar year (to the extent treated as earned under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and its regulations) as income of the Indemnifying Sellers.
(b)Any taxes payable on income and gain earned (to the extent treated as earned under the provisions of the Code and its regulations) from the investment of any sums held in the Escrow Fund shall be paid by the Indemnifying Sellers.
(c)Except as otherwise set forth herein, the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, including but not limited to any FIRPTA reporting, whether or not related to this Agreement (or a related agreement) with respect to the Escrow Fund.
(d)On or before the execution of this Agreement, the Buyer and the Indemnifying Sellers shall each furnish the Escrow Agent with a Form W‑8 or Form W‑9, as applicable. The Escrow Agent shall withhold any taxes it is required to withhold, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities and provide documentation of such remittance to the Buyer and the Indemnifying Sellers, as the case may be.
5.Escrow Agent’s Disbursement of the Escrow Fund. The Escrow Agent shall disburse the Escrow Fund on behalf of the Buyer or the Indemnifying Sellers as instructed pursuant to this Section 5.
(a)Indemnification Claims.
(i)From time to time before 5:00 p.m., Eastern Time, on the last Business Day immediately preceding the Release Date (as defined below), the Buyer may give notice (the “Indemnification Notice”) to the Indemnifying Sellers and the Escrow Agent, specifying the nature and dollar amount, of a claim relating to any claim for indemnification (a “Buyer Indemnification Claim”) that a Buyer Indemnified Person has made against an Indemnifying Seller under Section 8.1(j) of the Purchase Agreement. The Indemnifying Sellers shall have a period of sixty (60) days (the “Sellers Reviewing Period”) in which to review the Indemnification Notice provided by the Buyer and to request reasonable additional information from the Buyer regarding the Buyer Indemnification Claim.
(ii)If the Indemnifying Sellers do not deliver a notice, in the form attached hereto as Exhibit I, to the Buyer and the Escrow Agent disputing such Buyer Indemnification Claim (a “Rejection Notice”) prior to 5:00 p.m., Eastern Time, by the expiration of the period ending on the fifteenth (15th) Business Day following the end of the Sellers Reviewing Period (the “Rejection Notice Period”), then the dollar amount of the Buyer Indemnification Claim set forth in the applicable Indemnification Notice of the Buyer shall be deemed conclusive for purposes of this Agreement, and on the Business Day immediately following expiration of the Rejection Notice Period, the Escrow Agent shall release from the Escrow Account by wire transfer to an account or accounts designated by the Buyer, the dollar amount of the Buyer Indemnification Claim in the applicable Indemnification Notice. The Escrow Agent shall not inquire into or consider whether a Buyer Indemnification Claim complies with the requirements of the Purchase Agreement.

(iii)If a Rejection Notice is given with respect to a Buyer Indemnification Claim, then the Escrow Agent shall make payment with respect to an applicable Indemnification Notice only (1) in accordance with a Joint Written Instruction (as defined below), on the Business Day immediately following the Escrow Agent’s receipt thereof, or (2) in accordance with a Certificated Final Order (as defined below) and an accompanying instruction from the Buyer directing payment with respect thereto, on the third (3rd) Business Day following the Escrow Agent’s receipt thereof, provided that the Buyer shall simultaneously provide a copy of such Certificated Final Order and the accompanying instruction to the Indemnifying Sellers.
(iv)If any Rejection Notice includes an objection to only a portion of a Buyer Indemnification Claim, the Escrow Agent shall promptly release out of the Escrow Fund from the Escrow Account by wire transfer to an account designated by the Buyer an amount equal to the portion of the Buyer Indemnification Claim for which there is no objection.
(v)For purposes of this Agreement:
(A)    a “Joint Written Instruction” shall mean a notice in the form attached hereto as Exhibit II that is executed by the Buyer and the Indemnifying Sellers directing the release or disbursement of a specified amount from the Escrow Fund pursuant to this Agreement; and
(B)    a “Certificated Final Order” means a certification provided by an authorized person on behalf of the Buyer or the Indemnifying Sellers, as the case may be, that an order, judgment or decree attached thereto and specifying the amount of the Seller’s Obligation Amount owed by such Indemnifying Seller under the Purchase Agreement or specifying the amount of the Escrow Fund that should be released to the Indemnifying Sellers was rendered by a court or binding arbitrator (as applicable) of competent jurisdiction and that such order, judgment or decree is final and non-appealable and is entitled to be relied on based on such status. For purposes of the foregoing definition, “final and non-appealable” means that such order, judgment or decree has not been reversed, stayed, modified or amended and, as to which (1) the time to appeal, petition for certiorari, or seek reargument or rehearing has expired and no timely appeal, petition for certiorari, or request for reargument or rehearing is pending, (2) any right to appeal, petition for certiorari, or seek reargument or rehearing has been waived in writing, or (3) if an appeal, petition for certiorari, or reargument or rehearing thereof has been denied, the time to take any further appeal or to further petition for certiorari or seek further reargument or rehearing has expired. The Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of compliance with any instruction accompanied by a Certificated Final Order, notwithstanding that any order, judgment or decree being certificated therein is subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(b)Other Escrow Distributions.
(i)If, on the one year anniversary of the Closing, there has been no claims for indemnification pursuant to Section 8.1 of the Purchase Agreement properly made by the Buyer on or prior to such one year anniversary, the Buyer and the Indemnifying Sellers shall provide a Joint Written Instruction to the Escrow Agent, directing the Escrow Agent to, on the Business Day immediately following the Escrow Agent’s receipt of such Joint Written Instruction, release $20,000,000 of the Escrow Fund from the Escrow Account to the Indemnifying Sellers by wire transfer pursuant to an account or accounts specified in such Joint Written Instruction.
(ii)On the Business Day immediately following the two year anniversary of the Closing (the “Release Date”), the Escrow Agent shall send a statement (the “Release Statement”) to the Buyer and the Indemnifying Sellers that sets forth (x) the amount of the Escrow Fund then remaining in the Escrow Account and (y) the aggregate amount of all Unresolved Claims (as defined below). For purposes of this Agreement, (x) an “Unresolved Claim” means a Buyer Indemnification Claim that has been asserted and notified to the Indemnifying Sellers pursuant to an Indemnification Notice but the amount of which has not been fully paid, and (y) the amount of an Unresolved Claim means the amount of such claim remaining subject to dispute.
(iii)For purposes of this Agreement, “Releasable Funds” means the difference of (x) the amount of the Escrow Fund remaining in the Escrow Account as set forth in the Release Statement minus (y) the aggregate amount of all Unresolved Claims as set forth in the Release Statement.
(iv)On the third (3rd) Business Day following delivery of the Release Statement (the “Release Notification Period”), the Escrow Agent shall release from the Escrow Account to the Indemnifying Sellers by wire transfer an amount equal to the Releasable Funds pursuant to written instructions of the Indemnifying Sellers.
(v)Following expiration of the Release Notification Period with respect to each Unresolved Claim, the Escrow Agent shall release a portion of the Escrow Fund:
(A)    that is the subject of a Joint Written Instruction, to the Buyer and/or the Indemnifying Sellers, as specified therein, on the Business Day immediately following the Escrow Agent’s receipt thereof;

(B)    that is the subject of a Certificated Final Order with an accompanying instruction from the Buyer directing payment with respect thereto, to the Buyer, on the third (3rd) Business Day following the Escrow Agent’s receipt thereof; provided that the Buyer shall simultaneously provide a copy of such Certificated Final Order and the accompanying instruction to the Indemnifying Sellers;

(C)    that is the subject of a Certificated Final Order with an accompanying instruction from the Indemnifying Sellers directing payment with respect thereto, to the Indemnifying Sellers, on the third (3rd) Business Day following the Escrow Agent’s receipt thereof; provided that the Indemnifying Sellers shall simultaneously provide a copy of such Certificated Final Order and the accompanying instruction to the Buyer; or

(D)    that is the subject of an Indemnification Notice with respect to which a Rejection Notice has not been timely received by the Escrow Agent in accordance with Section 5(a), to the Buyer on the Business Day immediately following expiration of the Rejection Notice Period, in each case by wire transfer to an account or accounts as described in or determined in accordance with such Joint Written Instruction, the instruction to make payment accompanying the Certificated Final Order or the Indemnification Notice, as the case may be.

(vi)After the resolution of all Unresolved Claims, any portion of the Escrow Fund that was the subject of such Unresolved Claims that is not distributed to the Buyer pursuant to the foregoing provisions of Section 5(b)(v) shall be released and disbursed by the Escrow Agent to the Indemnifying Sellers by wire transfer to an account or accounts pursuant to written instructions of the Indemnifying Sellers.
(vii)The Buyer and the Indemnifying Sellers hereby agree to execute and deliver, not later than three (3) Business Days after the date of their mutual resolution of any Unresolved Claim, a Joint Written Instruction for the distribution of the Escrow Fund (or portion thereof) pursuant to and provided under such Joint Written Instruction to an account or accounts as designated in such Joint Written Instruction.
(viii)Notwithstanding any provision herein to the contrary, the Escrow Agent shall release any portion of the Escrow Fund pursuant to a Joint Written Instruction to the Buyer and/or the Indemnifying Sellers, as specified therein, on the Business Day immediately following the Escrow Agent’s receipt thereof.
(c)Upon the final distribution of all of the Escrow Fund in accordance with the terms of this Agreement, this Agreement shall terminate.
6.Liability and Duties of the Escrow Agent. The Escrow Agent’s duties and obligations under this Agreement shall be determined solely by the express provisions of this Agreement. The Escrow Agent shall be under no obligation to refer to any documents other than this Agreement and the instructions and requests delivered to the Escrow Agent hereunder. The Escrow Agent shall not be obligated to recognize, and shall not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein. With respect to the Escrow Agent’s responsibility, the Buyer and the Indemnifying Sellers further agree that:
(a)The Escrow Agent, including its officers, directors, employees and agents, shall not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by the Escrow Agent, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel. The Buyer and the Indemnifying Sellers shall severally, and not jointly, indemnify and hold the Escrow Agent harmless from and against any and all liability and reasonable expense which may arise out of its acceptance of the Escrow Fund or any action taken or omitted by the Escrow Agent in accordance with this Agreement, except for such liability and reasonable expenses which results from the Escrow Agent’s gross negligence or willful misconduct. The Buyer and the Indemnifying Sellers proportionate indemnity obligations for such liabilities and expenses shall be as follows: Buyer = 50%; USPB = 36.84%; and NBPCo = 13.16%. Such indemnification shall survive the Escrow Agent’s resignation or removal, or the termination of this Agreement.
(b)Each of the Buyer and the Indemnifying Sellers may examine the Escrow Fund and the records pertaining thereto at any time during normal business hours at the Escrow Agent’s office upon 24 hours prior notice and pursuant to the reasonable regulations of the Escrow Agent. The Escrow Agent shall provide the Indemnifying Sellers and the Buyer with monthly statements within ten (10) Business Days after the end of each month setting forth the balance in the Escrow Account, the amount of interest or other earnings accrued on the Escrow Fund to date that year and a description of all transactions, including disbursements, if any, with respect to the Escrow Fund during such month.
(c)This Agreement is a personal one, the Escrow Agent’s duties hereunder being only to the Buyer and the Indemnifying Sellers, their successors, permitted assigns, heirs and legal representatives, and to no other person whomsoever.
(d)The Escrow Agent may rely or act upon Joint Written Instructions bearing signatures properly believed by the Escrow Agent to be genuine of the Buyer and the Indemnifying Sellers.
(e)In case any property held by the Escrow Agent pursuant to this Agreement shall be attached, garnished or levied upon under a court order, or the delivery thereof shall be stayed or enjoined by a court order, or any writ, order, judgment or decree shall be made or entered by any court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and in case the Escrow Agent obeys or complies with any such writ, order, judgment or decree, the Escrow Agent shall not be liable to the Buyer or the Indemnifying Sellers or to any other person by reason of such compliance in connection with such proceeding, and shall be entitled to reimburse itself therefor out of the Escrow Fund, and if the Escrow Agent shall be unable to reimburse itself from the Escrow Fund, because there are then insufficient assets remaining in the Escrow Fund, the Buyer and the Indemnifying Sellers jointly and severally agree to pay to the Escrow Agent on demand its reasonable costs, attorneys’ fees, charges, disbursements and expenses in connection with such proceeding.
(f)The Escrow Agent reserves the right to resign at any time by giving written notice of resignation to the Buyer and the Indemnifying Sellers specifying the effective date thereof. Within sixty (60) days after receiving such notice, the Buyer and the Indemnifying Sellers jointly shall appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held under this Agreement, less the Escrow Agent’s fees, costs and expenses in connection herewith, whereupon the Escrow Agent shall upon such distribution to a successor escrow agent, be discharged of and from any and all further obligations arising in connection with this Agreement, except for such liability and expenses which results from the Escrow Agent’s gross negligence or willful misconduct. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such sixty-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the Buyer and the Indemnifying Sellers shall each pay one-half of the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such proceeding. Until a successor escrow agent has accepted such appointment and the Escrow Agent has transferred the Escrow Fund to such successor escrow agent, the Escrow Agent shall continue to retain and safeguard the Escrow Fund until receipt of (A) a Joint Written Instruction by the Indemnifying Sellers and the Buyer, or (B) an order of a court of competent jurisdiction.
(g)In the event of any disagreement between the Indemnifying Sellers and the Buyer resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or to retain the Escrow Fund until the Escrow Agent shall have received (A) an order of a court of competent jurisdiction directing delivery of the Escrow Fund, or (B) a Joint Written Instruction executed by the Indemnifying Sellers and the Buyer directing delivery of the Escrow Fund, at which time the Escrow Agent shall disburse the Escrow Fund in accordance with such court order or Joint Written Instruction. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.
(h)The Escrow Agent does not have any interest in the Escrow Fund but is serving as escrow holder only and has only possession thereof. If any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes, the Buyer and the Indemnifying Sellers agree to provide the Escrow Agent with appropriate forms for or with respect to such withholding. This Section 6(h) and Sections 6(a) and 7 shall survive notwithstanding any termination of this Agreement or the Escrow Agent’s resignation.
7.Compensation of Escrow Agent. The Escrow Agent shall be entitled to compensation for its services hereunder as per Exhibit III attached hereto, and for reimbursement of its documented out-of-pocket expenses, including, without limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder. Such fees and expenses shall be paid equally by the Indemnifying Sellers, on the one hand, and the Buyer, on the other hand. The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Fund, with respect to its unpaid fees and non-reimbursed expenses, superior to the interests of any other persons or entities and shall be entitled and is hereby granted, provided that prior notice has been given to the Buyer and the Indemnifying Sellers, the right to set off and deduct any unpaid fees and/or non-reimbursed expenses, that have not been paid within sixty (60) days from the date of the invoice in question, from amounts on deposit in the Escrow Fund. In the event any such fees and expenses are deducted by the Escrow Agent from the Escrow Fund, the Buyer and the Indemnifying Sellers each agree to make appropriate payment to the other party such that each of the Buyer, on the one hand, and the Indemnifying Sellers, on the other hand, ultimately receives the amount of the Escrow Fund that it is entitled to receive without reduction or deduction for the other party’s one half share of such fees and expenses.
8.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:
Notices to the Indemnifying Sellers:
U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195
Attention: Steven D. Hunt, CEO
Fax: (816) 713-8810
with a copy (which copy shall not constitute notice to USPB) to:

Mark J. Hanson (mjhanson@stoel.com)
Ronald D. McFall (rdmcfall@stoel.com)
Stoel Rives LLP
33 South Sixth Street, Suite 4200
Minneapolis, MN 55402
Fax: (612) 373-8881

NBPCo Holdings, LLC
891 Two Rivers Drive
Dakota Dunes, SD 57049
Attention: Rich Jochum
Fax: (605) 217-8001

with a copy (which copy shall not constitute notice to NBPCo):

Michael M. Hupp
Koley Jessen P.C., L.L.O.
1125 S. 103rd Street, Suite 800
Omaha, NE 68124
Fax: (402) 390-9500
Notices to the Buyer:
Leucadia National Corporation
315 Park Avenue South
New York, NY 10010
Attention: President
Fax: (212) 598-3245

with a copy (which copy shall not constitute notice to Buyer) to:

Andrea A. Bernstein (andrea.bernstein@weil.com)
Matthew J. Gilroy (matthew.gilroy@weil.com)
Weil, Gotshal and Manges LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007
Notices to the Escrow Agent:
Marshall & Ilsley Trust Company N.A.
651 Nicollet Mall, Suite 301
Minneapolis, MN 55402
Attention: David B. Preiner
Fax: (612) 904-8008
Any party may change the address to which notices are to be delivered by giving the other parties notice in the manner provided in this Section 8.
9.Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of the interest of any of the parties hereof shall be binding unless and until written notice of such assignment shall be delivered to the other parties hereto and shall require the prior written consent of the other parties (such consent not to be unreasonably withheld); provided, however, that the Buyer may assign its interest hereof to any of its wholly owned subsidiary without such consent.
10.Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.
11.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Indemnifying Sellers and the Buyer to express their mutual intent, and no rule of strict construction will be applied against any Person.
12.Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.
13.Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument.
14.Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
15.Amendment. This Agreement may not be amended or modified, except by a written instrument executed by the Indemnifying Sellers, the Buyer and the Escrow Agent.
16.Termination. This Agreement shall remain in effect unless and until (i) the Escrow Fund is distributed in full in accordance with the terms of this Agreement, or (ii) it is terminated in a joint written instrument executed by the Indemnifying Sellers and the Buyer, in which event, termination shall take effect no later than twenty (20) days after notice to the Escrow Agent of such termination. Termination of this Agreement shall not impair the obligations of the Indemnifying Sellers and the Buyer set forth in Sections 6(a), 6(h) and 7, which such obligations shall survive the termination of this Agreement in accordance with the terms hereof.
17.Merger or Consolidation. Any banking association or corporation into which the

Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
18.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
19.No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
20.Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.
21.Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 8, such service to become effective ten (10) days after such mailing.
22.Limited Liability. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
23.Force Majeure. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.
24.Identification. The Buyer and the Indemnifying Sellers acknowledge that the Escrow Agent, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), is required to obtain, verify and record information that identifies each person who opens an account and, upon request, the Buyer and the Indemnifying Sellers agree to provide the Escrow Agent with information sufficient to establish their identity in accordance with the Patriot Act.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

Leucadia National Corporation

By: ____________________________________
    Name: _____________________________
    Title: ______________________________

U.S. Premium Beef, LLC

By: ____________________________________
    Name: _____________________________
    Title: ______________________________

NBPCo Holdings, LLC

By: ____________________________________
    Name: _____________________________
    Title: ______________________________

Marshall & Ilsley Trust Company N.A.,
as Escrow Agent

By: ____________________________________
    Name: _____________________________
    Title: ______________________________

EXHIBIT I

Rejection Notice
Marshall & Ilsley Trust Company N.A.
[Address]
Attention: []

Re:	Rejection Notice to Distribution from Escrow Account #[Insert Escrow Account Number]

The undersigned hereby gives written notice (this “Rejection Notice”) pursuant to Section 5(a)(ii) of that certain Escrow Agreement, dated as of [] (the “Escrow Agreement”), by and among Leucadia National Corporation, a New York corporation, U.S. Premium Beef, LLC, a Delaware limited liability company, NBPCo Holdings, LLC, a South Dakota limited liability company, and Marshall & Ilsley Trust Company N.A., as escrow agent (the “Escrow Agent”), of its objection to the release or disbursement of any amount of the Escrow Fund pursuant to the notice of the Buyer dated as of [] (the “Indemnification Notice”).
[If objection only in part to the Buyer Indemnification Claim—The undersigned agrees that only $[]] of the amounts notified by the Buyer in the Indemnification Notice, dated [] are subject to dispute, and therefore the undisputed amount of $[] of the Escrow Fund may be distributed by the Escrow Agent from the Escrow Account to the account or accounts designated by the Buyer in such Indemnification Notice.]
[If objection in whole to the Buyer Indemnification Claim—The undersigned objects to the full amount notified by the Buyer in the Indemnification Notice dated as of [].]
IN WITNESS WHEREOF, the undersigned has caused this notice to be executed and delivered on this [] day of [].
U.S. Premium Beef, LLC
By: ____________________________________
    Name: _____________________________
    Title: ______________________________

NBPCo Holdings, LLC

By: ____________________________________
    Name: _____________________________
    Title: ______________________________

EXHIBIT II
Joint Written Instruction Form

Marshall & Ilsley Trust Company N.A.
[Address]
Attention: []

Re:	Distribution from Escrow Account #[Insert Escrow Account Number]

The undersigned hereby give written notice and direction, pursuant to that certain Escrow Agreement, dated as of [] (the “Escrow Agreement”), by and among Leucadia National Corporation, a New York corporation, U.S. Premium Beef, LLC, a Delaware limited liability company, NBPCo Holdings, LLC, a South Dakota limited liability company, and Marshall & Ilsley Trust Company N.A., as escrow agent (the “Escrow Agent”), to the Escrow Agent that the Escrow Agent make a disbursement as soon as reasonably practicable (but no later than the time for payment specified in the Escrow Agreement) in the amount and to the account set forth below (capitalized terms used but not defined in this notice shall have the meanings ascribed thereto in the Escrow Agreement):
Amount of Distribution:    []
Wiring Instructions:    []
IN WITNESS WHEREOF, the undersigned have caused this notice to be executed and delivered on this [] day of [].
Leucadia National Corporation
By: ____________________________________
    Name: _____________________________
    Title: ______________________________
U.S. Premium Beef, LLC
By: ____________________________________
    Name: _____________________________
    Title: ______________________________
NBPCo Holdings, LLC

By: ____________________________________
    Name: _____________________________
    Title: ______________________________

EXHIBIT III

SCHEDULE OF ESCROW AGENT FEES

Fee Schedule

•	Acceptance Fee
None
This assumes a single escrow account and investment in appropriate Marshall Money Market Fund Class I shares; multiple subaccounts, an unusual escrow arrangement or use of a non-Marshall Fund investment may result in an acceptance fee or a revised administration fee.
All escrow agreements are subject to review and approval by M&I Trust legal counsel. No fee will be charged for the legal and administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing.

	Annual Administration Fee
$2,500
An annual administration fee will be charged for the performance of routine escrow agent services. Annual administration fees are not subject to proration and are payable in advance at closing and on each anniversary of the closing.

	Distribution Fee
None
The annual administration fee assumes no more than five escrow disbursements annually, which may include checks or wire transfers. A $25 fee per disbursement will be charged for each disbursement in excess of five annually.

	Annual Tax Fee
None
Income earned on the escrow account must be reported to the appropriate party on the appropriate tax form. No fee will be charged for this service if income is allocated to no more than five parties. A $25 fee per tax form will be charged for each annual tax form in excess of five.

	Out-of-Pocket Expenses and Extraordinary Services
At cost or reasonable charge
Reimbursement of expenses associated with the performance of M&I’s duties, including without limitation fees and expenses of legal counsel, accountants and other agents, and any other fees including publication or filing fees.
Extraordinary services include duties or responsibilities of an unusual nature that are not described as routine services in this fee schedule, including without limitation extraordinary services necessary to amend the escrow agreement, prepare specialized tax or account reporting, and responding to actual or threatened litigation, arbitration or mediation proceedings. A reasonable charge based on M&I’s hourly rate then in effect for such services will be assessed.

	Other Fees (can be deleted if account is exclusively invested in Marshall money market funds)
Class Action Claims
M&I will assess a fee to research and process security class action settlement claims where M&I held custody of the security at the time the claim arose. For relationships with accounts on M&I’s Trust Accounting System at the time the class action proceeds are received, M&I will charge $75 per class action per trust account holder. For relationships where the account is no longer on M&I’s Trust Accounting System due to account closing, investment manager removal or transfer to a successor provider M&I will charge $150 per class action per trust account holder. For successive class action settlement proceeds received with respect to a previously filed claim of the issuer, M&I will charge $50 where the account is active on our Trust Accounting System and $100 for relationships where the account has been closed under the scenarios described above. These fees will be netted against the settlement proceeds credited to the account. M&I will not assess a fee where a prior provider held the security subject to the class action at the time the claim arose, collected the settlement proceeds, and forwarded the settlement to M&I as a successor provider.

EXHIBIT E
TAX REPORTING ALLOCATION
All Tax Returns and other filings and information reports of any kind relating to any Tax matters that are required to be filed or prepared by any party to this Agreement and reflective of this Agreement or any transaction contemplated hereby or referenced herein shall be based upon and consistent with the Marshall & Stevens Appraisal and Valuation Report(s) concerning the assets of National prepared in compliance with certain provisions outlined in the Code and the allocation and valuation principles, parameters, and conclusions therein, and no party hereto shall take any position on any Tax Return or other filing, or information report relating to Tax matters of any kind that is inconsistent therewith.

EXHIBIT F
ASSIGNMENT OF MEMBERSHIP INTEREST
Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of December 5, 2011 by and among Leucadia National Corporation, a New York corporation (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), the Sellers set forth in the Introduction of the Purchase Agreement, and TMK Holdings, LLC, a Missouri limited liability company, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, U.S. Premium Beef, LLC, a Delaware limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to a portion of Assignor’s membership interest in National representing 56.2415% of the outstanding membership interest in National, pursuant to the terms of the Purchase Agreement.
IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE: ______________________    ASSIGNOR:
U.S. PREMIUM BEEF, LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST
Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of December 5, 2011 by and among Leucadia National Corporation, a New York corporation (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), the Sellers set forth in the Introduction of the Purchase Agreement, and TMK Holdings, LLC, a Missouri limited liability company, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, NBPCo Holdings, LLC, a South Dakota limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to a portion of Assignor’s membership interest in National representing 19.8775% of the outstanding membership interest in National, pursuant to the terms of the Purchase Agreement.
IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE: ______________________    ASSIGNOR:
NBPCO HOLDINGS, LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST
Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of December 5, 2011 by and among Leucadia National Corporation, a New York corporation (“Assignor”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), the Sellers set forth in the Introduction of the Purchase Agreement, and TMK Holdings, LLC, a Missouri limited liability company (“Assignee”), for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to a portion of Assignor’s membership interest in National representing 0.6522% of the outstanding membership interest in National, pursuant to the terms of the Purchase Agreement.
IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE: ______________________    ASSIGNOR:
LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

NATIONAL BEEF PACKING COMPANY, LLC
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
DATED AS OF _________, 20__

Page

RECITALS		1
AGREEMENT		2
1.	Definitions	2
2.	FORMATION AND PURPOSE	8
2.1	Conversion; Formation	8
2.2	Name	9
2.3	Registered Office/Agent	9
2.4	Term	9
2.5	Purpose	9
2.6	Powers	9
2.7	Certificates	10
2.8	Principal Office	10
3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS	10
3.1	Members	10
3.2	Member Interests and Units	11
3.3	Additional Members and Units	11
3.4	Capital Contributions	11
3.5	Termination of Governance Rights	11
3.6	Additional Issuances of Units	12
4.	CAPITAL ACCOUNTS	12
4.1	Allocations	12
4.2	Capital Accounts	13
4.3	Revaluations of Assets and Capital Account Adjustments	13
4.4	Additional Capital Account Adjustments	13
4.5	Additional Capital Account Provisions	13
5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS	14
5.1	Board of Managers Determination	14
5.2	Distributions	14
5.3	No Violation	15
5.4	Withholdings	15
5.5	Property Distributions and Installment Sales	16
5.6	Net Profit or Net Loss	16
5.7	Regulatory Allocations	18
5.8	Tax Allocations	19
6.	STATUS, RIGHTS AND POWERS OF MEMBERS AND CERTAIN MEMBER AGREEMENTS	19
6.1	Limited Liability	19
6.2	Return of Distributions of Capital	19
6.3	No Management or Control	19
6.4	Specific Limitations	19

(continued)
Page

6.5	Member Voting	20
6.6	Required Consents	20
6.7	Restrictions on Member Competition	20
6.8	Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith	23
6.9	Agreement Regarding NBPCo Waiver of Right of Set-off	23
6.10	Contracts with Managers or their Affiliates	23
6.11	Member Compensation; Expenses; Loans	23
7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS	24
7.1	Board of Managers	24
7.2	Initial Managers	25
7.3	Number and Designation Rights	24
7.4	Voting and Act of the Board; Action without a Meeting	25
7.5	Tenure	25
7.6	Resignation	25
7.7	Removal	25
7.8	Vacancies	26
7.9	Meetings	26
7.10	Notice	26
7.11	Waiver	26
7.12	Quorum	26
7.13	Compensation	26
7.14	Authority of Board of Managers	26
7.15	Reliance by Third Parties	27
8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS	27
8.1	Officers, Agents	27
8.2	Election	28
8.3	Tenure	28
8.4	Chairman of the Board of Managers, Chief Executive Officer, President and Vice President	28
8.5	Chief Financial Officer	28
8.6	Chief Accounting Officer	29
8.7	Secretary and Assistant Secretaries	29
8.8	Vacancies	29
8.9	Resignation and Removal	29
8.10	Compensation	29
8.11	Delegation	29
8.12	Certain Actions Requiring Board of Manager Consent	30

(continued)
Page

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS	31
9.1	Books and Records	31
9.2	Delivery to Member, Inspection; etc	32
9.3	Accounting Fiscal Year	32
9.4	Reports	32
9.5	Filings	33
9.6	Non-Disclosure	33
9.7	Restrictions on Receipt	34
10.	TAX MATTERS MEMBER	35
10.1	Tax Matters Member	35
10.2	Indemnity of Tax Matters Member	35
10.3	Tax Returns	35
10.4	Tax Elections	35
10.5	Tax Information	36
11.	TRANSFER OF INTERESTS	36
11.1	Restricted Transfer	36
11.2	Permitted Transferees	36
11.3	Transfer Requirements	37
11.4	Consent	37
11.5	Withdrawal of Member	37
11.6	Noncomplying Transfers Void	38
11.7	Amendment of Exhibit 3.1	38
11.8	Limited Interests	38
12.	FIRST OFFER; TAG-ALONG, TAKE-ALONG RIGHTS; LIQUIDITY OPTION	38
12.1	Offers to Leucadia	38
12.2	Tag-Along Rights	39
12.3	Take-Along Rights	41
12.4	Miscellaneous	42
12.5	Liquidity Options	44
13.	DISSOLUTION OF COMPANY	48
13.1	Termination of Membership	48
13.2	Events of Dissolution	48
13.3	Liquidation	49
13.4	No Action for Dissolution	49
13.5	No Further Claim	49

(continued)
Page

14.	INDEMNIFICATION	49
14.1	General	49
14.2	Exculpation	50
14.3	Persons Entitled to Indemnity	50
14.4	Procedure Agreements	50
14.5	Duties of Board of Managers	50
14.6	Interested Transactions	51
14.7	Fiduciary and Other Duties	51
15.	REPRESENTATIONS AND COVENANTS BY THE MEMBERS	52
15.1	Investment Intent	52
15.2	Securities Regulation	52
15.3	Knowledge and Experience	52
15.4	Economic Risk	52
15.5	Binding Agreement	52
15.6	Tax Position	52
15.7	Information	53
15.8	Licenses and Permits	53
15.9	Operating Structure	53
16.	COMPANY REPRESENTATIONS	53
16.1	Duly Converted and Formed	53
16.2	Valid Issue	53
17.	AMENDMENTS TO AGREEMENT	53
17.1	Amendments	53
17.2	Corresponding Amendment of Certificate	54
17.3	Binding Effect	54
18.	GENERAL	54
18.1	Successors; Delaware Law; Etc	54
18.2	Notice, Etc	54
18.3	Execution of Documents	54
18.4	Consent to Jurisdiction	55
18.5	Waiver of Jury Trial	56
18.6	Severability	56
18.7	Table of Contents, Headings	56
18.8	No Third Party Rights	56

NATIONAL BEEF PACKING COMPANY, LLC
FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This First Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC (“Agreement”) is entered into and made effective as of the closing of the transactions contemplated by the Membership Interest Purchase Agreement and is by and among National Beef Packing Company, LLC (the “Company”), Leucadia National Corporation, a New York corporation (“Leucadia”), U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), NBPCo Holdings, LLC, a South Dakota limited liability company (“NBPCo”) and TMK Holdings, LLC, a Missouri limited liability company (“New Kleinco”) (with certain other Persons from time to time in accordance with the terms of this Agreement, Leucadia, USPB, NBPCo and New Kleinco collectively the “Members”).
RECITALS
WHEREAS, Farmland National Beef Packing Company, L.P., a Delaware limited partnership (the “Partnership”), was organized under and in accordance with the provisions of the Partnership Act by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 1993, which was amended from time to time to reflect changes in the names and addresses of the general partners, and to reflect the change of name from National Beef Packing Company, L.P. to Farmland National Beef Packing Company, L.P., and the Partnership has most recently been governed by a Third Amended and Restated Agreement of Limited Partnership dated as of December 1, 1997, as amended by amendments dated February 3, 1998, and May 3, 2000 (as so amended, the “Partnership Agreement”);
WHEREAS, NB Acquisition, LLC, a Delaware limited liability company (“Acquiring”), was formed by the then members of the Company as a transitory legal entity to facilitate the acquisition of the direct and indirect interests of Farmland Industries, Inc. in the Partnership as contemplated in the Farmland Purchase Agreement (the “Farmland Transaction”), and, immediately upon the completion of the Farmland Transaction, the Partnership caused Acquiring to be merged into the Partnership, with the Partnership surviving the merger (the “Restructuring”);
WHEREAS, immediately following the completion of the Farmland Transaction and the Restructuring, the Partnership was converted (the “Conversion”) to the Company as the result of a statutory conversion of the Partnership under Section 18 214 of the Act (as defined herein) and Section 17 219 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) as of August 6, 2003;
WHEREAS, certain of the Members are transferring interests in the Company to Leucadia, and Leucadia, as an entering Member, and the prior Members are entering into this Agreement as of the Effective Date to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the reclassification of Interests from two classes (Class A and Class B) into one class, the respective rights and obligations of the Members to each other and to the Company, and certain other matters; and
WHEREAS, this Agreement amends, restates and supersedes in all respects, the Prior LLC

Agreement, and such Prior LLC Agreement shall be of no further force and effect.
AGREEMENT
NOW, THEREFORE, the Members agree as follows:
1.    Definitions
For purposes of this Agreement: (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”
“Accredited Investor” has the meaning defined in Regulation D under Section 4(2) of the Securities Act.
“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.).
“Acquiring” is defined in the Recitals to this Agreement.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(y)    credit to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and
(z)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Board of Managers consistently therewith.
“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person.
“Agreement” means this First Amended and Restated Limited Liability Company Agreement of the Company dated as of the Effective Date, as amended from time to time.
“Aggregate Units” means, as to each Member on the Effective Date of this Agreement other than Leucadia, the number of Units held by such Member on the Effective Date of this Agreement, together with any additional Units subsequently acquired by such Member.

“Applicable Holding Period” means with respect to Leucadia, USPB, NBPCo and New Kleinco and their respective Permitted Transferees, the period commencing on the Effective Date and ending on the three (3) year anniversary of the Effective Date.
“Asset Value” of any property of the Company means its adjusted basis for federal income tax purposes unless:
(a)    the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Company and the contributing Member; or
(b)    as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.3.
As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.
“Assumption” is defined in Section 12.5.4.2.
“Base Tax Rate” is defined in Section 5.2.1.
“Board of Managers” or “Board” means the board of managers of the Company elected and determined in accordance with Article 7.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.
“Call Date” is defined in Section 12.5.2(b).
“Call Election Period” is defined in Section 12.5.2(b).
“Call Member(s)” is defined in Section 12.5.2(a).
“Call Notice” is defined in Section 12.5.2(a).
“Call Units” is defined in Section 12.5.2(a).
“Called Member” is defined in Section 12.5.2(a).
“Capital Account” is defined in Section 4.2.
“Capital Contribution” means with respect to any Member, the sum of (i) the amount of money plus (ii) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.
“Cattle Agreement Trigger” is defined in Section 12.5.1(b).
“Cattle Purchase and Sale Agreement” means the Cattle Purchase and Sale Agreement dated as of [_________], 2011 by and among the Company and USPB.
“Certificate of Conversion” means the certificate of conversion of the Partnership to a limited liability company, and any amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to Section 18 214 of the Act.
“Certificate of Formation” means the certificate of formation of the Company, and any amendments thereto and restatements thereof, filed on behalf of the Company with the Delaware Secretary of State pursuant to Sections 18 214 and 18 201 of the Act.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” is defined in the introductory paragraph. Where the context requires, references to the Company shall include the Partnership with respect to rights and obligations of the Partnership existing prior to the Conversion that, in accordance with the Act by virtue of the filing of the Certificate of Conversion and the Certificate of Formation, shall have become rights or obligations of the Company and shall not have been extinguished by the Conversion.
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).
“Competitor” or “Competing Business” means, other than as set forth in Section 6.7(b)(vii), any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, anywhere in the world in one or more of the following businesses: cattle slaughter, beef processing and/or packaging, including for the case ready and portioned beef market, retail and/or wholesale marketing of beef and hide tanning.
“Competing Facility” means, other than as set forth in Section 6.7(b)(vii), any cattle slaughtering facility, any beef processing and/or packaging facility, any retail and/or wholesale beef marketing operation or any hide tanning facility owned by a Competing Business anywhere in the world.
“Confidential Information” is defined in Section 9.6.1.
“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Conversion” is defined in the Recitals to this Agreement.
“Credit Documents” means (a) the Amended and Restated Credit Agreement dated as of

June 4, 2010 among the Company, and the lenders and agents party thereto, as amended by the First Amendment thereto dated June 10, 2011, the Limited Waiver and Second Amendment thereto dated July 7, 2011 and the Third Amendment to Amended and Restated Credit Agreement and Limited Consent dated on or about the Effective Date and all related documents and any refinancing thereof and (b) any other loan document or arrangement and any refinancing thereof.
“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.
“Effective Date” means the date on which the transactions contemplated by the Membership Interest Purchase Agreement are closed.
“Farmland Transaction” is defined in the Recitals to this Agreement.
“Fair Value” is defined in Section 12.5.3.
“Final Transfer Date” is defined in Section 12.1.3.
“Fiscal Year” means the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441 1 or Section 1.441 2 and the Regulations under Section 706 of the Code, which is the taxable year ending on December 31, or such other Fiscal Year as determined by the Board of Managers.
“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
“Governance Rights” means the rights of a Member or with respect to an Interest, or benefits accorded to such Member or with respect to such Interest, pursuant to Section 3.6 (Additional Issuances of Units), 6.5 (Voting), 6.6 (Required Consents), Section 7.3 (Number and Designation Rights), Section 7.4 (Voting and Act of the Board; Action without a Meeting), Article 9 (Books, Records, Accounting and Reports), Section 12.2 (Tag-Along Rights), Section 12.3 (Take-Along Rights) and Section 12.5 (Liquidity Option); provided, however, that the obligations of such Member or with respect to such Interest in such designated sections or otherwise in this Agreement shall not be included in the definition of “Governance Rights.”
“Indemnified Persons” is defined in Section 14.1.
“Initial Capital Contribution” is defined in Section 3.1.
“Initial Contribution Date” means the Effective Date.
“Interest” means, with respect to any Member as of any time, such Member’s limited liability company interest in the Company, together with such Member’s rights and obligations with respect thereto set forth in this Agreement.
“Klein” means Timothy M. Klein.
“Klein Non-employment Trigger” is defined in Section 12.5.1(b).

“Leucadia” means Leucadia National Corporation so long as it holds any Units and thereafter shall mean the Permitted Transferee of Leucadia holding the most Units of all the Permitted Transferees of Leucadia.
“Manager” means any Person that is a member of the Board of Managers.
“Member Consent” means the approval, voting by Units held by the Members, of the Members holding a majority of the outstanding Units, excluding Units owned and voting by Leucadia or an Affiliate of Leucadia, provided, if a Member is disproportionately adversely affected by any action requiring Member Consent compared to other Members (other than Leucadia or Affiliates of Leucadia), such Member’s consent shall also be required.
“Member Minimum Gain” means an amount, with respect to each “Nonrecourse Deduction” as set forth in Section 704(b) of the Code and Regulations Sections 1.704-2(b)(1) and 1.704-2(c), equal to the Company Minimum Gain that would result if the Member’s Nonrecourse Deductions were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Members” means the Persons listed as members on Exhibit 3.1 and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.
“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement dated as of [_______], 2011 by and among Leucadia, the Company, USPB, NBPCo, TKK Investments, LLC, TMKCo, LLC and New Kleinco.
“NBPCo” is defined in the introductory paragraph.
“Net Profit” and “Net Loss” are defined in Section 5.6.1.
“New Kleinco” is defined in the introductory paragraph.
“Non-Consenting Member” is defined in Section 10.1.
“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
“Notice of Proposed Sale” is defined in Section 12.2.2.
“Notice of Purchase” is defined in Section 12.1.1.
“Notice of Sale” is defined in Section 12.1.1.
“Offer Period” is defined in Section 12.1.1.
“Offered Units” is defined in Section 12.1.1.
“Other Members” is defined in Section 12.5.6.
“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“Partnership” is defined in the Recitals to this Agreement.
“Partnership Act” is defined in the Recitals to this Agreement.
“Partnership Agreement” is defined in the Recitals to this Agreement.
“Pay Date” is defined in Section 12.5.4.1.
“Percentage Interest” of a Member as of a particular time shall mean the percentage ownership of the Company reflecting ownership of all Interests upon liquidation of the Company as designated on Exhibit 3.1 so amended in conformance with the procedures in Exhibit 3.1.
“Permitted Transferee” is defined in Section 11.2.
“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity, including any Member.
“Prior LLC Agreement” means the Limited Liability Company Agreement of National Beef Packing Company, LLC dated as of August 6, 2003, as amended through the Effective Date.
“Put/Call Date” means a Put Date or a Call Date, as applicable.
“Put/Call Member(s)” means a Put Member(s) or a Call Member(s), as applicable.
“Put/Call Units” means Put Units or Call Units, as applicable.
“Put Date” is defined in Section 12.5.1(b).
“Put Election Period” is defined in Section 12.5.1(b).
“Put Member(s)” is defined in Section 12.5.1(a).
“Put Notice” is defined in Section 12.5.1(a).
“Put Units” is defined in Section 12.5.1(a).
“Putting Member” is defined in Section 12.5.1(a).
“Regulation D” means Regulation D under the Securities Act.
“Regulations” means the Treasury regulations, including temporary regulations,

promulgated under the Code.
“Regulatory Allocations” is defined in Section 5.7.
“Restructuring” is defined in the Recitals to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.
“Senior Management Team” means at any particular time the Chief Executive Officer and President of the Company.
“Subsidiary” means, with respect to any Person, any other entity which is Controlled by such Person.
“Succession Plan” means a plan approved by the Board for the orderly succession of the Senior Management Team.
“Tag-Along Notice” is defined in Section 12.2.3.
“Tag-Along Period” is defined in Section 12.2.3.
“Tag-Along Right” is defined in Section 12.2.1.
“Take-Along Notice” is defined in Section 12.3.2.
“Take-Along Right” is defined in Section 12.3.2.
“Tax Distribution” is defined in Section 5.2.1.
“Tax Matters Member” is defined in Section 10.1.
“Transfer” means a direct or indirect sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.
“Units” is defined in Section 3.2.
“USPB” is defined in the introductory paragraph.
“Withholding Indemnified Parties” is defined in Section 5.4.
2.    FORMATION AND PURPOSE
2.1    Conversion; Formation. The Company was established as a limited liability company in accordance with the Act by the filing of the Certificate of Conversion and Certificate of Formation with the Delaware Secretary of State pursuant to Section 18 214 of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
2.2    Name. The name of the Company is “National Beef Packing Company, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.
2.3    Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.
2.4    Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.
2.5    Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.
2.6    Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any actions necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.5, including without limitation the power:
(a)    To conduct its business, carry on its operations and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;
(b)    To acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;
(c)    To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, and any leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient or incidental to the accomplishment of the purpose of the Company;
(d)    To purchase, take, receive, subscribe for or otherwise acquire, own, hold,

vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, individuals or other Persons, or direct or indirect obligations of the United States or any government, state, territory, governmental district or municipality or any instrumentality of any of them;
(e)    To lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;
(f)    To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;
(g)    To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;
(h)    To sue and be sued, defend and participate in administrative or other proceedings in its name;
(i)    To appoint employees, officers, agents, consultants and representatives of the Company, and define their duties and fix their compensation;
(j)    To indemnify any Person in accordance with the Act and this Agreement;
(k)    To cease its activities and cancel its Certificate of Formation; and
(l)    To make, execute, acknowledge and file any documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
2.7    Certificates. The officers of the Company and such other Persons as may be designated from time to time by the Board of Managers are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation or any certificate of cancellation of the Certificate of Formation and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
2.8    Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate. The records required to be maintained by the Act shall be maintained at one of the Company’s principal offices, except as required by the Act.
3.    MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS
3.1    Members. The Members of the Company shall be listed on Exhibit 3.1, as from time to time amended and supplemented in accordance with this Agreement. Each Member shall be treated as having contributed to the Company on the Initial Contribution Date the amounts indicated on Exhibit 3.1 as such Member’s aggregate initial capital contribution (“Initial Capital Contribution”) (which amounts shall be the Capital Accounts with respect to such Units as of the date of issuance) and shall receive the number of Units set forth in Exhibit 3.1. Exhibit 3.1 shall be amended from time to time so that it sets forth, the then current list of members, the total amount of Capital Contributions made by each such Member and the number of Units held by such Member, and the Member’s Percentage Interest.
3.2    Member Interests and Units. The Interests of the Members of the Company shall be divided into units of one class (“Units”).
3.3    Additional Members and Units. Subject to Section 3.6 hereof, the Board of Managers may issue Units and admit Persons as Members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions (including in the case of Units issued to employees and consultants such vesting and forfeiture provisions) as the Board determines to be appropriate. If additional Units are subsequently issued by the Company, the Capital Account (if any) with respect to those Units as of the date of issuance and the Capital Contributions (if any) that shall be deemed to be made by the Member receiving such Units as of the date of issuance shall be set forth in the agreement pursuant to which the additional Units are issued. Promptly following the issuance of Units, the Board shall cause the books and records of the Company, and an amended Exhibit 3.1 hereto, to reflect the number of Units issued, any Members or additional Members holding such Units and in the case of Units issued other than in connection with the performance of services, the Capital Contribution per Unit, and the Company shall promptly provide the amended Exhibit 3.1 to each Member. Upon the receipt of approvals as required under this Agreement, execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Board in connection therewith, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.
3.4    Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Units issued to such Member shall be as set forth in Exhibit 3.1. Any Member making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the Board may direct to perfect the Company’s interest in such in-kind Capital Contribution.
3.5    Termination of Governance Rights. Notwithstanding any other provision of this Agreement, if, without the other Members’ consent, at any time after the Effective Date a Competing Business shall acquire (whether effected by merger, purchase of assets, lease, equity exchange or otherwise) Control of a Member (or a Member shall Control, be Controlled by or under common Control with a Competing Business), then upon the occurrence of such event the Governance Rights of such Member and associated with such Member’s Interests shall automatically terminate, subject to Section 11.8; provided that this Section 3.5 shall not apply to Leucadia or any of its Permitted Transferees and shall not be construed to prohibit the transactions by NBPCo in Sections 6.8 and

6.9.
3.6    Additional Issuances of Units.
(a)    The Board shall not offer to sell or otherwise issue additional Units to any Person, including to any other Member, unless (i) (x) the Board’s resolutions authorizing the sale or issuance of such additional Units describe in reasonable detail the Company’s business purpose for undertaking, and the terms of, such proposed issuance or (y) the Board shall have determined that such issuance of Units is, in their good faith judgment, advisable for the Company; and (ii) the Board shall have complied with Section 3.6(b).
(b)    Prior to offering to sell or otherwise issue additional Units, the Board shall first offer to the Members the opportunity to purchase such offered Units on a pro rata basis in accordance with their Percentage Interests at the same price, and on the same terms and conditions, as the Board is prepared, or proposes, to offer or issue such additional Units to any other Member or to any Person who, prior to such sale or issuance, is not a Member of the Company. The Members shall have a period of thirty (30) days to accept such offer (or, in the case of a sale or issuance to any Person who is not, prior to such sale or issuance, a Member of the Company, ten (10) days). This Section 3.6(b) may not be amended without the consent of each Member that would be adversely impacted by such amendment.
(c)    The provisions of this Section 3.6 shall not apply to: (i) Units which are issued in order to acquire the assets or business of another Person; or (ii) Units which are issued to employees or consultants pursuant to compensation plans or agreements approved by the Board.
4.    CAPITAL ACCOUNTS
4.1    Allocations. The Net Profits and Net Loss of the Company and any items of income, gain, deduction or loss that are specially allocated in any Fiscal Year or other fiscal period shall be allocated among the Members as provided in Article 5.
4.2    Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained on the books of the Company for each Member which:
(a)    shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Profit of the Company, and
(b)    shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s distributive share of the Net Loss of the Company.
It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. No Member shall have an obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.
4.3    Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, (i) immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member, (ii) upon the redemption of the Interest of a Member or a portion thereof, (iii) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) at such other times as are necessary or advisable, as reasonably determined by the Board of Managers, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2, the then-prevailing Asset Values of the Company shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Board, and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.6.2). Accordingly, as of the date of (i), (ii), (iii) or (iv), as applicable, the Capital Accounts of Members will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of the Company as of such date.
4.4    Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.6.2 when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.6.2. If the Company is subject to an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of an Interest in the Company or the distribution of property by the Company in accordance with Code Section 734(b) or 743(b), Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following such transfer or distribution, as reasonably determined by the Board of Managers.
4.5    Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.
5.    DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS
5.1    Board of Managers Determination. The Board of Managers shall determine the timing and the aggregate amount of any Distributions to Members; provided, however, that:

5.1.1    The Company shall make a Tax Distribution not later than the dates specified in Section 5.2.1, unless the Members each consent otherwise.
5.1.2    The Board may make any additional Distributions to the Members, pro rata in accordance with each Member’s Percentage Interest, in such aggregate amounts and on such occasions as the Board may determine. No distributions shall be made by the Board to Members other than pro rata in accordance with each Member’s Percentage Interest.
5.1.3    Notwithstanding any other provision of this Agreement or the provisions of the Act, no Person shall have any claim or right of enforcement with respect to or arising out of a Tax Distribution (whether under Article 5 or otherwise) against (i) any member of the Board, (ii) any Member or (iii) any Affiliate of a member of the Board or a Member, and such Person’s sole recourse therefor shall be against the Company. For the avoidance of doubt, if and to the extent any such claim or right exists or may be deemed to exist, each member of the Board, Member, and any of their respective Affiliates (and any Person claiming by or through any such member of the Board, Member or Affiliate) hereby waives any such claim or right against any member of the Board, any Member and each Affiliate of any such member of the Board or Member, as the case may be. For purposes of this Section 5.1.3, “Affiliates” of a Person shall exclude the Company and its Subsidiaries.
5.2    Distributions. Distributions from the Company to its Members shall be made only after allocating the Net Profit or Net Loss of the Company through the date as of which the Distribution is being charged to the Capital Accounts of the Members. Such Distributions shall be charged to the Capital Accounts of the Members and made in the following order (except that no Member shall be entitled to receive a Distribution that would create or increase a deficit balance in such Member’s Capital Account unless the Capital Accounts of all Members have previously been reduced to zero):
5.2.1    Tax Distributions. The Company shall distribute to all Members prior to the tenth (10th) day before the due date of the federal quarterly estimated tax payments an aggregate amount equal to the Base Tax Rate times the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter (the “Tax Distribution”). The Board of Managers shall determine the amount to be distributed to the Members pursuant to this Section 5.2.1 in its reasonable discretion based on such reasonable assumptions as the Board of Managers determines in good faith to be appropriate. Tax Distributions shall be divided among the Members pro rata in accordance with their Percentage Interests. The “Base Tax Rate” shall be equal to fifty-four percent (54%). The Board of Managers shall consider adjusting the Base Tax Rate to be above 54% if requested by a Member upon a determination that the federal and state tax rates affecting the Member (or the Member’s taxpayers) have increased by more than 1%; provided, however, the Board of Managers shall have no obligation to increase the Base Tax Rate. For purposes of computing taxable income under this Section 5.2.1, taxable income shall be determined without taking account the effect of any benefit to a Member under Section 743(b) or 734(b) of the Code.
5.3    No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s

Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.
5.4    Withholdings. The Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required by law to be so withheld. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company shall be treated as amounts paid to the Company and each Member shall be treated as having received a distribution pursuant to Section 5.2 hereof equal to the portion of the withholding tax allocable to such Member, as determined by the Board of Managers. Any taxes withheld on a payment to the Company or a payment by the Company to a Member pursuant to this Section 5.4 shall be treated as if distributed to the relevant Member to the extent that an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the prime rate in effect from time to time plus two percent (2%), compounded annually. The Board of Managers may, in its sole discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any demand loan payable to the Company. In the event that the Company receives a refund of taxes previously withheld by a third party from one (1) or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board of Managers to offset the prior operation of this Section 5.4 in respect of such withheld taxes. Promptly upon request, each Member shall provide the Company with any information related to such Member that is necessary (i) to allow the Company to comply with any tax reporting, tax withholding, or tax payment obligations of the Company or (ii) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding tax, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code. As a security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the Interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all distributable assets of the Company distributable to such Member to the extent of the amount of such withholding tax or other liability or obligation. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s Interest, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. If the Company, the Board of Managers, the Tax Matters Member, or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members and, as determined by the Board of Managers in its sole and absolute discretion, consultants or agents (the “Withholding Indemnified Parties” and each a “Withholding Indemnified Party”), becomes liable as a result of failure to withhold and remit taxes in respect of any Member, then, in addition to, and without limiting, any indemnities for which such Member may be liable under this Agreement, unless otherwise agreed by the Board of Managers in writing, such Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Withholding Indemnified Parties, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability, except with respect to any penalties or expenses which arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such applicable Withholding Indemnified Party was grossly negligent or engaged in willful misconduct or fraud. The provisions contained in this Section 5.4 shall survive the termination of the Company and the Transfer of any Interest.
5.5    Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to such Distribution. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.
5.6    Net Profit or Net Loss.
5.6.1    The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:
(a)    Gain or loss attributable to the disposition of property of the Company with an Asset Value different from the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.8.
(b)    Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.
(c)    Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.
5.6.2    General Allocations.
(a)    Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Profit or Net Loss for a Fiscal Year shall be allocated among the Members that were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:
(i)    the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (w) all Company assets, including cash, were sold for cash equal to their then-prevailing Asset Values, taking into account any adjustments thereto for such Fiscal Year, (x) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the then-prevailing Asset Value of the assets securing such liability) and (y) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 13.3 hereof; over
(ii)    the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 5.6.2(a)(i) above.
For purposes of the foregoing hypothetical sale described in Section 5.6.2(a)(i) above, all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.
(b)    Loss Limitation. Notwithstanding anything to the contrary in this Section 5.6.2(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.6.2(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.6.2(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all voting Members, pro rata, in proportion to their ownership of voting Interests.
5.6.3    Interpretation. The Members intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and to appropriately reflect the Members’ rights to Distributions as set forth in Sections 5.2 and 13.3, and the Board of Managers shall interpret the provisions in accordance with such intent and make such adjustments as may be necessary to effect such intent; provided, however, that any such interpretation or adjustment shall affect only Capital Accounts and allocations and shall not affect any Member’s rights to Distributions as set forth in this Agreement.

5.7    Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of (i) Company Minimum Gain and Member Minimum Gain and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code and (ii) so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” (clauses (i) and (ii) together, the “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Member’s share of the Net Profit, Net Loss and capital of the Company will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose the Board of Managers, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.
5.8    Tax Allocations. Code Section 704(c) and Unrealized Appreciation or Depreciation.
5.8.1    Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.
5.8.2    Revalued Assets. If upon the acquisition of additional Units in the Company by a new or existing Member the Asset Value of any the assets of the Company is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.
5.8.3    Elections and Limitations. The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 5.8 shall be made using any method that is described in the Section 1.704-3 Regulations, as decided by the Board of Managers.
5.8.4    Allocations. Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner as such items are allocated for purposes of calculating Net Profits and Net Losses.
6.    STATUS, RIGHTS AND POWERS OF MEMBERS AND
CERTAIN MEMBER AGREEMENTS
6.1    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.
6.2    Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.
6.3    No Management or Control. Except as expressly provided in this Agreement, no Member shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.
6.4    Specific Limitations. No Member shall have the right or power to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash; (c) bring an action for partition against the Company or any Company assets; (d) cause the termination and dissolution of the Company, except as set forth in this Agreement; or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any such rights.
6.5    Member Voting. Except as otherwise set forth in this Agreement, all powers of the Members shall be exercised in accordance with Section 7.3 by the appointment of the Board of Managers.
6.6    Required Consents.
6.6.1    None of the following actions shall be taken by the Company without prior written Member Consent:

(a)    Entering into any contracts, agreements or transactions with any of the Members or their Affiliates, other than (i) the issuance of Units or Interests to Members in compliance with Section 3.6(b) hereof or (ii) contracts, agreements or transactions entered into on an arms’ length basis, with the terms and conditions thereof disclosed to the Board and other Members prior to the commencement date of any such contract, agreement or transaction; provided that any such contract, agreement or transaction with a Member or their Affiliates must be on a basis that is at least as favorable to the Company as a contract, agreement or transaction reasonably available from any third party or an existing provider. Notwithstanding the foregoing, no Member Consent shall be required (x) for any loan from Leucadia or any of its Affiliates which, taken together with all other loans from Leucadia or any of its Affiliates, do not exceed $25 million in the aggregate, provided that the interest rate charged in respect of such loan shall not exceed the interest rate charged to the Company on its most senior credit facility or (y) to effectuate any transaction set forth on Schedule 1.2(d) of the Membership Interest Purchase Agreement, which transactions have been approved by the Members pursuant to the Membership Interest Purchase Agreement. This Section 6.6.1 shall not apply to any contracts, agreements or transactions between the Company and its Subsidiaries, including any loans or financing transactions.
(b)    Except as required by the Credit Documents, actions that contractually restrict (i) the making of distributions to Members as provided for in this Agreement or (ii) any required or mandatory repurchases of any Units as provided for in this Agreement.
(c)    Approval of the taking of any of the foregoing actions by any direct or indirect Subsidiary of the Company.
6.6.2    The Company shall not modify or alter the rights, preferences or privileges of any Units, including by way of an amendment to this Agreement, which modification or alteration would adversely affect the economic entitlements of a holder of a Unit under this Agreement without the prior written consent of each such affected holder; provided, however, that the Company may issue Units as provided in Section 3.6(a).
6.7    Restrictions on Member Competition. In consideration of the mutual covenants and agreements of the Company and the Members set forth in this Agreement, the Members set forth below hereby covenant and agree as follows:
(a)    Certain Activities of USPB Prohibited. Commencing on the Effective Date and continuing for so long as USPB and its Affiliates own or Control any Units of the Company but in any event not less than ten (10) years after the Effective Date, USPB or any entity controlled by USPB shall not, directly or indirectly, singularly or in the aggregate, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(b)    Certain Activities of NBPCo Prohibited.

(i)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, NBPCo and its Affiliates shall not, directly or indirectly, singularly or in the aggregate, own or Control more than five percent (5%) of the Ownership Interests of, or otherwise run, manage, operate, direct or Control, any Competing Business or any Competing Facility.
(ii)    The members acknowledge and agree that NBPCo and its Affiliates directly and indirectly compete with the Company in segments of the beef market not constituting a Competing Business or a Competing Facility and nothing in this Agreement shall in any way limit NBPCo or its Affiliates ability to compete with the Company, subject to clauses (i), (iii), (iv) and (v) of this Section 6.7(b).
(iii)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture on its own that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo will offer the Company an opportunity to supply beef as a raw material to such business activity, on arms length terms and conditions.
(iv)    Commencing on the Effective Date and continuing for so long as NBPCo or its Affiliates owns or Controls any Units of the Company, if at any time NBPCo or its Affiliates commences a venture in conjunction with a Competitor of the Company, or a Competing Business or Competing Facility that directly or indirectly competes with the Company in a segment of the beef market, then NBPCo or its Affiliates will offer the Company an opportunity to participate in a comparable venture on terms and conditions that are at least as favorable as the terms and conditions offered to and agreed with such Competitor. If the opportunity is offered to the Company, and the Company fails, within thirty (30) days after being so presented with such opportunity, to accept such opportunity, or otherwise fails to pursue such opportunity with reasonable diligence, then the Company will waive its right to require NBPCo to continue such offer and shall likewise waive any claim that NBPCo’s engagement in such activity with a Competitor violates this Section 6.7(b) or constitutes a breach of the fiduciary duties of NBPCo’s Manager designee, if applicable.
(v)    NBPCo will not use its Ownership Interest in the Company, to gather Confidential Information from the Company or to block competitive projects of the Company, and NBPCo agrees not to use any such Confidential Information for any purpose not related to the Company’s conduct of its business or otherwise in a manner detrimental to the Company. Notwithstanding any other provision of this Agreement, if NBPCo seeks to, or does acquire, engage in, or operate a venture of the type described above or otherwise competes with the Company, the Board may restrict NBPCo’s access to Confidential Information in its sole discretion, and NBPCo agrees that, at the request of the Board, NBPCo will not participate in and not receive information related to meetings and other discussions relating to such Confidential Information or the consideration of the Company’s involvement in such venture, Competing Business or Competing Facility.
(vi)    Section 6.7(b) may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control any Units of the Company.
(vii)    For purposes of this Section 6.7(b) only, “Competing Business” means a business or a Person conducting or Controlling a business, that directly or indirectly competes with the business of the Company by engaging in the business of beef slaughtering, the business of beef slaughtering and processing or the business of hide tanning, in the United States or Mexico; and “Competing Facility” means any beef slaughtering facility, any beef slaughtering and processing facility or any hide tanning facility owned by a Competing Business in the United States or Mexico.
(c)    Certain Activities of Klein Prohibited. Commencing on the Effective Date and continuing until the two (2) year anniversary of the date that Klein or any of his respective Affiliates no longer own or Control any of the Units of the Company, Klein, together with his respective Affiliates shall not, directly or indirectly, own or Control any Ownership Interests of, or otherwise run, manage, operate, direct, Control or participate in the ownership, management, operation or Control of, any Competing Business or any Competing Facility other than an Ownership Interest of not more than two percent (2.0%) in the aggregate in any publicly traded entity that is a Competing Business or that owns or Controls a Competing Business or a Competing Facility.
(d)    Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific ~~words~~ or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
6.8    Agreement for NBPCo to Negotiate Certain Requirements Contracts in Good Faith. From and after the Effective Date, the Company and NBPCo agree to continue to meet and negotiate in good faith and on an arms’ length basis to ensure the Company’s ability to acquire all its requirements of NBPCo’s finished product and NBPCo’s ability to acquire all of its requirements of the Company’s trim with equal to or less than 50% lean, each on terms and conditions at least as favorable as the terms and conditions that party would permit any other Person to participate in such transactions. This Section 6.8 may not be amended without the consent of NBPCo so long as NBPCo or its Affiliates own or control Units of the Company.
6.9    Agreement Regarding NBPCo Waiver of Right of Set-off. Each of NBPCo and the Company hereby irrevocably waives any right to offset any payment due or claimed to be due to such party under any agreement entered into between them against any amounts that are due or claimed to be due by the other party under any other such agreement. This Section 6.9 may not be amended without the consent of NBPCo, so long as NBPCo or its Affiliates own or control Units of the Company.
6.10    Contracts with Managers or their Affiliates. No contract or transaction between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized or votes to authorize such contract or transaction, if: (i) the material facts of such Manager’s material financial interest are disclosed to the Board of Managers; and (ii) the contract or transaction is otherwise permitted, authorized or approved in accordance with this Agreement. The presence of the interested Manager may be counted in determining both the presence of a quorum at any such meeting at which the contract or transaction is authorized and the vote with respect thereto.
6.11    Member Compensation; Expenses; Loans.
(a)    Except as otherwise provided in a written agreement approved by the Board of Managers and with Member Consent, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the Board of Managers and Member Consent, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company. Notwithstanding the foregoing, Leucadia may be reimbursed by the Company without Member Consent (i) for up to $500,000 per year of expenses incurred by Leucadia in connection with the Company and (ii) as approved by resolution of the Board of Managers, for out-of-pocket expenses incurred by Leucadia on behalf of, or for the benefit of, the Company for insurance; provided, however, that the amount of any such reimbursement for insurance shall not be materially greater than the amount the Company would pay to obtain comparable insurance coverage on an arms-length basis.
(b)    Subject to Section 6.6, any Member or Affiliate may, to the extent authorized by the Board of Managers and not prohibited by the Credit Documents, lend or advance money to the Company. If any Member or Affiliate shall make any such permitted loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company and shall be repayable out of the Company’s cash. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.
7.    DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS
7.1    Board of Managers. The business of the Company shall be managed by the Board of Managers. The Board shall initially be the individuals set forth in Section 7.2. Thereafter, the individuals constituting the Board shall be designated by the Members in accordance with the provisions of Section 7.3. Decisions of the Board shall be decisions of the Company’s “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company designated by the Board in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 8.
A decision of the Board may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in this Article 7 as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.
7.2    Initial Managers. The initial Managers of the Company comprising the initial Board of Managers, who shall serve for such terms and in such manner as prescribed by this Article 7, are the following Persons:

Manager Name	Address	Designated By
__________________	____________________________ ____________________________	Leucadia
__________________	____________________________ ____________________________	Leucadia
__________________	____________________________ ____________________________	Leucadia
Steven D. Hunt	12200 N. Ambassador Dr. Kansas City, MO 64163	USPB
Timothy M. Klein	10217 Hwy 92 Kearney, MO 64060	New Kleinco

7.3    Number and Designation Rights. The Board of Managers shall initially consist of five (5) Managers, subject to an increase to nine (9) Managers if needed to accommodate the right of the Members set out in this Section 7.3. Leucadia, so long as Leucadia and its Affiliates hold a majority of the Units, or any other Member or Members acting together as a group, so long as such other Member or Members acting together as a group holds a majority of the Units, shall have the right to designate three (3) and up to five (5) Managers. Klein, so long as Klein is employed as CEO of the Company and, directly or indirectly, holds Units, and each other Member holding together with its Affiliates not less than 10% of the outstanding Units shall have the right to designate one Manager, in each case so long as Klein or such other Members shall not have the right to designate Managers as part of the majority group referenced above pursuant to the preceding sentence. Other than with respect to the initial Managers set forth in Section 7.2, if it is necessary pursuant to this Article 7 to appoint additional or replacement Managers, each Member qualified to so designate one or more Manager(s) pursuant to this Section 7.3 shall designate its Manager(s) by delivering to the Company a written statement designating its Manager(s) and setting forth the respective business address and telephone number of each such Manager. The Members, by signing this Agreement, hereby agree to the designation of the Persons identified above in Section 7.2 hereto as Managers until their successors are designated in accordance with this Article 7, each such Manager being deemed designated by the Member set forth opposite such Manager indicated above. A Manager need not be a Member.
7.4    Voting and Act of the Board; Action without a Meeting. The Managers designated by Leucadia collectively (as evidenced by the vote of a majority of the Leucadia-designated

Managers present at a meeting), and each other Manager shall have such vote as reflects the percentage of outstanding Units held by the Member that elected or appointed the Manager(s). Except as otherwise expressly provided in this Agreement, the Board of Managers shall take action by the affirmative vote of a majority of weighted votes of Managers present at a duly held meeting at which a quorum is present, and references in this Agreement to actions by the Board shall be read accordingly. There shall be no requirement that any action of the Board be approved by the Managers elected or appointed by a certain group of Members. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by written action signed by all of the Managers comprising the Board provided that with respect to the Leucadia-designated Managers only one such Manager’s signature shall be required to evidence the unanimous consent of the Leucadia-designated Managers and such writing or writings shall be filed with the records of the meetings of the Board. Such consent shall be treated for all purposes as the act of the Board.
7.5    Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall remain in office until such Manager dies, resigns, or is removed by the Member designating such Manager.
7.6    Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
7.7    Removal. A Manager may be replaced or removed at any time by the Member designating such Manager.
7.8    Vacancies. Any vacancy occurring on the Board of Managers shall be filled by the Member designating such Manager having the right to elect or appoint such Manager. The Board shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other action; provided, however, that the Board may not take any action without first giving a Member able to designate a Manager to fill a vacancy at least 48 hours to fill such vacancy.
7.9    Meetings. Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board shall be held upon the call of the Chairman of the Board, the Chief Executive Officer or any Manager designated by Leucadia. Board meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.
7.10    Notice. Notice of each meeting of the Board of Managers, in writing or by electronic mail, stating the place, day and hour of the meeting, shall be given to each Manager at least 48 hours before the time at which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.
7.11    Waiver. Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating its objection to the transaction of any business because the meeting is not lawfully called or convened.
7.12    Quorum. One or more Manager(s) representing a majority of the votes of all Managers shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.
7.13    Compensation. The Board of Managers may fix the compensation, if any, of Managers who are not employees of the Company. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or in connection with other business of the Company.
7.14    Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents appointed by the Board, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction, and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers in good faith. Any determination made pursuant to this Section 7.14 by the Board of Managers shall be conclusive and binding on all Members, but subject to written objection and legal action challenging the decision based on lack of good faith. The power and authority granted to the Board hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning (in each case subject to the terms, conditions, and special approval requirement of this Agreement): (a) hiring and firing employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining real property, (e) purchasing insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (g) making investments in or the acquisition of securities of any Person, (h) giving guarantees and indemnities, (i) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) dissolution, (1) the sale or lease of all or any portion of the assets of the Company, (m) forming subsidiaries or joint ventures, (n) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (o) all other acts or activities necessary, convenient or incidental for the accomplishment of the purposes of the Company including any and all actions that the Company may take as described in Section 2.6.
7.15    Reliance by Third Parties. Any person or entity dealing with the Company or the Members may rely upon a certificate signed by a Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.
8.    DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS
8.1    Officers, Agents. The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including the power to execute documents on behalf of the Company, as the Board may in its sole discretion determine; provided, however, that no such delegation by the Board shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Chief Accounting Officer, Vice President, and Secretary. Unless the authority of the officer in question is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the Board, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8; provided, however, that without the required consent pursuant to Section 6.6 no officer shall take any action for which the consent of certain Members is required thereunder; and provided, further, that without the required consent pursuant to Section 8.12 no officer shall take any action for which consent is required thereunder.
8.2    Election. The officers may be elected by the Board of Managers at their first meeting or at any other time. At any time or from time to time the Board may delegate to any officer their power to elect or appoint any other officer or any agents. Officers must be natural persons.

8.3    Tenure. Each officer shall hold office until its respective successor is chosen and qualified unless a different period shall have been specified by the terms of its election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.
8.4    Chairman of the Board of Managers, Chief Executive Officer, President and Vice President. The Chairman of the Board of Managers, if any, shall have such duties and powers as shall be designated from time to time by the Board of Managers. Subject to the terms and conditions of this Agreement, the Chief Executive Officer shall have direct and general charge and supervision of all business and administrative operations of the Company and all other such duties, responsibilities authority and privileges as are set forth in his employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authority and privileges as are delegated to him by the Board or that a Chief Executive Officer of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of such duties, responsibility, authority and privileges. The Chief Executive Officer shall also perform such other duties that may be assigned by the Board to the extent consistent with this Agreement and his employment agreement, if any, as amended from time to time. The President and any Vice Presidents shall have duties as shall be designated from time to time by the Chief Executive Officer or by the Board of Managers.
8.5    Chief Financial Officer. Unless the Board of Managers otherwise specifies, the Chief Financial Officer of the Company shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers. If no Chief Accounting Officer is elected, the Chief Financial Officer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Chief Accounting Officer.
8.6    Chief Accounting Officer. If a Chief Accounting Officer is elected, the Chief Accounting Officer shall, unless the Board of Managers or the Chief Executive Officer otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Chief Accounting Officer shall have such other duties and powers as may be designated from time to time by the Chief Executive Officer or the Board of Managers.
8.7    Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chair of the Board of Managers or the Chief Executive Officer. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chair of the Board of Managers, the Chief Executive Officer or the Secretary.

8.8    Vacancies. If the office of any officer becomes vacant, the Board of Managers may choose a successor. Each such successor shall hold office for the unexpired term, and until its successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.
8.9    Resignation and Removal. The Board of Managers may at any time remove any officer either with or without cause. The Board may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering its resignation in writing to the Chair of the Board, the Chief Executive Officer or the Secretary or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.
8.10    Compensation. Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers or as otherwise provided in a written employment agreement.
8.11    Delegation. Unless prohibited by a resolution of the Board of Managers, an officer elected or appointed by the Board may, upon ten (10) Business Days prior written notice to the Board of Managers, delegate in writing some or all of the duties and powers of such person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.
8.12    Certain Actions Requiring Board of Manager Consent. Notwithstanding any delegation of the Board of Managers’ authority to any officer pursuant to the foregoing provisions of this Article 8 and notwithstanding any other provision of this Agreement or any employment agreement between such officer and the Company, the power to take the following actions shall be vested exclusively in the Board of Managers (subject to Section 6.6), unless the Board gives its express prior consent thereto:
(a)    Entering into any contract, agreement or arrangement with any Person (including with accountants, investment bankers or consultants) where the aggregate expenditure of the Company with respect to any such Person in any Fiscal Year will or is reasonably likely to exceed $1,000,000, excluding those expenditures in the ordinary course of business or that are contemplated in the annual budget approved by the Board.
(b)    Entering into any agreement for the borrowing of money (whether in the public or private markets), obtaining credit (other than trade credit in the normal course of business) or amending in any material respect any of the terms and conditions of any of the Credit Documents.
(c)    Issuances of additional Units of the Company.
(d)    Securing any obligations of the Company with any of its assets.
(e)    Distributions of cash (or other Company assets) to Members.

(f)    Acquisitions, disposals or sales of properties or assets (whether effected by merger, sale of assets, lease or equity exchange or otherwise), other than in the ordinary course of business or as contemplated in the annual budget approved by the Board, and other than in any transaction involving less than $1,000,000.
(g)    Adoption of or changes in the annual budgets which shall be prepared by the officers of the Company in detail reasonably satisfactory to, and approved by, the Board, and which shall be consistent with the format used by the Company for preparation of its annual and quarterly financial statements.
(h)    Making unbudgeted expenditures of $1,000,000 or more in any Fiscal Year.
(i)    Approval of any Succession Plan or changes or amendments of the Succession Plan.
(j)    Hiring, firing, promotion or demotion of any officer on the Senior Management Team or the Chief Financial Officer.
(k)    Termination and hiring of general legal counsel for the Company and the hiring of special legal counsel.
(l)    Approval of the Company’s expense reimbursement policies, to the extent relating to members of the Senior Management Team, and the Company’s currency or securities hedging and insurance policies.
(m)    The formation of or investment in any Subsidiaries and any agreements relating thereto, including without limitation any agreements with joint venturers, partners or co-investors.
(n)    The approval of any employment (or similar) contract or agreement under which the obligations of the Company exceed (or are expected to exceed) $1,000,000 over the term of such contract or agreement or exceed (or are expected to exceed) $333,333 in any Fiscal Year.
(o)    Initiating, revising or eliminating any management bonus program.
(p)    Making any material public announcement outside the normal course of business, unless the making of such public announcement is: (i) necessary to prevent a material adverse effect on the business of the Company or is otherwise required by applicable law; or (ii) deemed necessary and appropriate by the Senior Management Team to avoid an imminent public health danger.
(q)    Approving all new sites for office space, plants or other operations and of associated capital expenditures, other than those contemplated in the annual budget approved by the Board.
(r)    Indemnifying any officer, manager, employee or agent of the Company or its Subsidiaries on behalf of the Company or its Subsidiaries.
(s)    Initiating or settling any litigation where the resulting loss or damage (plus any costs, including attorneys’ fees) will or could reasonably be anticipated to exceed $1,000,000.
9.    BOOKS, RECORDS, ACCOUNTING AND REPORTS
9.1    Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine all of the following:
(a)    A current list of the full name and last known business or residential address of each Member and Manager;
(b)    information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;
(c)    A copy of the Certificate and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendments have been executed;
(d)    Copies of the Company’s federal, state and local income tax or information returns and reports;
(e)    The audited financial statements of the Company; and
(f)    The Company’s books and records.
9.2.    Delivery to Member, Inspection; etc. Upon the request of any Member for any purpose reasonably related to such Member’s Interest, the Board of Managers shall allow the Member and its designated representatives or agents, upon at least two (2) Business Days prior written notice to the Board and during reasonable business hours, to examine the Company’s books and records for such purpose at the Member’s sole cost and expense. A Member requesting such an examination of the Company’s books and records may also request, and the Board shall endeavor to cause, that Managers, members of the Senior Management Team, and the independent certified public accountants for the Company be made available to discuss such books and records. In addition, each Member shall have the right to obtain from the Company such other information regarding the Company’s affairs and financial condition as is just and reasonable. The foregoing rights shall be subject to such reasonable standards as may be established by the Board of Managers from time to time. The rights and privileges set forth in this Section 9.2 shall not apply (a) to a Member whose Governance Rights have terminated pursuant to Section 3.5 hereof, (b) to any assignee of a Member except to the extent required by the Act, or (c) in any event to any Member who is employed by, retained by, Affiliated with or Controlled by a Competing Business at the time of request or examination.
9.3    Accounting; Fiscal Year. The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Members (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.
9.4    Reports.
(a)    In General. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.
(b)    Periodic and Financial Reports. The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than Capital Contributions, Profits and Losses and other allocations, distributions and Capital Accounts with respect to Member’s Capital Accounts, which shall construed, determined and reported to Members in accordance with this Agreement) in accordance with GAAP.
(i)    As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year), a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.
(ii)    As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first eleven (11) fiscal months of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter or fiscal month, as the case may be), an unaudited balance sheet of the Company as of the end of such fiscal quarter or fiscal month, as the case may be, and the related unaudited statements of operations and cash flows for such fiscal quarter or fiscal month, as the case may be, and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s fiscal quarter or fiscal month, as the case may be, and the fiscal quarter or fiscal month, as the case may be, just completed.
(c)    Other Reports. The Board of Managers shall cause to be delivered promptly to Members such other information that is customarily provided the shareholders or members, such as reports of adverse developments, management letters, communications with Members of Managers, press releases and registration statements.
9.5    Filings. At the Company’s expense the Board of Managers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company (including without limitation a Schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Board of Managers, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.
9.6    Non-Disclosure.
9.6.1    Each Member agrees that, except as otherwise consented to by the Board of Managers, all non-public information furnished to such Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by such Member, or by any of such Member’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of such Member’s agents, representatives and employees who need to be familiar with such information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to such Member’s partners and equity holders so long as they agree to keep such information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law, so long as such Member shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. Notwithstanding the foregoing, each Member (and each employee, representative or other agent of the Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.
9.6.2    Each Member agrees that it shall be liable for any breach or violation of the provisions of Section 9.6.1 by any of its respective Affiliates (other than the Company). The covenants and undertakings contained in Section 9.6.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 9.6.1 will cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Section 9.6.1 may be inadequate. Therefore, notwithstanding anything to the contrary, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of Section 9.6.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by Section 9.6.1 are cumulative and in addition to any other rights and remedies which the Company may have hereunder or at law or in equity.
9.6.3    Each Member is aware that (i) Leucadia is an “issuer” of securities under United States securities laws and (ii) that United States securities laws prohibit any individual who has received from an issuer or any of its Affiliates (including with respect to Leucadia, the Company) any material, non-public information regarding such issuer or any of its Affiliates from purchasing or selling securities of such issuer or from communicating such information to any other individual under circumstances in which it is reasonably foreseeable that such individual is likely to purchase or sell securities of such issuer. As a consequence of its respective investments in the Company, each Member will from time to time receive confidential information concerning the Company that will constitute material, non-public information concerning Leucadia. Each Member acknowledges this prohibition and agrees to advise its respective Affiliates of this prohibition.
9.7    Restrictions on Receipt. The rights of Members to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.5.
10.    TAX MATTERS MEMBER
10.1    Tax Matters Member. The Board of Managers shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law; provided, however, that the Tax Matters Member shall not have any right to settle or compromise any material matter raised by the IRS without the approval of the Board of Managers, and the other Members shall be kept informed of, and shall be given an opportunity to discuss with the Tax Matters Member, all such matters which the Tax Matters Member deems to be material; provided, however, that if a tax settlement proposed by the Tax Matters Member (A) involves an income inclusion and/or a denial of deduction for the Company that in the aggregate exceeds $10 million and (B) relates to (i) a taxable period that includes the Effective Date or begins on or after the Effective Date or (ii) any other taxable period of the Company that could have an effect on Leucadia (including for this purpose an effect that occurs in a later taxable period), then such proposed settlement shall be subject to each Member’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to tax settlements in respect of a tax period of the Company ending prior to the Effective Date that is not described in clause (B)(ii) of the preceding sentence and as to which USPB is the Tax Matters Member, no approval of the Members is required. In the event that the consent of a Member is required and such Member does not consent to such proposed settlement (a “Non-Consenting Member”), the Non-Consenting Member shall indemnify and hold harmless each other Member on an after tax basis to the extent that the final outcome of the tax controversy for a Member is more adverse than the proposed settlement (including, without limitation, for this purpose the amount and timing of utilization of a Member’s net operating losses and a Member’s share of any costs and expenses incurred by the Company in connection with such controversy occurring after the proposed settlement date). Unless and until another Member is designated as the tax matters partner by the Board, Leucadia shall be the tax matters partner of the Company and in such capacity is referred to as the “Tax Matters Member”.
10.2    Indemnity of Tax Matters Member. The Company shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to their respective interests in the Company.
10.3    Tax Returns. Unless otherwise agreed by the Board of Managers, all returns of the Company shall be prepared by the Company’s independent certified public accountants.
10.4    Tax Elections. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), cause the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company (ii) to take any action necessary or appropriate to continue the election made by the Partnership pursuant to Code Section 754 as in effect on the Effective Date, including making a new or a protective Section 754 election, to ensure that such Section 754 election is and remains effective and that the Section 754 election is not revoked without the consent of all Members, and to adjust the basis of Property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.
10.5    Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year. Notwithstanding anything herein to the contrary, the Tax Matters Member shall, upon receipt of notice from the IRS, give notice of an administrative proceeding with respect to the Company to all Members in accordance with, and as if such Members were each a “notice partner” pursuant to, Section 6231(a)(8) of the Code.
11.    TRANSFER OF INTERESTS
11.1    Restricted Transfer. Except for Transfers pursuant to Section 11.2 to a Permitted Transferee and pursuant to Section 12.1, 12.2, 12.3 or 12.5, no Member shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, unless such

Transfer is first approved by the Board of Managers, which approval may be granted or withheld in the sole discretion of the Board of Managers. Notwithstanding the foregoing sentence and any other provisions of this Agreement, neither Leucadia nor USPB shall Transfer all or any part of its Units, or the economic or other rights that comprise such Member’s Interest, other than, in the case of Leucadia, to a Permitted Transferee (to which transfer the Applicable Holding Period shall not apply), prior to expiration of the Applicable Holding Period without the consent of the other. In no event will a Member other than Leucadia or its Permitted Transferees be permitted to Transfer all or any of its Units, or all or any part of the economic or other rights that comprise such Member’s Interest, to a Competing Business. The Company shall maintain a record of the ownership of Units which shall, initially, be as set forth on Exhibit 3.1 and which shall be amended from time to time to reflect permitted Transfers of ownership of Units. Subject to restrictions on the transferability of Units as set forth herein, Units shall be Transferred by delivery to the Company of an instruction by the registered owner of a Unit requesting registration of Transfer of such Units and the recording of such Transfer in the records of the Company.
11.2    Permitted Transferees. Subject to Sections 11.3 and 11.4, a Member shall be entitled to Transfer all or any portion of such Member’s Units to a direct or indirect Subsidiary of the Member, or in the case of a Member that is a Subsidiary of Leucadia, to another Subsidiary of Leucadia, holding the Units being Transferred (such Subsidiary referred to as a “Permitted Transferee”). In no event shall all or any part of a Unit be Transferred to a minor or incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.
11.3    Transfer Requirements. No Person to whom any of a Member’s Units are Transferred (including a Permitted Transferee) shall be admitted to the Company as a Member (as limited under certain circumstances in accordance with Section 11.8) unless the following conditions are satisfied or such conditions are waived by the Board of Managers.
(a)    A duly executed written instrument of Transfer is provided to the Board, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units;
(b)    an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board to the effect that:
(i)    such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be Transferred;
(ii)    such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;
(iii)    such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and
(iv)    such Transfer would not cause a termination of the Company for federal income tax purposes.
(c)    The Member effecting the Transfer and the transferee execute any other instruments that the Board of Managers deems reasonably necessary or desirable for admission of the transferee, including the written acceptance by the transferee of this Agreement and such transferee’s agreement to be bound by and comply with the provisions hereof and execution and delivery to the Board of a special power of attorney as provided in Section 18.3; and
(d)    The Member effecting the Transfer or the transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the transferee.
11.4    Consent. Subject to Section 11.8, each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be such transferee may be admitted as a Member.
11.5    Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 11.1 and the transferee of such interest is admitted as a Member pursuant to Section 11.3 (whether or not such Member’s status is limited pursuant to Section 11.8), such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon the transferor Member’s withdrawal from the Company, the withdrawing Member shall not be entitled to any Distributions, or any other rights associated with an Interest in the Company, from and after the date of such withdrawal or Transfer.
11.6    Noncomplying Transfers Void. Any Transfer in contravention of this Article 11 shall be void and of no effect, and shall not bind nor be recognized by the Company.
11.7    Amendment of Exhibit 3.1. In the event of the admission of any transferee as a Member of the Company, the Board of Managers shall promptly amend Exhibit 3.1 to reflect such Transfer or admission, as the case may be, and it shall deliver promptly to each Member a copy of such amended Exhibit 3.1.
11.8    Limited Interests. If the Interests with respect to Units held by a Member have been limited as required by Section 3.5 and such Member shall wish to Transfer, or shall have Transferred, Units in accordance with this Article 11, the limitations imposed by Section 3.5 on such Interests shall be removed only with the consent of the Board of Managers.
12.    FIRST OFFER; TAG-ALONG, TAKE-ALONG
RIGHTS; LIQUIDITY OPTION
12.1    Offers to Leucadia.
12.1.1    Right of First Offer/Refusal. If, after the Applicable Holding Period, any Member other than Leucadia or its Permitted Transferees (for purposes of this Section 12.1, the “Selling Member”) wishes to Transfer all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, it shall give written notice (the

“Notice of Sale”) to Leucadia (with a copy to the other Members) of the Units subject to such proposed Transfer (the “Offered Units”), the proposed offer or sale price (subject to Section 12.1.5), the terms of the proposed Transfer and the name and address of the proposed transferee (if applicable); provided, however, that no proposed transferee may be a Competing Business or Control a Competing Facility. The receipt of the Notice of Sale by Leucadia shall constitute an offer by the Selling Member to sell the Offered Units to Leucadia. Such offers, unless revoked by written notice given by the Selling Member to Leucadia prior to acceptance by Leucadia shall remain outstanding for a period of ten (10) Business Days after receipt of the Notice of Sale by Leucadia (the “Offer Period”). Leucadia may accept such offer as to all of the Offered Units by giving written notice to the Selling Member (with a copy to the other Members) (a “Notice of Purchase”) of its intention to purchase such Offered Units at the same price and on the same terms specified in the Notice of Sale.
12.1.2    Closing. If Leucadia gives a Notice of Purchase for the Offered Units pursuant to this Section 12.1, the closing of the purchase by Leucadia of the Offered Units shall take place as soon as reasonably practicable and in no event later than 60 days after the date of such Notice of Purchase or such longer period of time as may be required to obtain final regulatory approval, which Leucadia and the Selling Member agree to use their respective commercially reasonable efforts to obtain, at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine at the same price and on terms identical in all material respects to the terms as specified in the Notice of Sale.
12.1.3    Transfer. If, at the close of the Offer Period, Leucadia has not given a Notice of Purchase for all of the Offered Units, or if payment therefor has not been made within 60 days (or such longer period of time as may be required to obtain any final regulatory approvals, which Leucadia and such Selling Member agree to use their respective commercially reasonable efforts to obtain) after receipt of the Notice of Purchase (or such longer period as authorized under Section 12.1.2) from Leucadia, the Selling Member shall have 90 days (the conclusion of such period, the “Final Transfer Date”) in which to Transfer the Offered Units to the purchaser specified in the Notice of Sale, if one was specified, at a price not less than 100% of the price specified in the Notice of Sale and on terms and conditions not materially more favorable to the transferee than the terms and conditions specified in the Notice of Sale; provided, however, that the identity of the transferee must be reasonably satisfactory to the Board.
12.1.4    New Notice of Sale Required if Reduction in Price. If (a) after the close of the Offer Period and prior to the consummation of the Transfer permitted by Section 12.1.3, the Selling Member wishes to Transfer the Offered Units at a price that is lower than 100% of the price stated in the Notice of Sale or on terms and conditions materially more favorable to the transferee than the price and other terms and conditions contained in the Notice of Sale or the identity of the proposed transferee shall change, or (b) the Selling Member shall not have completed the proposed Transfer on or before the Final Transfer Date, then the Notice of Sale shall be null and void, and the Selling Member shall be required to separately comply with the provisions of this Section 12.1 (including re-offering the Offered Units to

Leucadia on such new terms and conditions, if applicable.)
12.1.5    Remain Subject. Units transferred pursuant to this Section 12.1 shall remain subject to the terms of this Agreement (including this Section 12.1), and such Transfers shall be subject to Section 11.3.
12.1.6    Right to Delegate. Leucadia shall have the right to delegate all or part of its rights and obligations pursuant to this Section 12.1 to any Permitted Transferee or to the Company; provided, however, that in the event that after any such delegation from Leucadia to such Permitted Transferee or the Company, such Permitted Transferee or the Company fails to perform its obligations hereunder in accordance with the provisions of this Section 12.1, Leucadia shall be responsible to perform and complete such Permitted Transferee’s or the Company’s obligations contained in this Section 12.1.
12.2    Tag-Along Rights.
12.2.1    Tag-Along Right. With respect to any proposed Transfer before or after the Applicable Holding Period (for purposes of this Section 12.2, a “Sale”) by Leucadia (or its Permitted Transferees) as the Seller (for purposes of this Section 12.2, the “Initiating Seller”) of Units held by it (each such percentage, for purposes of this Section 12.2, a “Sale Percentage”) to a Person other than a Permitted Transferee (for purposes of this Section 12.2, the “Proposed Transferee”), each other Member shall have the right (the “Tag-Along Right”) to include in the Sale a number of Units equal to the Sale Percentage of the total number of Units held by such other Member (for purposes of this Section 12.2, each Member so electing being referred to herein as a “Selling Member”). Any Units purchased from a Selling Member pursuant to this Section 12.2 shall be purchased at the same price per Unit and for the same form of consideration, and shall be purchased on the same terms and conditions, as the Units being transferred by the Initiating Seller.
12.2.2    Notice of Proposed Sale. The Initiating Seller shall, not less than 30 days prior to a proposed Sale to which Section 12.2.1 is applicable, give written notice to each other Member of such proposed Sale. Such notice (the “Notice of Proposed Sale”) shall set forth: (a) the number of Units proposed to be Transferred, (b) the name and address of the Proposed Transferee, (c) the maximum and minimum per Unit purchase price or, if not in cash, proposed consideration and the other principal terms and conditions of the proposed Sale, (d) that the Proposed Transferee has been informed of the Tag-Along Right provided for in Section 12.2.1 and has agreed to purchase Units in accordance with the terms of this Section 12.2 and (e) that the Initiating Seller has agreed to consummate the Sale, subject only to any required regulatory approvals, this Section 12.2 and Article 11 of this Agreement.
12.2.3    Exercise of Tag Along Right. The Tag-Along Right may be exercised by a Selling Member by giving written notice to the Initiating Seller (the “Tag-Along Notice”) within 15 days following such Selling Member’s receipt of the Notice of Proposed Sale to Members (the “Tag-Along Period”). Each Member who does not deliver a Tag-Along Notice to the Initiating Seller within the Tag-Along Period shall be deemed to have waived all of such Member’s rights under this Section 12.2 with respect to inclusion of such Member’s

Units in such proposed Sale, and the Initiating Seller, subject to the participation of the Selling Members, if any, shall have the right, for a 180- day period after the expiration of the Tag-Along Period (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) to Transfer the Units specified in the Notice of Proposed Sale to the Proposed Transferee at a per Unit purchase price no greater than the maximum (and no less than the minimum) per Unit purchase price set forth in the Notice of Proposed Sale and on other principal terms which are not materially more favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale.
12.2.4    Default by Proposed Transferee. In the event that the Proposed Transferee does not agree to purchase or the Proposed Transferee does not purchase the portion of each Selling Member’s Interest specified in any Tag-Along Notice on the same terms and conditions as specified in the applicable Notice of Proposed Sale, then the Initiating Seller shall not be permitted to sell its Units to the Proposed Transferee unless the Initiating Member shall acquire from the Selling Members such of the Selling Member’s Interest as should have been but was not purchased by the Proposed Transferee on the same terms and conditions as set forth in Section 12.2.3.
12.2.5    Irrevocable Offer. The offer of each Selling Member contained in such Selling Member’s Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Selling Member shall be bound and obligated to Transfer in the proposed Sale on the same terms and conditions, as the Initiating Seller, up to such amount of Units as such Selling Member shall have specified in such Selling Members Tag-Along Notice; provided, however, that (a) if the principal terms of the proposed Sale change with the result that the per Unit purchase price shall be less than the minimum per Unit purchase price set forth in the Notice of Proposed Sale to Members or the other principal terms shall be materially less favorable to the Initiating Seller and the Selling Members than those set forth in the Notice of Proposed Sale to Members, each Selling Member shall be permitted to withdraw the offer contained in such Selling Members Tag-Along Notice and shall be released from such Selling Member’s obligations thereunder, (b) the Selling Members shall be obligated to sell only the Sale Percentage of total Units held by the Selling Members equal to the percentage of total Units being sold by the Initiating Seller and (c) if at the end of the 180th day following the date of the effectiveness of the Notice of Proposed Sale (or for such longer period of time as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the proposed Sale, each Selling Member shall be released from the obligations under such Member’s respective Tag-Along Notice, any related Notice of Proposed Sale shall be null and void, and it shall be necessary for separate such notice to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such Sale pursuant to this Section 12.2.
12.2.6    Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per Unit purchase price shall be greater than the maximum per Unit purchase price set forth in any Notice of Proposed Sale or the other principal terms shall be materially more favorable to the Initiating Seller and the Selling Members than those set forth in such Notice of Proposed Sale, then, unless all Members have exercised their Tag-Along Rights, such Notice of Proposed Sale shall be null and void, and it shall be necessary for a separate such Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 12.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 12.2.
12.3    Take-Along Rights.
12.3.1    Take-Along Right. Each Member other than Leucadia hereby agrees, if requested by Leucadia or its Permitted Transferees (for purposes of this Section 12.3, the “Initiating Seller”) at any time after expiration of the Applicable Holding Period (including after a Put Notice has been delivered in accordance with Section 12.5), to Transfer for value (for purposes of this Section 12.3, a “Sale”) the same percentage of the Units held by such Member as is being sold by the Initiating Seller (for purposes of this Section 12.3, the “Sale Percentages”) to a Person other than an Affiliate of the Initiating Seller (for purposes of this Section 12.3, the “Proposed Transferee”) in the manner and on the terms set forth in this Section 12.3 in connection with the Sale by the Initiating Seller of the Sale Percentage of Units by the Initiating Seller.
12.3.2    Take-Along Notice. If the Initiating Seller elects to exercise its rights under Section 12.3.1 (the “Take-Along Right”), a notice (a “Take-Along Notice”) shall be furnished by the Initiating Seller to each Member (for purposes of this Section 12.3, the “Selling Member”). A Take-Along Notice shall set forth the principal terms of the proposed Sale insofar as it relates to the Interest to be purchased from the Initiating Seller, the Sale Percentage, the per Unit purchase price and the name and address of the Proposed Transferee. If the Initiating Seller consummates the Sale referred to in the Take-Along Notice, the Selling Member shall be bound and obligated to sell the appropriate proportion of such Selling Member’s Units in the Sale on the same terms and conditions as the Initiating Seller shall sell its Units in the Sale. If at the end of 120 days following the date of the effectiveness of the Take-Along Notice (or such later date as may be required to obtain any final regulatory approvals, which the Initiating Seller agrees to use its commercially reasonable efforts to obtain) the Initiating Seller has not completed the Sale, the Selling Member shall be released from its obligation under the Take-Along Notice, and it shall be necessary for a new and separate Take-Along Notice to be furnished and the terms and provisions of this Section 12.3.2 to be separately complied with in order to consummate such Sale pursuant to this Section 12.3, unless the failure to complete such Sale resulted from any failure by the Selling Member to comply in any material respect with the terms of this Section 12.3. A Take-Along Notice delivered pursuant to Section 12.3 shall have precedence over any Put Notice or Call Notice delivered pursuant to Section 12.5, and if the Initiating Seller exercises its Take-Along Rights after a Put Notice or Call Notice has been delivered under Section 12.5, all time frames in Section 12.5 shall be tolled to accommodate such Take-Along Rights for a period not to exceed 120 days.
12.4    Miscellaneous. The following provisions shall be applied to any Transfer to which

Section 12.2 or 12.3 applies:
12.4.1    Consideration. In the event the consideration to be paid in exchange for the Units in the proposed Sale pursuant to Section 12.2 or Section 12.3 includes any securities and the receipt thereof by any Selling Member would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Selling Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Initiating Seller shall be obligated only to use its commercially reasonable efforts to cause such requirements to be complied with to the extent necessary to permit such Selling Member to receive such securities, it being understood and agreed that the Initiating Seller shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 12.4, if use of commercially reasonable efforts by the Initiating Seller shall not have resulted in such requirements being complied with to the extent necessary to permit such Selling Member to receive such securities, or if regulatory restrictions prevent a Selling Member from holding such securities and the Initiating Seller, after using commercially reasonable efforts, is unable to structure the transaction in a way that meets such regulatory requirements, the Initiating Seller shall cause to be paid to such Selling Member in lieu thereof, against surrender of the Interest which would have otherwise been sold by such Selling Member to the Proposed Transferee in the Sale, an amount in cash equal to the fair market value (as determined by the Board in good faith) of the securities which such Selling Member would otherwise receive as of the date of the issuance of such securities in exchange for Members’ Units. The obligation of the Initiating Seller to use commercially reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Selling Member to receive such securities shall be conditioned on such Selling Member executing such documents and instruments, and taking such other actions (including without limitation, if required by the Initiating Seller, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that such Selling Member was so represented), as the Initiating Seller shall reasonably request in order to permit such requirements to be complied with. Unless the Selling Member in question shall have taken all actions reasonably requested by the Initiating Seller in order to comply with the requirements under Regulation D, such Selling Member shall not have the right to require the payment of cash in lieu of securities under this Section 12.4.1.
12.4.2    Cooperation. Each Selling Member in a Sale pursuant to Section 12.2 or 12.3, as the case may be, whether in its capacity as such or as a Member, member of the Board of Managers, officer or agent of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 12.2 or Section 12.3 hereof and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Initiating Seller and the Proposed Transferee; provided, however, that the Selling Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Selling Member agrees to execute and deliver such agreements as may be reasonably specified by the Initiating Seller to which the Initiating Seller will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Initiating Seller and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Initiating Seller is also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Selling Member’s pro rata portion of any such liability, in accordance with such Selling Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Selling Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Selling Member as a result of such Sale.
12.4.3    Closing. The closing of a Sale pursuant to Section 12.2 or Section 12.3 shall take place at such time and place as the Initiating Seller shall specify by reasonable advance notice to each Selling Member. It is understood and agreed that the Initiating Seller shall not have any liability to any other Member arising from, relating to or in connection with any proposed transaction which has been the subject of a Tag-Along Notice or a Take-Along Notice, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement.
12.4.4    Remain Subject. Units transferred pursuant to Sections 12.2 and 12.3 shall remain subject to the provisions of this Agreement.
12.5    Liquidity Options.
12.5.1    Put.
(a)    Put Notice. Each of USPB, New Kleinco and NBPCo (including for the purposes of this Section 12.5, their respective Permitted Transferees that have become Members) may, by giving written notice (the “Put Notice”) to Leucadia at any time during the Put Election Periods with respect to that portion of such Member’s Units as is set forth in Section 12.5.1(b) below, elect to sell to Leucadia all or any portion of the Units held by such Member specified in the Put Notice (each such Member delivering a Put Notice, for purposes of this Section 12.5, a “Putting Member”). All Units identified in a Put Notice with respect to a particular Member shall be referred to as “Put Units”. All Put Units referred to in a Put Notice shall be valued pursuant to the provisions of Section 12.5.3 below. Putting Members with respect to a particular Put Date are referred to herein as the “Put Member(s)”. By delivering a Put Notice, the Putting Member is irrevocably committing to sell to Leucadia (or the Company, as provided in Section 12.5.4.2 below) the Put Units specified in the Put Notice. Each Member hereby agrees to be bound by the terms of any Put Notice delivered in accordance with this Agreement.
(b)    Put Period. Each Putting Member (together with its respective Permitted Transferees that have become Members) shall be eligible to deliver a Put Notice in accordance with Section 12.5.1(a)(i) with respect to up to one-third of the Aggregate Units held by the Putting Member during the period commencing on the five (5) year anniversary of the Effective Date and ending thirty (30) days thereafter, (ii) with respect to up to one-third of each such Putting Member’s Aggregate Units during the period commencing on the seven (7) year anniversary of the Effective Date and ending thirty (30) days thereafter and (iii) with respect to any remaining portion of each Putting Member’s Aggregate Units during the period commencing on the ten (10) year anniversary of the Effective Date and ending thirty (30) days thereafter; provided, however, that no Putting Member may provide a Put Notice pursuant to this Section 12.5 with respect to less than 20% of such Putting Member’s Aggregate Units. With respect to USPB, USPB shall also have the right to deliver a Put Notice to Leucadia at any time during the period commencing on the date on which USPB is no longer obligated to deliver cattle to the Company pursuant to the Cattle Purchase and Sale Agreement (the “Cattle Agreement Trigger”) and ending 180 days thereafter. With respect to New Kleinco, New Kleinco shall also have the right to deliver a Put Notice to Leucadia at any time during the period commencing on the date on which Klein is no longer employed by the Company (the “Klein Non-employment Trigger”) and ending 180 days thereafter. Such fifth, seventh and tenth anniversary dates, the date of the Cattle Agreement Trigger and the date of the Klein Non-employment Trigger are individually referred to herein as a “Put Date” and are collectively referred to here as the “Put Dates.” The thirty (30) day period beginning on the fifth, seventh and tenth anniversary dates, the one hundred eighty (180) day period beginning on the Cattle Agreement Trigger and the one hundred eighty (180) day period beginning on the Klein Non-employment Trigger shall be referred to as a “Put Election Period;” provided that, if the Initiating Seller has notified USPB, NBPCo and New Kleinco and their respective Permitted Transferees that the Initiating Seller has, in good faith, taken steps to sell the Company, the applicable Put Election Period shall be tolled for a period not to exceed 120 days to permit the Initiating Seller to implement such sale.
12.5.2    Call.
(a)    Call Notice. Leucadia (including for the purposes of this Section 12.5, its Permitted Transferees that have become Members) may, by giving written notice (the “Call Notice”) to each of USPB, New Kleinco and/or NBPCo (including for purposes of this Section 12.5, their respective Permitted Transferees that have become Members) at any time during the respective Call Election Period applicable to such Member, elect to purchase from such Member, all or any portion of the Units held by such Member specified in the Call Notice (each such Member to which Leucadia delivers a Call Notice, for purposes of this Section 12.5, a “Called Member”). All Units identified in a Call Notice with respect to a particular Member shall be referred to as “Call Units”. All Call Units referred to in a Call Notice shall be valued pursuant to the provisions of Section 12.5.3 below. Called Members with respect to a particular Call Date are referred to herein as the “Call Member(s)”. By delivering a Call Notice, Leucadia is irrevocably committing to purchase the Call Units from the Called Member. Each Member hereby agrees to be bound by the terms of any Call Notice delivered in accordance with this Agreement.
(b)    Call Period. Leucadia shall be eligible to deliver a Call Notice in accordance with Section 12.5.2(a) with respect to all or any portion of the Units held by such Member (i) in the case of USPB, at any time (x) during the period commencing on the date of the Cattle Agreement Trigger and ending 180 days thereafter and (y) during the period commencing on the date USPB owns less than twenty (20%) of USPB’s Aggregate Units and ending 180 days thereafter, (ii) in the case of any Member other than USPB, after the ten (10) year anniversary of the Effective Date, at any time during the period commencing on the date such Member owns less than fifty percent (50%) of such Member’s Aggregate Units and ending 180 days thereafter, and (iii) in the case of New Kleinco, also at any time during the period commencing on the date of the Klein Non-employment Trigger and ending 180 days thereafter. The beginning dates of such periods are individually referred to herein as a “Call Date” and are collectively referred to here as the “Call Dates.” The 180 day periods beginning on the Call Dates shall be referred to as a “Call Election Period”; provided that, if Leucadia has notified USPB and NBPCo and their respective Permitted Transferees that Leucadia has, in good faith, taken steps to sell the Company, the applicable Call Election Period shall be tolled for a period not to exceed 120 days to permit Leucadia to implement such sale.
12.5.3    Determination of Fair Value; Appraisal. The Fair Value of the Put/Call Units shall be as of the applicable Put/Call Date, which shall be determined by agreement between Leucadia, on the one hand, and the Put/Call Member(s) on the other hand, and shall be determined within twenty (20) Business Days after the delivery of the Put Notice or Call Notice, as the case may be. If Leucadia and the Put/Call Member(s) are unable to agree on the Fair Value of the Put/Call Units as of the applicable Put/Call Date within such period, the Put/Call Member(s) as a group on the one hand and Leucadia on the other hand will each designate an appraiser to determine the Fair Value of the Put/Call Units as of the applicable Put/Call Date, such appraisals to be delivered no later than forty-five (45) Business Days after the delivery of the Put Notice or Call Notice, as the case may be. If the lower of the two initial appraisals is equal to or greater than 90% of the higher of the two initial determinations, the Fair Value of the Put/Call Units shall be the average of the two determinations. If the lower of the two initial appraisals is less than 90% of the higher of the initial appraisals with respect to any Put/Call Units, Leucadia and the Put/Call Member(s) shall attempt in good faith for a period of ten (10) Business Days following the later of the dates on which the two initial appraisals were delivered to determine a mutually acceptable Fair Value of the Put/Call Units. If an agreement is not reached during such period, Leucadia and the Put/Call Member(s) shall promptly (but in any event within five (5) Business Days after the completion of such ten Business Day period) direct the appraisers to designate a third appraiser to determine, within ten Business Days after such designation, which appraisal of the Fair Value of such Put/Call Units by the initial two appraisers is the more accurate appraisal of Fair Value of such Put/Call Units in the sole discretion of such third appraiser (who shall be limited to choosing one of the two initial determinations of Fair Value of the Put/Call Units). The determination of Fair Value by such third appraiser shall be final and binding on all parties. Each party shall pay the cost of its initially appointed appraiser, and if a third appraiser is necessary, the appraisal costs of the third appraiser shall be shared equally by the Put/Call Member(s) (pro rata in accordance with the number of Put/Call Units), on the one hand, and Leucadia, on the other hand. The “Fair Value” with respect to a Unit shall be the fair market value of a Unit, determined on the basis of the aggregate equity value of the Company, valuing such Unit as a proportionate interest in a going concern with reference to the relative economic rights and preferences of each Unit as set forth in Article 5, but without discount for marketability, lack of liquidity, minority status or otherwise. The Fair Value shall not take into account the value of the Company or Leucadia’s Interests, in each case, reflected on Leucadia’s books and records or financial statements.
12.5.4    Sale Notice; Assumption of Obligations.
12.5.4.1    Following the establishment of the Fair Value of the Put/Call Units, as of the applicable Put/Call Date, the Put/Call Member(s) shall sell, and Leucadia shall purchase, all of the Put/Call Units for the Fair Value of the Put/Call Units, without interest, on a date mutually agreed by Leucadia and the applicable Put/Call Members (the “Pay Date”) that is no later than 180 days following the date that the Put Notice or Call Notice, as the case may be, was received by the applicable Party, subject to Sections 12.5.4.2 and 12.5.5.
12.5.4.2    Leucadia shall have the right to assign its rights and obligations under Section 12.5 to the Company. Following any such assignment, the Company shall assume such obligations and rights of Leucadia (an “Assumption”) and the Company and Leucadia shall be jointly and severally liable to the Put/Call Member(s). In the event of an Assumption, the purchase and sale of all of the Put/Call Units shall occur on the Pay Date, and Leucadia and the Company shall be obligated to pay the aggregate Fair Value thereof in cash (without interest), with each Put/Call Member receiving the same price per Unit.
12.5.5    Financing; Sale. If, following an Assumption, Leucadia and the Company, acting jointly or severally, are not able to complete the purchase of any Put/Call Units pursuant to a Put Notice or Call Notice, as case may be, the Company shall be required, and each Member that has designated a Manager shall cause such Manager, to use its commercially reasonable efforts for the Company to obtain necessary financing to complete the purchase of the Put/Call Units pursuant to a Put Notice or Call Notice, as the case may be. If Leucadia and the Company are unable to consummate the purchase of the Put/Call Units within ten (10) Business Days after the applicable Pay Date, then the Put/Call Members may, at their option, require the Company to retain a financial advisor to sell the Company at such price and upon such terms and conditions as may be approved by the Put/Call Members. If requested by the Put/Call Members in connection with such Sale, each Member shall be bound and obligated to Transfer its entire Interest in the Company (for purposes of this Section 12.5, a “Sale”) to a transferee proposed by the Put/Call Members (for purposes of this Section 12.5, the “Proposed Transferee”) at the same price per Unit, in the same form of consideration and on the same terms and conditions as the Put/Call Members. All costs and expenses of the Company and the Put/Call Members with respect to any such Sale shall be paid by the Company.
12.5.6    Cooperation. The Company and each Member, whether in its capacity as such or as a member of the Board of Managers, officer or agent of the Company, or otherwise (the “Other Members”), shall to the fullest extent permitted by law take or cause to be taken all such actions as may be reasonably requested by the Put/Call Members in order expeditiously to consummate the transactions contemplated by Section 12.5.5 and any related transactions, including, without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Put/Call Members; provided, however, that the Other Members shall be obligated to become liable (severally and not jointly) in respect of any representations, warranties, covenants, indemnities or otherwise to the Proposed Transferee solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Other Member agrees to execute and deliver such agreements as may be reasonably specified by the Put/Call Members to which the Put/Call Members will also be party, including, without limitation, agreements to (a) make individual representations as to the title to its Interest and the power, authority and legal right to transfer such Interest to the extent such agreements are also made by the Put/Call Members and (b) be liable in respect of any purchase price escrow or adjustment provisions or reduction in purchase price as may apply to Members generally resulting from representations, warranties, covenants and indemnities in respect of the Company to the extent that the Put/Call Members are also liable; provided, however, that, (i) except with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Units, the aggregate amount of such liability shall not exceed the lesser of (a) such Other Member’s pro rata portion of any such liability, in accordance with such Other Member’s portion of the total value of Interests included in the Sale or (b) the proceeds to such Other Member as a result of such Sale and (ii) with respect to individual representations, warranties, covenants, indemnities and other agreements of holders of Interests, the aggregate amount of such liability shall not exceed the proceeds to such Other Member as a result of such Sale. It is understood and agreed that the Put/Call Members shall not have any liability to any other Member arising from, relating to, or in connection with, any transaction proposed pursuant to Section 12.5.5, whether or not such proposed transaction is consummated, other than liability for breach of the applicable provisions of this Agreement, if any.
12.5.7    Closing. The closing of a Sale pursuant to Section 12.5.5 shall take place at such time and place as the Put/Call Members shall specify by reasonable advance notice to each Other Member.
12.5.8    Required Members. All actions required or permitted to be taken, or consents or approvals required or permitted to be given, by the Put/Call Member(s), pursuant to this Section 12.5 shall only require the approval in writing of the taking of such action or giving of such consent or approval by Put/Call Member(s) holding a majority of the outstanding Units that are Put/Call Units held by the Put/Call Member(s). Any action, consent or approval taken or given pursuant to this Section 12.5 shall be binding on all other Put/Call Member(s).
12.5.9    Precedence of Take-Along Notice. A Take-Along Notice delivered pursuant to Section 12.3 shall have precedence over any Put Notice or Call Notice delivered pursuant to this Section 12.5, and if the Initiating Seller exercises its Take-Along Rights after a Put Notice or Call Notice has been delivered under this Section 12.5, all time frames in this Section 12.5 shall be tolled to accommodate such Take-Along Rights for a period not to exceed 120 days.
13.    DISSOLUTION OF COMPANY
13.1    Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 11, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.
13.2    Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18 802 of the Act, (b) the written determination of the Members holding two-thirds of the outstanding Units or (c) the disposition of all of the Company’s assets.
13.3    Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. After the payment of the debts and liabilities of the Company and the establishment of reasonable reserves, any property or assets of the Company, including proceeds from the liquidation thereof, remaining upon the dissolution and liquidation of the Company shall be Distributed to the Members in proportion to their respective Percentage Interest, after taking account of any adjustment of their Capital Accounts to reflect all Net Profits and Net Losses of the Company through the date of distribution. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Managers.
13.4    No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section

13.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 13.3 and except as specifically provided in Section 18 802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.
13.5    No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.
14.    INDEMNIFICATION
14.1    General. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Board of Managers and each member of the Board, each Member, including the Tax Matters Member in such Member’s capacity as such, and the officers of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 14), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company, from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 14.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 14.1 shall be recoverable only from the assets of the Company, and not from any assets of the Members. The Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 14. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs. Notwithstanding the foregoing, the Company shall not be required to indemnify, defend or hold harmless USPB, New Kleinco or NBPCo, or any of their respective Affiliates, for any liability, loss or damage relating to the indemnification obligations of USPB, New Kleinco and NBPCo pursuant to the Membership Interest Purchase Agreement.
14.2    Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the

Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.
14.3    Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 14 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.
14.4    Procedure Agreements. The Company may enter into an agreement with any of its officers, or the Managers, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 14.
14.5    Duties of Board of Managers. Without limiting applicability of any other provision of this Agreement, including without limitation the other provisions of this Article 14, which shall control notwithstanding anything to the contrary in this Section 14.5, the following provisions shall be applicable to the Board of Managers and the members thereof in their capacity as members of the Board:
(a)    The Board and the members thereof and the decisions of the Board shall have the benefit of the business judgment rule to the same extent as the Board, such members and such decisions would have the benefit of such rule if the Board were a board of directors of a Delaware corporation.
(b)    Except as set forth in Section 14.7.3, the members of the Board shall have the same duties of care and loyalty as such Persons would have if such Persons were directors of a Delaware corporation but in no event shall any member of the Board be liable for any action or inaction for which exculpation is provided under Section 14.2.
14.6    Interested Transactions. To the fullest extent permitted by law, no member of the Board of Managers shall be deemed to have breached his duty of loyalty to the Company or the Members (and such member of the Board of Managers shall not be liable to the Company or to the Members for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.11.
14.7    Fiduciary and Other Duties.
14.7.1    An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.
14.7.2    Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.
14.7.3    Notwithstanding any other provision of this Agreement or otherwise applicable law, other than corporate opportunities belonging to the Company, which shall include in all cases Competing Businesses and Competing Facilities (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia), Leucadia (or any of its Affiliates) may each engage in any other business activities whatsoever and engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business conducted or proposed to be conducted by the Company or any of its Affiliates, and none of the Company, any of its Affiliates or any other Member (including such other Member’s Affiliates) shall have any rights in, with respect to, or to be informed of such other business activities or ventures or the income or profits derived therefrom. Other than corporate opportunities belonging to the Company, which shall include in all cases Competing Businesses and Competing Facilities (unless such corporate opportunity is waived by a vote of the Board of Managers, which vote shall include a majority of the Managers not appointed by Leucadia), Leucadia (or any of its Affiliates) shall not be obligated to present any business or investment opportunity to the Company or its Affiliates even if such opportunity is of a character that, if presented to the Company or such Affiliates, could be taken by the Company or such Affiliates, and Leucadia (or any of its Affiliates) shall have the right to take for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to recommend to any other Person any such particular business or investment opportunity.
15.    REPRESENTATIONS AND COVENANTS BY THE MEMBERS
Each Member hereby represents and warrants to, and agrees with, the Board of Managers, the other Members and the Company as follows:
15.1    Investment Intent. Such Member is acquiring such Member’s Interest with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws.
15.2    Securities Regulation. Such Member acknowledges and agrees that such Member’s

Interest is being issued and sold in reliance on the exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that such Member’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. Such Member understands that such Member has no contractual right for the registration under the Securities Act of such Member’s Interest for public sale and that, unless such Member’s Interest is registered or an exemption from registration is available, such Member’s Interests may be required to be held indefinitely.
15.3    Knowledge and Experience. Such Member has such knowledge and experience in financial, tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto.
15.4    Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Interest.
15.5    Binding Agreement. Such Member has all requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain such Member’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).
15.6    Tax Position. A Member will not take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company unless such Member provides prior written notice to the Company and consults with and considers in good faith the suggestions of the Company with respect to such position.
15.7    Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction.
15.8    Licenses and Permits. Such Member will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any foreign, federal, state or local license or permit needed to operate its business or the business of any entity in which the Company invests.
15.9    Operating Structure. Such Member will cooperate and take such actions as deemed necessary by the Board of Managers to facilitate and execute any transaction undertaken pursuant to Schedule 1.2(d) of the Membership Interest Purchase Agreement, which transactions have been approved by the Members pursuant to the Membership Interest Purchase Agreement.
16.    COMPANY REPRESENTATIONS
In order to induce the Members to enter into this Agreement and to make the Capital

Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:
16.1    Duly Converted and Formed. The Partnership has duly converted into the form of a Delaware limited liability company in accordance with the Act. The transactions contemplated hereby and the Membership Interest Purchase Agreement do not violate or contravene the Prior LLC Agreement, and all action of the Company necessary to authorize the effectiveness of this Agreement has been taken. The Company will be a duly formed and validly existing limited liability company under the Act, with all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.
16.2    Valid Issue. When the Interests are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Interests issued to the Members will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Company will attach thereto.
17.    AMENDMENTS TO AGREEMENT
17.1    Amendments. This Agreement may be modified or amended with the prior written consent of the Board of Managers, subject to Section 6.6. Notwithstanding the foregoing provisions of this Section 17.1: (1) this Section 17.1 may not be amended without the approval of each Member; and (2) other provisions of this Agreement may not be amended without the approval of each Member affected if the amendment (a) would reduce any such Member’s Interests or would reduce the allocation to such Member of Net Profit or Net Loss, or would reduce the Distributions of cash or property to such Member from that which is provided or contemplated herein, unless such amendment treats all Members ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Member’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the acceptance of a new Member pursuant to Article 11; or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities. Sections 14.1, 14.2 and 14.3 of this Agreement may not be amended in a manner to reduce or restrict the indemnification rights provided in Sections 14.1, 14.2 and 14.3 unless the indemnitee has consented; provided, however that such indemnification rights with respect to any officer of the Company may be so amended, on a prospective basis with respect to acts occurring after the date of such amendment only, upon 30 days prior written notice to such officer. All proposed amendments to this Agreement will be sent to each Member within a reasonable period of time prior to being presented for approval whether by the Board or the Members and also promptly after the effectiveness thereof.
17.2    Corresponding Amendment of Certificate. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.
17.3    Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 17 shall be binding on all Members.
18.    GENERAL

18.1    Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors and permitted assigns of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, and (c) may be executed in more than one counterpart, all of which together shall constitute one agreement, contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.
18.2    Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Member, at the address of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to it at: 12200 N. Ambassador Drive, Kansas City, MO 64163, with a copy to Leucadia (which copy shall not constitute notice to Leucadia) at: 315 Park Avenue South, New York, NY 10010, Attention: President.
18.3    Execution of Documents. From time to time after the Effective Date, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement. Each Member, including each new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board of Managers or any Person designated by the Board to act on such Member’s behalf for purposes of this Section 18.3 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:
(a)    all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board, necessary to protect the limited liability of the Members;
(b)    all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and
(c)    all conveyances and other instruments that the Board deems appropriate to reflect the dissolution of the Company.
The appointment by each Manager or any Person designated by the Board to act on its behalf for purposes of this Section 18.3 as such Member’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Member giving such power and the transfer or assignment of all or any part of such Member’s Interests; provided, however, that in the event of a Transfer by a Member of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the transferee shall have been admitted to the Company as a substituted Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.
18.4    Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of Delaware. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named court, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 18.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 18.4 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the State of Delaware.
18.5    Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, the Company and each Member hereby waives, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.
18.6    Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein.

Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
18.7    Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.
18.8    No Third Party Rights. Except for the provisions of Section 7.15, the provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.
[REMAINDER OF THIS PAGE BLANK]

THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.
LEUCADIA NATIONAL CORPORATION
By:
Its:
U.S. PREMIUM BEEF, LLC
By:
Its:
NBPCO HOLDINGS, LLC
By:
Its:
TMK HOLDINGS, LLC
By:
Its:
NATIONAL BEEF PACKING COMPANY, LLC
By:
Its:

Exhibit 3.1
MEMBERS OF THE COMPANY, CAPITAL CONTRIBUTIONS AND ISSUED UNITS AND PERCENTAGE INTEREST

Member	Units	Contribution	Percentage Interest
Leucadia	7,894.77	$172,472,820	78.95%
USPB	1,507.29	$32,928,959	15.07%
NBPCo	532.72	$11,638,049	5.33%
New Kleinco	65.22	$1,424,827	0.65%

TOTAL	10,000	$218,464,655	100.00%

CATTLE PURCHASE AND SALE AGREEMENT
BETWEEN
NATIONAL BEEF PACKING COMPANY, LLC
AND
U.S. PREMIUM BEEF, LLC

THIS CATTLE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the [______] day of [________], 2011, by and between NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company (“National Beef”), and U.S. PREMIUM BEEF, LLC, a Delaware limited liability company (“USPB”). National Beef and USPB are each referred to individually as a “Party” and collectively as the “Parties.”
Recitals

A.    USPB members are engaged in the production and marketing of cattle;
B.    National Beef is engaged in the business of purchasing and processing cattle and marketing beef and related products; and
C.    National Beef desires to purchase cattle from USPB members, and USPB members desire to sell and deliver cattle to National Beef, on the terms and conditions in this Agreement.
D.    USPB holds a membership interest in National Beef. Pursuant to a Pledge and Security Agreement dated as of the date hereof between USPB and National Beef (the “Pledge Agreement”), USPB has granted to National Beef a perfected security interest in all of USPB’s membership interests in National Beef in order to support its obligations under this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the Parties hereto agree as follows:

1.    Purchase/Sale of Cattle.

(a)    Purchase through USPB. Subject to the terms and conditions in this Agreement and during the term of this Agreement, National Beef shall purchase through USPB from its members, and USPB shall cause to be sold and delivered from its members to National Beef, on an annual basis, a base amount of 735,385 (plus or minus ten percent (10%)) head of cattle per year.

(b)    Additional Cattle Delivery Rights. National Beef agrees to discuss terms and conditions for USPB to increase cattle delivery rights through cattle producers who would deliver to National Beef processing (slaughter) facilities, at current and future locations. If National Beef acquires or develops new processing (slaughter) facilities, then USPB shall have a first right to provide cattle to those facilities at the same proportion as provided to the existing facilities as of the effective date of this Agreement.

(c)    Scheduling. Delivery schedules shall be determined by National Beef on a reasonable basis, consistent with all other provisions of this Agreement, taking into account operational practicalities. Delivery will be to National Beef’s beef processing facilities located in the United States in the traditional areas where USPB members have or are delivering cattle to National Beef processing facilities. Upon receipt of a request by National Beef, USPB will forecast USPB’s anticipated deliveries thirty (30) days in advance of any scheduled deliveries to National Beef.

2.    Purchase Price of Cattle.

(a)    Grid Pricing Criteria. The purchase price for cattle purchased by National Beef under this Agreement shall be an amount determined pursuant to National Beef’s pricing grid for cattle to be delivered through USPB by USPB members, as the pricing grid may be modified or supplemented from time to time through mutual agreement by National Beef and USPB; provided, however, that the pricing grid shall at all times be no less favorable than any other pricing grid being utilized by National Beef; and provided, further, however, that the pricing grid shall be competitive with National Beef’s major competitors for the purchase of cattle. “Competitive with National Beef’s major competitors” means the pricing grid is competitive with the best pricing grids offered by any two or more competitors. For purposes of the pricing grid, National Beef shall grade beef derived from cattle purchased under this Agreement in accordance with standard industry practice. An example of grid pricing is given on Exhibit A.

(b)    Carcass Data. National Beef shall provide USPB carcass data on all cattle delivered by USPB members to National Beef in a manner similar to the customary information provided by National Beef to USPB, an example of which is in Exhibit B, or as otherwise agreed to by the Parties.

3.    Payment of Purchase Price. Cattle purchased under this Agreement from USPB members shall be paid for by National Beef on a finish and grade basis consistent with standard industry practice, or on any other basis that is consistent with any other standard industry practice utilized by National Beef with respect to cattle purchased from third parties, and shall in any event be in accordance with applicable law.

4.    Cattle Quality. For purposes of this Agreement, USPB agrees that USPB members will not deliver to National Beef any cattle that have been condemned by the United States Department of Agriculture or any other applicable regulatory authority.

5.    Permits. USPB members shall provide National Beef with all permits necessary to qualify cattle for interstate shipment, if applicable, in the same manner as required for other cattle purchased by National Beef. Each Party otherwise covenants with the other Party to perform the Party’s obligations under this Agreement in accordance with all applicable laws.

6.    Weighing and Transportation. All cattle purchased by National Beef from USPB under this Agreement shall be weighed and transported according to standard industry practice and on the same basis as other cattle purchased by National Beef (or as otherwise mutually determined by the Parties through the pricing grid determination process).

7.    Term of Agreement. The term of this Agreement shall commence on the date first written above and shall continue for an initial term of five years (such period, as it may be extended pursuant to the terms of this Agreement, referred to herein as the “Term”). Unless either Party gives written notice to the other Party that it does not want to extend the Term at least sixty (60) days prior to each one year anniversary of the date of this Agreement, then, on each such anniversary, the Term shall be extended by one (1) year. If such written notice is given, this Agreement will continue until the expiration of the Term, subject to the following:

(1)    if there is a material breach of any agreement or covenant of USPB contained in this Agreement, National Beef may give written notice of the breach to USPB and, if the breach is not cured within a period of thirty (30) days following the notice of breach by National Beef to USPB (“USPB’s Cure Period”), National Beef shall have the right to terminate this Agreement upon written notice to USPB within thirty (30) days following the expiration of USPB’s Cure Period, provided, however, if the breach is related to a shortage in the number of cattle delivered by USPB and its members to National Beef in a given year, then USPB shall have the right to make up delivery shortages by increasing cattle deliveries on a prorated basis equal to 10% of the annual deliveries per month until the shortage in deliveries is made up. The effective date of any such termination under this Section 7(1) shall be six (6) months following the date of delivery of the notice of termination by National Beef to USPB, and during such six (6) month period USPB and National Beef shall continue to perform their respective obligations under this Agreement; provided, however, USPB may terminate the Agreement prior to such six (6) month period upon written notice to National Beef if National Beef fails to comply with the terms of and conditions of this Agreement including to pay for cattle as required (subject to a five (5) business day cure period or any shorter period required by federal law);

(2)    if there is a material breach of any agreement or covenant of National Beef contained in this Agreement, USPB may give written notice of the breach to National Beef and, if the breach is not cured within a period of thirty (30) days (or, if the breach is a failure of National Beef to make a payment to USPB or USPB members, five (5) business days) following the notice of breach by USPB to National Beef (“National Beef Cure Period”), USPB shall have the right to terminate this Agreement upon written notice to National Beef within thirty (30) days following the expiration of the National Beef Cure Period. The effective date of any such termination under this Section 7(2) shall be six (6) months following the date of delivery of the notice of termination by USPB to National Beef, and during such six (6) month period USPB and National Beef shall continue to perform their respective obligations under this Agreement; provided, however, USPB may terminate the Agreement prior to such six (6) month period upon written notice to National Beef if National Beef fails to comply with the terms and conditions of this Agreement including to pay for cattle as required (subject to a five (5) business day cure period or any shorter period required by federal law);

(3)    if (i) at any time USPB owns less than twenty percent (20%) of USPB’s Aggregate Units (as defined in the National Beef Packing Company, LLC First Amended and Restated Limited Liability Company Agreement dated as of [__], 2011, as amended, modified, supplemented, extended or restated from time to time) or (ii) at any time after the Effective Date (as defined in the National Beef Pennsylvania, LLC Amended and Restated Limited Liability Company Agreement dated as of [__], 2011, as amended, modified, supplemented, extended or restated from time to time (the “Pennsylvania LLC Agreement”)), USPB owns less than twenty percent (20%) of USPB’s Aggregate Units (as defined in the Pennsylvania LLC Agreement), then National Beef shall have the right to terminate this Agreement upon written notice to USPB. The effective date of any such termination under this Section 7(3) shall be six (6) months following the date of delivery of the notice of termination by National Beef to USPB, and during such six (6) month period USPB and National Beef shall continue to perform their respective obligations under this Agreement; provided, however, USPB may terminate the Agreement prior to such six (6) month period upon written notice to National Beef if National Beef fails to comply with the terms and conditions of this Agreement including to pay for cattle as required (subject to a five (5) business day cure period or any shorter period required by federal law);

(4)    for a period of six (6) months following any termination of this Agreement due to the expiration of the Term, National Beef and USPB shall continue to perform their respective obligations under this Agreement as if this Agreement was still in effect; provided, however, USPB may terminate the Agreement prior to such six (6) month period upon written notice to National Beef if National Beef fails to comply with the terms and conditions of this Agreement including to pay for cattle as required (subject to a five (5) business day cure period or any shorter period required by federal law); and

(5)    notwithstanding the foregoing clauses (1), (2), (3) and (4), the obligation to purchase and pay for cattle and the obligation to deliver cattle under this Section 7, and rights of either Party to collect applicable damages and to exercise its remedies for failure to purchase and deliver cattle as provided under this Agreement all of which shall be subject to reasonable written notice to the other party if not specified in this Agreement (including, in the case of National Beef, National Beef’s exercise of its rights under the Pledge Agreement), shall survive any notice of termination or termination of this Agreement.

8.    Warranties. USPB MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED TO NATIONAL BEEF OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SPECIFICALLY MAKES NO WARRANTY AS TO ANY SPECIFIC GRADE OF BEEF TO BE DERIVED FROM ANY CATTLE SOLD UNDER THIS AGREEMENT, AND DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

9.    Dispute Resolution. Any and all disputes related to Section 2(a) which cannot be settled amicably, including any ancillary claims of any Party, arising out of, relating to or in connection with the interpretation, performance or non-performance of Section 2(a) of this Agreement (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Missouri in accordance with the then-existing American Arbitration Association Rules and Procedures for commercial arbitration. If the Parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Missouri and shall conduct the proceedings in the English language. Performance under Section 2(a) of this Agreement shall continue if reasonably possible during any arbitration proceedings.

10.    Remedies. If either Party is in default under this Agreement, the other Party may exercise any and all rights and remedies available to the Party under this Agreement, under any applicable Uniform Commercial Code, or otherwise at law or in equity (including, in the case of National Beef, National Beef’s exercise of its rights under the Pledge Agreement). Notwithstanding other provisions of this Section, if a force majeure event occurs precluding National Beef from receiving and/or processing cattle, National Beef must still purchase cattle from USPB and its members as provided under this Agreement. Cattle available for delivery from USPB and its members to a plant during a force majeure event are defined as “Force Majeure Cattle.” Notwithstanding the foregoing National Beef shall have no obligation to purchase Force Majeure Cattle unless the logistics and financial components of purchasing the Force Majeure Cattle (such as delivery to another plant within a reasonable distance to the plant affected by the force majeure event) would be substantially the same to National Beef as they would have been without the occurrence of the force majeure event. National Beef shall notify USPB in writing if National Beef will not purchase Force Majeure Cattle and take delivery at a plant with a force majeure event and must offer to purchase the Force Majeure Cattle with pricing adjustments to compensate National Beef for the actual additional costs to purchase the Force Majeure Cattle over the purchase of the Force Majeure Cattle if the force majeure event had not occurred.

11.    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly delivered (i) upon delivery by hand, (ii) upon delivery by fax or electronic transmission, provided written confirmation of such delivery is received, (ii) five (5) days after being mailed by certified mail with postage paid and return receipt requested or (iii) one (1) day after being mailed by overnight courier to the Parties at the following addresses and fax numbers (or at another address or fax number for a Party as the Party shall designate in a notice given pursuant to this Section):
(a)    If to National Beef, to:
Chief Executive Officer
National Beef Packing Company, LLC
12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163

With a copy to:

General Counsel
National Beef Packing Company, LLC
12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Fax: (816) 713-8889

and (which shall not be considered notice):

Leucadia National Corporation
Attn: Justin R. Wheeler
315 Park Avenue South

New York, New York 10010
Fax: (212) 598-3245
Email: jwheeler@leucadia-slc.com

and

Weil, Gotshal & Manges LLP
Attn: Andrea A. Bernstein
Matthew J. Gilroy
767 Fifth Avenue
New York, New York 10153
Fax: 212-310-8007
Email: andrea.bernstein@weil.com
matthew.gilroy@weil.com

(b)    If to USPB, to:
Steven D. Hunt, CEO
U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195
Fax: (816) 713-8810
Email: sdhunt@uspb.com

with a copy to:

Stoel Rives LLP
Attn: Mark J. Hanson
33 South Sixth Street, Suite 4200
Minneapolis, MN 55402
Fax: (612) 373-8881
Email: mjhanson@stoel.com

12.    Entire Agreement; Amendment; Survival. This Agreement contains all of the terms agreed upon by the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements of the Parties or their predecessors in interest as to the subject matter of this Agreement. This Agreement may not be modified except in writing, signed by the Parties hereto, that specifically references this Agreement. Sections 9, 11, 12, 13 and 14 shall survive the expiration or termination of this Agreement.

13.    Assignment. This Agreement may not be assigned by any Party without prior written consent of the other Party. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Notwithstanding the foregoing, National Beef may assign this Agreement to any wholly owned subsidiary or affiliate without any prior written consent.

14.    Governing Law; Construction. This Agreement, other than Section 2(a) which is subject to the dispute resolution provisions in Section 9 of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Kansas, and shall be settled exclusively in the state or federal courts located in the State of Kansas, according to the rules of jurisdiction and procedure applicable to those courts. Except for matters relating to Section 2(a), each Party consents exclusively to subject matter and jurisdiction and venue in the federal and state courts of the State of Kansas. The Parties agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the [______] day of [________] 2011.

NATIONAL BEEF PACKING COMPANY, LLC

By
Title:

U.S. PREMIUM BEEF, LLC

By
Title:

Feedyard: [redacted]

Lot #: 143 **USPB Lot #** 117647
Method: USPB Base Grid
Slaughter: 9/26/2011 **Plant** Liberal
FY Lot #: 524 **Pen #** 54

Cattle Settlement Worksheet

National Beef
A U.S. Premium Beef Company

Lot Statistics

Live Wt	84,874	Hot Yield	63.17%	Avg Live Wt	1,347	Net Live Price	118.19	Net Live Prem/Disc	29.89/Head
Hot Wt	53,612			Avg Hot Wt	851	Net Hot Price	187.11	Difference	2.22/CWT

Base Price	
USDA Kansas Weekly Average	115.97
Formula Allowance	0.25
Grid Allowance	0.00
Base Live Price	116.22
Hot Yield Threshold	63.75%
Base Hot Price	182.31

Prem Summary	
Choice	10.26
Prime	23.09
CAB	3.34
BCPR	1.84

Steers	**Head**	**Live Wt**	**Hot Wt**	**Base Price**	**Amount**	**/cwt**
Base Lot Amount	63	84,874	53,612	182.31	97,740.04	182.31
Quality Grade Adjustments					696.55	1.30
Yield Grade Adjustments					-64.80	-0.12
Weight Adjustments					-158.85	-0.30
Other Adjustments					2,540.82	4.74
Total Cattle Proceeds	**63**	**84,874**	**53,612**		**100,753.76**	**187.93**

		Head	Hot Wt	Actual	TH	Price	Wt Diff	Extension
Quality Grade Adjustments	Prime	0	0	0.00%		23.09	0	0.00
	Choice or Higher	42	36,276	67.66%	55.00%	10.26	6,789	696.55
						0.00	29,487	0.00
	Select	21	17,336	32.34%		0.00	17,336	0.00
	Ungraded	0	0	0.00%		-10.00	0	0.00
	Hard Bone	0	0	0.00%		-25.00	0	0.00
Total Quality Grade Adjustments								696.55
Carcass Adjustments	CAB	7	6,176	11.52%		3.34	6,176	206.28
	BCPR	8	7,040	13.13%		1.84	7,040	129.54
	Over 30 Months	0	0	0.00%		-10.00	0	0.00
Total Carcass Adjustments								335.82
Yield Grade Adjustments	1	4	3,032	5.66%	23.04%	3.00	-9,320	0.00
	2	27	22,320	41.63%	44.90%	1.50	-1,752	0.00
	3	29	25,441	47.45%	27.79%	0.00	10,542	0.00
	4	3	2,819	5.26%	4.05%	-10.00	648	-64.80
	5	0	0	0.00%	0.22%	-15.00	-118	0.00
Total Yield Adjustments								-64.80
Weight Adjustments	575 - dn	0	0	0.00%		-15.00	0	0.00
	1000 and up	1	1,059	1.98%		-15.00	1,059	-158.85
Total Weight Adjustments								-158.85
Lot Adjustments	Age Verified	63		100.00%		35.00		2,205.00
Total Lot Adjustments								2,205.00
Total Adjustments to Net								3,013.72

Cattle grading between 45% and 55% Choice or higher receive no premium or discount. Above 55% will get a premium. Below 45% will get a discount.

Purchase Record
Kill Date: 9/26/2011
Head Count: 63

103 USPB Base Grid
Lot Number: 143

Page: 1
USPB Lot: 117647
Gender: Steers

	Head	Live Wt	Hot Wt	Amount	$/CWT
Total Cattle Proceeds	63	84,874	53,612	100,753.76	187.93
Excess Freight				-442.84	-0.83
Beef Council				-63.00	-0.12
Lot Total Proceeds				100,247.92	186.99
Payment - [redacted] - Check Num: 186198				-83,844.48	
Payment - [redacted] - Check Num: 187031				-16,403.44	
Balance				0.00	

Freight Summary

Freight Paid	952.08	1.12
Less - Freight Allowance	509.24	0.60
Excess Freight	442.84	0.52

Detailed Carcass Grade Report
Kill Date: 9/26/2011
Head Count: 63

103 USPB Base Grid
Lot Number: 143

Page: 1
USPB Lot: 117647
Gender: Steers

Carc Num	Carc Id	Ear Tag	Hot Wt	QG	YG	CAB	BCPR	Hard	Dark	Ovr 30	Marble	REA	Bk Fat	CARC VALUE	CARC CWT
1	102155	7119 - Pink	910	CH	3						440	12.70	0.41	$1,728.52	189.95
2	102156	7140 - Pink	799	CH	3						410	11.45	0.41	$1,521.95	190.48
3	102157	7110 - Pink	799	SE	2						350	13.26	0.28	$1,439.97	180.22
4	102158	7104 - Pink	819	CH	2						420	14.37	0.37	$1,559.16	190.37
5	102159	7112 - Pink	809	CH	2		X				450	12.80	0.26	$1,555.45	192.27
6	102160	7404 - Pink	861	CH	2		X				490	15.35	0.34	$1,653.17	192.01
7	102161	6522 - Pink	952	CH	3						440	15.07	0.53	$1,806.69	189.78
8	102162	7101 - Pink	850	CH	3						410	12.72	0.39	$1,616.86	190.22
9	102163	7103 - Pink	852	SE	2						350	15.27	0.43	$1,533.16	179.95
10	102164	6515 - Pink	794	CH	2						440	13.81	0.32	$1,512.64	190.51
11	102165	7116 - Pink	905	CH	3		X				480	12.77	0.41	$1,735.86	191.81
12	102166	7122 - Pink	1059	CH	3		X				540	15.07	0.55	$1,866.45	176.25
13	102167	7115 - Pink	813	CH	3						400	11.63	0.39	$1,548.00	190.41
14	102168	7144 - Pink	766	SE	1						330	14.58	0.20	$1,381.94	180.41
15	102169	6520 - Pink	823	CH	3						410	13.17	0.59	$1,566.61	190.35
16	102170	7402 - Pink	906	SE	3						380	13.58	0.41	$1,628.12	179.70
17	102171	6524 - Pink	830	CH	2						450	14.42	0.36	$1,579.63	190.32
18	102172	7107 - Pink	840	SE	2						360	13.72	0.35	$1,512.06	180.01
19	102173	6536 - Pink	822	CH	2						430	13.89	0.53	$1,564.75	190.36
20	102174	7407 - Pink	790	SE	2						310	13.76	0.32	$1,424.14	180.27
21	102175	7123 - Pink	923	SE	3						350	13.74	0.37	$1,658.02	179.63
22	102176	726 - Red	888	CH	2						440	13.99	0.38	$1,687.58	190.04
23	102177	7114 - Pink	835	CH	2						430	13.84	0.45	$1,588.94	190.29
24	102178	6534 - Pink	819	SE	2						370	13.85	0.34	$1,475.13	180.11
25	102179	7111 - Pink	807	SE	1						380	15.47	0.36	$1,454.03	180.18
26	102180	6535 - Pink	828	CH	2						410	14.72	0.47	$1,575.92	190.33
27	102181	7124 - Pink	872	SE	3						380	13.32	0.48	$1,568.34	179.86
28	102182	7138 - Pink	921	CH	3						490	13.95	0.46	$1,748.99	189.90
29	102183	6532 - Pink	807	CH	3						440	12.83	0.43	$1,536.83	190.44
30	102184	7106 - Pink	849	CH	3						400	13.29	0.40	$1,615.00	190.22
31	102185	7141 - Pink	829	CH	2						410	14.57	0.36	$1,577.77	190.32
32	102186	6531 - Pink	962	CH	2	X					640	16.13	0.53	$1,857.42	193.08
33	102187	7143 - Pink	780	SE	2						390	13.60	0.39	$1,406.56	180.33
34	102188	7414 - Pink	846	SE	2						350	14.53	0.55	$1,522.61	179.98
35	102189	7125 - Pink	802	SE	3						340	12.82	0.47	$1,445.25	180.21
36	102190	6518 - Pink	971	CH	4						420	12.76	0.65	$1,819.72	187.41
37	102191	7405 - Pink	673	CH	1						410	13.09	0.14	$1,287.46	191.30
38	102192	7145 - Pink	973	CH	4						430	13.58	0.64	$1,823.39	187.40
39	102193	7139 - Pink	811	CH	2						440	14.54	0.44	$1,544.28	190.42
40	102194	6538 - Pink	915	CH	3	X					500	14.18	0.49	$1,768.38	193.27
41	102195	7137 - Pink	901	CH	2						430	14.40	0.44	$1,711.77	189.99
42	102196	7401 - Pink	857	CH	2		X				450	16.26	0.52	$1,645.65	192.02
43	102197	6525 - Pink	843	CH	2	X					600	14.40	0.46	$1,631.99	193.59
44	102198	7102 - Pink	998	CH	3						430	14.25	0.67	$1,892.29	189.61
45	102199	6517 - Pink	937	SE	3						380	13.83	0.33	$1,682.63	179.58
46	102200	7120 - Pink	879	CH	3						440	13.33	0.60	$1,670.83	190.08
47	102201	7121 - Pink	746	SE	2						360	12.21	0.29	$1,346.78	180.53
48	102202	7117 - Pink	786	SE	1						370	13.87	0.12	$1,417.11	180.29
49	102203	7142 - Pink	751	SE	2						370	12.40	0.35	$1,355.57	180.50
50	102204	6537 - Pink	875	CH	4	X					560	11.50	0.62	$1,672.50	191.14
51	102205	7403 - Pink	865	SE	3						370	12.30	0.51	$1,556.03	179.89
52	102206	6521 - Pink	878	SE	3						450	13.07	0.47	$1,578.89	179.83
53	102207	7108 - Pink	760	SE	3						380	12.39	0.44	$1,371.39	180.45
54	102208	6523 - Pink	831	CH	3	X					560	13.23	0.44	$1,609.26	193.65
55	102209	6533 - Pink	916	CH	3	X					510	13.15	0.50	$1,770.27	193.26
56	102210	7105 - Pink	805	CH	2						400	13.61	0.34	$1,533.11	190.45
57	102211	6514 - Pink	811	SE	2						390	13.78	0.33	$1,461.07	180.16
58	102212	7406 - Pink	834	CH	3	X					580	13.63	0.59	$1,614.94	193.64
59	102213	6516 - Pink	792	CH	2						470	13.49	0.32	$1,508.92	190.52
60	102214	7109 - Pink	888	CH	3						420	13.79	0.47	$1,687.58	190.04
61	102215	6519 - Pink	826	CH	3		X				480	13.78	0.55	$1,587.40	192.18
62	102216	7113 - Pink	822	CH	3		X				460	12.23	0.32	$1,579.88	192.20
63	102217	6526 - Pink	901	CH	3		X				480	14.37	0.61	$1,728.35	191.83

Detailed Carcass Grade Report | 103 USPB Base Grid | Page: 2

Kill Date: 9/26/2011 | Lot Number: 143 | USPB Lot: 117647

Head Count: 63 | Gender: Steers

	Pounds	Percent	Head
Total Weight	53,612		63
Choice & Higher	36,276	67.66%	42
CAB	6,176	11.52%	7
BCPR	7,040	13.13%	8
Prime	0	0.00%	
Choice	36,276	67.66%	42
Select	17,336	32.34%	21
Ungraded	0	0.00%	
Hard Bone	0	0.00%	
Over 30 Month	0	0.00%	
Yield Grade 1	3,032	5.66%	4
Yield Grade 2	22,320	41.63%	27
Yield Grade 3	25,441	47.45%	29
Yield Grade 4	2,819	5.26%	3
Yield Grade 5	0	0.00%	
575/Down	0	0.00%	
1000/Up	1,059	1.98%	1
Dark Cutter Ungraded	0	0.00%	
Condemned			0

	YG 1	YG 2	YG 3	YG 4	YG 5
CAB		2	4	1	
BCPR		3	5		
Prime					
Choice	1	17	21	3	
Select	3	10	8		
Ungraded					

	Prime	Choice	Select	Ungraded
Yield Grade 1		1	3	
Yield Grade 2		17	10	
Yield Grade 3		21	8	
Yield Grade 4		3		
Yield Grade 5				

Carcass dollar values when totaled may differ slightly from total settlement amount, due to 2 digit rounding in carcass allocation calculations

For Grid payment purposes, Quality Grade is determined by USDA graders, Yield Grade is determined by camera vision system using USDA approved equation

Ribeye Area and Backfat measurements are determined from a camera vision system. Both measurements are taken from an image of the 12th and 13th rib interface. The backfat measurement is not adjusted for fat cover at other locations on the carcass. Marble score is manually collected from a visual evaluation by qualified NBP personnel.

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of [--], is entered into by and between NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company (“National Beef”), and U.S. PREMIUM BEEF, LLC, a Delaware limited liability company (the “Pledgor”).

RECITALS:

WHEREAS, Leucadia National Corporation (“Leucadia”), National Beef, Pledgor and the other Sellers named therein and TMK Holdings, LLC have entered into a Membership Interest Purchase Agreement dated as of [--] (the “Purchase Agreement”), pursuant to which Leucadia will, among other things, purchase a portion of Pledgor’s (and the other Sellers’) respective membership interests in National Beef;

WHEREAS, Pledgor and National Beef are parties to that certain Cattle Purchase and Sale Agreement dated [--] (as such agreement may be amended, modified, supplemented, extended, or restated from time to time, the “Cattle Agreement”); and

WHEREAS, as an inducement to National Beef to enter into the Cattle Agreement and as security for its obligations thereunder, Pledgor desires to grant to National Beef a perfected security interest in and to the Collateral (as defined herein), subject only to the prior first priority security interest held on the date hereof by CoBank, ACB, a federally chartered instrumentality of the United States (“CoBank”), pursuant to the terms of (a) the Pledge Agreement, dated as of July 26, 2011, by and between Pledgor and CoBank (as such agreement is in effect on the date hereof (including giving effect to the Consent and First Amendment to Pledge Agreement dated as of the date hereof (the “Consent and First Amendment”)), subject to any amendment, modification, supplement, extension or restatement as permitted by Section 3(b)(vi) hereof or unless otherwise consented to in writing by National Beef, the “CoBank Pledge Agreement”), entered into pursuant to the CoBank Loan Agreement (as defined herein) and (b) the Security Agreement, dated as of July 26, 2011, by and between Pledgor and CoBank (as such agreement is in effect on the date hereof (including giving effect to the Consent and First Amendment), subject to any amendment, modification, supplement, extension or restatement as permitted by Section 3(b)(vi) hereof or unless otherwise consented to in writing by National Beef, the “CoBank Security Agreement”; together with the CoBank Pledge Agreement, the “CoBank Security Documents”), entered into pursuant to the CoBank Loan Agreement (as defined herein).

NOW THEREFORE, for and in consideration of entering into the Cattle Agreement and to secure the obligations of Pledgor to pay damages to National Beef thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Definitions and Interpretation of Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Agreement” means this Pledge Agreement, as it may be amended, modified, supplemented, extended or restated from time to time.

“CoBank Loan Agreement” means, collectively, that certain Master Loan Agreement No. RI0992, dated July 26, 2011 (the “MLA”) and that certain Supplement No. RI0992T01 to the MLA, dated July 26, 2011, in each case, between Pledgor and CoBank, as each such agreement is in effect on the date hereof subject to any amendment, modification, supplement, extension or restatement as permitted by Section 3(b)(vi) hereof or as otherwise consented to in writing by National Beef.

“CoBank Loan Documents” means, collectively, the CoBank Loan Agreement and the CoBank Security Documents, and the other agreements or documents between Pledgor and CoBank entered into in connection with, or related to, each of the foregoing (in each case, as each such agreement is in effect on the date hereof subject to any amendment, modification, supplement, extension or restatement as permitted by Section 3(b)(vi) hereof or as otherwise consented to in writing by National Beef).

“Collateral” means the Membership Interests and, upon and during the continuance of a Default, all proceeds received by the Pledgor in respect of a transfer of or in exchange for such Membership Interests.

“Default” means the occurrence of any of the following:

(a)    an “Event of Default” as defined in the CoBank Loan Documents;
(b)     any representation or warranty made by Pledgor contained in this Agreement shall have been false or misleading in any material respect on or as of the date made or deemed made and, if susceptible to remedy, Pledgor shall have failed to remedy the effect of such incorrect or misleading representation or warranty within ten (10) days after notice from National Beef; provided that no such notice and cure period shall be required with respect to any such representation or warranty which was willfully incorrect or misleading when made;
(c)    any breach of any covenant made by Pledgor under this Agreement which has not been cured within ten (10) days after notice from National Beef; or
(d)    an event under which National Beef shall have the right to terminate, or shall have terminated, the Cattle Agreement pursuant to Section (7)(1) thereof, for which a breach by Pledgor has resulted in damages to National Beef, which National has demanded the damages to be paid by written notice to Pledgor and have become an obligation of Pledgor to National under the Cattle Agreement, and have been unpaid by Pledgor for at least (ten) 10 days.
“Membership Interests” shall mean (i) all right, title and interest of Pledgor, whether legal or equitable, now or hereafter existing, and howsoever evidenced or arising, in National Beef as a member thereof, including, without limitation, Units (as defined in the Operating Agreement) (the “National Beef Units”) and (ii) all right, title and interest of Pledgor, whether legal or equitable, now or hereafter existing, and howsoever evidenced or arising, in Pennsylvania LLC as a member thereof, including, without limitation, Units (as defined in the Pennsylvania LLC Operating Agreement) (the “Pennsylvania LLC Units”).

“National Beef Operating Agreement” shall mean that certain First Amended and Restated Limited Liability Company Agreement of National Beef dated as of [--], as amended, modified, supplemented, extended or restated from time to time.

“Obligations” means the performance of all covenants, agreements, and provisions of Pledgor in this Agreement and damages incurred by National Beef as a result of a breach by Pledgor of the Cattle Agreement that are an obligation of Pledgor to National Beef under the Cattle Agreement.

“Operating Agreements” means the National Beef Operating Agreement and the Pennsylvania Operating Agreement.

“Pennsylvania LLC” means National Beef Pennsylvania, LLC, a Delaware limited liability company, a subsidiary of National Beef formed to hold all of National Beef’s and its subsidiaries’ tangible and intangible assets located in the Commonwealth of Pennsylvania, the membership interests of which will be distributed to the members of National Beef as contemplated by Schedule 1.2(d) of the Purchase Agreement.

“Pennsylvania LLC Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Pennsylvania LLC dated as of [--], as amended, modified, supplemented, extended or restated from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Delaware from time to time.

A Section is, unless otherwise stated, a reference to a section hereof, as the case may be. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other documents made or delivered pursuant hereto.

2.
Grant of Security Interest.  For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the payment and performance of all of the Obligations, Pledgor hereby grants to National Beef a lien on and a continuing security interest in the Collateral. The security interest granted to National Beef hereunder shall rank second in priority only to the security interest granted to CoBank under the CoBank Security Documents as in effect on the date hereof (subject only to any amendment, modification, supplement, extension or restatement as permitted by Section 3(b)(vi) hereof or as otherwise consented to in writing by National Beef) as security for the obligations of Pledgor under the CoBank Loan Agreement as in effect on the date hereof (subject only to any amendment, modification, supplement, extension or restatement as permitted by Section 3(b)(vi) hereof or as otherwise consented to in writing by National Beef).

3	Representations, Warranties and Covenants.

(a)
Pledgor represents and warrants to National Beef as of the date of this Agreement that: (i) National Beef has, or when this Agreement is delivered to National Beef will have, a valid perfected security interest in the Collateral free of all liens, claims and rights of third parties whatsoever other than the pledge under, and the lien and security interest created by, the CoBank Security Documents; (ii) all documentary, stamp or other similar taxes or fees owing in connection with the issuance, transfer and/or pledge of the Membership Interests have been paid and will hereafter be paid by Pledgor as such become due and payable; (iii) Pledgor is the lawful owner of the Collateral pledged by it hereunder free of all liens, claims and rights of third parties whatsoever other than the pledge under, and the lien and security interest created by, the CoBank Security Documents, with full right to deliver, pledge, assign and transfer such Collateral to National Beef hereunder; (iv) the Collateral represents all of Pledgor’s Membership Interests; (v) neither the respective members nor the respective managers of National Beef or Pennsylvania LLC have declared, nor do any of National Beef’s or Pennsylvania LLC’s respective governance agreements expressly provide, that any ownership interest in National Beef or Pennsylvania LLC, as applicable, is a “security” under Section 8-103(c) (or similar provision) of the Uniform Commercial Code of the state of its organization; (vi) all of the Membership Interests are uncertificated; (vii) other than the pledge under, and the lien and security interest created by, the CoBank Security Documents, the execution and delivery of this Agreement and the performance by Pledgor of its obligations hereunder do not and will not contravene or conflict with any provision of law or of any agreement binding upon or applicable to it or the Collateral and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ or secured creditors’ rights generally and subject to the qualification that general equitable principles may limit the availability of enforcement of certain remedies, including, without limitation, the remedy of specific performance; and (viii) except for the approvals or consents required under the Operating Agreements and subject to the provisions of the CoBank Security Documents, if National Beef exercises its rights under Section 6 hereof with respect to the Collateral, no approval or consent of any person or entity, including, without limitation, any other member of National Beef or Pennsylvania LLC, as applicable, is required for National Beef to exercise all rights granted by Pledgor to National under this Agreement with respect to the Collateral.

(b)
So long as the Obligations remain outstanding, Pledgor will, unless National Beef shall otherwise consent in writing: (i) at its sole expense, promptly deliver to National Beef, from time to time upon request of National Beef, such documents, reasonably satisfactory in form and substance to National Beef, with respect to the Collateral as National Beef may reasonably request, to preserve and protect, and to enable National Beef to enforce, its rights and remedies hereunder; (ii) notify National Beef and/or Pennsylvania LLC to note in the books and records of National Beef and/or Pennsylvania LLC, as applicable, the security interest granted to National Beef pursuant to this Agreement; (iii) not create or suffer to exist any lien, security interest or other charge, claim, right or encumbrance against, in or with respect to any of the Collateral except for (A) the pledge hereunder and the lien and security interest created hereby and (B) the pledge under, and the lien and security interest created by, the CoBank Security Documents; (iv) not enter into any agreement or permit to exist any restriction with respect to any of its right, title and interest in or to the Collateral other than pursuant hereto or the CoBank Security Documents; (v) not take or fail to take any action which would in any manner impair the enforceability of National Beef’s lien and security interest in any of the Collateral; and (vi) other than an extension of the term of the CoBank Loan Documents, not consent to any amendment, supplement, restatement, waiver or other modification of any of the terms or provisions of the Operating Agreements relating to the Collateral or CoBank Loan Documents, which in any case is contrary to the terms of this Agreement or any other CoBank Loan Document, could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of National Beef or its ability to enforce the same, results in the imposition or expansion in any material respect of any restriction or burden on Pledgor or National Beef, reduces in any material respect any rights or benefits of Pledgor or National Beef or impairs the Collateral.

(c)
In the event that Pledgor fails or refuses to perform any of its obligations set forth herein, National Beef shall have the right, without obligation, to do all things it deems necessary or advisable to discharge the same and any sums paid by National Beef, or the cost thereof, including, without limitation, amounts to discharge and pay all amounts owed by Pledgor to CoBank under the CoBank Loan Documents and attorneys’ fees, shall constitute a part of the Obligations secured hereby and bear interest until paid at the interest rate equal to the prime lending rate as published in The Wall Street Journal plus 3%, and be secured by the Collateral; provided, however, that Pledgor acknowledges and agrees that nothing contained herein shall obligate National Beef or impose a duty upon National Beef to assume any duties or obligations of Pledgor with respect to any of the Collateral.

(d)
Subject to the rights of CoBank under the CoBank Security Documents, upon any certification of the Membership Interests, Pledgor shall hold such certificates as National Beef’s agent and in trust for National Beef as additional Collateral and shall pledge and deliver to National Beef such certificates, along with proper instruments of assignment duly executed by Pledgor and by such other instruments or documents as National Beef or its counsel may reasonably request.

4.    Certain Permitted Activities.

(a)
Subject to the rights of CoBank under the CoBank Loan Documents, National Beef may, from time to time, without notice to Pledgor, take any or all of the following actions: (i) retain or obtain a lien upon, or a security interest in, the Collateral to secure the Obligations; and (ii) during the continuance of a Default, resort to the Collateral (without any marshalling) for payment of any of the Obligations, whether or not National Beef (A) shall have resorted to any other property securing any of the Obligations or any obligation hereunder or (B) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Obligations (all of the actions referred to in preceding clauses (A) and (B) being hereby expressly waived by Pledgor).

(b)
National Beef shall have no right to vote the Membership Interests or other Collateral or give consents, waivers or ratifications in respect thereof prior to the occurrence of a Default. Subject to the rights of CoBank under the CoBank Security Documents, during the continuance of a Default, Pledgor shall have the right to vote any and all of the Membership Interests and other Collateral pledged by it hereunder and give consents, waivers and ratifications in respect thereof.

5.	Dividends, Distributions, etc. National Beef shall have no right to distributions made on or in respect of the Collateral.

6.	Default

(a)
Subject to the rights of CoBank under the CoBank Security Documents, upon the occurrence of a Default, National Beef may redeem from Pledgor or sell so much of the Collateral as necessary to satisfy the Obligations (including, without limitation, any amounts necessary to satisfy Pledgor’s obligations under the CoBank Loan Documents), providing any such redemption or sale shall be after an appraisal of Fair Value of the Collateral as determined pursuant to Exhibit I hereto and the redemption or sale shall not be at a price less than the Fair Value. No rights and remedies of National Beef expressed hereunder are intended to be exclusive of any other right or remedy under the Cattle Agreement, but every such right or remedy shall be cumulative and shall be in addition to all other rights and remedies herein conferred, or conferred upon National Beef under the

Cattle Agreement or now or hereafter existing at law or in equity or by statute. No delay on the part of National Beef in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by National Beef of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of National Beef permitted hereunder shall impair or affect the rights of National Beef in and to the Collateral.

(b)
(i) The Pledgor agrees that, in any sale of any of the Collateral when a Default shall have occurred and be continuing, subject to the rights of CoBank under the CoBank Security Documents, National Beef is authorized to comply with any limitation or restriction in connection with such sale as is necessary in order to avoid any violation of applicable law or the Operating Agreements (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall National Beef be liable nor accountable to Pledgor for any reasonable discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction, providing the sale price is at least Fair Value.

(ii)    Pledgor further agrees, after a Default shall have occurred and be continuing, and upon written request from National Beef, to (A) deliver to National Beef such information concerning Pledgor or the Collateral as National Beef shall reasonably request in connection with the sale of all or any portion of the Collateral, which information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such information not misleading, and (B) do or cause to be done all such other acts and things as may be necessary to make such sale of all or any portion of such Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental agencies or instrumentalities, domestic or foreign, having jurisdiction over any such sale.

Without limiting the foregoing paragraph, if National Beef decides to exercise its right to sell all or any of the Collateral, upon written request, Pledgor shall furnish or cause to be furnished to National Beef all such information as National Beef may request in order to qualify the Collateral as exempt securities, or the sale of such Collateral as exempt transactions, under federal and state securities laws.

Nothing herein shall be construed to be Pledgor’s consent to, or any obligation to undertake, a public offering of any pledged securities.

(c)
For the purpose of carrying out the terms of this Agreement, Pledgor appoints National Beef, or any other person whom National Beef may designate, as attorney in fact, effective from the occurrence and during the continuance of any Default hereunder, with power to take any and all actions and to execute any and all documents and instruments that may, in the judgment of National Beef, be necessary or desirable to accomplish the purposes of this Agreement, including but not limited to (i) the power to pay off all obligations of Pledgor under the CoBank Loan Documents and terminate the CoBank Loan Documents, and (ii) do any and all things necessary to carry out the purposes of this Agreement.  Pledgor ratifies and approves all acts of such attorney.  Neither National Beef nor any other person or entity designated by it as attorney hereunder will be liable for any act or omission nor for any error of judgment or mistake of facts or law.  This power, being coupled with an interest, is irrevocable until this Agreement is terminated as herein provided.

7.	Application of Proceeds. The proceeds of the Collateral redeemed or sold pursuant to the terms of Section 6 hereof shall be applied by National Beef as follows:

First: as required by the CoBank Loan Agreement; and

Second: to the Obligations in accordance with the Cattle Agreement and this Agreement.

8.
Nature of Obligations. Pledgor acknowledges and agrees that Pledgor shall be liable for the Obligations. Pledgor represents and warrants to National Beef at all times that the Cattle Agreement directly or indirectly confers a material benefit on Pledgor.

9.
No Marshalling. To the extent National Beef holds a security interest in other assets or interests of Pledgor, nothing contained herein shall require National Beef to proceed against any security interest in any of the assets or interests of Pledgor prior to enforcing its rights against the Collateral.

10.
Indemnity. Pledgor shall indemnify, defend and hold harmless National Beef and its members (other than Pledgor), agents, officers, managers and employees, and every attorney appointed pursuant to this Agreement (a) in respect of all liabilities and reasonable expenses incurred by them in good faith in the execution or purported execution of any rights, powers or discretions vested in them pursuant to this Agreement, and (b) for any losses arising in connection with the exercise or purported exercise of any of their rights, powers and discretions hereunder except that National Beef will be liable for any liabilities, expenses and losses which arise as a result of its own willful misconduct or gross negligence.

11.
Filing as a Financing Statement. National Beef shall be authorized to execute and file such UCC financing statements and other documents (in all public offices reasonably deemed necessary or appropriate by National Beef), and Pledgor shall do such other acts and things, all as National Beef may from time to time request, to establish and maintain a valid, perfected security interest in the Collateral to secure the payment of the

Obligations.

12.
Notices. All notices hereunder shall be deemed to be duly given upon delivery in the form and manner set forth in Section 11 of the Cattle Agreement to the parties at the addresses set forth in Section 11 of the Cattle Agreement, as the same may be updated as provided therein.

13.
Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by National Beef and Pledgor. Any waiver of any provision of this Agreement, and any consent to any departure by Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

14.
Termination of Agreement. Pledgor agrees that its pledge hereunder is continuing and shall, unless sooner terminated by National Beef (notwithstanding, without limitation, that at any time or from time to time all Obligations may have been paid in full), terminate only when the Cattle Agreement terminates and the Obligations (including, without limitation, any and all extensions or renewals of any thereof, any and all interest on any thereof, and any and all expenses incurred by National Beef in seeking to collect any of the Obligations and to collect or enforce any rights under the Collateral) have been satisfied in full, at which time National Beef shall release any security interest in the Collateral as shall not have been sold or otherwise redeemed by National Beef pursuant to the terms hereof. This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by National Beef as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made.

15.
Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

16.
Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Pledgor and National Beef and their respective successors and permitted assigns, except that (a) Pledgor shall not have the right to assign its rights or obligations under this Agreement and (b) any assignment by National Beef must be made in compliance with the Cattle Agreement.

17.	CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF DELAWARE.

18.
WAIVER OF JURY TRIAL. PLEDGOR AND NATIONAL BEEF HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

19.
CONSENT TO JURISDICTION. PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR DELAWARE STATE COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND PLEDGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF NATIONAL BEEF TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY PLEDGOR AGAINST NATIONAL BEEF OR ANY AFFILIATE OF NATIONAL BEEF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE STATE OF DELAWARE.

20.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective upon execution by Pledgor and National Beef.

21.
Miscellaneous. Except as provided herein, Pledgor hereby expressly waives: (i) notice of the acceptance by National Beef of this Agreement and (ii) all diligence in defense, collection or protection of or realization upon this Pledge Agreement, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(a)     No action of National Beef permitted hereunder shall in any way affect or impair the rights of National Beef and the obligations of Pledgor under this Agreement. The Pledgor hereby acknowledges that, other than receiving CoBank’s written consent to create the lien and security interest for the benefit of National Beef hereunder, there are no conditions to the effectiveness of this Agreement that are not stated in this Agreement.

(b)     All obligations of Pledgor and rights of National Beef expressed in this Agreement shall be in addition to and not in limitation of those provided in applicable law or in any other written instrument or agreement relating to any of the Obligations.

(c)    Pledgor shall reimburse National Beef for all costs and expenses incurred by National Beef (including, without limitation, attorneys’ fees and disbursements) to:  (i) commence, defend or intervene in any court proceeding relating to the Collateral or this Agreement; (ii) file a petition, complaint, answer, motion or other pleadings, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Collateral, this Agreement or the CoBank Loan Documents; (iii) protect, collect, lease, sell, or liquidate any of the Collateral; (iv) attempt to enforce any security interest in any of the Collateral or to seek any advice with respect to such enforcement; and (v) enforce any of National Beef’s rights to collect any of the Obligations.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

U.S. PREMIUM BEEF, LLC

By:_______________________________
Name:____________________________
Its:_______________________________

NATIONAL BEEF PACKING COMPANY, LLC

By:_______________________________
Name:____________________________
Its:_______________________________

EXHIBIT I
Determination of Fair Value

The Fair Value of any Collateral to be sold or redeemed pursuant to Section 6 shall be determined as of the date of Default (the “Default Date”), which shall be determined by agreement between National Beef and the Pledgor, and shall be determined within twenty (20) business days after National Beef notifies Pledgor that it intends to sell or redeem the Collateral pursuant to Section 6 (the “Appraisal Notice”). If National Beef and the Pledgor are unable to agree on the Fair Value of such Collateral as of the Default Date within such period, National Beef and Pledgor will each designate an appraiser to determine the Fair Value of such Collateral as of the Default Date, such appraisals to be delivered no later than forty-five (45) business days after the delivery of the Appraisal Notice. If the lower of the two initial appraisals is equal to or greater than 90% of the higher of the two initial determinations, the Fair Value of such Collateral shall be the average of the two determinations. If the lower of the two initial appraisals is less than 90% of the higher of the initial appraisals with respect to such Collateral, National Beef and the Pledgor shall attempt in good faith for a period of ten (10) business days following the later of the dates on which the two initial appraisals were delivered to determine a mutually acceptable Fair Value of such Collateral. If an agreement is not reached during such period, National Beef and the Pledgor shall promptly (but in any event within five (5) business days after the completion of such ten business day period) direct the appraisers to designate a third appraiser to determine, within ten business days after such designation, which appraisal of the Fair Value of such Collateral by the initial two appraisers is the more accurate appraisal of Fair Value of such Collateral in the sole discretion of such third appraiser (who shall be limited to choosing one of the two initial determinations of Fair Value of such Collateral). The determination of Fair Value by such third appraiser shall be final and binding on all parties. Each party shall pay the cost of its initially appointed appraiser, and if a third appraiser is necessary, the appraisal costs of the third appraiser shall be shared equally by National Beef and the Pledgor. The “Fair Value” shall be the fair market value of such Collateral, determined on the basis of the aggregate equity value of National Beef or Pennsylvania LLC, as applicable, valuing such Collateral as a proportionate interest in a going concern with reference to the relative economic rights and preferences of such Collateral as set forth in Article 5 of the applicable Operating Agreement, but without discount for marketability, lack of liquidity, minority status or otherwise.  In order to determine the aggregate equity value of National Beef or Pennsylvania LLC referred to in the preceding sentence after the Pennsylvania LLC Units have been distributed to the members of National Beef as contemplated by Schedule 1.2(d) of the Purchase Agreement, (i) the aggregate equity value of National Beef and Pennsylvania LLC shall be determined as if they were a single entity, (ii) the percentage of such aggregate equity value attributable to National Beef, on the one hand, and Pennsylvania LLC, on the other hand, shall be determined and (iii) all of such aggregate equity value shall be allocated between National Beef and Pennsylvania LLC in accordance with such percentages.  The Fair Value shall not take into account the value of National Beef, Pennsylvania LLC or the membership interests of any member of National Beef or Pennsylvania LLC, in each case, reflected on the books and records or financial statements of any such member of National Beef or Pennsylvania LLC.

ANNEX A

Form of First Amendment to Pledge Agreement and Security Agreement

ANNEX B
Form of Intercreditor Agreement

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of [•], is entered into by and between Leucadia National Corporation, a New York corporation (“Leucadia”), for itself and all the other Buyer Indemnified Persons named in the Purchase Agreement (as defined herein), and TMK Holdings, LLC, a [•] limited liability company (the “Pledgor”).

RECITALS:

WHEREAS, Leucadia, National Beef Packing Company, LLC, a Delaware limited liability company (“National Beef”), the Pledgor and the Sellers named therein have entered into a Membership Interest Purchase Agreement dated as of [--] (the “Purchase Agreement”), which contemplates that Leucadia will, among other things, sell a portion of its membership interests in National Beef to Pledgor; and

WHEREAS, as an inducement to Leucadia to enter into the Purchase Agreement and as security for the obligations of Pledgor and the other Pledgor Related Parties (as defined herein) thereunder, Pledgor desires to grant to Leucadia a perfected first priority security interest in and to the Collateral (as defined herein).

NOW THEREFORE, for and in consideration of entering into the Purchase Agreement and to secure the obligations of Pledgor and the other Pledgor Related Parties to indemnify Leucadia and any other Buyer Indemnified Person thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Definitions and Interpretation of Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Agreement” means this Pledge Agreement, as it may be amended, modified, supplemented, extended or restated from time to time.

“Collateral” means the Membership Interests and, upon and during the continuance of a Default, all proceeds received by the Pledgor in respect of a transfer of or in exchange for such Membership Interests.

“Default” means the occurrence of any of the following:

(a)     Any representation or warranty made by Pledgor contained in this Agreement shall have been false or misleading in any material respect on or as of the date made or deemed made and, if susceptible to remedy, Pledgor shall have failed to remedy the effect of such incorrect or misleading representation or warranty within ten (10) days after notice from Leucadia; provided that no such notice and cure period shall be required with respect to any such representation or warranty which was willfully incorrect or misleading when made;
(b)    Any breach of any covenant made by Pledgor under this Agreement which has not been cured within ten (10) days after notice from Leucadia; or
(c)    An event under which (i) Leucadia and any other Buyer Indemnified Person shall be entitled to indemnification by any of the Pledgor Related Parties for Losses (as defined in the Purchase Agreement) pursuant to Section 8.1 and Article 9 of the Purchase Agreement, and (ii) Leucadia has demanded such Losses to be paid by written notice to such Pledgor Related Party and such Losses have become an obligation of such Pledgor Related Party to Leucadia or such other Buyer Indemnified Person under the Purchase Agreement, and have been unpaid by such Pledgor Related Party for at least (ten) 10 days.
“Membership Interests” shall mean (i) all right, title and interest of Pledgor, whether legal or equitable, now or hereafter existing, and howsoever evidenced or arising, in National Beef as a member thereof, including, without limitation, Units (as defined in the National Beef Operating Agreement) (the “National Beef Units”) and (ii) all right, title and interest of Pledgor, whether legal or equitable, now or hereafter existing, and howsoever evidenced or arising, in Pennsylvania LLC as a member thereof, including, without limitation, Units (as defined in the Pennsylvania LLC Operating Agreement) (the “Pennsylvania LLC Units”).

“National Beef Operating Agreement” means that certain First Limited Liability Company Agreement of National Beef dated as of [--], as amended, modified, supplemented, extended or restated from time to time.

“Obligations” means the performance of all covenants, agreements, and provisions of Pledgor in this Agreement and the indemnification obligations of the Pledgor Related Parties under Section 8.1 of the Purchase Agreement.

“Operating Agreements” means the National Beef Operating Agreement and the Pennsylvania LLC Operating Agreement.

“Pennsylvania LLC” means National Beef Pennsylvania, LLC, a Delaware limited liability company, a subsidiary of National Beef formed to hold all of National Beef’s and its subsidiaries’ tangible and intangible assets located in the Commonwealth of Pennsylvania, the membership interests of which will be distributed to the members of National Beef as contemplated by Schedule 1.2(d) of the Purchase Agreement.

“Pennsylvania LLC Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Pennsylvania LLC dated as of [--], as amended, modified, supplemented, extended or restated from time to time.

“Pledgor Related Parties” means Pledgor, TKK Investments, LLC, a Missouri limited liability company, and TMKCo, LLC, a Missouri limited liability company.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Delaware from time to time.

A Section is, unless otherwise stated, a reference to a section hereof, as the case may be. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other documents made or delivered pursuant hereto.

2.
Grant of Security Interest.  For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the payment and performance of all of the Obligations, Pledgor hereby grants to Leucadia a lien on and a continuing security interest in the Collateral. The security interest granted to Leucadia hereunder shall rank first in priority to all other liens, interests and rights.

3	Representations, Warranties and Covenants.

(a)
Pledgor represents and warrants to Leucadia as of the date of this Agreement that: (i) Leucadia has, or when this Agreement is delivered to Leucadia will have, a valid perfected first priority security interest in the Collateral free of all liens, claims and rights of third parties whatsoever; (ii) all documentary, stamp or other similar taxes or fees owing in connection with the issuance, transfer and/or pledge of the Membership Interests have been paid and will hereafter be paid by Pledgor as such become due and payable; (iii) Pledgor is the lawful owner of the Collateral pledged by it hereunder free of all liens, claims and rights of third parties whatsoever, with full right to deliver, pledge, assign and transfer such Collateral to Leucadia hereunder; (iv) the Collateral represents all of Pledgor’s Membership Interests; (v) neither the respective members nor the respective managers of National Beef or Pennsylvania LLC have declared, nor do any of National Beef’s or Pennsylvania LLC’s respective governance agreements expressly provide, that any ownership interest in National Beef or Pennsylvania LLC, as applicable, is a “security” under Section 8-103(c) (or similar provision) of the Uniform Commercial Code of the state of its organization; (vi) all of the Membership Interests are uncertificated; (vii) the execution and delivery of this Agreement and the performance by Pledgor of its obligations hereunder do not and will not contravene or conflict with any provision of law or of any agreement binding upon or applicable to it or the Collateral and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ or secured creditors’ rights generally and subject to the qualification that general equitable principles may limit the availability of enforcement of certain remedies, including, without limitation, the remedy of specific performance; and (viii) except for the approvals or consents required under the Operating Agreements, if Leucadia exercises its rights under Section 6 hereof with respect to the Collateral, no approval or consent of any person or entity, including, without limitation, any other member of National Beef or Pennsylvania LLC, as applicable, is required for Leucadia to exercise all rights granted by Pledgor to Leucadia under this Agreement with respect to the Collateral.

(b)
So long as the Obligations remain outstanding, Pledgor will, unless Leucadia shall otherwise consent in writing: (i) at its sole expense, promptly deliver to Leucadia, from time to time upon request of Leucadia, such documents, reasonably satisfactory in form and substance to Leucadia, with respect to the Collateral as Leucadia may reasonably request, to preserve and protect, and to enable Leucadia to enforce, its rights and remedies hereunder; (ii) notify National Beef and/or Pennsylvania LLC to note in the books and records of National Beef and/or Pennsylvania LLC, as applicable, the security interest granted to Leucadia pursuant to this Agreement; (iii) not create or suffer to exist any lien, security interest or other charge, claim, right or encumbrance against, in or with respect to any of the Collateral except for the pledge hereunder and the lien and security interest created hereby; (iv) not enter into any agreement or permit to exist any restriction with respect to any of its right, title and interest in or to the Collateral other than pursuant hereto; (v) not take or fail to take any action which would in any manner impair the enforceability of Leucadia’s lien and security interest in any of the Collateral; and (vi) not consent to any amendment, supplement, restatement, waiver or other modification of any of the terms or provisions of the Operating Agreements relating to the Collateral, which in any case is contrary to the terms of this Agreement, could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of Leucadia or its ability to enforce the same, results in the imposition or expansion in any material respect of any restriction or burden on Pledgor or Leucadia, reduces in any material respect any rights or benefits of Pledgor or Leucadia or impairs the Collateral.

(c)
In the event that Pledgor fails or refuses to perform any of its obligations set forth herein, Leucadia shall have the right, without obligation, to do all things it deems necessary or advisable to discharge the same and any sums paid by Leucadia, or the cost thereof, including, without limitation, attorneys’ fees, shall constitute a part of the Obligations secured hereby and bear interest until paid at the interest rate equal to the prime lending rate as published in The Wall Street Journal plus 3%, and be secured by the Collateral; provided, however, that Pledgor acknowledges and agrees that nothing contained herein shall obligate Leucadia or impose a duty upon Leucadia to assume any duties or obligations of Pledgor with respect to any of the Collateral.

(d)	Upon any certification of the Membership Interests, Pledgor shall hold such certificates as Leucadia’s agent and in trust for Leucadia as additional Collateral and shall pledge and deliver to Leucadia such certificates, along with proper instruments of assignment duly executed by Pledgor and by such other instruments or documents as Leucadia or its counsel may reasonably request.

4.    Certain Permitted Activities.

(a)
Leucadia may, from time to time, without notice to Pledgor, take any or all of the following actions: (i) retain or obtain a lien upon, or a security interest in, the Collateral to secure the Obligations; and (ii) during the continuance of a Default, resort to the Collateral (without any marshalling) for payment of any of the Obligations, whether or not Leucadia (A) shall have resorted to any other property securing any of the Obligations or any obligation hereunder or (B) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Obligations (all of the actions referred to in preceding clauses (A) and (B) being hereby expressly waived by Pledgor).

(b)
Leucadia shall have no right to vote the Membership Interests or other Collateral or give consents, waivers or ratifications in respect thereof prior to the occurrence of a Default. During the continuance of a Default, Pledgor shall have the right to vote any and all of the Membership Interests and other Collateral pledged by it hereunder and give consents, waivers and ratifications in respect thereof.

5.	Dividends, Distributions, etc. Leucadia shall have no right to distributions made on or in respect of the Collateral.

6.	Default

(a)
Upon the occurrence of a Default, Leucadia may acquire from Pledgor or sell so much of the Collateral as necessary to satisfy the Obligations, providing any such acquisition or sale shall be after an appraisal of Fair Value of the Collateral as determined pursuant to Exhibit I hereto and the acquisition or sale shall not be at a price less than the Fair Value. No rights and remedies of Leucadia expressed hereunder are intended to be exclusive of any other right or remedy of Leucadia or any other Buyer Indemnified Person under the Purchase Agreement, but every such right or remedy shall be cumulative and shall be in addition to all other rights and remedies herein conferred, or conferred upon Leucadia and any other Buyer Indemnified Person under the Purchase Agreement or now or hereafter existing at law or in equity or by statute. No delay on the part of Leucadia or any other Buyer Indemnified Person in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Leucadia or any other Buyer Indemnified Person of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of Leucadia permitted hereunder shall impair or affect the rights of Leucadia in and to the Collateral.

(b)
(i) The Pledgor agrees that, in any sale of any of the Collateral when a Default shall have occurred and be continuing, Leucadia is authorized to comply with any limitation or restriction in connection with such sale as is necessary in order to avoid any violation of applicable law or the Operating Agreements (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Leucadia be liable nor accountable to Pledgor for any reasonable discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction, providing the sale price is at least Fair Value.

(ii)    Pledgor further agrees, after a Default shall have occurred and be continuing, and upon written request from Leucadia, to (A) deliver to Leucadia such information concerning Pledgor or the Collateral as Leucadia shall reasonably request in connection with the sale of all or any portion of the Collateral, which information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such information not misleading, and (B) do or cause to be done all such other acts and things as may be necessary to make such sale of all or any portion of such Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental agencies or instrumentalities, domestic or foreign, having jurisdiction over any such sale.

Without limiting the foregoing paragraph, if Leucadia decides to exercise its right to sell all or any of the Collateral, upon written request, Pledgor shall furnish or cause to be furnished to Leucadia all such information as Leucadia may request in order to qualify the Collateral as exempt securities, or the sale of such Collateral as exempt transactions, under federal and state securities laws.

Nothing herein shall be construed to be Pledgor’s consent to, or any obligation to undertake, a public offering of any pledged securities.

(c)
For the purpose of carrying out the terms of this Agreement, Pledgor appoints Leucadia, or any other person whom Leucadia may designate, as attorney in fact, effective from the occurrence and during the continuance of any Default hereunder, with power to take any and all actions and to execute any and all documents and instruments that may, in the judgment of Leucadia, be necessary or desirable to accomplish the purposes of this Agreement, including but not limited to do any and all things necessary to carry out the purposes of this Agreement.  Pledgor ratifies and approves all acts of such attorney.  Neither Leucadia nor any other person or entity designated by it as attorney hereunder will be liable for any act or omission nor for any error of judgment or mistake of facts or law.  This power, being coupled with an interest, is irrevocable until this Agreement is terminated as herein provided.

7.
Application of Proceeds. The proceeds of the Collateral acquired or sold pursuant to the terms of Section 6 hereof shall be applied by Leucadia to the Obligations in accordance with the Purchase Agreement and this Agreement.

8.
Nature of Obligations. Pledgor acknowledges and agrees that Pledgor shall be liable for the Obligations. Pledgor represents and warrants to Leucadia at all times that the Purchase Agreement directly or indirectly confers a material benefit on Pledgor.

9.
No Marshalling. To the extent Leucadia holds a security interest in other assets or interests of Pledgor, nothing contained herein shall require Leucadia to proceed against any security interest in any of the assets or interests of Pledgor prior to enforcing its rights against the Collateral.

10.
Indemnity. Pledgor shall indemnify, defend and hold harmless Leucadia and its shareholders, agents, officers, managers and employees, and every attorney appointed pursuant to this Agreement (a) in respect of all liabilities and reasonable expenses incurred by them in good faith in the execution or purported execution of any rights, powers or discretions vested in them pursuant to this Agreement, and (b) for any losses arising in connection with the exercise or purported exercise of any of their rights, powers and discretions hereunder except that Leucadia will be liable for any liabilities, expenses and losses which arise as a result of its own willful misconduct or gross negligence.

11.
Filing as a Financing Statement. Leucadia shall be authorized to execute and file such UCC financing statements and other documents (in all public offices reasonably deemed necessary or appropriate by Leucadia), and Pledgor shall do such other acts and things, all as Leucadia may from time to time request, to establish and maintain a valid, perfected security interest in the Collateral to secure the payment of the Obligations.

12.
Notices. All notices hereunder shall be deemed to be duly given upon delivery in the form and manner set forth in Section 8.4 of the Purchase Agreement to the parties at the addresses set forth in Section 8.4 of the Purchase Agreement, as the same may be updated as provided therein.

13.
Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Leucadia and Pledgor. Any waiver of any provision of this Agreement, and any consent to any departure by Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

14.
Termination of Agreement. Pledgor agrees that its pledge hereunder is continuing and shall, unless sooner terminated by Leucadia (notwithstanding, without limitation, that at any time or from time to time all Obligations may have been paid in full), terminate only when the Obligations (including, without limitation, any and all extensions or renewals of any thereof, any and all interest on any thereof, and any and all expenses incurred by Leucadia in seeking to collect any of the Obligations and to collect or enforce any rights under the Collateral) have been satisfied in full, at which time Leucadia shall release any security interest in the Collateral as shall not have been sold or otherwise redeemed by Leucadia pursuant to the terms hereof. This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by Leucadia as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made.

15.
Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

16.
Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Pledgor and Leucadia and their respective successors and permitted assigns, except that (a) Pledgor shall not have the right to assign its rights or obligations under this Agreement and (b) any assignment by Leucadia must be made in compliance with the Purchase Agreement.

17.	CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF DELAWARE.

18.
WAIVER OF JURY TRIAL. PLEDGOR AND LEUCADIA HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

19.
CONSENT TO JURISDICTION. PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR DELAWARE STATE COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND PLEDGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY

NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF LEUCADIA TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY PLEDGOR AGAINST LEUCADIA OR ANY AFFILIATE OF LEUCADIA INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE STATE OF DELAWARE.

20.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective upon execution by Pledgor and Leucadia.

21.
Miscellaneous. Except as provided herein, Pledgor hereby expressly waives: (i) notice of the acceptance by Leucadia of this Agreement and (ii) all diligence in defense, collection or protection of or realization upon this Agreement, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(a)     No action of Leucadia permitted hereunder shall in any way affect or impair the rights of Leucadia and the obligations of Pledgor under this Agreement. The Pledgor hereby acknowledges that there are no conditions to the effectiveness of this Agreement that are not stated in this Agreement.

(b)     All obligations of Pledgor and rights of Leucadia expressed in this Agreement shall be in addition to and not in limitation of those provided in applicable law or in any other written instrument or agreement relating to any of the Obligations.

(c)    Pledgor shall reimburse Leucadia for all costs and expenses incurred by Leucadia (including, without limitation, attorneys’ fees and disbursements) to:  (i) commence, defend or intervene in any court proceeding relating to the Collateral or this Agreement; (ii) file a petition, complaint, answer, motion or other pleadings, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Collateral or this Agreement; (iii) protect, collect, lease, sell, or liquidate any of the Collateral; (iv) attempt to enforce any security interest in any of the Collateral or to seek any advice with respect to such enforcement; and (v) enforce any of Leucadia’s rights to collect any of the Obligations.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

LEUCADIA NATIONAL CORPORATION

By:_______________________________
Name:____________________________
Its:_______________________________

TMK HOLDINGS, LLC

By:_______________________________
Name:____________________________
Its:_______________________________

EXHIBIT I
Determination of Fair Value

The Fair Value of any Collateral to be sold or redeemed pursuant to Section 6 shall be determined as of the date of Default (the “Default Date”), which shall be determined by agreement between Leucadia and the Pledgor, and shall be determined within twenty (20) business days after Leucadia notifies Pledgor that it intends to sell or redeem the Collateral pursuant to Section 6 (the “Appraisal Notice”). If Leucadia and the Pledgor are unable to agree on the Fair Value of such Collateral as of the Default Date within such period, Leucadia and Pledgor will each designate an appraiser to determine the Fair Value of such Collateral as of the Default Date, such appraisals to be delivered no later than forty-five (45) business days after the delivery of the Appraisal Notice. If the lower of the two initial appraisals is equal to or greater than 90% of the higher of the two initial determinations, the Fair Value of such Collateral shall be the average of the two determinations. If the lower of the two initial appraisals is less than 90% of the higher of the initial appraisals with respect to such Collateral, Leucadia and the Pledgor shall attempt in good faith for a period of ten (10) business days following the later of the dates on which the two initial appraisals were delivered to determine a mutually acceptable Fair Value of such Collateral. If an agreement is not reached during such period, Leucadia and the Pledgor shall promptly (but in any event within five (5) business days after the completion of such ten business day period) direct the appraisers to designate a third appraiser to determine, within ten business days after such designation, which appraisal of the Fair Value of such Collateral by the initial two appraisers is the more accurate appraisal of Fair Value of such Collateral in the sole discretion of such third appraiser (who shall be limited to choosing one of the two initial determinations of Fair Value of such Collateral). The determination of Fair Value by such third appraiser shall be final and binding on all parties. Each party shall pay the cost of its initially appointed appraiser, and if a third appraiser is necessary, the appraisal costs of the third appraiser shall be shared equally by Leucadia and the Pledgor. The “Fair Value” shall be the fair market value of such Collateral, determined on the basis of the aggregate equity value of National Beef or Pennsylvania LLC, as applicable, valuing such Collateral as a proportionate interest in a going concern with reference to the relative economic rights and preferences of such Collateral as set forth in Article 5 of the applicable Operating Agreement, but without discount for marketability, lack of liquidity, minority status or otherwise.  In order to determine the aggregate equity value of National Beef or Pennsylvania LLC referred to in the preceding sentence after the Pennsylvania LLC Units have been distributed to the members of National Beef as contemplated by Schedule 1.2(d) of the Purchase Agreement, (i) the aggregate equity value of National Beef and Pennsylvania LLC shall be determined as if they were a single entity, (ii) the percentage of such aggregate equity value attributable to National Beef, on the one hand, and Pennsylvania LLC, on the other hand, shall be determined and (iii) all of such aggregate equity value shall be allocated between National Beef and Pennsylvania LLC in accordance with such percentages.  The Fair Value shall not take into account the value of National Beef, Pennsylvania LLC or the membership interests of any member of National Beef or Pennsylvania LLC, in each case, reflected on the books and records or financial statements of any such member of National Beef or Pennsylvania LLC.